Form 10-K, Exhibit 13
period 2000-08-31
APOLLO GROUP INC
filed 2000-11-24
CIK 929887

                                                                      EXHIBIT 13

       SELECTED CONSOLIDATED FINANCIAL INFORMATION OF APOLLO GROUP, INC.

     The following selected financial and operating data of Apollo Group, Inc. are qualified by reference to and should be read in conjunction with the financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the years ended August 31, 2000, 1999, and 1998 and the balance sheet data as of August 31, 2000 and 1999 are derived from the audited consolidated financial statements of Apollo Group, Inc. Diluted net income per share and diluted weighted average shares outstanding have been retroactively restated for stock splits.

                                                       YEAR ENDED AUGUST 31,
                                      --------------------------------------------------------
                                        2000        1999        1998        1997        1996
                                      --------    --------    --------    --------    --------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Tuition and other, net............  $609,997    $498,846    $384,877    $279,195    $211,247
                                      --------    --------    --------    --------    --------
Costs and expenses:
  Instructional costs and
     services.......................   352,874     287,582     223,525     161,996     124,664
  Selling and promotional...........    96,491      79,143      57,458      42,097      33,969
  General and administrative........    46,555      39,368      33,708      24,295      20,568
                                      --------    --------    --------    --------    --------
                                       495,920     406,093     314,691     228,388     179,201
                                      --------    --------    --------    --------    --------
Income from operations..............   114,077      92,753      70,186      50,807      32,046
Interest income, net................     6,228       5,229       6,086       4,174       2,951
                                      --------    --------    --------    --------    --------
Income before income taxes..........   120,305      97,982      76,272      54,981      34,997
Provision for income taxes..........    49,114      38,977      29,975      21,602      13,605
                                      --------    --------    --------    --------    --------
Net income..........................  $ 71,191    $ 59,005    $ 46,297    $ 33,379    $ 21,392
                                      ========    ========    ========    ========    ========
Diluted net income per share........  $   0.93    $   0.75    $   0.59    $   0.43    $   0.28
                                      ========    ========    ========    ========    ========
Diluted weighted average shares
  outstanding.......................    76,629      78,834      79,086      77,726      76,763
                                      ========    ========    ========    ========    ========

                                                             AUGUST 31,
                                      --------------------------------------------------------
                                        2000        1999        1998        1997        1996
                                      --------    --------    --------    --------    --------
                                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents, and
  restricted cash...................  $ 95,593    $ 77,332    $ 75,039    $ 78,855    $ 63,267
Marketable securities...............    64,246      39,571      45,467      41,429      13,273
                                      --------    --------    --------    --------    --------
Total cash and marketable
  securities........................  $159,839    $116,903    $120,506    $120,284    $ 76,540
                                      ========    ========    ========    ========    ========
Total assets........................  $404,790    $348,342    $305,160    $194,910    $137,850
                                      ========    ========    ========    ========    ========
Current liabilities.................  $131,089    $108,787    $ 95,574    $ 67,394    $ 54,804
Long-term liabilities...............    12,493       8,435       9,778       3,199       2,432
Shareholders' equity................   261,208     231,120     199,808     124,317      80,614
                                      --------    --------    --------    --------    --------
Total liabilities and shareholders'
  equity............................  $404,790    $348,342    $305,160    $194,910    $137,850
                                      ========    ========    ========    ========    ========
OPERATING STATISTICS:
Degree enrollments at end of year...   100,900      86,800      71,400      56,200      46,900
                                      ========    ========    ========    ========    ========
Number of locations:
  Campuses..........................        54          49          42          35          35
  Learning centers..................        96          80          71          60          49
                                      --------    --------    --------    --------    --------
Total number of locations...........       150         129         113          95          84
                                      ========    ========    ========    ========    ========

     We did not pay any cash dividends on our common stock during any of the periods set forth in the table above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
      FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF APOLLO GROUP, INC.

     This Annual Report, including the "Management's Discussion and Analysis of Financial Condition and Results of Operations of Apollo Group, Inc." and the "Management's Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online" contain forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Forward-looking statements in this report include, but are not limited to, statements such as: 1) we believe that our cash from operations along with our existing cash balances and availability under our line of credit will be adequate to fund our capital and operating needs for the next 12 to 18 months; 2) although we believe that the OIG audit will be resolved without any negative impact on Institute for Professional Development, as with any program review or audit, no assurance can be given as to the final outcome since the matters are not yet resolved; 3) total purchases of property and equipment for us for the year ended August 31, 2001, are expected to range from $38.0 to $42.0 million; 4) although the analysis of the impact of SAB No. 101 has not been completed, it is not expected to have a material effect on our results of operations; 5) total purchases of property and equipment for University of Phoenix Online for the year ended August 31, 2001, are expected to range from $4.0 to $6.0 million; 6) we anticipate that seasonal trends in the second and fourth quarters will continue in the future.

     Future events and actual results could differ materially from those set forth in the forward-looking statements as a results of many factors. Statements in this Annual Report, including "Notes to Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," describe factors, among others, that could contribute to or cause such differences. Additional factors that could cause actual results to differ materially from those expressed in such forward-looking statements include, without limitation: 1) new or revised interpretations of regulatory requirements; 2) changes in or new interpretations of other applicable laws, rules, and regulations; 3) failure to maintain or renew required regulatory approvals, accreditation, or state authorizations by University of Phoenix or certain Institute for Professional Development client institutions; 4) failure to obtain authorizations from states in which University of Phoenix does not currently provide degree programs; 5) failure to obtain the North Central Association of Colleges and Schools' approval for University of Phoenix to operate in new states; 6) changes in student enrollment; and 7) other factors set forth in this Annual Report. These forward-looking statements are based on estimates, projections, beliefs, and assumptions of us and our management and speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. You are advised, however, to consult any further disclosures we make in our reports filed with the Securities and Exchange Commission.

BACKGROUND AND OVERVIEW

     Our tuition and other revenues, net of student discounts, have increased to $610.0 million in 2000 from $211.2 million in 1996. Net income has increased to $71.2 million in 2000 from $21.4 million in 1996. At August 31, 2000, we had approximately 100,900 degree seeking students.

     From September 1996 through August 2000, University of Phoenix opened 14 campuses. Start-up losses for new campuses in new markets average $700,000 to $900,000 per site. These start-up losses are incurred over a 17 to 20 month period, at which time the enrollments at these new campuses average 200 to 300 students. Losses for establishing a learning center in a market currently served by University of Phoenix average $200,000. Institute for Professional Development established operations at five campuses with client institutions. Start-up losses for new contract sites average from $300,000 to $400,000 per site over a 21 to 24 month period.

     Approximately 93% of our tuition and other net revenues in 2000 consist of tuition revenues. Tuition revenue is recognized on a weekly basis, pro rata over the period of instruction. Our tuition and other net revenues also include sales of textbooks and other education-related products, application fees, other student fees, and other income. Our tuition and other net revenues vary from period to period based on several factors that include (1) the aggregate number of students attending classes, (2) the number of classes held during the period, and (3) the weighted average tuition price per credit hour (weighted by program and location). University of Phoenix tuition revenues currently represent approximately 89% of consolidated tuition revenues. Institute for Professional Development tuition revenues consist of the contractual share of tuition revenues from students enrolled in programs at its client institutions. Institute for Professional Development's contracts with its respective client institutions generally have terms of five to ten years with provisions for renewal.

     We categorize our expenses as instructional costs and services, selling and promotional, and general and administrative. Instructional costs and services at University of Phoenix, Western International University, and the College for Financial Planning consist primarily of costs related to the delivery and administration of our educational programs that include faculty compensation, administrative salaries for departments that provide service directly to the students, financial aid processing costs, the costs of educational materials sold, facility leases and other occupancy costs, bad debt expense, and depreciation and amortization of property and equipment. University of Phoenix and Western International University faculty members are paid for one course offering at a time. All classroom facilities are leased or, in some cases, are provided by the students' employers at no charge to us. Instructional costs and services at Institute for Professional Development consist primarily of program administration, student services, and classroom lease expense. Most of the other instructional costs for Institute for Professional Development-assisted programs, including faculty, financial aid processing, and other administrative salaries, are the responsibility of its client institutions.

     Selling and promotional costs consist primarily of compensation for enrollment advisors and corporate marketing, advertising costs, production of marketing materials, and other costs related to selling and promotional functions.

     General and administrative costs consist primarily of administrative salaries, occupancy costs, depreciation and amortization, and other related costs for departments such as executive management, information systems, corporate accounting, human resources, and other departments that do not provide direct services to our students. To the extent possible, we centralize these services to avoid duplication of effort.

RESULTS OF OPERATIONS

     The following table sets forth our consolidated statement of operations data expressed as a percentage of tuition and other net revenues for the periods indicated:

                                                               YEAR ENDED AUGUST 31,
                                                              -----------------------
                                                              2000     1999     1998
                                                              -----    -----    -----
REVENUES:
  Tuition and other, net....................................  100.0%   100.0%   100.0%
                                                              -----    -----    -----
COSTS AND EXPENSES:
  Instructional costs and services..........................   57.8     57.6     58.1
  Selling and promotional...................................   15.8     15.9     14.9
  General and administrative................................    7.7      7.9      8.8
                                                              -----    -----    -----
                                                               81.3     81.4     81.8
                                                              -----    -----    -----
Income from operations......................................   18.7     18.6     18.2
Interest income, net........................................    1.0      1.0      1.6
                                                              -----    -----    -----
Income before income taxes..................................   19.7     19.6     19.8
Less provision for income taxes.............................    8.0      7.8      7.8
                                                              -----    -----    -----
Net income..................................................   11.7%    11.8%    12.0%
                                                              =====    =====    =====

     YEAR ENDED AUGUST 31, 2000, COMPARED WITH THE YEAR ENDED AUGUST 31, 1999

     Tuition and other net revenues increased by 22.3% to $610.0 million in 2000 from $498.8 million in 1999 primarily due to a 16.1% increase in average full-time equivalent degree student enrollments and tuition price increases averaging four to five percent (depending on the geographic area and program) at University of Phoenix. Most of our University of Phoenix campuses, which include their respective learning centers, had increases in net revenues and average full-time equivalent degree student enrollments from 1999 to 2000.

     Tuition and other net revenues for the year ended August 31, 2000 and 1999, consist primarily of $540.4 million and $442.0 million, respectively, of net tuition revenues from students enrolled in degree programs and $29.1 million and $24.8 million, respectively, of net tuition revenues from students enrolled in non-degree programs.

     Instructional costs and services increased by 22.7% to $352.9 million in 2000 from $287.6 million in 1999 due primarily to the direct costs necessary to support the increase in degree student enrollments and the $6.0 million charge related to the U.S. Department of Education agreement. Direct costs consist primarily of faculty compensation, related staff salaries at each respective location, classroom lease expenses, and financial aid processing costs. These costs as a percentage of tuition and other net revenues increased to 57.8% in 2000 from 57.6% in 1999 due to the $6.0 million charge related to the U.S. Department of Education agreement. Excluding the $6.0 million charge, instructional costs and services as a percentage of tuition and other net revenues would have decreased to 56.9% in 2000 from 57.6% in 1999 due to greater net revenues being spread over a proportionally lower increase in instructional costs and services. We may not be able to leverage our recurring costs to the same extent as we face increased costs related to the expansion into additional markets.

     Selling and promotional expenses increased by 21.9% to $96.5 million in 2000 from $79.1 million in 1999 due primarily to additional advertising and marketing. These expenses as a percentage of tuition and other net revenues remained relatively consistent at 15.8% in 2000 from 15.9% in 1999.

     General and administrative expenses increased by 18.3% to $46.6 million in 2000 from $39.4 million in 1999 due primarily to increased employee expenses related primarily to information services and depreciation related to the implementation of information support systems. General and administrative expenses as a percentage of tuition and other net revenues remained relatively consistent at 7.7% in 2000 from 7.9% in 1999.

     Net interest income was $6.2 million and $5.2 million in 2000 and 1999, respectively. Net interest income increased in 2000 due primarily to higher average cash balances. Interest expense was $431,000 and $57,000 in 2000 and 1999, respectively.

     Our effective tax rate increased to 40.8% in 2000 from 39.8% in 1999. This increase is due primarily to lower tax-exempt interest income and higher state taxes in new tax jurisdictions.

     Net income increased to $71.2 million in 2000 from $59.0 million in 1999 due primarily to increased enrollments, increased tuition rates, and improved utilization in selling and promotional and general and administrative costs.

     YEAR ENDED AUGUST 31, 1999, COMPARED WITH THE YEAR ENDED AUGUST 31, 1998

     Tuition and other net revenues increased by 29.6% to $498.8 million in 1999 from $384.9 million in 1998 due primarily to a 24.0% increase in average full-time equivalent degree student enrollments, tuition price increases averaging four to six percent (depending on the geographic area and program), and a higher concentration of enrollments at locations that charge a higher rate per credit hour at University of Phoenix. Most of our University of Phoenix campuses, which include their respective learning centers, had increases in net revenues and average full-time equivalent degree student enrollments from 1998 to 1999.

     Tuition and other net revenues for the year ended August 31, 1999 and 1998, consist primarily of $442.0 million and $334.2 million, respectively, of net tuition revenues from students enrolled in degree programs and $24.8 million and $23.1 million, respectively, of net tuition revenues from students enrolled in non-degree programs.

     Instructional costs and services increased by 28.7% to $287.6 million in 1999 from $223.5 million in 1998 due primarily to the direct costs necessary to support the increase in degree student enrollments. Direct costs consist primarily of faculty compensation, related staff salaries at each respective location, classroom lease expenses, and financial aid processing costs. These costs as a percentage of tuition and other net revenues decreased to 57.6% in 1999 from 58.1% in 1998 due primarily to the exclusion of certain enrollment staff salaries and greater tuition and other net revenues being spread over the fixed costs related to centralized student services.

     Selling and promotional expenses increased by 37.7% to $79.1 million in 1999 from $57.5 million in 1998 due primarily to the inclusion of certain enrollment staff salaries, additional advertising and marketing related to six new University of Phoenix campuses opened during the year, and increased advertising and marketing for distance education. These expenses as a percentage of net revenues increased to 15.9% in 1999 from 14.9% in 1998 due to an increase in the number of campuses opened in new markets in the last two years and the inclusion of certain enrollment staff salaries.

     General and administrative expenses increased by 16.8% to $39.4 million in 1999 from $33.7 million in 1998 due primarily to costs required to support the increased number of campuses and learning centers, increased information services expenditures, and overall increases in general and administrative salaries. General and administrative expenses as a percentage of tuition and other net revenues decreased to 7.9% in 1999 from 8.8% in 1998 due primarily to higher tuition and other net revenues being spread over the fixed costs related to various centralized functions such as information services, corporate accounting, and human resources.

     Net interest income was $5.2 million and $6.1 million in 1999 and 1998, respectively. Net interest income decreased in 1999 due primarily to lower average cash balances as a result of stock repurchases and lower interest rates in effect during 1999. Interest expense was $57,000 and $119,000 in 1999 and 1998, respectively.

     Our effective tax rate increased to 39.8% in 1999 from 39.3% in 1998. The increase is due primarily to the relative impact of tax-exempt interest income and of expenses that are non-deductible for tax purposes.

     Net income increased to $59.0 million in 1999 from $46.3 million in 1998 due primarily to increased enrollments, increased tuition rates, and improved utilization in instructional costs and services and general and administrative costs.

SEASONALITY IN RESULTS OF OPERATIONS

     We experience seasonality in our results of operations primarily as a result of changes in the level of student enrollments. While we enroll students throughout the year, second quarter (December to February) average full-time equivalent enrollments and related revenues generally are lower than other quarters due to the holiday breaks in December and January. Second quarter costs and expenses historically increase as a percentage of tuition and other net revenues as a result of certain fixed costs not significantly affected by the seasonal second quarter declines in net revenues.

     We experience a seasonal increase in new enrollments in August of each year when most other colleges and universities begin their fall semesters. As a result, instructional costs and services and selling and promotional expenses historically increase as a percentage of tuition and other net revenues in the fourth quarter due to increased costs in preparation for the August peak enrollments.

     We anticipate that these seasonal trends in the second and fourth quarters will continue in the future.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities increased to $118.1 million in 2000 from $75.6 million in 1999. The increase resulted primarily from increased net income, an increase in depreciation and amortization expense, a smaller increase in accounts receivable, and an increase in accounts payable and accrued liabilities. The smaller increase in accounts receivable was primarily attributable to increased efficiency of financial aid processing in 2000.

     Capital expenditures decreased to $34.8 million in 2000 from $44.7 million in 1999 primarily due to higher expenditures in 1999 related to leasehold improvements, as a result of more new campus openings, and due to more computer lab installations in 1999 for our expansion of information technology programs. Software development of our financial aid processing system and our new human resource system also contributed to higher capital expenditures in 1999. Total purchases of property and equipment for the year ended August 31, 2001, are expected to range from $38.0 to $42.0 million. These expenditures will primarily be related to new campuses and learning centers, the continued expansion of computer labs designed to support the information technology programs, and increases in normal recurring capital expenditures due to the overall increase in student and employee levels resulting from the growth in the business.

     At August 31, 2000, we had no outstanding borrowings on our $10.0 million line of credit. Borrowings under the line of credit bear interest at LIBOR plus
 .75% or prime at our election. At August 31, 2000, availability under the line of credit was reduced by outstanding letters of credit of $5.9 million. The line of credit is renewable annually, and any amounts borrowed under the line are payable upon its termination in February 2002.

     Our Board of Directors authorized a program allocating up to $150 million of our funds to repurchase shares of Apollo Education Group Class A common stock. As of August 31, 2000, we had repurchased approximately 4,379,000 shares at a total cost of approximately $103.2 million.

     We believe that our cash from operations along with our existing cash balances and availability under our line of credit will be adequate to fund our capital and operating needs for the next 12 to 18 months.

     On March 24, 2000, our Board of Directors authorized the issuance of a new class of stock called University of Phoenix Online common stock, that is intended to reflect the separate performance of University of Phoenix Online, a division of University of Phoenix. Our other businesses and our retained interest in University of Phoenix Online are referred to as "Apollo Education Group." On October 3, 2000, an offering of 5,750,000 shares of University of Phoenix Online common stock was completed at a price of $14.00 per share. This stock represented a 10.8% interest in University of Phoenix Online with Apollo Education Group retaining the remaining 89.2% interest in University of Phoenix Online.

     The U.S. Department of Education requires that Title IV Program funds collected in advance of student billings be kept in a separate cash or cash equivalent account until the students are billed for that portion of their program. In addition, all Title IV Program funds received by us through electronic funds transfer are subject to certain holding period restrictions. These funds generally remain in these separate accounts for an average of 60-75 days from receipt. As of August 31, 2000, we had approximately $35.7 million in these separate accounts, which are reflected in the Consolidated Balance Sheet as restricted cash, to comply with these requirements. These restrictions on cash have not affected our ability to fund daily operations.

     The Title IV Regulations, as revised, require all higher education institutions to meet a minimum composite score to be deemed financially responsible by the U.S. Department of Education. If the minimum composite score of 1.0 is not met, an institution would fall under alternative standards and may lose its eligibility to participate in Title IV Programs. As of August 31, 2000, University of Phoenix's and Western International University's composite scores were 2.6 and 3.0, respectively. These requirements apply separately to University of Phoenix and Western International University and to each of the respective Institute for Professional Development client institutions, but not to us on a consolidated basis.

     In January 1998, the U.S. Department of Education Office of the Inspector General ("OIG") began performing an audit of University of Phoenix's administration of the Title IV Programs. The team previously presented questions regarding University of Phoenix's interpretation of the "12-hour rule," distance education programs, and institutional refund obligations. University of Phoenix reached an agreement with the U.S. Department of Education which acknowledges no admission that there were any issues of non-compliance or errors by University of Phoenix. To bring this audit to closure and settle all outstanding issues prior to the final OIG report, which was issued on March 31, 2000, University of Phoenix agreed to modify its physical campus learning team attendance log to track the sites of learning team meetings and record the hours attended. This modification is not expected to have a negative impact on either University of Phoenix or its students. This modification does not require any change to University of Phoenix Online's learning team attendance log. Part of the agreement, dated March 27, 2000, reached with the U.S. Department of Education requires University of Phoenix to pay the U.S. Department of Education $6.0 million as a negotiated settlement in full satisfaction of all monetary findings arising under the final OIG audit report. This amount was reflected in instructional costs and services in our third quarter 2000 results. $1.5 million of this amount was paid in 2000 with the remaining $4.5 million due in 2003.

     The OIG is currently auditing the administration of the federal student financial assistance programs in connection with educational programs provided pursuant to contractual arrangements between Institute for Professional Development and certain of its client institutions. To date, OIG has not issued any draft reports. Although we believe that the OIG audits will be resolved without any material change in Institute for Professional Development's business strategy, as with any program review or audit, no assurance can be given as to the final outcome since the matters are not yet resolved. Liability to us, if any, from the final audit results will be recorded as an expense.

IMPACT OF INFLATION

     Inflation has not had a significant impact on our historical operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our portfolio of marketable securities includes numerous issuers, varying types of securities, and varying maturities. We intend to hold these securities to maturity. The fair value of our portfolio of marketable securities would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due primarily to the short-term nature of the portfolio. We do not hold or issue derivative financial instruments.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Apollo Group, Inc.:

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of comprehensive income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Apollo Group, Inc. and its subsidiaries at August 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Apollo Group, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP
Phoenix, Arizona
September 29, 2000

                      APOLLO GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)

                                                                   AUGUST 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
ASSETS:
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 59,912    $ 51,534
  Restricted cash...........................................    35,681      25,798
  Marketable securities.....................................    58,226      31,064
  Receivables, net..........................................    78,933      75,664
  Deferred tax assets, net..................................     8,267       7,346
  Other current assets......................................     5,888       6,807
                                                              --------    --------
TOTAL CURRENT ASSETS........................................   246,907     198,213
Property and equipment, net.................................    87,833      77,504
Marketable securities.......................................     6,020       8,507
Investment in IDL...........................................    11,888      10,701
Cost in excess of fair value of assets purchased, net.......    38,548      39,917
Other assets................................................    13,594      13,500
                                                              --------    --------
TOTAL ASSETS................................................  $404,790    $348,342
                                                              ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES
  Current portion of long-term liabilities..................  $    450    $    300
  Accounts payable..........................................    12,960      12,105
  Accrued liabilities.......................................    22,297      14,340
  Income taxes payable......................................       365         535
  Student deposits and current portion of deferred
     revenue................................................    95,017      81,507
                                                              --------    --------
TOTAL CURRENT LIABILITIES...................................   131,089     108,787
Deferred tuition revenue, less current portion..............     1,295       2,139
Long-term liabilities, less current portion.................     9,973       4,222
Deferred tax liabilities, net...............................     1,225       2,074
                                                              --------    --------
TOTAL LIABILITIES...........................................   143,582     117,222
                                                              --------    --------
Commitments and contingencies
SHAREHOLDERS' EQUITY
  Preferred stock, no par value, 1,000,000 shares
     authorized; none issued................................
  Class A nonvoting common stock, no par value, 400,000,000
     shares authorized; 74,998,000 and 76,628,000 issued and
     outstanding at August 31, 2000 and August 31, 1999,
     respectively...........................................       103         102
  Class B voting common stock, no par value, 3,000,000
     shares authorized; 512,000 issued and outstanding at
     August 31, 2000 and August 31, 1999....................         1           1
  Additional paid-in capital................................    95,259      99,190
  Treasury stock, at cost, 4,378,000 and 1,876,000 shares at
     August 31, 2000 and August 31, 1999, respectively......   (83,353)    (46,197)
  Retained earnings.........................................   249,219     178,028
  Accumulated other comprehensive loss......................       (21)         (4)
                                                              --------    --------
TOTAL SHAREHOLDERS' EQUITY..................................   261,208     231,120
                                                              --------    --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $404,790    $348,342
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      APOLLO GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                  YEAR ENDED AUGUST 31,
                                                             --------------------------------
                                                               2000        1999        1998
                                                             --------    --------    --------
REVENUES:
  Tuition and other, net...................................  $609,997    $498,846    $384,877
                                                             --------    --------    --------
COSTS AND EXPENSES:
  Instructional costs and services.........................   352,874     287,582     223,525
  Selling and promotional..................................    96,491      79,143      57,458
  General and administrative...............................    46,555      39,368      33,708
                                                             --------    --------    --------
                                                              495,920     406,093     314,691
                                                             --------    --------    --------
Income from operations.....................................   114,077      92,753      70,186
Interest income, net.......................................     6,228       5,229       6,086
                                                             --------    --------    --------
Income before income taxes.................................   120,305      97,982      76,272
Provision for income taxes.................................    49,114      38,977      29,975
                                                             --------    --------    --------
Net income.................................................  $ 71,191    $ 59,005    $ 46,297
                                                             ========    ========    ========
Basic net income per share.................................  $   0.94    $   0.76    $   0.60
                                                             ========    ========    ========
Diluted net income per share...............................  $   0.93    $   0.75    $   0.59
                                                             ========    ========    ========
Basic weighted average shares outstanding..................    75,783      77,683      77,245
                                                             ========    ========    ========
Diluted weighted average shares outstanding................    76,629      78,834      79,086
                                                             ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      APOLLO GROUP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
                                 (In thousands)

                                                                  YEAR ENDED AUGUST 31,
                                                              -----------------------------
                                                               2000       1999       1998
                                                              -------    -------    -------
NET INCOME..................................................  $71,191    $59,005    $46,297
Other comprehensive income, net of income taxes:
  Currency translation gain (loss)..........................      (17)       (10)         3
  Unrealized gain on security...............................        8
  Reclassification adjustment for gains included in net
     income.................................................       (8)
                                                              -------    -------    -------
Comprehensive income........................................  $71,174    $58,995    $46,300
                                                              =======    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      APOLLO GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (In thousands)

                                       COMMON STOCK
                             ---------------------------------
                                 CLASS A           CLASS B
                                NONVOTING          VOTING
                             ---------------   ---------------   ADDITIONAL
                                      STATED            STATED    PAID-IN     TREASURY   RETAINED
                             SHARES   VALUE    SHARES   VALUE     CAPITAL      STOCK     EARNINGS
                             ------   ------   ------   ------   ----------   --------   --------
BALANCE AT AUGUST 31,
  1997.....................  50,227    $ 66     548       $1      $51,521     $     --   $ 72,726
Stock issued for College
  acquisition..............     445                                15,944
Stock issued under stock
  purchase plan............      75                                 2,457
Stock issued under stock
  option plans.............     475       1                         3,542
Exchange Class A shares for
  Class B shares...........      36             (36)
Tax benefits of stock
  options exercised........                                         7,249
3-for-2 stock split........  25,854      34                           (34)
Fractional shares paid
  out......................                                            (2)
Other comprehensive
  income...................
Net income.................                                                                46,297
                             ------    ----     ---       --      -------     --------   --------
BALANCE AT AUGUST 31,
  1998.....................  77,112     101     512        1       80,677           --    119,023
Stock issued under stock
  purchase plan............     159                                 3,374
Stock issued under stock
  option plans.............   1,233       1                         5,456
Tax benefits of stock
  options exercised........                                         9,683
Treasury stock purchase....  (1,876)                                           (46,197)
Other comprehensive
  income...................
Net income.................                                                                59,005
                             ------    ----     ---       --      -------     --------   --------
BALANCE AT AUGUST 31,
  1999.....................  76,628     102     512        1       99,190      (46,197)   178,028
Stock issued under stock
  purchase plan............     182                                  (952)       4,325
Stock issued under stock
  option plans.............     691       1                        (8,594)      15,513
Tax benefits of stock
  options exercised........                                         5,615
Treasury stock purchase....  (2,503)                                           (56,994)
Other comprehensive
  income...................
Net income.................                                                                71,191
                             ------    ----     ---       --      -------     --------   --------
BALANCE AT AUGUST 31,
  2000.....................  74,998    $103     512       $1      $95,259     $(83,353)  $249,219
                             ======    ====     ===       ==      =======     ========   ========


                              ACCUMULATED
                                 OTHER           TOTAL
                             COMPREHENSIVE   SHAREHOLDERS'
                                INCOME          EQUITY
                             -------------   -------------
BALANCE AT AUGUST 31,
  1997.....................      $  3          $124,317
Stock issued for College
  acquisition..............                      15,944
Stock issued under stock
  purchase plan............                       2,457
Stock issued under stock
  option plans.............                       3,543
Exchange Class A shares for
  Class B shares...........                          --
Tax benefits of stock
  options exercised........                       7,249
3-for-2 stock split........                          --
Fractional shares paid
  out......................                          (2)
Other comprehensive
  income...................         3                 3
Net income.................                      46,297
                                 ----          --------
BALANCE AT AUGUST 31,
  1998.....................         6           199,808
Stock issued under stock
  purchase plan............                       3,374
Stock issued under stock
  option plans.............                       5,457
Tax benefits of stock
  options exercised........                       9,683
Treasury stock purchase....                     (46,197)
Other comprehensive
  income...................       (10)              (10)
Net income.................                      59,005
                                 ----          --------
BALANCE AT AUGUST 31,
  1999.....................        (4)          231,120
Stock issued under stock
  purchase plan............                       3,373
Stock issued under stock
  option plans.............                       6,920
Tax benefits of stock
  options exercised........                       5,615
Treasury stock purchase....                     (56,994)
Other comprehensive
  income...................       (17)              (17)
Net income.................                      71,191
                                 ----          --------
BALANCE AT AUGUST 31,
  2000.....................      $(21)         $261,208
                                 ====          ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      APOLLO GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                                  YEAR ENDED AUGUST 31,
                                                             --------------------------------
                                                               2000        1999        1998
                                                             --------    --------    --------
CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
Net income.................................................  $ 71,191    $ 59,005    $ 46,297
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization............................    27,368      20,588      12,786
  Provision for uncollectible accounts.....................     7,785       6,906       5,479
  Deferred income taxes....................................    (1,770)       (505)     (2,599)
  Tax benefits of stock options exercised..................     5,615       9,683       7,249
  Decrease (increase) in assets:
     Restricted cash.......................................    (9,883)     (3,085)     (2,786)
     Receivables, net......................................   (11,054)    (21,288)    (29,733)
     Other assets..........................................     1,540      (5,902)     (2,491)
  Increase (decrease) in liabilities:
     Accounts payable and accrued liabilities..............     8,642      (5,022)      9,542
     Student deposits and deferred revenue.................    12,666      15,815      12,955
     Other liabilities.....................................     6,001        (633)        192
                                                             --------    --------    --------
Net cash provided by operating activities..................   118,101      75,562      56,891
                                                             --------    --------    --------
CASH FLOWS PROVIDED BY (USED FOR) INVESTING ACTIVITIES:
Net additions to property and equipment....................   (34,830)    (44,732)    (30,855)
Purchase of marketable securities..........................   (63,285)    (24,644)    (43,277)
Maturities of marketable securities........................    38,294      29,922      38,556
Purchase of other assets...................................    (2,894)     (3,642)     (3,685)
Proceeds from sale of land.................................       997       4,212
Investment in IDL..........................................    (1,187)        106     (10,807)
Cash paid for acquisition, net of cash acquired............                           (19,378)
                                                             --------    --------    --------
Net cash used for investing activities.....................   (62,905)    (38,778)    (69,446)
                                                             --------    --------    --------
CASH FLOWS PROVIDED BY (USED FOR) FINANCING ACTIVITIES:
Purchase of common stock...................................   (56,994)    (46,197)
Payments on long-term debt.................................      (100)       (200)        (50)
Issuance of common stock...................................    10,293       8,831       6,000
                                                             --------    --------    --------
Net cash provided by (used for) financing activities.......   (46,801)    (37,566)      5,950
                                                             --------    --------    --------
Currency translation gain (loss)...........................       (17)        (10)          3
                                                             --------    --------    --------
Net increase (decrease) in cash and cash equivalents.......     8,378        (792)     (6,602)
Cash and cash equivalents at beginning of year.............    51,534      52,326      58,928
                                                             --------    --------    --------
Cash and cash equivalents at end of year...................  $ 59,912    $ 51,534    $ 52,326
                                                             ========    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
  Income taxes.............................................  $ 46,635    $ 30,224    $ 24,235
  Interest.................................................  $     12    $     48    $      9

  The accompanying notes are an integral part of these consolidated financial statements.

                      APOLLO GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  NATURE OF OPERATIONS

     Apollo Group, Inc. ("Apollo" or the "Company"), through its wholly-owned subsidiaries, the University of Phoenix, Inc. ("UOP"), the Institute for Professional Development ("IPD"), the College for Financial Planning Institutes Corporation (the "College"), and Western International University, Inc. ("WIU"), has been providing higher education to working adults for over 25 years.

     UOP is a regionally accredited, private institution of higher education offering associates, bachelors, masters, and doctoral degree programs in business, management, computer information systems, education, and health care. UOP has 29 physical campuses and 67 learning centers located in Arizona, California, Colorado, Florida, Hawaii, Louisiana, Maryland, Michigan, Nevada, New Mexico, Ohio, Oklahoma, Oregon, Pennsylvania, Utah, Washington, Puerto Rico, and Vancouver, British Columbia. UOP also offers its educational programs worldwide through University of Phoenix Online, its computerized educational delivery system. UOP is accredited by the Commission on Institutions of Higher Education of the North Central Association of Colleges and Schools ("NCA").

     IPD provides program development and management services under long-term contracts to 22 regionally accredited private colleges and universities. IPD currently operates at 22 campuses and 27 learning centers in 22 states.

     The College, located in Denver, Colorado, was acquired in September 1997 and provides financial planning education programs, as well as a regionally accredited graduate degree program in financial planning.

     WIU, which is accredited by NCA, currently offers undergraduate and graduate degree programs in Phoenix, Chandler, and Fort Huachuca, Arizona.

     On March 24, 2000, the Board of Directors of Apollo authorized the issuance of a new class of stock called University of Phoenix Online common stock, that is intended to reflect the separate performance of University of Phoenix Online, a division of UOP. Apollo's other businesses and its retained interest in University of Phoenix Online are referred to as "Apollo Education Group." On October 3, 2000, an offering of 5,750,000 shares of University of Phoenix Online common stock was completed at a price of $14.00 per share. This stock represented a 10.8% interest in that business with Apollo Education Group retaining the remaining 89.2% interest in University of Phoenix Online.

     The Company's fiscal year is from September 1 to August 31. Unless otherwise stated, references to the years 2000, 1999, and 1998 relate to the fiscal years ended August 31, 2000, 1999, and 1998, respectively.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Apollo and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     CASH AND CASH EQUIVALENTS. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     RESTRICTED CASH. The U.S. Department of Education requires that Title IV Program funds collected in advance of student billings be kept in a separate cash or cash equivalent account until the students are billed for that portion of their program. In addition, all Title IV Program funds received by the Company through electronic funds transfer are subject to certain holding period restrictions. These funds generally remain in these separate accounts for an average of 60-75 days from date of receipt. Restricted cash is excluded from cash and cash equivalents in the Consolidated Statement of Cash Flows until the cash is transferred from these restricted accounts to the Company's operating accounts. The Company's restricted cash is invested

                      APOLLO GROUP, INC. AND SUBSIDIARIES
primarily in U.S. agency-backed securities and auction market preferred stock with maturities of ninety days or less.

     INVESTMENTS. Investments in marketable securities such as municipal bonds and U.S. agency obligations are stated at amortized cost, which approximates fair value. It is the Company's intention to hold its marketable securities until maturity. Investments in joint ventures and other long-term investments are carried at cost.

     PROPERTY AND EQUIPMENT. Property and equipment is recorded at cost less accumulated depreciation. The Company capitalizes the cost of software used for internal operations once technological feasibility of the software has been demonstrated. Such costs consist primarily of custom-developed and packaged software and the direct labor costs of internally developed software. Depreciation is provided on all furniture, equipment, and related software using the straight-line method over the estimated useful lives of the related assets which range from three to seven years, except software which is depreciated over three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets. Maintenance and repairs are expensed as incurred.

     REVENUES, RECEIVABLES, AND RELATED LIABILITIES. The Company's educational programs range in length from one-day seminars to degree programs lasting up to four years. Students in the Company's degree programs generally enroll in a program of study that encompasses a series of five to six week courses that are taken consecutively over the length of the program. Students are billed on a course-by-course basis when the student first attends a session, resulting in the recording of a receivable from the student and deferred tuition revenue in the amount of the billing. The related revenue for each course, including that portion of tuition revenues to which the Company is entitled under the terms of its revenue-sharing contracts with IPD client institutions, is recognized on a pro rata basis over the period of instruction for each course. Seminars, continuing education programs, and many of the College's non-degree programs are usually billed in one installment with the related revenue also recognized on a pro rata basis over the period of instruction.

     Tuition and other revenues are shown net of discounts relating to a variety of promotional programs. Such discounts totaled $8.7 million, $7.0 million, and $6.7 million in 2000, 1999, and 1998, respectively.

     Many of the Company's students participate in government sponsored financial aid programs under Title IV of the Higher Education Act of 1965. These financial aid programs generally consist of guaranteed student loans and direct grants to students. Guaranteed student loans are issued directly to the student by external financial institutions, to whom the student is obligated, and are non-recourse to the Company.

     Student deposits consist of payments made in advance of billings. As the student is billed, the student deposit is applied against the resulting student receivable.

     COST IN EXCESS OF FAIR VALUE OF ASSETS PURCHASED. The Company amortizes cost in excess of fair value of assets purchased on a straight-line method over the estimated useful life. At August 31, 2000 and 1999, the Company's cost in excess of fair value of assets purchased related primarily to the acquisition of certain assets of the College and WIU, which are being amortized over 35 years and 15 years, respectively.

     Statement of Financial Accounting Standards 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets, including cost in excess of fair value of assets purchased, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The carrying value of cost in excess of fair value of assets purchased is assessed for any permanent impairment by evaluating the operating performance and future undiscounted cash flows of the underlying businesses. Adjustments are made if the sum of the expected future net cash flows is less than book value. As of August 31, 2000, there have been no impairment adjustments recognized.

                      APOLLO GROUP, INC. AND SUBSIDIARIES

     FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying amount reported in the Consolidated Balance Sheet for cash and cash equivalents, restricted cash, marketable securities, accounts receivable, accounts payable, accrued liabilities, and student deposits and deferred revenue approximate fair value because of the short-term nature of these financial instruments.

     EARNINGS PER SHARE. Basic net income per share is computed using the weighted average number of Apollo Education Group Class A and Class B common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of Apollo Education Group Class A and Class B common and common equivalent shares outstanding during the period. Both basic and diluted weighted average shares have been retroactively restated for stock splits effected in the form of stock dividends. The amount of any tax benefit to be credited to capital related to the exercise of options is included when applying the treasury stock method to stock options in the computation of earnings per share.

     Beginning in the first quarter of fiscal year 2001, the consolidated financial statements of Apollo Group, Inc. will present basic and diluted earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock using the two-class method. The two-class method is an earnings allocation formula that determines the earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock according to participation rights in undistributed earnings.

     Basic earnings per share for Apollo Education Group common stock will be calculated by dividing Apollo Education Group earnings (including its retained interest in University of Phoenix Online earnings) by the weighted average number of shares of Apollo Education Group common stock outstanding. Diluted earnings per share will be calculated similarly, except that it will include the dilutive effect of the assumed exercise of options, including the effects of shares issuable under Apollo Group, Inc. incentive plans, exclusive of options granted with respect to University of Phoenix Online common stock.

     Basic earnings per share for University of Phoenix Online common stock will be calculated by dividing University of Phoenix Online earnings (excluding Apollo Education Group's retained interest in University of Phoenix Online earnings) by the weighted average number of shares of University of Phoenix Online common stock outstanding. Diluted earnings per share will be calculated similarly, except that it will include the dilutive effect of the assumed exercise of options with respect to University of Phoenix Online common stock.

     DEFERRED RENTAL PAYMENTS AND DEPOSITS. The Company records rent expense using the straight-line method over the term of the lease agreement. Accordingly, deferred rental liabilities are provided for lease agreements that specify scheduled rent increases over the lease term. Rental deposits are provided for lease agreements that specify payments in advance or scheduled rent decreases over the lease term.

     SELLING AND PROMOTIONAL COSTS. The Company expenses selling and promotional costs as incurred. Selling and promotional costs include marketing salaries, direct-response and other advertising, promotional materials, and related marketing costs.

     START-UP COSTS. Costs related to the start-up of new campuses and learning centers are expensed as incurred.

     STOCK-BASED COMPENSATION. The Company has elected to continue to account for its stock-based awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and has provided the pro forma disclosures as required by Statement of Financial Accounting Standards 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), for the years ended August 31, 2000, 1999, and 1998.

     NEW ACCOUNTING PRONOUNCEMENTS. During December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. The Company was originally required to implement SAB

                      APOLLO GROUP, INC. AND SUBSIDIARIES

No. 101 in the first quarter of its fiscal year ending August 31, 2001; however, in June 2000, the Securities and Exchange Commission amended SAB No. 101 to delay the required implementation date. As a result, we must now implement the related guidelines in the fourth quarter of our fiscal year ending August 31, 2001. Although the analysis of the impact of SAB No. 101 has not been completed, it is not expected to have a material effect on our results of operations.

     USE OF ESTIMATES. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     RECLASSIFICATIONS. Certain amounts reported for the years ended August 31, 1999 and 1998, have been reclassified to conform to the 2000 presentation, having no effect on net income.

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

     The acquisition was accounted for under the purchase method and, accordingly, the results of operations related to this new subsidiary have been included with those of the Company for periods subsequent to the date of the acquisition. Results of operations for the College for Financial Planning prior to the acquisition were not material in relation to the Company's operations as a whole.

NOTE 4.  BALANCE SHEET COMPONENTS

     Marketable securities consist of the following, in thousands:

                                                   AUGUST 31, 2000              AUGUST 31, 1999
                                              -------------------------    -------------------------
                                               ESTIMATED      AMORTIZED     ESTIMATED      AMORTIZED
TYPE                                          MARKET VALUE      COST       MARKET VALUE      COST
----                                          ------------    ---------    ------------    ---------
CLASSIFIED AS CURRENT:
Municipal bonds.............................    $35,870        $35,880       $22,507        $22,497
U.S. treasury obligations...................        299            298
U.S. agency obligations.....................     18,091         18,098         7,863          7,881
Auction rate preferred stock................      3,950          3,950
Commercial paper............................                                     684            686
                                                -------        -------       -------        -------
Total current marketable securities.........     58,210         58,226        31,054         31,064
                                                -------        -------       -------        -------
Classified as noncurrent:
Municipal bonds due in 1-2 years............      5,528          5,518         8,232          8,259
U.S. agency obligations.....................        502            502           246            248
                                                -------        -------       -------        -------
Total noncurrent marketable securities......      6,030          6,020         8,478          8,507
                                                -------        -------       -------        -------
          Total marketable securities.......    $64,240        $64,246       $39,532        $39,571
                                                =======        =======       =======        =======

                      APOLLO GROUP, INC. AND SUBSIDIARIES

     Receivables consist of the following, in thousands:

                                                                  AUGUST 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Trade receivables...........................................  $84,093    $84,743
Interest receivable.........................................      870        533
Income tax refunds receivable...............................    1,850         32
                                                              -------    -------
                                                               86,813     85,308
Less allowance for doubtful accounts........................   (7,880)    (9,644)
                                                              -------    -------
          Total receivables, net............................  $78,933    $75,664
                                                              =======    =======

     Bad debt expense was $7.8 million, $6.9 million, and $5.5 million for 2000, 1999, and 1998, respectively. Write-offs, net of recoveries, were $9.5 million, $3.9 million, and $3.4 million for 2000, 1999, and 1998, respectively.

     Property and equipment consist of the following, in thousands:

                                                                   AUGUST 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Furniture and equipment.....................................  $101,752    $ 82,041
Software....................................................    23,290      19,394
Leasehold improvements......................................    25,141      16,549
Land and buildings..........................................        99         350
                                                              --------    --------
                                                               150,282     118,334
Less accumulated depreciation and amortization..............   (62,449)    (40,830)
                                                              --------    --------
          Property and equipment, net.......................  $ 87,833    $ 77,504
                                                              ========    ========

     Depreciation and amortization expense was $24.2 million, $16.5 million, and $9.9 million for 2000, 1999, and 1998, respectively.

     Cost in excess of fair value of assets purchased consist of the following, in thousands:

                                                                  AUGUST 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Cost in excess of fair value of assets purchased............  $42,831    $42,831
Less accumulated amortization...............................   (4,283)    (2,914)
                                                              -------    -------
          Total cost in excess, net.........................  $38,548    $39,917
                                                              =======    =======

     Total amortization expense was $1.4 million, $1.5 million, and $1.2 million in 2000, 1999, and 1998, respectively.

     Accrued liabilities consist of the following, in thousands:

                                                                  AUGUST 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Salaries, wages, and benefits...............................  $13,415    $ 9,355
Other accrued liabilities...................................    8,882      4,985
                                                              -------    -------
          Total accrued liabilities.........................  $22,297    $14,340
                                                              =======    =======

                      APOLLO GROUP, INC. AND SUBSIDIARIES

     Student deposits and current portion of deferred revenue consist of the following, in thousands:

                                                                  AUGUST 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Student deposits............................................  $52,003    $44,260
Current portion of deferred tuition revenue.................   40,420     35,399
Other deferred revenue......................................    2,594      1,848
                                                              -------    -------
          Total student deposits and current portion of
            deferred revenue................................  $95,017    $81,507
                                                              =======    =======

NOTE 5.  INVESTMENT IN IDL

     In August 1998, the Company together with Hughes Network Systems and Hermes Onetouch LLC ("Hermes") formed Interactive Distance Learning, Inc. ("IDL"), a new corporation, to acquire One Touch Systems, a leading provider of interactive distance learning solutions. The Company contributed $10.8 million and provided a $1.2 million letter of credit which was paid in October 1999, in exchange for a 19% interest in the newly formed corporation. This investment is accounted for under the cost method of accounting. Hermes is wholly-owned by the Company's Chairman and a Senior Vice President. It was not practical to estimate the fair value of the Company's investment in IDL as IDL is a private Company.

NOTE 6.  SHORT-TERM BORROWINGS

     At August 31, 2000, the Company had no outstanding borrowings on its $10.0 million line of credit. Borrowings under the line of credit bear interest at LIBOR plus .75% or prime at the Company's election. At August 31, 2000, availability under the line of credit was reduced by outstanding letters of credit of $5.9 million. Any amounts borrowed under the line are payable upon its termination in February 2002. The Company's line of credit agreement prohibits the Company from paying cash dividends or making other cash distributions without the lender's consent.

NOTE 7.  LONG-TERM LIABILITIES

     Long-term liabilities consist of the following, in thousands:

                                                                 AUGUST 31,
                                                              -----------------
                                                               2000       1999
                                                              -------    ------
Deferred compensation and note agreements discounted at 7.5%
  to 12%....................................................  $ 1,116    $1,350
Deferred rent...............................................    3,318     1,900
Department of Education settlement..........................    4,500
Other long-term liabilities.................................    1,489     1,272
                                                              -------    ------
     Total long-term liabilities............................   10,423     4,522
     Less current portion...................................     (450)     (300)
                                                              -------    ------
          Total long-term liabilities, net..................  $ 9,973    $4,222
                                                              =======    ======

     The undiscounted deferred compensation liability was $1.6 million at August 31, 2000 and 1999. The undiscounted note payable related to the WIU acquisition was $300,000 and $400,000 at August 31, 2000 and 1999, respectively. The discount rates for these agreements were determined at the date of each respective agreement based on the estimated long-term rate of return on high-quality fixed income investments with cash flows similar to the respective agreements.

     The aggregate maturities of the long-term liabilities for each of the five fiscal years subsequent to August 31, 2000, are as follows: 2001 -- $450;
2002 -- $568; 2003 -- $5,066; 2004 -- $597; 2005 -- $691.

                      APOLLO GROUP, INC. AND SUBSIDIARIES

NOTE 8.  INCOME TAXES

     The related components of the income tax provision are as follows, in thousands:

                                                            YEAR ENDED AUGUST 31,
                                                        -----------------------------
                                                         2000       1999       1998
                                                        -------    -------    -------
Current:
  Federal.............................................  $42,312    $32,304    $26,546
  State and other.....................................    8,572      7,178      6,028
                                                        -------    -------    -------
Total current.........................................   50,884     39,482     32,574
                                                        -------    -------    -------
Deferred:
  Federal.............................................   (1,537)      (361)    (2,004)
  State and other.....................................     (233)      (144)      (595)
                                                        -------    -------    -------
Total deferred........................................   (1,770)      (505)    (2,599)
                                                        -------    -------    -------
          Total provision for income taxes............  $49,114    $38,977    $29,975
                                                        =======    =======    =======

     The income tax provision differs from the tax that would result from application of the statutory U.S. federal income tax rate as follows:

                                                               YEAR ENDED AUGUST 31,
                                                              -----------------------
                                                              2000     1999     1998
                                                              -----    -----    -----
Statutory U.S. federal income tax rate......................  35.0%    35.0%    35.0%
State income taxes, net of federal benefit..................   5.5      5.2      5.1
Other, net..................................................   0.3     (0.4)    (0.8)
                                                              ----     ----     ----
Effective income tax rate...................................  40.8%    39.8%    39.3%
                                                              ====     ====     ====

     Deferred tax assets and liabilities consist of the following, in thousands:

                                                                 AUGUST 31,
                                                              -----------------
                                                               2000       1999
                                                              -------    ------
GROSS DEFERRED TAX ASSETS:
Allowance for doubtful accounts.............................  $ 4,038    $4,502
Deferred tuition revenue....................................    2,068     1,299
Department of Education settlement..........................    1,924
Other.......................................................    3,477     3,124
                                                              -------    ------
          Total gross deferred tax assets...................   11,507     8,925
                                                              -------    ------
GROSS DEFERRED TAX LIABILITIES:
Depreciation and amortization of property and equipment.....    2,312     2,286
Amortization of cost in excess of fair value of assets
  purchased.................................................    1,900     1,289
Other.......................................................      253        78
                                                              -------    ------
          Total gross deferred tax liabilities..............    4,465     3,653
                                                              -------    ------
          Net deferred tax assets...........................  $ 7,042    $5,272
                                                              =======    ======

                      APOLLO GROUP, INC. AND SUBSIDIARIES

     Net deferred tax assets are reflected in the accompanying balance sheet as follows, in thousands:

                                                                  AUGUST 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Current deferred tax assets, net............................  $ 8,267    $ 7,346
Noncurrent deferred tax liabilities, net....................   (1,225)    (2,074)
                                                              -------    -------
          Net deferred tax assets...........................  $ 7,042    $ 5,272
                                                              =======    =======

     In light of the Company's history of profitable operations, management has concluded that it is more likely than not that the Company will ultimately realize the full benefit of its deferred tax assets related to future deductible items. Accordingly, the Company believes that a valuation allowance is not required for its net deferred tax assets.

NOTE 9.  COMMON STOCK

     The Company's Board of Directors authorized a program allocating up to $150 million in Company funds to repurchase shares of Apollo Education Group Class A common stock. As of August 31, 2000, the Company had repurchased approximately 4,379,000 shares at a total cost of approximately $103.2 million.

NOTE 10.  EARNINGS PER SHARE

     A reconciliation of the basic and diluted per share computations for 2000, 1999, and 1998 are as follows:

                                                            FOR THE YEAR ENDED AUGUST 31,
                               ---------------------------------------------------------------------------------------
                                          2000                          1999                          1998
                               ---------------------------   ---------------------------   ---------------------------
                                         WEIGHTED    PER               WEIGHTED    PER               WEIGHTED    PER
                                         AVERAGE    SHARE              AVERAGE    SHARE              AVERAGE    SHARE
                               INCOME     SHARES    AMOUNT   INCOME     SHARES    AMOUNT   INCOME     SHARES    AMOUNT
                               -------   --------   ------   -------   --------   ------   -------   --------   ------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Basic net income per share...  $71,191    75,783    $0.94    $59,005    77,683    $0.76    $46,297    77,245    $0.60
EFFECT OF DILUTIVE
  SECURITIES:
  Stock options..............                846                         1,151                         1,841
                               -------    ------    -----    -------    ------    -----    -------    ------    -----
Diluted net income per
  share......................  $71,191    76,629    $0.93    $59,005    78,834    $0.75    $46,297    79,086    $0.59
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

     401(K) PLAN. The Company sponsors a 401(k) plan which is available to all employees who have completed one year and at least 1,000 hours of continuous service. The Company matches 100% of the contributions from the first $10,000 of a participant's annual pre-tax earnings. Contributions from the participant's earnings in excess of $10,000 are matched by the Company at 18.5%. Participant contributions

                      APOLLO GROUP, INC. AND SUBSIDIARIES
are subject to certain restrictions as set forth in the Internal Revenue Code. The Company's matching contributions totaled $2.3 million, $2.2 million, and $1.8 million for 2000, 1999, and 1998, respectively.

     STOCK-BASED COMPENSATION PLANS. The Company has four stock-based compensation plans: the Apollo Group, Inc., Amended and Restated Director Stock Plan ("Director Stock Plan"), the Apollo Group, Inc., Long-Term Incentive Plan ("LTIP"), the Apollo Group, Inc., 2000 Incentive Plan ("2000 Incentive Plan"), and the Apollo Group, Inc., Amended and Restated 1994 Employee Stock Purchase Plan ("Purchase Plan").

     The Director Stock Plan currently provides for an annual grant to the Company's non-employee directors of options to purchase shares of the Company's Apollo Education Group Class A common stock on September 1 of each year through 2003. Under the LTIP, the Company may grant options, incentive stock options, stock appreciation rights, and other stock-based awards in the Company's Apollo Education Group Class A common stock to certain officers, key employees, or directors of the Company. Many of the options granted under the LTIP vest 25% per year starting at the end of the year 2002. The vesting may be accelerated for individual employees if the stock price reaches defined goals for at least three trading days, and if certain profit goals, defined for groups of individuals, are also achieved. Under the 2000 Incentive Plan, the Company may grant options, incentive stock options, stock appreciation rights, and other stock-based awards in the Company's Apollo Education Group Class A common stock and shares of the Company's University of Phoenix Online common stock to certain officers, key employees, or directors of the Company. The Purchase Plan allows employees of the Company to purchase shares of the Company's Apollo Education Group Class A common stock and University of Phoenix Online common stock at quarterly intervals through periodic payroll deductions. The purchase price per share, in general, is 85% of the lower of 1) the fair market value (as defined in the Purchase Plan) on the enrollment date into the respective quarterly offering period or 2) the fair market value on the purchase date.

     The Company applies APB 25 and related interpretations in accounting for its stock-based compensation, and has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for these plans. Had compensation cost for the plans been determined based on the fair value at the grant date consistent with SFAS 123, the Company's net income, income per share, and weighted average shares outstanding would have been as follows, in thousands, except per share amounts:

                                                            YEAR ENDED AUGUST 31,
                                                        -----------------------------
                                                         2000       1999       1998
                                                        -------    -------    -------
PRO FORMA:
  Net income..........................................  $66,484    $55,395    $43,986
  Diluted income per share............................  $  0.88    $  0.71    $  0.55
  Diluted weighted average shares outstanding.........   75,783     77,634     79,889
AS REPORTED:
  Net income..........................................  $71,191    $59,005    $46,297
  Diluted income per share............................  $  0.93    $  0.75    $  0.59
  Diluted weighted average shares outstanding.........   76,629     78,834     79,086

     The effects of applying SFAS 123 in the above pro forma disclosures are not necessarily indicative of future amounts. The fair value of each option grant is estimated on the date of grant using the Black-Scholes method with the following weighted-average assumptions for grants in 2000, 1999, and 1998, respectively:
(1) dividend yield of 0.00% in all years; (2) expected volatility of 74.0%, 73.0%, and 40.0%; (3) risk-free interest rates of 6.5%, 4.5%, and 5.9%, and (4)
expected lives of 5.0, 7.5, and 5.4 years.

                      APOLLO GROUP, INC. AND SUBSIDIARIES

     A summary of the activity related to stock options to purchase Apollo Education Group Class A common stock granted under the Director Stock Plan, the LTIP, and the 2000 Incentive Plan is as follows, in thousands, except per share amounts:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                                        EXERCISE PRICE
                                                              SHARES      PER SHARE
                                                              ------    --------------
OUTSTANDING AT AUGUST 31, 1997..............................   4,247       $ 6.453
  Granted...................................................     370        26.101
  Exercised.................................................    (694)        5.100
  Canceled..................................................     (42)       13.650
                                                              ------
OUTSTANDING AT AUGUST 31, 1998..............................   3,881         8.492
  Granted...................................................   1,171        25.981
  Exercised.................................................  (1,233)        4.426
  Canceled..................................................    (384)       10.324
                                                              ------
OUTSTANDING AT AUGUST 31, 1999..............................   3,435        15.709
  Granted...................................................     957        20.865
  Exercised.................................................    (686)        9.913
  Canceled..................................................    (143)       23.858
                                                              ------
Outstanding at August 31, 2000..............................   3,563        17.857
                                                              ======
Exercisable at August 31, 2000..............................   1,802
                                                              ======
Available for issuance at August 31, 2000...................   5,677
                                                              ======

     Stock options to purchase University of Phoenix Online common stock have not been granted under the Director Stock Plan or the 2000 Incentive Plan as of August 31, 2000. At August 31, 2000, there were options on 9,100,000 shares of University of Phoenix Online common stock available for issuance.

     The following table summarizes information about the stock options to purchase Apollo Education Group Class A common stock at August 31, 2000:

                                         OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                           -----------------------------------------------    --------------------------------
                                             CONTRACTUAL    WEIGHTED AVG.                       WEIGHTED AVG.
                               NUMBER           YEARS       EXERCISE PRICE        NUMBER        EXERCISE PRICE
RANGE OF EXERCISE PRICES    OUTSTANDING       REMAINING       PER SHARE        EXERCISABLE        PER SHARE
------------------------   --------------    -----------    --------------    --------------    --------------
                           (IN THOUSANDS)                                     (IN THOUSANDS)
$ 1.630 to $ 5.975.......         96            4.50           $ 3.011               96            $ 3.011
$ 7.532 to $ 7.532.......      1,133            5.06           $ 7.532              921            $ 7.532
$17.000 to $23.792.......        974            8.58           $19.268              451            $19.592
$25.625 to $39.734.......      1,360            8.02           $26.488              334            $27.837
                               -----                                              -----
$ 1.630 to $39.734.......      3,563            7.14           $17.857            1,802            $14.079
                               =====                                              =====

                      APOLLO GROUP, INC. AND SUBSIDIARIES

NOTE 13.  COMMITMENTS AND CONTINGENCIES

     The Company is obligated under facility and equipment leases that are classified as operating leases. Following is a schedule of future minimum lease commitments as of August 31, 2000, in thousands:

                                                                  OPERATING LEASES
                                                              -------------------------
                                                                            EQUIPMENT &
                                                              FACILITIES       OTHER
                                                              ----------    -----------
2001........................................................   $ 53,368       $1,663
2002........................................................     53,827          488
2003........................................................     52,064           30
2004........................................................     42,411
2005........................................................     36,548
Thereafter..................................................     64,315
                                                               --------       ------
                                                               $302,533       $2,181
                                                               ========       ======

     Facility and equipment rent expense totaled $58.8 million, $44.8 million, and $32.1 million for 2000, 1999, and 1998, respectively.

     In January 1998, the U.S. Department of Education Office of the Inspector General ("OIG") began performing an audit of University of Phoenix's administration of the Title IV Programs. The team previously presented questions regarding our interpretation of the "12-hour rule," distance education programs, and institutional refund obligations. We reached an agreement with the U.S. Department of Education. The agreement acknowledges no admission that there were any issues of non-compliance or errors by us. To bring this audit to closure and settle all outstanding issues prior to the final OIG audit report, which was issued on March 31, 2000, we agreed to modify University of Phoenix's learning team attendance log to track the sites of learning team meetings and record the hours attended. We do not expect this modification to have a negative impact on either University of Phoenix or its students. Part of the agreement, dated March 27, 2000, reached with the U.S. Department of Education requires that we pay the U.S. Department of Education $6.0 million as a negotiated settlement in full satisfaction of all monetary findings arising under the final OIG audit report. This amount was reflected in instructional costs and services in our third quarter 2000 results. $1.5 million of this amount was paid in 2000 with the remaining $4.5 million due in 2003.

     The OIG is currently auditing the administration of the federal student financial assistance programs in connection with educational programs provided pursuant to contractual arrangements between IPD and certain of its client institutions. To date, OIG has not issued any draft reports. Although the Company believes that the OIG audits will be resolved without any material change in IPD's business strategy, as with any program review or audit, no assurance can be given as to the final outcome since the matters are not yet resolved. Liability to the Company, if any, from the final audit results will be recorded as an expense.

     The Company is involved in various legal proceedings occurring in the normal course of business. The Company believes that the disposition of these cases will not have a material adverse impact on the financial position or results of operations of the Company.

NOTE 14.  CONSOLIDATING STATEMENT OF OPERATIONS DATA

     The following schedules present statement of operations data of Apollo Education Group, University of Phoenix Online, and Apollo Group, Inc. We have presented this information to illustrate the respective operating results of Apollo Education Group and University of Phoenix Online, including the impact of the inter-group license fee and inter-group allocated expenses, and how the operating results of those groups relate to the consolidated operating results of Apollo Group, Inc.

                      APOLLO GROUP, INC. AND SUBSIDIARIES

     The information presented below for Apollo Education Group excludes its retained interest in University of Phoenix Online, which was 100% for the periods presented. This retained interest will decline to reflect issuances of University of Phoenix Online common stock and may be further adjusted to reflect other events.

     Since its inception, the Company has financed University of Phoenix Online's operations internally and has not incurred any related third-party debt. University of Phoenix Online does not maintain a bank account; rather all of its cash receipts and disbursements are processed by the Company on University of Phoenix Online's behalf. Currently, all amounts are settled through the funds allocated to/from Apollo Education Group component of University of Phoenix Online's divisional net worth. Whenever University of Phoenix Online generates cash from operations, that cash is deemed to be transferred to Apollo Education Group and is accounted for as a return of capital. Whenever University of Phoenix Online has a cash need, that cash is deemed to be transferred from Apollo Education Group and is accounted for as a capital contribution. As a result of this policy, the accompanying consolidating statement of operations data do not reflect any inter-group interest income or expense.

     The difference between the net proceeds of the University of Phoenix Online common stock offering and outlays attributable to University of Phoenix Online following the offering has been accounted for as a revolving credit allowance from University of Phoenix Online to Apollo Education Group requiring the reflection of interest expense by Apollo Education Group and interest income by University of Phoenix Online at the rate of interest determined by the Board of Directors. Any other cash transfers accounted for as revolving credit advances will not bear interest unless the Board of Directors determines otherwise. As a result of this change in policy, the consolidating statement of operations data for periods subsequent to the offering may reflect inter-group interest income and expense. Accordingly, operating results for Apollo Education Group and University of Phoenix Online for periods subsequent to this offering may not be comparable to such operating results prior to this offering.

                      APOLLO GROUP, INC. AND SUBSIDIARIES

                                        YEAR ENDED AUGUST 31, 2000
                             ------------------------------------------------
                              APOLLO     UNIVERSITY                   APOLLO
                             EDUCATION   OF PHOENIX                   GROUP,
                               GROUP       ONLINE     ELIMINATIONS     INC.
                             ---------   ----------   ------------   --------
                                              (IN THOUSANDS)
REVENUES:
Tuition and other,
  net(1)...................  $507,384     $102,613      $    --      $609,997
Inter-group license fee
  revenue(2)...............     4,104                    (4,104)
                             --------     --------      -------      --------
                              511,488      102,613       (4,104)      609,997
                             ========     ========      =======      ========
COSTS AND EXPENSES:
INSTRUCTIONAL COSTS AND
  SERVICES
  External expenses(3).....   316,429       36,445                    352,874
  Inter-group allocated
     expenses(4)...........    (9,265)       9,265                         --
  Inter-group license fee
     expense(2)............                  4,104       (4,104)           --
SELLING AND PROMOTIONAL
  External expenses(3).....    80,995       15,496                     96,491
  Inter-group allocated
     expenses(4)...........      (772)         772                         --
GENERAL AND ADMINISTRATIVE
  External expenses(3).....    46,555                                  46,555
  Inter-group allocated
     expenses(4)...........    (7,248)       7,248                         --
                             --------     --------      -------      --------
                              426,694       73,330       (4,104)      495,920
                             --------     --------      -------      --------
Income from operations.....    84,794       29,283                    114,077
Interest income, net.......     6,228                                   6,228
                             --------     --------      -------      --------
Income before income
  taxes....................    91,022       29,283                    120,305
Provision for income
  taxes(5).................    37,313       11,801                     49,114
                             --------     --------      -------      --------
Net income.................  $ 53,709     $ 17,482      $    --      $ 71,191
                             ========     ========      =======      ========

                                        YEAR ENDED AUGUST 31, 1999
                             ------------------------------------------------
                              APOLLO     UNIVERSITY                   APOLLO
                             EDUCATION   OF PHOENIX                   GROUP,
                               GROUP       ONLINE     ELIMINATIONS     INC.
                             ---------   ----------   ------------   --------
                                              (IN THOUSANDS)
REVENUES:
Tuition and other,
  net(1)...................  $429,264     $69,582       $    --      $498,846
Inter-group license fee
  revenue(2)...............     2,783                    (2,783)           --
                             --------     -------       -------      --------
                              432,047      69,582        (2,783)      498,846
                             ========     =======       =======      ========
COSTS AND EXPENSES:
INSTRUCTIONAL COSTS AND
  SERVICES
  External expenses(3).....   255,778      31,804                     287,582
  Inter-group allocated
     expenses(4)...........    (4,995)      4,995                          --
  Inter-group license fee
     expense(2)............                 2,783        (2,783)           --
SELLING AND PROMOTIONAL
  External expenses(3).....    67,828      11,315                      79,143
  Inter-group allocated
     expenses(4)...........      (201)        201                          --
GENERAL AND ADMINISTRATIVE
  External expenses(3).....    39,368                                  39,368
  Inter-group allocated
     expenses(4)...........    (5,352)      5,352                          --
                             --------     -------       -------      --------
                              352,426      56,450        (2,783)      406,093
                             --------     -------       -------      --------
Income from operations.....    79,621      13,132                      92,753
Interest income, net.......     5,229                                   5,229
                             --------     -------       -------      --------
Income before income
  taxes....................    84,850      13,132                      97,982
Provision for income
  taxes(5).................    33,654       5,323                      38,977
                             --------     -------       -------      --------
Net income.................  $ 51,196     $ 7,809       $    --      $ 59,005
                             ========     =======       =======      ========

                                        YEAR ENDED AUGUST 31, 1998
                             ------------------------------------------------
                              APOLLO     UNIVERSITY                   APOLLO
                             EDUCATION   OF PHOENIX                   GROUP,
                               GROUP       ONLINE     ELIMINATIONS     INC.
                             ---------   ----------   ------------   --------
                                              (IN THOUSANDS)
REVENUES:
Tuition and other,
  net(1)...................  $339,796     $45,081       $    --      $384,877
Inter-group license fee
  revenue(2)...............     1,803                    (1,803)           --
                             --------     -------       -------      --------
                              341,599      45,081        (1,803)      384,877
                             ========     =======       =======      ========
COSTS AND EXPENSES:
INSTRUCTIONAL COSTS AND
  SERVICES
  External expenses(3).....   203,108      20,417                     223,525
  Inter-group allocated
     expenses(4)...........    (3,223)      3,223                          --
  Inter-group license fee
     expense(2)............                 1,803        (1,803)           --
SELLING AND PROMOTIONAL
  External expenses(3).....    49,707       7,751                      57,458
  Inter-group allocated
     expenses(4)...........      (166)        166                          --
GENERAL AND ADMINISTRATIVE
  External expenses(3).....    33,708                                  33,708
  Inter-group allocated
     expenses(4)...........    (3,960)      3,960                          --
                             --------     -------       -------      --------
                              279,174      37,320        (1,803)      314,691
                             --------     -------       -------      --------
Income from operations.....    62,425       7,761                      70,186
Interest income, net.......     6,086                                   6,086
                             --------     -------       -------      --------
Income before income
  taxes....................    68,511       7,761                      76,272
Provision for income
  taxes(5).................    26,824       3,151                      29,975
                             --------     -------       -------      --------
Net income.................  $ 41,687     $ 4,610       $    --      $ 46,297
                             ========     =======       =======      ========

                      APOLLO GROUP, INC. AND SUBSIDIARIES

---------------
(1) Tuition and other revenues are shown net of discounts from a variety of promotional programs and represent amounts earned from students of Apollo Education Group and University of Phoenix Online, respectively. There are no tuition or other revenues that have been allocated between Apollo Education Group and University of Phoenix Online.

(2) Apollo Group, Inc. charges University of Phoenix Online a license fee equal to 4% of University of Phoenix Online's net revenues for the use of curriculum, trademarks, and copyrights owned by Apollo Group, Inc. and its subsidiaries. The license fee, which is included in University of Phoenix Online's instructional costs and services, totaled $4.1 million, $2.8 million, and $1.8 million for the years ended August 31, 2000, 1999, and 1998, respectively. The inter-group license fee revenue of Apollo Education Group eliminates against the inter-group license fee expense of University of Phoenix Online in consolidation at the Apollo Group, Inc. level.

    The related license policy was not in place prior to March 24, 2000; however, in order to prepare financial statements that include the charges and benefits of the types provided for under this policy, the accompanying consolidating statement of operations data reflect charges and benefits that would have applied if this policy had been in effect during the periods presented. Although it has no present intention to do so, Apollo Group, Inc.'s Board of Directors may at any time in its sole discretion modify, rescind, or supplement this policy.

(3) External expenses represent costs incurred directly by Apollo Education Group and University of Phoenix Online and do not include any inter-group allocations.

(4) Certain costs incurred by Apollo Group, Inc. and the University of Phoenix, Inc. including legal, accounting, corporate office and centralized student services costs, have been allocated to University of Phoenix Online on the basis of its revenues in relation to those of Apollo Group, Inc. and the University of Phoenix, Inc. The allocation of such expenses to University of Phoenix Online was as follows:

                                                    YEAR ENDED AUGUST 31,
                                                 ----------------------------
                                                  2000       1999       1998
                                                 -------    -------    ------
Instructional costs and services...............  $ 9,265    $ 4,995    $3,223
Selling and promotional........................      772        201       166
General and administrative.....................    7,248      5,352     3,960
                                                 -------    -------    ------
                                                 $17,285    $10,548    $7,349
                                                 =======    =======    ======

    The related corporate expense allocation policy was not in place prior to March 24, 2000; however, in order to prepare financial statements that include the charges and benefits of the types provided for under this policy, the accompanying consolidating statement of operations data reflect charges and benefits that would have applied if this policy had been in effect during the periods presented. Although it has no present intention to do so, Apollo Group, Inc.'s Board of Directors may at any time in its sole discretion modify, rescind, or supplement this policy.

(5) University of Phoenix Online's results, along with other divisions of the University of Phoenix, Inc., are included in the Apollo Group, Inc. consolidated federal income tax return. State taxes are paid based upon apportioned taxable income or loss of Apollo Group, Inc., with the exception of certain state taxes that are based upon an apportionment of University of Phoenix taxable income or loss. The provision for income taxes included in the accompanying consolidating statement of operations data has been calculated on a separate company basis.

                      APOLLO GROUP, INC. AND SUBSIDIARIES

NOTE 15.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following table sets forth selected unaudited quarterly financial information for each of the Company's last eight quarters.

                                              2000                                        1999
                            -----------------------------------------   -----------------------------------------
                            AUG. 31,   MAY 31,    FEB. 29,   NOV. 30,   AUG. 31,   MAY 31,    FEB. 28,   NOV. 30,
                              2000       2000       2000       1999       1999       1999       1999       1998
                            --------   --------   --------   --------   --------   --------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
  Tuition and other,
    net...................  $165,008   $167,591   $133,980   $143,418   $135,685   $138,107   $109,356   $115,698
                            --------   --------   --------   --------   --------   --------   --------   --------
COSTS AND EXPENSES:
  Instructional costs and
    services(1)...........    90,792     97,499     81,849     82,734     78,271     77,332     65,298     66,681
  Selling and
    promotional...........    27,944     23,695     22,293     22,559     20,585     20,465     19,253     18,840
  General and
    administrative........    12,403     11,828     10,828     11,496     11,150      9,922      9,092      9,204
                            --------   --------   --------   --------   --------   --------   --------   --------
                             131,139    133,022    114,970    116,789    110,006    107,719     93,643     94,725
                            --------   --------   --------   --------   --------   --------   --------   --------
Income from operations....    33,869     34,569     19,010     26,629     25,679     30,388     15,713     20,973
Interest income, net......     2,042      1,590      1,279      1,317      1,290      1,352      1,275      1,312
                            --------   --------   --------   --------   --------   --------   --------   --------
Income before income
  taxes...................    35,911     36,159     20,289     27,946     26,969     31,740     16,988     22,285
Provision for income
  taxes...................    14,603     15,016      8,376     11,119     10,617     12,780      6,833      8,747
                            --------   --------   --------   --------   --------   --------   --------   --------
Net income................  $ 21,308   $ 21,143   $ 11,913   $ 16,827   $ 16,352   $ 18,960   $ 10,155   $ 13,538
                            ========   ========   ========   ========   ========   ========   ========   ========
Diluted net income per
  share...................  $   0.28   $   0.28   $   0.16   $   0.22   $   0.21   $   0.24   $   0.13   $   0.17
                            ========   ========   ========   ========   ========   ========   ========   ========
Diluted weighted average
  shares outstanding......    76,418     76,126     76,478     77,495     78,068     78,914     79,195     79,159
                            ========   ========   ========   ========   ========   ========   ========   ========

---------------
(1) Includes the $6.0 million charge (3.6% of tuition and other net revenues) related to the U.S. Department of Education agreement in the May 31, 2000 quarter.

         SELECTED FINANCIAL INFORMATION OF UNIVERSITY OF PHOENIX ONLINE

     The following selected financial and operating data are qualified by reference to and should be read in conjunction with the financial statements of University of Phoenix Online and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online." The statement of operations data for the years ended August 31, 2000, 1999, and 1998 and the balance sheet data as of August 31, 2000 and 1999 are derived from University of Phoenix Online's audited financial statements.

                                                               YEAR ENDED AUGUST 31,
                                                     -----------------------------------------
                                                       2000       1999       1998       1997
                                                     --------    -------    -------    -------
                                                                  (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
REVENUES:
  Tuition and other, net...........................  $102,613    $69,582    $45,081    $28,550
                                                     --------    -------    -------    -------
COSTS AND EXPENSES:
  Instructional costs and services.................    49,814     39,582     25,443     17,679
  Selling and promotional..........................    16,268     11,516      7,917      6,102
  General and administrative.......................     7,248      5,352      3,960      2,149
                                                     --------    -------    -------    -------
                                                       73,330     56,450     37,320     25,930
                                                     --------    -------    -------    -------
Income from operations.............................    29,283     13,132      7,761      2,620
Provision for income taxes.........................    11,801      5,323      3,151      1,078
                                                     --------    -------    -------    -------
Net income.........................................  $ 17,482    $ 7,809    $ 4,610    $ 1,542
                                                     ========    =======    =======    =======

                                                                       AUGUST 31,
                                                              -----------------------------
                                                               2000       1999       1998
                                                              -------    -------    -------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets................................................  $21,962    $14,871    $ 8,516
                                                              =======    =======    =======
Current liabilities.........................................  $15,991    $11,789    $ 9,613
Long-term liabilities.......................................      123         --         42
Divisional net worth........................................    5,848      3,082     (1,139)
                                                              -------    -------    -------
Total liabilities and divisional net worth..................  $21,962    $14,871    $ 8,516
                                                              =======    =======    =======

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
           AND RESULTS OF OPERATIONS OF UNIVERSITY OF PHOENIX ONLINE

     As mentioned under "Management's Discussion and Analysis of Financial Condition and Results of Operations of Apollo Group Inc.," the following Management's Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online contains forward-looking statements relating to future plans, expectations, events, or performance that involve risks and uncertainties. Actual results of operations could differ materially from those anticipated in these forward-looking statements as a result of various factors.

BACKGROUND AND OVERVIEW

     University of Phoenix Online is a provider of accessible, accredited educational programs for working adults. It began operations in 1989 by modifying courses developed by University of Phoenix's physical campuses for delivery via modem to students worldwide. Today, students can log on to their online classes via the Internet 24 hours a day, 7 days a week wherever there is Internet accessibility using basic technology such as a Pentium-class personal computer, a 28.8K modem, and an Internet service provider, thereby enhancing the accessibility of and the potential market for its programs. University of Phoenix Online currently offers 10 accredited degree programs in business, education, information technology, and nursing. As of August 31, 2000, University of Phoenix Online had approximately 16,000 degree students and approximately 1,300 faculty members.

     In order to track the economic performance of University of Phoenix Online, we have separated University of Phoenix Online, our online division, from Apollo Education Group, which includes the rest of our businesses. University of Phoenix Online common stock is intended to track the economic performance of University of Phoenix Online.

     University of Phoenix Online has relied upon us to finance its operations since inception. Therefore, University of Phoenix Online's financial position, results of operations, and cash flows to date are not necessarily indicative of the financial position, results of operations, and cash flows that would have resulted had University of Phoenix Online been operating as an independent company.

     The provision of services and other matters between University of Phoenix Online and Apollo Education Group, including the right to use our curriculum, trademarks, and copyrights, will be governed by corporate expense, license, and income tax allocation policies, which are described below. These arrangements were not in place prior to March 24, 2000. However, in order to prepare financial statements that include charges and benefits of the types provided for under these arrangements, the financial statements for University of Phoenix Online reflect charges and benefits that would have applied if these inter-group arrangements had been in effect during the periods presented.

     Although we have no present intention to do so, our Board of Directors may rescind, modify, or add to any of these policies. While management believes that these allocation methods are reasonable, the allocated expenses are not necessarily indicative of, and it is not practicable for us to estimate, the levels of expenses that would have been incurred if University of Phoenix Online had been operating as an independent company.

     CORPORATE EXPENSES. In order to prepare the financial statements for University of Phoenix Online, certain costs incurred by us and University of Phoenix, including legal, accounting, corporate office and centralized student services costs, were allocated to University of Phoenix Online on the basis of its revenues in relation to those of us and University of Phoenix. Management believes the allocation methodology is fair to each group because allocations based on revenue will not inflate or dilute the operating margin of one group in favor of the other. The allocation of such expenses to University of Phoenix Online was as follows, in thousands:

                                                            YEAR ENDED AUGUST 31,
                                                         ----------------------------
                                                          2000       1999       1998
                                                         -------    -------    ------
Instructional costs and services.......................  $ 9,265    $ 4,995    $3,223
Selling and promotional................................      772        201       166
General and administrative.............................    7,248      5,352     3,960
                                                         -------    -------    ------
                                                         $17,285    $10,548    $7,349
                                                         =======    =======    ======

     LICENSE FEE. We charge University of Phoenix Online a license fee equal to 4% of University of Phoenix Online's net revenues for the use of our curriculum, trademarks, and copyrights. The license fee, which is included in instructional costs and services in University of Phoenix Online's statement of operations, was $4.1 million, $2.8 million, and $1.8 million for the years ended August 31, 2000, 1999, and 1998, respectively.

     INCOME TAXES. University of Phoenix Online's results, along with those of University of Phoenix's other divisions, are included in our consolidated federal income tax return. State taxes are paid based upon our apportioned taxable income or loss, with the exception of certain state taxes that are based upon an apportionment of University of Phoenix taxable income or loss.

     The provision for income taxes included in University of Phoenix Online's statement of operations has been calculated on a separate company basis. The related current and deferred tax assets and liabilities are settled with University of Phoenix at the end of each period through the divisional net worth account.

     University of Phoenix Online's effective income tax rate differs from the federal statutory tax rate primarily as a result of state income taxes.

     We intend, for so long as University of Phoenix Online common stock remains outstanding, to include in our filings under the Securities Exchange Act of 1934, financial statements of University of Phoenix Online, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online," as of the same dates and for the same periods as our consolidated financial statements. These financial statements will be prepared in accordance with accounting principles generally accepted in the United States of America, and in the case of annual financial statements, will be audited. These financial statements are not legally required under current law or Securities and Exchange Commission regulations.

     Tuition and other revenues are shown net of discounts. University of Phoenix Online's educational degree programs last up to four years. Students in degree programs enroll in a program of study that encompasses a series of five to six week courses that are taken consecutively over the length of the program. Students are billed on a course-by-course basis when the student first attends a session, resulting in the recording of a receivable from the student and deferred tuition revenue in the amount of the billing. The revenue for each course is recognized on a pro rata basis over the period of instruction.

     Instructional costs and services consist primarily of costs related to the delivery and administration of educational programs and includes a license fee equal to 4% of University of Phoenix Online's net revenues for the use of our curriculum, trademarks, and copyrights. Instructional costs and services include expenses directly attributable to University of Phoenix Online's operations, such as faculty compensation, administrative salaries, facility leases and other occupancy costs, bad debt expense, and depreciation and amortization of property and equipment, and an allocation of expenses relating to centralized departments that provide services directly to University of Phoenix Online's students. We expect University of Phoenix Online's instructional costs and services to increase as a result of increased student enrollments.

     Selling and promotional costs consist primarily of compensation for enrollment advisors, advertising costs, production of marketing materials, and other costs related to selling and promotional functions, and an allocation of expenses relating to Apollo Education Group's centralized marketing functions. University of Phoenix Online expects selling and promotional costs, both in absolute dollars and as a percentage of tuition and other net revenues, to increase significantly as it expands its marketing efforts to increase enrollments and brand awareness.

     General and administrative costs consist of the allocation of administrative salaries, occupancy costs, depreciation and amortization, and other related costs for departments such as executive management, information systems, corporate accounting, human resources, and other departments that do not provide direct services to University of Phoenix Online students.

RESULTS OF OPERATIONS

     The following table sets forth the statement of operations data of University of Phoenix Online, expressed as a percentage of tuition and other net revenues for the periods indicated:

                                                               YEAR ENDED AUGUST 31,
                                                              -----------------------
                                                              2000     1999     1998
                                                              -----    -----    -----
REVENUES:
  Tuition and other, net....................................  100.0%   100.0%   100.0%
                                                              -----    -----    -----
COSTS AND EXPENSES:
  Instructional costs and services..........................   48.5     56.9     56.4
  Selling and promotional...................................   15.9     16.5     17.6
  General and administrative................................    7.1      7.7      8.8
                                                              -----    -----    -----
                                                               71.5     81.1     82.8
                                                              -----    -----    -----
Income from operations......................................   28.5     18.9     17.2
Less provision for income taxes.............................   11.5      7.7      7.0
                                                              -----    -----    -----
Net income..................................................   17.0%    11.2%    10.2%
                                                              =====    =====    =====

     YEAR ENDED AUGUST 31, 2000, COMPARED WITH THE YEAR ENDED AUGUST 31, 1999

     Tuition and other net revenues increased by 47.5% to $102.6 million in 2000 from $69.6 million in 1999 due primarily to an increase in average full-time equivalent degree student enrollments. Average full-time equivalent degree student enrollments increased to approximately 9,500 in 2000 from approximately 7,000 in 1999.

     Instructional costs and services increased by 25.9% to $49.8 million in 2000 from $39.6 million in 1999 due primarily to the direct costs necessary to support the increase in degree student enrollments and University of Phoenix Online's allocation of $1.1 million of the $6.0 million charge related to the U.S. Department of Education agreement. Direct costs consist primarily of faculty compensation and related staff salaries. These costs as a percentage of tuition and other net revenues decreased to 48.5% in 2000 from 56.9% in 1999 due primarily to greater net revenues being spread over the fixed costs related to centralized student services offset in part by the University of Phoenix Online's allocation of $1.1 million of the $6.0 million charge related to the U.S. Department of Education agreement. As University of Phoenix Online expands, it may not be able to leverage its existing instructional costs and services to the same extent.

     Selling and promotional expenses increased by 41.3% to $16.3 million in 2000 from $11.5 million in 1999 due primarily to an increase in enrollment advisors and additional advertising and marketing. These expenses as a percentage of tuition and other net revenues decreased to 15.9% in 2000 from 16.5% in 1999 due primarily to greater net revenues being spread over a proportionately lower increase in selling and promotional expenses.

     General and administrative expenses increased by 35.4% to $7.2 million in 2000 from $5.4 million in 1999 due primarily to a higher revenue growth rate at University of Phoenix Online in that period compared to Apollo Education Group which resulted in a higher allocation of general and administrative expenses to University of Phoenix Online. General and administrative expenses as a percentage of tuition and other net revenues decreased to 7.1% in 2000 from 7.7% in 1999 due primarily to greater net revenues being spread over a proportionately lower increase in general and administrative expenses.

     The effective tax rate decreased to 40.3% in 2000 from 40.5% in 1999.

     Net income increased to $17.5 million in 2000 from $7.8 million in 1999, due primarily to increased enrollments and improved utilization of instructional costs and services, selling and promotional, and general and administrative expenses.

     YEAR ENDED AUGUST 31, 1999, COMPARED WITH THE YEAR ENDED AUGUST 31, 1998

     Tuition and other net revenues increased by 54.3% to $69.6 million in 1999 from $45.1 million in 1998 due primarily to an increase in average full-time equivalent degree student enrollments. Average full-time equivalent degree student enrollments increased to approximately 7,000 in 1999 from approximately 4,800 in 1998.

     Instructional costs and services increased by 55.6% to $39.6 million in 1999 from $25.4 million in 1998 due primarily to the direct costs necessary to support the increase in degree student enrollments. These costs as a percentage of tuition and other net revenues increased to 56.9% in 1999 from 56.4% in 1998 due primarily to increased costs in anticipation of increases in degree student enrollment.

     Selling and promotional expenses increased by 45.5% to $11.5 million in 1999 from $7.9 million in 1998 due primarily to an increase in enrollment advisors and additional advertising and marketing. These expenses as a percentage of tuition and other net revenues decreased to 16.5% in 1999 from 17.6% in 1998 due primarily to greater net revenues being spread over a proportionately lower increase in selling and promotional expenses.

     General and administrative expenses increased by 35.2% to $5.4 million in 1999 from $4.0 million in 1998 due primarily to a higher revenue growth rate at University of Phoenix Online in that period compared to Apollo Education Group which resulted in a higher allocation of general and administrative expenses to University of Phoenix Online. General and administrative expenses as a percentage of tuition and other net revenues decreased to 7.7% in 1999 from 8.8% in 1998 due primarily to greater net revenues being spread over a proportionately lower increase in general and administrative expenses.

     The effective tax rate decreased to 40.5% in 1999 from 40.6% in 1998.

     Net income increased to $7.8 million in 1999 from $4.6 million in 1998.

QUARTERLY FLUCTUATIONS IN RESULTS OF OPERATIONS

     University of Phoenix Online may experience seasonality in its results of operations primarily as a result of changes in the level of student enrollments. While students are enrolled throughout the year, average enrollments and related revenues may be lower in some quarters than others. Most expenses do not vary directly with revenues and are difficult to adjust in the short term. As a result, if revenues for a particular quarter are lower than another, operating expenses may not be able to be proportionately reduced for that quarter.

LIQUIDITY AND CAPITAL RESOURCES

     University of Phoenix Online currently is able to provide for its own capital expenditures and cash required for operations. University of Phoenix Online does not maintain a bank account; rather, all of its cash receipts and cash disbursements are processed by us on its behalf. Cash generated by Apollo Education Group and University of Phoenix Online has been and will continue to be managed centrally by us. University of Phoenix Online's liquidity could be adversely affected by the investment decisions we make.

     Net cash provided by operating activities increased to $18.5 million in 2000 from $6.1 million in 1999. The increase resulted primarily from increased net income, a smaller increase in accounts receivable, and an increase in student deposits and deferred revenue. These increases were partially offset by increased other assets. The smaller increase in accounts receivable was primarily attributable to increased efficiency of financial aid processing in 2000.

     Capital expenditures increased to $3.7 million in 2000 from $2.6 million in 1999 due primarily to continued growth in operations. Total purchases of property and equipment for the year ended August 31, 2001, are expected to range from $4.0 to $6.0 million. These expenditures will primarily be related to increases in normal recurring capital expenditures due to the overall increase in students and employees resulting from the growth in the business.

     On March 24, 2000, the Board of Directors of Apollo Group, Inc. ("Apollo") authorized the issuance of a new class of stock called University of Phoenix Online common stock, that is intended to reflect the separate performance of University of Phoenix Online, a division of the University of Phoenix, Inc., a wholly-owned subsidiary of Apollo. Apollo's other businesses and its retained interest in University of Phoenix Online are referred to as "Apollo Education Group." On October 3, 2000, an offering of 5,750,000 shares of University of Phoenix Online common stock was completed at a price of $14.00 per share. This stock represented a 10.8% interest in University of Phoenix Online with Apollo Education Group retaining the remaining 89.2% interest in University of Phoenix Online.

     We have allocated all of the net proceeds from the University of Phoenix Online common stock offering to University of Phoenix Online. In addition, although we have no obligation to provide funds to University of Phoenix Online and the decision to do so is within the discretion of our Board of Directors, it is our present intention to fund, if needed, the operations and cash flow needs of University of Phoenix Online through fiscal 2001.

     In January 1998, the U.S. Department of Education Office of the Inspector General ("OIG") began performing an audit of University of Phoenix's administration of the Title IV Programs. The team previously presented questions regarding University of Phoenix's interpretation of the "12-hour rule," distance education programs, and institutional refund obligations. University of Phoenix reached an agreement with the U.S. Department of Education which acknowledges no admission that there were any issues of non-compliance or errors by University of Phoenix. To bring this audit to closure and settle all outstanding issues prior to the final OIG report, which was issued on March 31, 2000, University of Phoenix agreed to modify its physical campus learning team attendance log to track the sites of learning team meetings and record the hours attended. This modification is not expected to have a negative impact on either University of Phoenix or its students. This modification does not require any change to University of Phoenix Online's learning team attendance log. Part of the agreement, dated March 27, 2000, reached with the U.S. Department of Education requires University of Phoenix to pay the U.S. Department of Education $6.0 million as a negotiated settlement in full satisfaction of all monetary findings arising under the final OIG audit report. Approximately $1.1 million of this amount was allocated to University of Phoenix Online during the third quarter of the fiscal year ending August 31, 2000 in accordance with the corporate expense allocation policy. This amount is reflected in University of Phoenix Online's instructional costs and services.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Apollo Group, Inc.:

     In our opinion, the accompanying balance sheet and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of University of Phoenix Online at August 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Apollo Group, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 1, University of Phoenix Online is a division of the University of Phoenix, Inc., a wholly-owned subsidiary of Apollo Group, Inc. Accordingly, the financial statements of University of Phoenix Online should be read in conjunction with the audited financial statements of Apollo Group, Inc.

PRICEWATERHOUSECOOPERS LLP
Phoenix, Arizona
September 29, 2000

                          UNIVERSITY OF PHOENIX ONLINE
                (A DIVISION OF THE UNIVERSITY OF PHOENIX, INC.,
                A WHOLLY-OWNED SUBSIDIARY OF APOLLO GROUP, INC.)

                                 BALANCE SHEET
                                 (In thousands)

                                                                  AUGUST 31,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
ASSETS:
Current assets
  Receivables, net..........................................  $ 13,991    $11,133
  Other current assets......................................       482        147
                                                              --------    -------
Total current assets........................................    14,473     11,280
Property and equipment, net.................................     5,940      3,575
Other assets................................................     1,549         16
                                                              --------    -------
Total assets................................................  $ 21,962    $14,871
                                                              ========    =======
LIABILITIES AND DIVISIONAL NET WORTH:
Current liabilities
  Accounts payable..........................................  $    245    $   140
  Accrued liabilities.......................................     1,220      1,626
  Student deposits and deferred tuition revenue.............    14,526     10,023
                                                              --------    -------
Total current liabilities...................................    15,991     11,789
Long-term liabilities.......................................       123         --
                                                              --------    -------
Total liabilities...........................................    16,114     11,789
                                                              --------    -------
Commitments and contingencies
DIVISIONAL NET WORTH:
Funds allocated to/from Apollo Education Group..............   (23,747)    (9,031)
  Accumulated earnings......................................    29,595     12,113
                                                              --------    -------
  Total divisional net worth................................     5,848      3,082
                                                              --------    -------
Total liabilities and divisional net worth..................  $ 21,962    $14,871
                                                              ========    =======

   The accompanying notes are an integral part of these financial statements.

                          UNIVERSITY OF PHOENIX ONLINE
                (A DIVISION OF THE UNIVERSITY OF PHOENIX, INC.,
                A WHOLLY-OWNED SUBSIDIARY OF APOLLO GROUP, INC.)

                            STATEMENT OF OPERATIONS
                                 (In thousands)

                                                                  YEAR ENDED AUGUST 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------    -------    -------
REVENUES:
  Tuition and other, net....................................  $102,613    $69,582    $45,081
                                                              --------    -------    -------
COSTS AND EXPENSES:
  Instructional costs and services..........................    49,814     39,582     25,443
  Selling and promotional...................................    16,268     11,516      7,917
  General and administrative................................     7,248      5,352      3,960
                                                              --------    -------    -------
                                                                73,330     56,450     37,320
                                                              --------    -------    -------
INCOME FROM OPERATIONS......................................    29,283     13,132      7,761
Provision for income taxes..................................    11,801      5,323      3,151
                                                              --------    -------    -------
NET INCOME..................................................  $ 17,482    $ 7,809    $ 4,610
                                                              ========    =======    =======

   The accompanying notes are an integral part of these financial statements.

                          UNIVERSITY OF PHOENIX ONLINE
                (A DIVISION OF THE UNIVERSITY OF PHOENIX, INC.,
                A WHOLLY-OWNED SUBSIDIARY OF APOLLO GROUP, INC.)

                            STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                                  YEAR ENDED AUGUST 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------    -------    -------
CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
Net income..................................................  $ 17,482    $ 7,809    $ 4,610
Adjustments to reconcile net income to net cash provided by
  operating activities:
Depreciation and amortization...............................     1,383        922        571
Provision for uncollectible accounts........................     2,129      2,411        784
Decrease (increase) in assets:
  Receivables, net..........................................    (4,987)    (7,001)    (3,681)
  Other assets..............................................    (1,884)      (131)        33
Increase (decrease) in liabilities:
  Accounts payable and accrued liabilities..................      (301)       (66)     1,041
  Student deposits and deferred revenue.....................     4,503      2,260      2,130
  Other liabilities.........................................       123        (60)       (17)
                                                              --------    -------    -------
Net cash provided by operating activities...................    18,448      6,144      5,471
                                                              --------    -------    -------
CASH FLOWS USED FOR INVESTING ACTIVITIES:
Net additions to property and equipment.....................    (3,732)    (2,556)      (814)
                                                              --------    -------    -------
Net cash used for investing activities......................    (3,732)    (2,556)      (814)
                                                              --------    -------    -------
CASH FLOWS USED FOR FINANCING ACTIVITIES:
Funds allocated to/from Apollo Education Group..............   (14,716)    (3,588)    (4,657)
                                                              --------    -------    -------
Net cash used for financing activities......................   (14,716)    (3,588)    (4,657)
                                                              --------    -------    -------
Net change in cash..........................................        --         --         --
Cash at beginning of year...................................        --         --         --
                                                              --------    -------    -------
Cash at end of year.........................................  $     --    $    --    $    --
                                                              ========    =======    =======

   The accompanying notes are an integral part of these financial statements.

                          UNIVERSITY OF PHOENIX ONLINE
                (A DIVISION OF THE UNIVERSITY OF PHOENIX, INC.,
                A WHOLLY-OWNED SUBSIDIARY OF APOLLO GROUP, INC.)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     On March 24, 2000, the Board of Directors of Apollo Group, Inc. ("Apollo") authorized the issuance of a new class of stock called University of Phoenix Online common stock, that is intended to reflect the separate performance of University of Phoenix Online, a division of the University of Phoenix, Inc., a wholly-owned subsidiary of Apollo. Apollo's other businesses and its retained interest in University of Phoenix Online are referred to as "Apollo Education Group." On October 3, 2000, an offering of 5,750,000 shares of University of Phoenix Online common stock was completed at a price of $14.00 per share. This stock represented a 10.8% interest in University of Phoenix Online with Apollo Education Group retaining the remaining 89.2% interest in University of Phoenix Online.

     University of Phoenix Online is the online division of University of Phoenix which is a regionally accredited, private institution of higher education offering associates, bachelors, masters, and doctoral degree programs in business, management, computer information systems, education, and health care. University of Phoenix Online offers its educational programs worldwide through its computerized educational delivery system. University of Phoenix is accredited by the Commission on Institutions of Higher Education of the North Central Association of Colleges and Schools.

     The accompanying financial statements provide financial information regarding the underlying business of University of Phoenix Online. Even though Apollo Group, Inc. has separated its assets, liabilities, revenues, and expenses between Apollo Education Group and University of Phoenix Online for purposes of tracking the economic performance of each of University of Phoenix Online and Apollo Education Group, that separation will not change the legal title to any assets or the responsibility for any liabilities and will not affect the rights of creditors. Holders of University of Phoenix Online common stock are common stockholders of Apollo Group, Inc. and are subject to all the risks associated with an investment in Apollo Group, Inc.'s assets and liabilities. Material financial events which may occur at Apollo Education Group may affect University of Phoenix Online's results of operations or financial position. Accordingly, University of Phoenix Online's financial statements should be read in conjunction with Apollo Group, Inc.'s consolidated financial statements.

     The provision of services and other matters between University of Phoenix Online and Apollo Education Group, including the right to use the curriculum, trademarks, and copyrights of Apollo Group, Inc. and its subsidiaries, are governed by corporate expense, income tax, and license allocation policies, which are described in Note 3. Related Party Transactions. These policies were not in place prior to March 24, 2000. However, in order to prepare financial statements that include charges and benefits of the types provided for under these polices, the accompanying financial statements reflect charges and benefits that would have applied if these policies had been in effect during the periods presented.

     University of Phoenix Online's fiscal year is from September 1 to August
31. Unless otherwise stated, references to the years 2000, 1999, and 1998 relate to the fiscal years ended August 31, 2000, 1999, and 1998, respectively.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

     PROPERTY AND EQUIPMENT. Property and equipment is recorded at cost less accumulated depreciation. University of Phoenix Online capitalizes the cost of software used for internal operations once technological feasibility of the software has been demonstrated. Such costs consist primarily of custom-developed and packaged software and the direct labor costs of internally-developed software. Depreciation is provided on all furniture, equipment, and software using the straight-line method over the estimated useful lives of the related assets which range from three to seven years, except software which is depreciated over three to five years.

                          UNIVERSITY OF PHOENIX ONLINE
                (A DIVISION OF THE UNIVERSITY OF PHOENIX, INC.,
                A WHOLLY-OWNED SUBSIDIARY OF APOLLO GROUP, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets. Maintenance and repairs are expensed as incurred.

     REVENUES, RECEIVABLES, AND RELATED LIABILITIES. Tuition and other revenues are shown net of discounts relating to a variety of promotional programs. University of Phoenix Online's educational degree programs last up to four years. Students in degree programs enroll in a program of study that encompasses a series of five to six week courses that are taken consecutively over the length of the program. Students are billed on a course-by-course basis, when the student first attends a session, resulting in the recording of a receivable from the student and deferred tuition revenue in the amount of the billing. The revenue for each course is recognized on a pro rata basis over the period of instruction.

     Many of University of Phoenix Online's students participate in government sponsored financial aid programs under Title IV of the Higher Education Act of 1965. These financial aid programs generally consist of guaranteed student loans and direct grants to students. Guaranteed student loans are issued directly to the student by external financial institutions, to whom the student is obligated, and are non-recourse to University of Phoenix.

     Student deposits consist of payments made in advance of billings. As the student is billed, the student deposit is applied against the resulting student receivable.

     EARNINGS PER SHARE. Earnings per share for University of Phoenix Online has been omitted from the accompanying statement of operations since University of Phoenix Online common stock is a class of stock of Apollo Group, Inc. and is not part of the capital structure of University of Phoenix Online.

     Beginning in the first quarter of fiscal year 2001, the consolidated financial statements of Apollo Group, Inc. will present basic and diluted earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock using the two-class method. The two-class method is an earnings allocation formula that determines the earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock according to participation rights in undistributed earnings.

     FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying amount reported in the balance sheet for accounts receivable, accounts payable, accrued liabilities, and student deposits and deferred tuition revenue approximates fair value because of the short-term nature of these financial instruments.

     SELLING AND PROMOTIONAL COSTS. University of Phoenix Online expenses selling and promotional costs as incurred. Selling and promotional costs include marketing salaries, direct-response and other advertising, promotional materials, and related marketing costs.

     NEW ACCOUNTING PRONOUNCEMENTS. During December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101"), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. University of Phoenix Online was originally required to implement SAB No. 101 in the first quarter of its fiscal year ending August 31, 2001; however, in June 2000, the Securities and Exchange Commission amended SAB No. 101 to delay the required implementation date. As a result, University of Phoenix Online must now implement the related guideline in the fourth quarter of its fiscal year ending August 31, 2001. Although the analysis of the impact of SAB No. 101 has not been completed, it is not expected to have a material effect on University of Phoenix Online's results of operations.

     USE OF ESTIMATES. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                          UNIVERSITY OF PHOENIX ONLINE
                (A DIVISION OF THE UNIVERSITY OF PHOENIX, INC.,
                A WHOLLY-OWNED SUBSIDIARY OF APOLLO GROUP, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     COMPREHENSIVE INCOME. Comprehensive income includes all changes in divisional net worth during a period from non-owner sources. University of Phoenix Online has not had any transactions, other than net income, that are required to be reported in comprehensive income.

NOTE 3.  RELATED PARTY TRANSACTIONS

     University of Phoenix Online's financial statements reflect the application of certain expense allocation and treasury activity policies summarized below. Although it has no present intention to do so, the Board of Directors of Apollo Group, Inc. may rescind, modify, or add to any of these policies. While management believes that these allocation methods are reasonable, the allocated expenses are not necessarily indicative of, and it is not practicable for us to estimate, the levels of expenses that would have been incurred if University of Phoenix Online had been operating as an independent company.

     CORPORATE EXPENSES. In order to prepare the accompanying financial statements, certain costs incurred by Apollo Group, Inc. and University of Phoenix were allocated to University of Phoenix Online on the basis of its revenues in relation to those of Apollo Group, Inc. and University of Phoenix. The allocation of such expenses to University of Phoenix Online was as follows, in thousands:

                                                            YEAR ENDED AUGUST 31,
                                                         ----------------------------
                                                          2000       1999       1998
                                                         -------    -------    ------
Instructional costs and services.......................  $ 9,265    $ 4,995    $3,223
Selling and promotional................................      772        201       166
General and administrative.............................    7,248      5,352     3,960
                                                         -------    -------    ------
                                                         $17,285    $10,548    $7,349
                                                         =======    =======    ======

     LICENSE FEE. Apollo Group, Inc. charges University of Phoenix Online a license fee equal to 4% of University of Phoenix Online's net revenues for the use of curriculum, trademarks, and copyrights owned by Apollo Group, Inc. and its subsidiaries. The license fee, which is included in instructional costs and services in the accompanying statement of operations, was $4.1 million, $2.8 million, and $1.8 million for the years ended August 31, 2000, 1999, and 1998, respectively.

     INCOME TAXES. University of Phoenix Online's results, along with those of University of Phoenix's other divisions, are included in Apollo Group, Inc.'s consolidated federal income tax return. State taxes are paid based upon apportioned taxable income or loss of Apollo Group, Inc., with the exception of certain state taxes that are based upon an apportionment of University of Phoenix taxable income or loss.

     The provision for income taxes included in the accompanying statement of operations has been calculated on a separate company basis. The related current and deferred tax assets and liabilities are settled with University of Phoenix at the end of each period through the funds allocated to/from Apollo Education Group component of divisional net worth.

     University of Phoenix Online's effective income tax rate differs from the federal statutory tax rate primarily as a result of state income taxes.

     TREASURY ACTIVITIES. Since its inception, Apollo Group, Inc. has financed University of Phoenix Online's operations internally and has not incurred any related third party debt. University of Phoenix Online does not maintain a bank account; rather all of its cash receipts and disbursements are processed by Apollo Group, Inc. on University of Phoenix Online's behalf. Currently all amounts are settled through the funds allocated to/from Apollo Education Group component of University of Phoenix Online's divisional net worth. Whenever University of Phoenix Online generates cash from operations, that cash is deemed to be transferred

                          UNIVERSITY OF PHOENIX ONLINE
                (A DIVISION OF THE UNIVERSITY OF PHOENIX, INC.,
                A WHOLLY-OWNED SUBSIDIARY OF APOLLO GROUP, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

to Apollo Education Group and is accounted for as a return of capital. Whenever University of Phoenix Online has a cash need, that cash need is deemed to be transferred from Apollo Education Group and is accounted for as a capital contribution. As a result of this policy, the accompanying statement of operations does not reflect any inter-group interest income or expense.

     The difference between the net proceeds of the University of Phoenix Online common stock offering and outlays attributable to University of Phoenix Online following the offering has been accounted for as a revolving credit allowance from University of Phoenix Online to Apollo Education Group requiring the reflection of interest expense by Apollo Education Group and interest income by University of Phoenix Online at the rate of interest determined by the Board of Directors. Any other cash transfers accounted for as revolving credit advances will not bear interest unless the Board of Directors determines otherwise. As a result of this change in policy, the consolidating statement of operations data for periods subsequent to the offering may reflect inter-group interest income and expense. Accordingly, operating results for University of Phoenix Online for periods subsequent to this offering may not be comparable to such operating results prior to this offering.

NOTE 4.  BALANCE SHEET COMPONENTS

     Receivables consist of the following, in thousands:

                                                                  AUGUST 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Trade receivables...........................................  $15,717    $12,657
Less allowance for doubtful accounts........................   (1,726)    (1,524)
                                                              -------    -------
          Total receivables, net............................  $13,991    $11,133
                                                              =======    =======

     Bad debt expense was $2.1 million, $2.4 million, and $784,000 for 2000, 1999, and 1998, respectively.

     Property and equipment consist of the following, in thousands:

                                                                  AUGUST 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Furniture and equipment.....................................  $ 6,277    $ 5,190
Software....................................................      540        507
Leasehold improvements......................................    1,632        257
                                                              -------    -------
                                                                8,449      5,954
Less accumulated depreciation and amortization..............   (2,509)    (2,379)
                                                              -------    -------
          Property and equipment, net.......................  $ 5,940    $ 3,575
                                                              =======    =======

                          UNIVERSITY OF PHOENIX ONLINE
                (A DIVISION OF THE UNIVERSITY OF PHOENIX, INC.,
                A WHOLLY-OWNED SUBSIDIARY OF APOLLO GROUP, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Depreciation and amortization expense was $1,367,000, $922,000, and $571,000 for 2000, 1999, and 1998, respectively.

     Accrued liabilities consist of the following, in thousands:

                                                                  AUGUST 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Salaries, wages, and benefits...............................  $ 1,046    $   981
Other accrued liabilities...................................      174        645
                                                              -------    -------
          Total accrued liabilities.........................  $ 1,220    $ 1,626
                                                              =======    =======

     Student deposits and deferred tuition revenue consist of the following, in thousands:

                                                                  AUGUST 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Student deposits............................................  $ 6,123    $ 6,363
Deferred tuition revenue....................................    8,403      3,660
                                                              -------    -------
          Total student deposits and deferred tuition
            revenue.........................................  $14,526    $10,023
                                                              =======    =======

     Divisional net worth activity for the years ended August 31, is as follows, in thousands:

                                                  FUNDS ALLOCATED   ACCUMULATED
                                                  TO/FROM APOLLO     EARNINGS
                                                  EDUCATION GROUP    (LOSSES)      TOTAL
                                                  ---------------   -----------   --------
BALANCE AT AUGUST 31, 1998......................     $ (5,443)        $ 4,304     $ (1,139)
  Net income....................................                        7,809        7,809
  Funds allocated to/from Apollo Education
     Group......................................       (3,588)                      (3,588)
                                                     --------         -------     --------
BALANCE AT AUGUST 31, 1999......................       (9,031)         12,113        3,082
  Net income....................................                       17,482       17,482
  Funds allocated to/from Apollo Education
     Group......................................      (14,716)                     (14,716)
                                                     --------         -------     --------
BALANCE AT AUGUST 31, 2000......................     $(23,747)        $29,595     $  5,848
                                                     ========         =======     ========

     University of Phoenix Online and Apollo Education Group had no intercompany purchases or cash transfers for the fiscal years ended August 31, 2000 and 1999.

NOTE 5.  BENEFIT PLANS

     Employees of University of Phoenix Online are eligible to participate in Apollo Group, Inc.'s various health, welfare, and disability benefit programs offered to its full-time, salaried employees which are funded primarily by Apollo Education Group contributions. Additionally, eligible employees also participate in Apollo Group, Inc.'s 401(k) plan as well as its employee stock option and stock purchase plans. Apollo Group, Inc. does not provide post-employment or post-retirement health care and life insurance benefits to University of Phoenix Online's employees.

                          UNIVERSITY OF PHOENIX ONLINE
                (A DIVISION OF THE UNIVERSITY OF PHOENIX, INC.,
                A WHOLLY-OWNED SUBSIDIARY OF APOLLO GROUP, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6.  COMMITMENTS AND CONTINGENCIES

     University of Phoenix Online is obligated under facility and equipment leases that are classified as operating leases. Following is a schedule of future minimum lease commitments as of August 31, 2000, in thousands:

                                                                  OPERATING LEASES
                                                              -------------------------
                                                                            EQUIPMENT &
                                                              FACILITIES       OTHER
                                                              ----------    -----------
2001........................................................    $  903          $10
2002........................................................       967            3
2003........................................................       975
2004........................................................       984
2005........................................................       992
Thereafter..................................................     4,016
                                                                ------          ---
                                                                $8,837          $13
                                                                ======          ===

     Facility and equipment rent expense totaled $1.2 million, $1.4 million, and $1.1 million for 2000, 1999, and 1998, respectively.

     There are no legal proceedings to which Apollo Group, Inc. is a party pertaining to the business and operations of University of Phoenix Online, other than those occurring in the normal course of business. Management believes that the disposition of these cases will not have a material adverse impact on the financial position or results of operations of Apollo Education Group or University of Phoenix Online.

     In January 1998, the U.S. Department of Education Office of the Inspector General ("OIG") began performing an audit of University of Phoenix's administration of the Title IV Programs. The team previously presented questions regarding University of Phoenix's interpretation of the "12-hour rule," distance education programs, and institutional refund obligations. University of Phoenix reached an agreement with the U.S. Department of Education which acknowledges no admission that there were any issues of non-compliance or errors by University of Phoenix. To bring this audit to closure and settle all outstanding issues prior to the final OIG report, which was issued on March 31, 2000, University of Phoenix agreed to modify its physical campus learning team attendance log to track the sites of learning team meetings and record the hours attended. This modification is not expected to have a negative impact on either University of Phoenix or its students. This modification does not require any change to University of Phoenix Online's learning team attendance log. Part of the agreement, dated March 27, 2000, reached with the U.S. Department of Education requires University of Phoenix to pay the U.S. Department of Education $6.0 million as a negotiated settlement in full satisfaction of all monetary findings arising under the final OIG audit report. Approximately $1.1 million of this amount was allocated to University of Phoenix Online during 2000 in accordance with the corporate expense allocation policy and has been reflected in University of Phoenix Online's instructional costs and services.

                          UNIVERSITY OF PHOENIX ONLINE
                (A DIVISION OF THE UNIVERSITY OF PHOENIX, INC.,
                A WHOLLY-OWNED SUBSIDIARY OF APOLLO GROUP, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following table sets forth selected unaudited quarterly financial information of University of Phoenix Online for each of the last eight quarters.

                                                      2000                                       1999
                                    ----------------------------------------   ----------------------------------------
                                    AUG. 31,   MAY 31,   FEB. 29,   NOV. 30,   AUG. 31,   MAY 31,   FEB. 28,   NOV. 30,
                                      2000      2000       2000       1999       1999      1999       1999       1998
                                    --------   -------   --------   --------   --------   -------   --------   --------
                                                                      (IN THOUSANDS)
REVENUES:
  Tuition and other, net..........  $31,661    $28,367   $21,868    $20,717    $19,332    $19,304   $16,051    $14,895
                                    -------    -------   -------    -------    -------    -------   -------    -------
COSTS AND EXPENSES:
  Instructional costs and
    services(1)...................   13,525     14,478    11,269     10,542     11,655     10,808     8,614      8,505
  Selling and promotional.........    5,754      4,208     3,220      3,086      3,493      2,530     2,946      2,547
  General and administrative......    2,287      1,873     1,585      1,503      1,674      1,192     1,430      1,056
                                    -------    -------   -------    -------    -------    -------   -------    -------
                                     21,566     20,559    16,074     15,131     16,822     14,530    12,990     12,108
                                    -------    -------   -------    -------    -------    -------   -------    -------
Income from operations............   10,095      7,808     5,794      5,586      2,510      4,774     3,061      2,787
Provision for income taxes........    4,059      3,132     2,346      2,264      1,017      1,935     1,242      1,129
                                    -------    -------   -------    -------    -------    -------   -------    -------
Net income........................  $ 6,036    $ 4,676   $ 3,448    $ 3,322    $ 1,493    $ 2,839   $ 1,819    $ 1,658
                                    =======    =======   =======    =======    =======    =======   =======    =======

---------------
(1) Includes University of Phoenix Online's allocation of $1.1 million (3.9% of tuition and other net revenues) of the $6.0 million charge related to the U.S. Department of Education agreement in the May 31, 2000 quarter.