Form 10-K, Exhibit 13
period 2001-08-31
APOLLO GROUP INC
filed 2001-11-28
CIK 929887

                                                                      Exhibit 13


        SELECTED CONSOLIDATED FINANCIAL INFORMATION OF APOLLO GROUP, INC.

         The following selected consolidated financial and operating data of Apollo Group, Inc. are qualified by reference to and should be read in conjunction with the consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Apollo Group, Inc." The statement of operations data for the years ended August 31, 2001, 2000, and 1999 and the balance sheet data as of August 31, 2001 and 2000 are derived from the audited consolidated financial statements of Apollo Group, Inc. Diluted net income per share and diluted weighted average shares outstanding have been retroactively restated for stock splits.

                                                                                YEAR ENDED AUGUST 31,
                                                              2001         2000         1999         1998         1997
                                                            ------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
REVENUES:
  Tuition and other, net                                    $769,474     $609,997     $498,846     $384,877     $279,195
                                                            ------------------------------------------------------------
COSTS AND EXPENSES:
  Instructional costs and services                           410,084      352,874      287,582      223,525      161,996
  Selling and promotional                                    150,311       96,491       79,143       57,458       42,097
  General and administrative                                  48,076       46,555       39,368       33,708       24,295
                                                            ------------------------------------------------------------
                                                             608,471      495,920      406,093      314,691      228,388
                                                            ------------------------------------------------------------
INCOME FROM OPERATIONS                                       161,003      114,077       92,753       70,186       50,807
Interest income, net                                          14,106        6,228        5,229        6,086        4,174
                                                            ------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                   175,109      120,305       97,982       76,272       54,981
Provision for income taxes                                    67,292       49,114       38,977       29,975       21,602
                                                            ------------------------------------------------------------
NET INCOME                                                  $107,817     $ 71,191     $ 59,005     $ 46,297     $ 33,379
                                                            ============================================================
NET INCOME ATTRIBUTED TO:
  APOLLO EDUCATION GROUP COMMON STOCK                       $104,513     $ 71,191     $ 59,005     $ 46,297     $ 33,379
                                                            ============================================================
  UNIVERSITY OF PHOENIX ONLINE COMMON STOCK                 $  3,304           $-           $-           $-           $-
                                                            ============================================================
EARNINGS PER SHARE ATTRIBUTED TO:
APOLLO EDUCATION GROUP COMMON STOCK:
  DILUTED NET INCOME PER SHARE                              $   0.90     $   0.62     $   0.50     $   0.39     $   0.29
                                                            ============================================================
  DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                115,999      114,964      118,257      118,630      115,538
                                                            ============================================================
UNIVERSITY OF PHOENIX ONLINE COMMON STOCK:
  DILUTED NET INCOME PER SHARE                              $   0.32
                                                            ========
  DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                 10,242
                                                            ========

                                                                                     AUGUST 31,
                                                              2001         2000         1999         1998         1997
                                                            ------------------------------------------------------------
(DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents, and restricted cash                 $203,829     $ 95,593     $ 77,332     $ 75,039     $ 78,855
Marketable securities                                        198,105       64,246       39,571       45,467       41,429
                                                            ------------------------------------------------------------
TOTAL CASH, CASH EQUIVALENTS, AND MARKETABLE SECURITIES     $401,934     $159,839     $116,903     $120,506     $120,284
                                                            ============================================================
TOTAL ASSETS                                                $680,343     $404,790     $348,342     $305,160     $194,910
                                                            ============================================================
Current liabilities                                         $182,200     $131,089     $108,787     $ 95,574     $ 67,394
Long-term liabilities                                         16,258       12,493        8,435        9,778        3,199
Shareholders' equity                                         481,885      261,208      231,120      199,808      124,317
                                                            ------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $680,343     $404,790     $348,342     $305,160     $194,910
                                                            ============================================================
OPERATING STATISTICS:
Degree enrollments at end of year                            124,800      100,900       86,800       71,400       56,200
                                                            ============================================================
Number of locations:
  Campuses                                                        58           54           49           42           35
  Learning centers                                               102           96           80           71           60
                                                            ------------------------------------------------------------
TOTAL NUMBER OF LOCATIONS                                        160          150          129          113           95
                                                            ============================================================


We did not pay any cash dividends on our common stock during any of the periods set forth in the table above.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
      FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF APOLLO GROUP, INC.

         This Annual Report, including the "Management's Discussion and Analysis of Financial Condition and Results of Operations of Apollo Group, Inc." and the "Management's Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online" contain forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks.Such statements should be viewed with caution. Forward-looking statements in this report include, but are not limited to, statements such as: 1) we believe that our cash from operations along with our existing cash balances and availability under our line of credit will be adequate to fund our capital and operating needs for the next 12 to 18 months; 2) although we believe that the OIG's audits of IPD's client institutions will be resolved without any material effect on our financial position, results of operations, or cash flows, and without any material change in IPD's business strategy, as with any program review or audit, no assurance can be given as to the final outcome since the matters are not yet resolved; 3) total purchases of property and equipment for us for the year ended August 31, 2002, are expected to range from $45.0 to $50.0 million; 4) total purchases of property and equipment for University of Phoenix Online for the year ended August 31, 2002, are expected to range from $10.0 to $15.0 million; and 5) we anticipate that seasonal trends in the second and fourth quarters will continue in the future.

         Future events and actual results could differ materially from those set forth in the forward-looking statements as a result of many factors. Statements in this Annual Report, including "Notes to Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," describe factors, among others, that could contribute to or cause such differences. Additional factors that could cause actual results to differ materially from those expressed in such forward-looking statements include, without limitation: 1) new or revised interpretations of regulatory requirements; 2) changes in or new interpretations of other applicable laws, rules, and regulations; 3) failure to maintain or renew required regulatory approvals, accreditation, or state authorizations by University of Phoenix or certain Institute for Professional Development client institutions; 4) failure to obtain authorizations from states in which University of Phoenix does not currently provide degree programs; 5) failure to obtain approval from The Higher Learning Commission for University of Phoenix to operate in new states; 6) changes in student enrollment; and 7) other factors set forth in this Annual Report. These forward-looking statements are based on estimates, projections, beliefs, and assumptions of us and our management and speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. You are advised, however, to consult any further disclosures we make in our reports filed with the Securities and Exchange Commission.

BACKGROUND AND OVERVIEW

         Our tuition and other revenues, net of student discounts, have increased to $769.5 million in 2001 from $610.0 million in 2000. Net income has increased to $107.8 million in 2001 from $71.2 million in 2000. At August 31, 2001, we had approximately 124,800 degree-seeking students.

         Approximately 94% of our tuition and other net revenues in 2001 consist of tuition revenues. Tuition revenue is recognized on a weekly basis, pro rata over the period of instruction. Our tuition and other net revenues also include sales of textbooks and other education-related products, application fees, other student fees, and other income. Our tuition and other net revenues vary from period to period based on several factors that include: 1) the aggregate number of students attending classes; 2) the number of classes held during the period; and 3) the weighted average tuition price per credit hour (weighted by program and location). University of Phoenix tuition revenues currently represent approximately 91% of consolidated tuition revenues. Institute for Professional Development tuition revenues consist of the contractual share of tuition revenues from students enrolled in related programs at its client institutions. Institute for Professional Development's contracts with its respective client institutions generally have terms of five to ten years with provisions for renewal.

         We categorize our expenses as instructional costs and services, selling and promotional, and general and administrative. Instructional costs and services at University of Phoenix, Western International University, and College for Financial Planning consist primarily of costs related to the delivery and administration of our educational programs that include faculty compensation, administrative salaries for departments that provide service directly to the students, financial aid processing costs, the costs of educational materials sold, facility leases and other occupancy costs, bad debt expense, and depreciation and amortization of property and equipment. University of Phoenix and Western International University faculty members are paid for one course offering at a time. All classroom facilities are leased or, in some cases, are provided by the students' employers at no charge to us. Instructional costs and services at Institute for Professional Development consist primarily of program administration, student services, and classroom lease expense. Most of the other instructional costs for Institute for Professional Development-assisted programs, including faculty, financial aid processing, and other administrative salaries, are the responsibility of its client institutions.

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

RESULTS OF OPERATIONS

         The following table sets forth our consolidated statement of operations data expressed as a percentage of tuition and other net revenues for the periods indicated:

                                                      YEAR ENDED AUGUST 31,
                                                  2001        2000        1999
                                                 ------------------------------
REVENUES:
  Tuition and other, net                          100.0%      100.0%      100.0%
                                                 ------------------------------
COSTS AND EXPENSES:
  Instructional costs and
    services                                       53.3        57.8        57.6
  Selling and promotional                          19.5        15.8        15.9
  General and administrative                        6.3         7.7         7.9
                                                 ------------------------------
                                                   79.1        81.3        81.4
                                                 ------------------------------
INCOME FROM OPERATIONS                             20.9        18.7        18.6
Interest income, net                                1.9         1.0         1.0
                                                 ------------------------------
INCOME BEFORE INCOME TAXES                         22.8        19.7        19.6
Less provision for income taxes                     8.8         8.0         7.8
                                                 ------------------------------
NET INCOME                                         14.0%       11.7%       11.8%
                                                 ==============================

YEAR ENDED AUGUST 31, 2001, COMPARED WITH THE YEAR ENDED AUGUST 31, 2000

         Tuition and other net revenues increased by 26.1% to $769.5 million in 2001 from $610.0 million in 2000 primarily due to a 18.7% increase in average full-time equivalent degree student enrollments and tuition price increases averaging four to six percent (depending on the geographic area and program) at University of Phoenix. Most of our University of Phoenix campuses, which include their respective learning centers, had increases in net revenues and average full-time equivalent degree student enrollments from 2000 to 2001.

         Tuition and other net revenues for the years ended August 31, 2001 and 2000, consist primarily of $707.4 million and $540.4 million, respectively, of net tuition revenues from students enrolled in degree programs and $14.8 million and $29.1 million, respectively, of net tuition revenues from students enrolled in non-degree programs.

         Instructional costs and services increased by 16.2% to $410.1 million in 2001 from $352.9 million in 2000 due primarily to the direct costs necessary to support the increase in degree student enrollments and the $5.1 million charge taken in 2001 related to the IPD client institutions' audit by the OIG partially offset by the $6.0 million charge taken in the third quarter of 2000 related to the University of Phoenix agreement with the U.S. Department of Education. Direct costs consist primarily of faculty compensation, related staff salaries at each respective location, classroom lease expenses, and financial aid processing costs. These costs as a percentage of tuition and other net revenues decreased to 53.3% in 2001 from 57.8% in 2000 due primarily to greater tuition and other net revenues being spread over the fixed costs related to centralized student services and the $6.0 million charge recorded in the third quarter of 2000 related to the U.S. Department of Education agreement offset in part by the $5.1 million charge taken in 2001 related to the IPD client institutions' audit by the OIG. Excluding the $5.1 million and $6.0 million charges, instructional costs and services as a percentage of tuition and other net revenues would have decreased to 52.6% in 2001 from 56.9% in 2000 due to greater net revenues being spread over a proportionally lower increase in instructional costs and services. We may not be able to leverage our recurring costs to the same extent as we face increased costs related to our expansion into additional markets.

         Selling and promotional expenses increased by 55.8% to $150.3 million in 2001 from $96.5 million in 2000 due primarily to additional advertising and marketing and an increase in enrollment advisors. These expenses as a percentage of tuition and other net revenues increased to 19.5% in 2001 from 15.8% in 2000 due to increased advertising primarily related to University of Phoenix Online and five new campuses opened in the previous four quarters.

         General and administrative expenses increased by 3.3% to $48.1 million in 2001 from $46.6 million in 2000 due primarily to increased employee expenses related primarily to information services and depreciation related to the implementation of information support systems. General and administrative expenses as a percentage of tuition and other net revenues decreased to 6.3% in 2001 from 7.7% in 2000 due primarily to greater tuition and other net revenues being spread over the fixed costs related to various centralized functions such as information services, corporate accounting, and human resources.

         Net interest income was $14.1 million and $6.2 million in 2001 and 2000, respectively. This increase was attributable to the increase in cash equivalents and marketable securities between periods primarily as a result of the reinvestment of cash flows from operations and the University of Phoenix Online offering. Interest expense was $643,000 and $431,000 in 2001 and 2000, respectively.

         Our effective tax rate decreased to 38.4% in 2001 from 40.8% in 2000. This decrease is due primarily to higher tax-exempt interest income, as well as decreased state income tax expense.

         Net income increased to $107.8 million in 2001 from $71.2 million in 2000 due primarily to increased enrollments, increased tuition rates, improved utilization in instructional costs and services and general and administrative costs, and a reduction in our effective tax rate partially offset by an increase in selling and promotional expenses.

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

         Tuition and other net revenues for the years ended August 31, 2000 and 1999, consist primarily of $540.4 million and $442.0 million, respectively, of net tuition revenues from students enrolled in degree programs and $29.1 million and $24.8 million, respectively, of net tuition revenues from students enrolled in non-degree programs.

         Instructional costs and services increased by 22.7% to $352.9 million in 2000 from $287.6 million in 1999 due primarily to the direct costs necessary to support the increase in degree student enrollments and the $6.0 million charge related to the University of Phoenix agreement with the U.S. Department of Education. Direct costs consist primarily of faculty compensation, related staff salaries at each respective location, classroom lease expenses, and financial aid processing costs. These costs as a percentage of tuition and other net revenues increased to 57.8% in 2000 from 57.6% in 1999 due to the $6.0 million charge related to the U.S. Department of Education agreement. Excluding the $6.0 million charge, instructional costs and services as a percentage of tuition and other net revenues would have decreased to 56.9% in 2000 from 57.6% in 1999 due to greater net revenues being spread over a proportionally lower increase in instructional costs and services.

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

LIQUIDITY AND CAPITAL RESOURCES

         Net cash provided by operating activities increased to $164.6 million in 2001 from $118.1 million in 2000. The increase resulted primarily from increased net income, increased tax benefits of stock options exercised and a larger increase in student deposits and deferred revenue partially offset by larger increases in restricted cash and receivables.

         Capital expenditures increased to $44.4 million in 2001 from $34.8 million in 2000 primarily due to higher expenditures in 2001 related primarily to internal-use software development projects. In addition, during 2001 University of Phoenix Online incurred costs associated with building an additional facility. Total costs associated with this facility were $7.6 million. University of Phoenix Online sold this facility upon completion in August 2001 and is leasing it back under a ten year lease agreement. Total purchases of property and equipment for the year ended August 31, 2002, are expected to range from $45.0 to $50.0 million. These expenditures will primarily be related to new campuses and learning centers and increases in normal recurring capital expenditures due to the overall increase in student and employee levels resulting from the growth in our business.

         At August 31, 2001, we had no outstanding borrowings on our $10.0 million line of credit. Borrowings under the line of credit bear interest at LIBOR plus .75% or prime at our election. The line of credit is renewable annually, and any amounts borrowed under the line are payable upon its termination in February 2003.

         Our Board of Directors authorized a program allocating up to $150 million of our funds to repurchase shares of Apollo Education Group Class A common stock and University of Phoenix Online common stock. As of August 31, 2001, we had repurchased approximately 6,635,000 shares of Apollo Education Group Class A common stock at a total cost of approximately $104.8 million and no shares of University of Phoenix Online common stock.

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

         The U.S. Department of Education requires that Title IV Program funds collected in advance of student billings be kept in a separate cash or cash equivalent account until the students are billed for that portion of their program. In addition, all Title IV Program funds received by us through electronic funds transfer are subject to certain holding period restrictions. These funds generally remain in these separate accounts for an average of 60-75 days from receipt. As of August 31, 2001, we had approximately $57.9 million in these separate accounts, which are reflected in the Consolidated Balance Sheet as restricted cash, to comply with these requirements. These restrictions on cash have not affected our ability to fund daily operations.

         The Title IV Regulations, as revised, require all higher education institutions to meet a minimum composite score to be deemed financially responsible by the U.S. Department of Education. If the minimum composite score of 1.0 is not met, an institution would fall under alternative standards and may lose its eligibility to participate in Title IV Programs. The maximum composite score is 3.0. As of August 31, 2001, University of Phoenix's and Western International University's composite scores were both 3.0. These requirements apply separately to University of Phoenix and Western International University and to each of the respective Institute for Professional Development client institutions, but not to us on a consolidated basis.

         In January 1998, the U.S. Department of Education Office of the Inspector General ("OIG") began performing an audit of University of Phoenix's administration of the Title IV Programs. The team previously presented questions regarding University of Phoenix's interpretation of the "12-hour rule," distance education programs, and institutional refund obligations. University of Phoenix reached an agreement with the U.S. Department of Education which acknowledges no admission that there were any issues of non-compliance or errors by University of Phoenix. To bring this audit to closure and settle all outstanding issues prior to the final OIG report, which was issued on March 31, 2000, University of Phoenix agreed to modify its physical campus learning team attendance log to track the sites of learning team meetings and record the hours attended. This modification has not had a negative impact on either University of Phoenix or its students. This modification does not require any change to University of Phoenix Online's learning team attendance log. Part of the agreement, dated March 27, 2000, reached with the U.S. Department of Education requires University of Phoenix to pay the U.S. Department of Education $6.0 million as a negotiated settlement in full satisfaction of all monetary findings arising under the final OIG audit report. This amount was reflected in instructional costs and services in our third quarter 2000 results. $1.5 million of this amount was paid in 2000 with the remaining $4.5 million due in 2003.

         The OIG is currently auditing the administration of the federal student financial assistance programs in connection with educational programs provided pursuant to contractual arrangements between IPD and certain of its client institutions. In audit reports issued to three client institutions, the OIG asserted that the client institutions violated the statutory prohibition on the use of incentive payments for recruiting by paying IPD a percentage of tuition revenue. The reports further suggest that IPD paid its employees in a manner that included incentive-based compensation even though IPD based its compensation plans for recruiters on factors or qualities that were not solely related to the success in securing enrollments. Additionally, the audit reports question the client institutions' interpretation of the "12-hour rule." Although both IPD and the client institutions believe that the matters in question do not relate to student program, or institutional eligibility and therefore believe a repayment of federal funds is not appropriate, the OIG has recommended to the U.S. Department of Education that the client institutions be required to return to lenders all loan funds disbursed. The institutions, with IPD assistance, are working with the U.S. Department of Education to eliminate or settle the issues raised in the audit reports.

         During 2001, IPD recorded a charge of $5.1 million to provide for its share of the estimated settlement obligation relating to all of its client institutions under audit. Our calculation of the estimated settlement obligation, which is reflected in instructional costs and services in the accompanying consolidated statement of operations, was based on information available to us and our previous experience with respect to such settlements.

         Although we believe that the OIG's audits of IPD's client institutions will be resolved without any material effect on our financial position, results of operations, or cash flows, and without any material change in IPD's business strategy, as with any program review or audit, no assurance can be given as to the final outcome as the matters are not yet resolved.

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

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Apollo Group, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of comprehensive income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Apollo Group, Inc. and its subsidiaries at August 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Apollo Group, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.





PricewaterhouseCoopers LLP
Phoenix, Arizona
September 28, 2001

                       APOLLO GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                                       AUGUST 31,
                                                                                  2001           2000
                                                                                ------------------------
(DOLLARS IN THOUSANDS)
ASSETS:
CURRENT ASSETS
  Cash and cash equivalents                                                     $ 145,933      $  59,912
  Restricted cash                                                                  57,896         35,681
  Marketable securities                                                           170,866         58,226
  Receivables, net                                                                 92,179         78,933
  Deferred tax assets, net                                                          7,822          8,267
  Other current assets                                                             12,355          5,888
                                                                                ------------------------
TOTAL CURRENT ASSETS                                                              487,051        246,907
Property and equipment, net                                                       102,624         87,833
Marketable securities                                                              27,239          6,020
Cost in excess of fair value of assets purchased, net                              37,096         38,548
Deferred tax assets, net                                                            3,180
Other assets                                                                       23,153         25,482
                                                                                ------------------------
TOTAL ASSETS                                                                    $ 680,343      $ 404,790
                                                                                ========================
LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES
  Current portion of long-term liabilities                                      $     408      $     450
  Accounts payable                                                                 16,846         12,960
  Accrued liabilities                                                              30,524         22,297
  Income taxes payable                                                              7,096            365
  Student deposits and current portion of deferred revenue                        127,326         95,017
                                                                                ------------------------
TOTAL CURRENT LIABILITIES                                                         182,200        131,089
Deferred tuition revenue, less current portion                                      1,409          1,295
Long-term liabilities, less current portion                                        14,849          9,973
Deferred tax liabilities, net                                                                      1,225
                                                                                ------------------------
TOTAL LIABILITIES                                                                 198,458        143,582
                                                                                ------------------------
Commitments and contingencies
SHAREHOLDERS' EQUITY
Preferred stock, no par value, 1,000,000 shares authorized; none issued
Apollo Education Group Class A nonvoting common stock, no par value,
  400,000,000 shares authorized; 114,237,000 and 112,497,000 issued
  at August 31, 2001 and August 31, 2000, respectively                                103            103
Apollo Education Group Class B voting common stock, no par value, 3,000,000 shares authorized; 484,000 and 512,000 issued and outstanding
  at August 31, 2001 and August 31, 2000, respectively                                  1              1
University of Phoenix Online nonvoting common stock, no par value,
  400,000,000 shares authorized; 9,447,000 issued and outstanding at
  August 31, 2001
Additional paid-in capital                                                        185,424         95,259
Apollo Education Group Class A treasury stock, at cost, 3,859,000 and 5,317,000 shares at August 31, 2001 and August 31, 2000,
 respectively                                                                     (60,761)       (83,353)
Retained earnings                                                                 357,036        249,219
Accumulated other comprehensive income (loss)                                          82            (21)
                                                                                ------------------------
TOTAL SHAREHOLDERS' EQUITY                                                        481,885        261,208
                                                                                ------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $ 680,343      $ 404,790
                                                                                ========================

  The accompanying notes are an integral part of these consolidated financial statements.

                       APOLLO GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                           YEAR ENDED AUGUST 31,
                                                      2001         2000         1999
                                                  ----------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
  Tuition and other, net                          $769,474     $609,997     $498,846
                                                  ----------------------------------
COSTS AND EXPENSES:
  Instructional costs and services                 410,084      352,874      287,582
  Selling and promotional                          150,311       96,491       79,143
  General and administrative                        48,076       46,555       39,368
                                                  ----------------------------------
                                                   608,471      495,920      406,093
                                                  ----------------------------------
INCOME FROM OPERATIONS                             161,003      114,077       92,753
Interest income, net                                14,106        6,228        5,229
                                                  ----------------------------------
INCOME BEFORE INCOME TAXES                         175,109      120,305       97,982
Provision for income taxes                          67,292       49,114       38,977
                                                  ----------------------------------
NET INCOME                                        $107,817     $ 71,191     $ 59,005
                                                  ==================================

NET INCOME ATTRIBUTED TO:
  APOLLO EDUCATION GROUP COMMON STOCK             $104,513     $ 71,191     $ 59,005
                                                  ==================================
  UNIVERSITY OF PHOENIX ONLINE COMMON STOCK       $  3,304     $      -     $      -
                                                  ==================================

EARNINGS PER SHARE ATTRIBUTED TO:
APOLLO EDUCATION GROUP COMMON STOCK:
  BASIC NET INCOME PER SHARE                      $   0.91     $   0.63     $   0.51
                                                  ==================================
  DILUTED NET INCOME PER SHARE                    $   0.90     $   0.62     $   0.50
                                                  ==================================
  BASIC WEIGHTED AVERAGE SHARES OUTSTANDING        114,275      113,674      116,524
                                                  ==================================
  DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING      115,999      114,964      118,257
                                                  ==================================

UNIVERSITY OF PHOENIX ONLINE COMMON STOCK:
  BASIC NET INCOME PER SHARE                      $   0.38
                                                  ========
  DILUTED NET INCOME PER SHARE                    $   0.32
                                                  ========
  BASIC WEIGHTED AVERAGE SHARES OUTSTANDING          8,796
                                                  ========
  DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING       10,242
                                                  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                       APOLLO GROUP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                                   YEAR ENDED AUGUST 31,
                                                             2001           2000           1999
                                                        ---------------------------------------
(IN THOUSANDS)
NET INCOME                                              $ 107,817      $  71,191      $  59,005
OTHER COMPREHENSIVE INCOME, NET OF INCOME TAXES:
  Currency translation gain (loss)                            103            (17)           (10)
  Unrealized gains on security                                                 8
  Reclassification adjustment for gains included in
    net income                                                                (8)
                                                        ---------------------------------------
COMPREHENSIVE INCOME                                    $ 107,920      $  71,174      $  58,995
                                                        =======================================


  The accompanying notes are an integral part of these consolidated financial statements.

                       APOLLO GROUP, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                 COMMON STOCK
                                             ---------------------------------------------------------------------------------------

                                                                                                             UNIVERSITY OF PHOENIX
                                                             APOLLO EDUCATION GROUP                                ONLINE
                                             ---------------------------------------------------------------------------------------
                                                  CLASS A NONVOTING              CLASS B VOTING                   NONVOTING
                                             ---------------------------------------------------------------------------------------
                                                              STATED                         STATED                         STATED
                                                SHARES        VALUE          SHARES          VALUE          SHARES          VALUE
                                             ---------------------------------------------------------------------------------------
(IN THOUSANDS)
BALANCE AT AUGUST 31, 1998                     115,668      $      101            512      $        1                     $       -
Stock issued under stock purchase plan             239
Stock issued under stock option plans            1,849               1
Tax benefits of stock options exercised
Treasury stock purchase                         (2,814)
Other comprehensive income
Net income
                                             ---------------------------------------------------------------------------------------
BALANCE AT AUGUST 31, 1999                     114,942             102            512               1
Stock issued under stock purchase plan             273
Stock issued under stock option plans            1,037               1
Tax benefits of stock options exercised
Treasury stock purchase                         (3,755)
Other comprehensive income
Net income
                                             ---------------------------------------------------------------------------------------
BALANCE AT AUGUST 31, 2000                     112,497             103            512               1
Issuance of University of Phoenix Online
  common stock                                                                                                 8,625
Stock issued under stock purchase plans            125                                                           152
Stock issued under stock option plans            1,400                                                           670
Conversion of Apollo Education Group
  Class B common stock to Apollo
  Education Group Class A common stock              28                            (28)
Tax benefits of stock options exercised
Stock issued to Apollo Education Group
  Class B shareholders                             256
Fractional shares paid out in connection
  with stock split                                  (1)
Treasury stock purchase                            (68)
Other comprehensive income
Net income
                                             ---------------------------------------------------------------------------------------
BALANCE AT AUGUST 31, 2001                     114,237      $      103            484      $        1          9,447      $       -
                                             =======================================================================================


                                                                APOLLO
                                                               EDUCATION
                                                                 GROUP                      ACCUMULATED
                                               ADDITIONAL       CLASS A                        OTHER            TOTAL
                                                 PAID-IN       TREASURY       RETAINED     COMPREHENSIVE    SHAREHOLDERS'
                                                 CAPITAL         STOCK        EARNINGS        INCOME           EQUITY
                                             ----------------------------------------------------------------------------
(IN THOUSANDS)
BALANCE AT AUGUST 31, 1998                      $  80,677      $       -      $ 119,023      $       6        $ 199,808
Stock issued under stock purchase plan              3,374                                                         3,374
Stock issued under stock option plans               5,456                                                         5,457
Tax benefits of stock options exercised             9,683                                                         9,683
Treasury stock purchase                                          (46,197)                                       (46,197)
Other comprehensive income                                                                         (10)             (10)
Net income                                                                       59,005                          59,005
                                             ----------------------------------------------------------------------------
BALANCE AT AUGUST 31, 1999                         99,190        (46,197)       178,028             (4)         231,120
Stock issued under stock purchase plan               (952)         4,325                                          3,373
Stock issued under stock option plans              (8,594)        15,513                                          6,920
Tax benefits of stock options exercised             5,615                                                         5,615
Treasury stock purchase                                          (56,994)                                       (56,994)
Other comprehensive income                                                                         (17)             (17)
Net income                                                                       71,191                          71,191
                                             ----------------------------------------------------------------------------
BALANCE AT AUGUST 31, 2000                         95,259        (83,353)       249,219            (21)         261,208
Issuance of University of Phoenix Online
  common stock                                     72,755                                                        72,755
Stock issued under stock purchase plans             2,962          1,987                                          4,949
Stock issued under stock option plans              (3,706)        22,198                                         18,492
Conversion of Apollo Education Group
  Class B common stock to Apollo
  Education Group Class A common stock                                                                                -
Tax benefits of stock options exercised            18,180                                                        18,180
Stock issued to Apollo Education Group
  Class B shareholders                                                                                                -
Fractional shares paid out in connection
  with stock split                                    (26)                                                          (26)
Treasury stock purchase                                           (1,593)                                        (1,593)
Other comprehensive income                                                                         103              103
Net income                                                                      107,817                         107,817
                                             ----------------------------------------------------------------------------
BALANCE AT AUGUST 31, 2001                      $ 185,424      $ (60,761)      $357,036      $      82        $ 481,885
                                             ============================================================================


  The accompanying notes are an integral part of these consolidated financial statements.

                       APOLLO GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                   YEAR ENDED AUGUST 31,
                                                                            2001           2000           1999
                                                                          ---------------------------------------
(IN THOUSANDS)
CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
Net income                                                                $ 107,817      $  71,191      $  59,005
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                              32,740         27,052         19,971
  Amortization of investment discounts/premiums                              (1,370)           316            617
  Provision for uncollectible accounts                                       12,393          7,785          6,906
  Deferred income taxes                                                      (3,960)        (1,770)          (505)
  Tax benefits of stock options exercised                                    18,180          5,615          9,683
  Decrease (increase) in assets:
    Restricted cash                                                         (22,215)        (9,883)        (3,085)
    Receivables                                                             (25,520)       (11,054)       (21,288)
    Other assets                                                             (6,747)         1,540         (5,902)
  Increase (decrease) in liabilities:
    Accounts payable and accrued liabilities                                 18,790          8,642         (5,022)
    Student deposits and deferred revenue                                    32,423         12,666         15,815
    Other liabilities                                                         2,102          6,001           (633)
                                                                          ---------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                   164,633        118,101         75,562
                                                                          ---------------------------------------
CASH FLOWS PROVIDED BY (USED FOR) INVESTING ACTIVITIES:
  Net additions to property and equipment                                   (44,443)       (34,830)       (44,732)
  Additions related to facility subject to sale-leaseback                    (7,608)
  Proceeds from sale-leaseback of facility                                   10,528
  Purchase of marketable securities                                        (281,361)       (63,285)       (24,644)
  Maturities of marketable securities                                       148,872         38,294         29,922
  Purchase of other assets                                                   (1,346)        (4,081)        (3,536)
  Proceeds from sale of land                                                    879            997          4,212
                                                                          ---------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES                                     (174,479)       (62,905)       (38,778)
                                                                          ---------------------------------------
CASH FLOWS PROVIDED BY (USED FOR) FINANCING ACTIVITIES:
  Purchase of Apollo Education Group Class A common stock                    (1,593)       (56,994)       (46,197)
  Issuance of Apollo Education Group Class A common stock                    14,923         10,293          8,831
  Issuance of University of Phoenix Online common stock                      82,534
  Payments on long-term debt                                                   (100)          (100)          (200)
                                                                          ---------------------------------------
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                         95,764        (46,801)       (37,566)
                                                                          ---------------------------------------
Currency translation gain (loss)                                                103            (17)           (10)
                                                                          ---------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         86,021          8,378           (792)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                               59,912         51,534         52,326
                                                                          ---------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $ 145,933      $  59,912      $  51,534
                                                                          =======================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
  Income taxes                                                            $  44,164      $  46,635      $  30,224
  Interest                                                                $       4      $      12      $      48


  The accompanying notes are an integral part of these consolidated financial statements.

                       APOLLO GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF OPERATIONS

Apollo Group, Inc. ("Apollo" or the "Company"), through its wholly-owned subsidiaries, The University of Phoenix, Inc. ("University of Phoenix"), Institute for Professional Development ("IPD"), The College for Financial Planning Institutes Corporation (the "College"), and Western International University, Inc. ("WIU"), has been providing higher education to working adults for over 25 years.

University of Phoenix is a regionally accredited, private institution of higher education offering associates, bachelors, masters, and doctoral degree programs in business, management, computer information systems, education, and health care. University of Phoenix has 35 physical campuses and 72 learning centers located in Arizona, California, Colorado, Florida, Hawaii, Louisiana, Maryland, Massachusetts, Michigan, Missouri, Nevada, New Mexico, Ohio, Oklahoma, Oregon, Pennsylvania, Texas, Utah, Washington, Wisconsin, Puerto Rico, and Vancouver, British Columbia. University of Phoenix also offers its educational programs worldwide through University of Phoenix Online, its computerized educational delivery system. University of Phoenix is accredited by The Higher Learning Commission ("HLC") and is a member of the North Central Association of Colleges and Schools.

IPD provides program development and management services under long-term contracts to 21 regionally accredited private colleges and universities. IPD currently operates at 21 campuses and 28 learning centers in 22 states.

The College, located in Denver, Colorado, provides financial planning education programs, as well as a regionally accredited graduate degree program in financial planning.

WIU, which is accredited by HLC, currently offers undergraduate and graduate degree programs in Phoenix, Chandler, and Fort Huachuca, Arizona.

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

The Company's fiscal year is from September 1 to August 31. Unless otherwise stated, references to the years 2001, 2000, and 1999 relate to the fiscal years ended August 31, 2001, 2000, and 1999, respectively.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

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

Investments

Investments in marketable securities such as municipal bonds and U.S. agency obligations are stated at amortized cost, which approximates fair value. It is the Company's intention to hold its marketable securities until maturity. Investments in joint ventures and other long-term investments are carried at cost and are included in other assets in the Consolidated Balance Sheet.

Property and equipment

Property and equipment is recorded at cost less accumulated depreciation. The Company capitalizes the cost of software used for internal operations once technological feasibility of the software has been demonstrated. Such costs consist primarily of custom-developed and packaged software and the direct labor costs of internally developed software. Depreciation is provided on all furniture, equipment, and related software using the straight-line method over the estimated useful lives of the related assets which range from three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets. Maintenance and repairs are expensed as incurred.

Revenues, receivables, and related liabilities

The Company's educational programs range in length from one-day seminars to degree programs lasting up to four years. Students in the Company's degree programs generally enroll in a program of study that encompasses a series of five to six week courses that are taken consecutively over the length of the program. Students are billed on a course-by-course basis when the student first attends a session, resulting in the recording of a receivable from the student and deferred tuition revenue in the amount of the billing. The related revenue for each course, including that portion of tuition revenues to which the Company is entitled under the terms of its revenue-sharing contracts with IPD client institutions, is recognized on a pro rata basis over the period of instruction for each course. Application fee revenue and related costs are deferred and recognized on a pro rata basis over the period of the program. Seminars, continuing education programs, and many of the College's non-degree programs are usually billed in one installment with the related revenue also recognized on a pro rata basis over the period of instruction.

Tuition and other revenues are shown net of discounts relating to a variety of promotional programs. Such discounts totaled $10.3 million, $8.7 million, and $7.0 million in 2001, 2000, and 1999, respectively.

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

Cost in excess of fair value of assets purchased

The Company amortizes cost in excess of fair value of assets purchased using the straight-line method over the estimated useful life. At August 31, 2001 and 2000, the Company's cost in excess of fair value of assets purchased related primarily to the acquisition of certain assets of the College and WIU, which are being amortized over 35 years and 15 years, respectively.

Statement of Financial Accounting Standards 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets, including cost in excess of fair value of assets purchased, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The carrying value of cost in excess of fair value of assets purchased is assessed for any permanent impairment by evaluating the operating performance and future undiscounted cash flows of the underlying businesses. Adjustments are made if the sum of the expected future net cash flows is less than book value. As of August 31, 2001, there have been no impairment adjustments recognized.

Fair value of financial instruments

The carrying amount reported in the Consolidated Balance Sheet for cash and cash equivalents, restricted cash, marketable securities, accounts receivable, accounts payable, accrued liabilities, and student deposits and deferred revenue approximate fair value because of the short-term nature of these financial instruments.

Earnings per share

Prior to 2001, basic net income per share was computed using the weighted average number of Apollo Education Group Class A and Class B common shares outstanding during the period. Diluted net income per share was computed using the weighted average number of Apollo Education Group Class A and Class B common and common equivalent shares outstanding during the period. Both basic and diluted weighted average shares have been retroactively restated for stock splits effected in the form of stock dividends. The amount of any tax benefit to be credited to additional paid-in capital related to the exercise of options was included when applying the treasury stock method to stock options in the computation of earnings per share.

Beginning in the first quarter of 2001, the consolidated financial statements of Apollo Group, Inc. presented basic and diluted earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock using the two-class method. The two-class method is an earnings allocation formula that determines the earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock according to participation rights in undistributed earnings.

Basic earnings per share for Apollo Education Group common stock is calculated by dividing Apollo Education Group earnings (including its retained interest in University of Phoenix Online earnings) by the weighted average number of shares of Apollo Education Group common stock outstanding. Diluted earnings per share is calculated similarly, except that it includes the dilutive effect of the assumed exercise of options issuable under Apollo Group, Inc. incentive plans, exclusive of options granted with respect to University of Phoenix Online common stock.

Basic earnings per share for University of Phoenix Online common stock is calculated by dividing University of Phoenix Online earnings (excluding Apollo Education Group's retained interest in University of Phoenix Online earnings) by the weighted average number of shares of University of Phoenix Online common stock outstanding. Diluted earnings per share is calculated similarly, except that it includes the dilutive effect of the assumed exercise of options with respect to University of Phoenix Online common stock.

Deferred rental payments and deposits

The Company records rent expense using the straight-line method over the term of the lease agreement. Accordingly, deferred rental liabilities are provided for lease agreements that specify scheduled rent increases over the lease term. Rental deposits are provided for lease agreements that specify payments in advance or scheduled rent decreases over the lease term.

Selling and promotional costs

The Company expenses selling and promotional costs as incurred. Selling and promotional costs include marketing salaries, direct-response and other advertising, promotional materials, and related marketing costs.

Start-up costs

Costs related to the start-up of new campuses and learning centers are expensed as incurred.

Stock-based compensation

The Company has elected to account for its stock-based awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and has provided the pro forma disclosures as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), for the years ended August 31, 2001, 2000, and 1999.

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

New accounting pronouncements

During December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. The Company implemented the related guidelines during the fourth quarter of fiscal 2001, with effect from September 1, 2000, without material effect on its financial position or results of operations.

Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133") establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an enterprise recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and resulting designation. The Company adopted SFAS No. 133 effective September 1, 2000, without impact to its financial position or results of operations as the Company has no derivative financial instruments.

The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS No. 141"), and No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"). SFAS No. 141 eliminates the use of the pooling-of-interests method of accounting for business combinations and requires all acquisitions to be accounted for using the purchase method. SFAS No. 142, among other things, discontinues the requirement that goodwill resulting from purchase business combinations be amortized to expense over the related estimated useful life. Under the new guidance, goodwill balances are subjected to impairment analysis on an annual basis or whenever events or circumstances indicate that the estimated fair value is less than the related carrying value. As of August 31, 2001, the Company had approximately $37.1 million in unamortized cost in excess of fair value of assets purchased resulting from its acquisitions of WIU and the College.

The Company is required to adopt SFAS No. 142 effective September 1, 2002 but is considering adopting the new standard effective September 1, 2001. Although the analysis of the impact of SFAS No. 142 has not been completed, it is not expected to have a material effect on our financial position or results of operations. The Company recognized $1.5 million of goodwill amortization expense in 2001 (approximately $.01 per diluted share of Apollo Education Group common stock) and such amortization will no longer be required upon adoption of SFAS No. 142.

Use of estimates

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

Reclassifications

Certain amounts reported for the years ended August 31, 2000 and 1999, have been reclassified to conform to the 2001 presentation, having no effect on net income.

NOTE 3. BALANCE SHEET COMPONENTS

Marketable securities consist of the following, in thousands:

                                              AUGUST 31, 2001           AUGUST 31, 2000
                                          ------------------------------------------------
                                          ESTIMATED                 ESTIMATED
                                            MARKET     AMORTIZED      MARKET     AMORTIZED
TYPE                                        VALUE         COST        VALUE         COST
------------------------------------------------------------------------------------------
CLASSIFIED AS CURRENT:
  Municipal bonds                          $100,867     $100,536     $ 35,870     $ 35,880
  U.S. treasury obligations                   3,447        3,447          299          298
  U.S. agency obligations                    42,358       42,288       18,091       18,098
  Auction rate preferred stock                8,000        8,000        3,950        3,950
  Commercial paper                           16,622       16,595
                                          ------------------------------------------------
TOTAL CURRENT MARKETABLE SECURITIES         171,294      170,866       58,210       58,226
                                          ------------------------------------------------
CLASSIFIED AS NONCURRENT:
  Municipal bonds due in 1-2 years           21,075       20,972        5,528        5,518
  U.S. agency obligations                     3,006        3,000          502          502
  Commercial paper                            3,277        3,267
                                          ------------------------------------------------
TOTAL NONCURRENT MARKETABLE SECURITIES       27,358       27,239        6,030        6,020
                                          ------------------------------------------------
  TOTAL MARKETABLE SECURITIES              $198,652     $198,105     $ 64,240     $ 64,246
                                          ================================================


Receivables consist of the following, in thousands:

                                                AUGUST 31,
                                           2001           2000
                                         ------------------------
Trade receivables                        $  98,342      $  84,093
Interest receivable                          1,912            870
Income tax refunds receivable                               1,850
                                         ------------------------
                                           100,254         86,813
Less allowance for doubtful accounts        (8,075)        (7,880)
                                         ------------------------
  TOTAL RECEIVABLES, NET                 $  92,179      $  78,933
                                         ========================

Bad debt expense was $12.5 million, $7.8 million, and $6.9 million for 2001, 2000, and 1999, respectively. Write-offs, net of recoveries, were $12.2 million, $9.5 million, and $3.9 million for 2001, 2000, and 1999, respectively.

Property and equipment consist of the following, in thousands:

                                                          AUGUST 31,
                                                     2001           2000
                                                   ------------------------
Furniture and equipment                            $ 125,500      $ 101,752
Software                                              33,420         23,290
Leasehold improvements                                32,771         25,141
Land and buildings                                       115             99
                                                   ------------------------
                                                     191,806        150,282
Less accumulated depreciation and amortization       (89,182)       (62,449)
                                                   ------------------------
  PROPERTY AND EQUIPMENT, NET                      $ 102,624      $  87,833
                                                   ========================

Depreciation and amortization expense was $29.7 million, $24.2 million, and $16.5 million for 2001, 2000, and 1999, respectively.

Cost in excess of fair value of assets purchased consist of the following, in thousands:

                                                                        AUGUST 31,
                                                                    2001          2000
                                                                  ----------------------
Cost in excess of fair value of assets purchased                  $ 42,581      $ 42,831
Less accumulated amortization                                       (5,485)       (4,283)
                                                                  ----------------------
  TOTAL COST IN EXCESS OF FAIR VALUE OF ASSETS PURCHASED, NET     $ 37,096      $ 38,548
                                                                  ======================


Total amortization expense was $1.5 million, $1.4 million, and $1.5 million in 2001, 2000, and 1999, respectively.

Accrued liabilities consist of the following, in thousands:

                                      AUGUST 31,
                                   2001        2000
                                  -------------------
Salaries, wages, and benefits     $13,579     $13,415
Other accrued liabilities          16,945       8,882
                                  -------------------
  TOTAL ACCRUED LIABILITIES       $30,524     $22,297
                                  ===================


Student deposits and current portion of deferred revenue consist of the following, in thousands:

                                                                          AUGUST 31,
                                                                       2001         2000
                                                                     ---------------------
Student deposits                                                     $ 72,938     $ 52,003
Current portion of deferred tuition revenue                            43,134       40,420
Application fee revenue                                                 4,196
Other deferred revenue                                                  7,058        2,594
                                                                     ---------------------
  TOTAL STUDENT DEPOSITS AND CURRENT PORTION OF DEFERRED REVENUE     $127,326     $ 95,017
                                                                     =====================


NOTE 4. SHORT-TERM BORROWINGS

At August 31, 2001, the Company had no outstanding borrowings on its $10.0 million line of credit. Borrowings under the line of credit bear interest at LIBOR plus .75% or prime at the Company's election. Any amounts borrowed under the line are payable upon its termination in February 2003. The Company's line of credit agreement prohibits the Company from paying cash dividends or making other cash distributions without the lender's consent.

NOTE 5. LONG-TERM LIABILITIES

Long-term liabilities consist of the following, in thousands:

                                                                   AUGUST 31,
                                                               2001          2000
                                                             ----------------------
Deferred compensation discounted at 7.5%                     $  1,172      $  1,116
Deferred rent                                                   5,336         3,318
University of Phoenix Department of Education settlement        4,500         4,500
Deferred gain on sale-leasebacks                                4,030         1,199
Other long-term liabilities                                       219           290
                                                             ----------------------
  Total long-term liabilities                                  15,257        10,423
Less current portion                                             (408)         (450)
                                                             ----------------------
  TOTAL LONG-TERM LIABILITIES, NET                           $ 14,849      $  9,973
                                                             ======================


The undiscounted deferred compensation liability was $1.6 million at August 31, 2001 and 2000, respectively. The undiscounted note payable related to the WIU acquisition was $200,000 and $300,000 at August 31, 2001 and 2000, respectively. The discount rates for these agreements were determined at the date of each respective agreement based on the estimated long-term rate of return on high-quality fixed income investments with cash flows similar to the respective agreements.

The note payable related to the WIU acquisition is payable $100,000 in 2002 and $100,000 in 2003. The University of Phoenix U.S. Department of Education settlement liability is payable in 2003.

NOTE 6. INCOME TAXES

The related components of the income tax provision are as follows, in thousands:

                                               YEAR ENDED AUGUST 31,
                                         2001          2000          1999
                                       ------------------------------------
Current:
  Federal                              $ 61,812      $ 42,312      $ 32,304
  State and other                         9,440         8,572         7,178
                                       ------------------------------------
TOTAL CURRENT                            71,252        50,884        39,482
                                       ------------------------------------
Deferred:
  Federal                                (3,467)       (1,537)         (361)
  State and other                          (493)         (233)         (144)
                                       ------------------------------------
TOTAL DEFERRED                           (3,960)       (1,770)         (505)
                                       ------------------------------------
  TOTAL PROVISION FOR INCOME TAXES     $ 67,292      $ 49,114      $ 38,977
                                       ====================================


The income tax provision differs from the tax that would result from application of the statutory U.S. federal income tax rate as follows:

                                                 YEAR ENDED AUGUST 31,
                                               2001       2000      1999
                                               -------------------------
Statutory U.S. federal income tax rate         35.0%      35.0%     35.0%
State income taxes, net of federal benefit      5.2        5.5       5.2
Other, net                                     (1.8)       0.3      (0.4)
                                               -------------------------
  EFFECTIVE INCOME TAX RATE                    38.4%      40.8%     39.8%
                                               =========================


Deferred tax assets and liabilities consist of the following, in thousands:

                                                                          AUGUST 31,
                                                                      2001        2000
                                                                     -------------------
GROSS DEFERRED TAX ASSETS:
Allowance for doubtful accounts                                      $ 3,873     $ 4,038
Deferred tuition revenue                                               1,030       2,068
University of Phoenix Department of Education settlement               1,809       1,924
IPD Department of Education reserve                                    2,050
Other                                                                  4,815       3,477
                                                                     -------------------
  TOTAL GROSS DEFERRED TAX ASSETS                                     13,577      11,507
                                                                     -------------------
GROSS DEFERRED TAX LIABILITIES:
Depreciation and amortization of property and equipment                   --       2,312
Amortization of cost in excess of fair value of assets purchased       2,385       1,900
Other                                                                    190         253
                                                                     -------------------
  TOTAL GROSS DEFERRED TAX LIABILITIES                                 2,575       4,465
                                                                     -------------------
  NET DEFERRED TAX ASSETS                                            $11,002     $ 7,042
                                                                     ===================


Net deferred tax assets are reflected in the accompanying consolidated balance sheet as follows, in thousands:

                                                   AUGUST 31,
                                               2001          2000
                                             ----------------------
Current deferred tax assets, net             $  7,822      $  8,267
Noncurrent deferred tax assets, net             3,180
Noncurrent deferred tax liabilities, net                     (1,225)
                                             ----------------------
  NET DEFERRED TAX ASSETS                    $ 11,002      $  7,042
                                             ======================


In light of the Company's history of profitable operations, management has concluded that it is more likely than not that the Company will ultimately realize the full benefit of its deferred tax assets related to future deductible items. Accordingly, the Company believes that a valuation allowance is not required for its net deferred tax assets.

NOTE 7. COMMON STOCK

The Company's Board of Directors authorized a program allocating up to $150 million in Company funds to repurchase shares of Apollo Education Group Class A common stock and University of Phoenix Online common stock. As of August 31, 2001, the Company had repurchased approximately 6,635,000 shares of Apollo Education Group common stock at a total cost of approximately $104.8 million and no shares of University of Phoenix Online common stock.

On January 10, 2001, the Company's Board of Directors authorized a 3-for-2 stock split of its Apollo Education Group Class A and Class B common stock to be affected in the form of a stock dividend. In connection with this split, holders of Apollo Education Group Class B common stock were issued one share of Apollo Education Group Class A common stock for every two shares of Apollo Education Group Class B common stock. All Apollo Education Group common stock amounts, Apollo Education Group common stock prices, and earnings per share figures for periods prior to the stock split have been restated to reflect the effect of the stock split.

On June 29, 2001, the Company's Board of Directors authorized a 3-for-2 stock split of its University of Phoenix Online common stock to be affected in the form of a stock dividend. All University of Phoenix Online common stock amounts, University of Phoenix Online common stock prices, and earnings per share figures for periods prior to the stock split have been restated to reflect the effect of the stock split.

NOTE 8. EARNINGS PER SHARE

Earnings attributable to different classes of the Company's common stocks are as follows, in thousands:

                                        YEAR ENDED AUGUST 31,
                                   2001         2000         1999
                                 ----------------------------------
Apollo Education Group           $104,513     $ 71,191     $ 59,005
University of Phoenix Online        3,304
                                 ----------------------------------
NET INCOME                       $107,817     $ 71,191     $ 59,005
                                 ==================================


The earnings attributable to University of Phoenix Online common stock represent the portion of the earnings of University of Phoenix Online attributed to the shares of University of Phoenix Online common stock outstanding excluding Apollo Education Group's retained interest in University of Phoenix Online. At the date of the issuance of the University of Phoenix Online common stock, Apollo Education Group retained an 89.2% interest in University of Phoenix Online. This percentage has decreased to 88.3% at August 31, 2001 due to the issuance of shares of University of Phoenix Online common stock as part of the Apollo Group, Inc. Employee Stock Purchase Plan and the issuance of shares related to the exercise of University of Phoenix Online stock options.

A reconciliation of the basic and diluted earnings per share computations for Apollo Education Group Class A and Class B common stock is as follows, in thousands, except per share amounts:

                                                                FOR THE YEAR ENDED AUGUST 31,
                                             2001                           2000                           1999
                                 -----------------------------  -----------------------------  -----------------------------
                                           WEIGHTED                       WEIGHTED                       WEIGHTED
                                           AVERAGE   PER SHARE            AVERAGE   PER SHARE            AVERAGE   PER SHARE
                                  INCOME    SHARES    AMOUNT     INCOME    SHARES    AMOUNT     INCOME    SHARES    AMOUNT
                                 -----------------------------  -----------------------------  -----------------------------
Basic net income per share       $104,513   114,275  $    0.91  $ 71,191   113,674  $    0.63  $ 59,005   116,524  $    0.51
Effect of dilutive securities:
  Stock options                               1,724                          1,290                          1,733
                                 -----------------------------  -----------------------------  -----------------------------
DILUTED NET INCOME PER SHARE     $104,513   115,999  $    0.90  $ 71,191   114,964  $    0.62  $ 59,005   118,257  $    0.50
                                 =============================  =============================  =============================

Basic earnings per share for Apollo Education Group common stock for the year ended August 31, 2001 were computed by dividing Apollo Education Group earnings (including its retained interest in University of Phoenix Online earnings) by the weighted average number of Apollo Education Group common stock shares outstanding during the respective periods.Diluted earnings per share was calculated similarly, except that it included the dilutive effect of the assumed exercise of options issuable under Apollo Group, Inc. incentive plans, exclusive of options granted and shares issued with respect to University of Phoenix Online common stock.

A reconciliation of the basic and diluted earnings per share computations for University of Phoenix Online common stock is as follows, in thousands, except per share amounts:

                                         FOR THE PERIOD FROM THE DATE OF THE OFFERING
                                                   THROUGH AUGUST 31, 2001
                                         --------------------------------------------
                                                           WEIGHTED         PER SHARE
                                          INCOME        AVERAGE SHARES       AMOUNT
                                         --------------------------------------------
Basic net income per share                $3,304             8,796            $0.38
Effect of dilutive securities:
  Stock options                                              1,446
                                         --------------------------------------------
DILUTED NET INCOME PER SHARE              $3,304            10,242            $0.32
                                         ============================================


Basic earnings per share of University of Phoenix Online common stock for the period from the date of the offering through August 31, 2001, were computed by dividing University of Phoenix Online earnings (excluding Apollo Education Group's retained interest in University of Phoenix Online earnings) by the number of shares of University of Phoenix Online common stock outstanding during the respective periods. Diluted earnings per share was calculated similarly, except that it included the dilutive effect of the assumed exercise of options with respect to University of Phoenix Online common stock.

NOTE 9. EMPLOYEE AND DIRECTOR BENEFIT PLANS

The Company provides various health, welfare, and disability benefits to its full-time, salaried employees which are funded primarily by Company contributions. The Company does not provide post-employment or post-retirement health care and life insurance benefits to its employees.

401(k) Plan

The Company sponsors a 401(k) plan which is available to all employees who have completed one year and at least 1,000 hours of continuous service. The Company matches 100% of the contributions from the first $10,000 of a participant's annual pre-tax earnings. Contributions from the participant's earnings in excess of $10,000 are matched by the Company at 18.5%. Participant contributions are subject to certain restrictions as set forth in the Internal Revenue Code. The Company's matching contributions totaled $2.6 million, $2.3 million, and $2.2 million for 2001, 2000, and 1999, respectively.

Stock-Based Compensation Plans

The Company has four stock-based compensation plans: the Apollo Group, Inc., Amended and Restated Director Stock Plan ("Director Stock Plan"), the Apollo Group, Inc., Long-Term Incentive Plan ("LTIP"), the Apollo Group, Inc., 2000 Incentive Plan ("2000 Incentive Plan"), and the Apollo Group, Inc., Amended and Restated 1994 Employee Stock Purchase Plan ("Purchase Plan").

The Director Stock Plan currently provides for an annual grant to the Company's non-employee directors of options to purchase shares of the Company's Apollo Education Group Class A common stock on September 1 of each year through 2003. In addition, each non-employee director who was on the Board of Directors on the date of the public offering of University of Phoenix Online common stock received a grant of stock options to purchase 10,000 shares of University of Phoenix Online common stock on the date of such offering at the initial public offering price of $14.00 per share. These options have vested as of August 31, 2001. Under the LTIP, the Company may grant options, incentive stock options, stock appreciation rights, and other stock-based awards in the Company's Apollo Education Group Class A common stock to certain officers, key employees, or directors of the Company. Many of the options granted under the LTIP vest 25% per year starting at the end of 2002. The vesting may be accelerated for individual employees if the stock price reaches defined goals for at least three trading days, and if certain profit goals, defined for groups of individuals, are also achieved. Under the 2000 Incentive Plan, the Company may grant options, incentive stock options, stock appreciation rights, and other stock-based awards in the Company's Apollo Education Group Class A and University of Phoenix Online common stock to certain officers, key employees, or directors of the Company. Many of the options granted under the 2000 Incentive Plan vest over a four year period. The vesting may be accelerated for individual employees if certain operational goals are met. The Purchase Plan allows employees of the Company to purchase shares of the Company's Apollo Education Group Class A common stock and University of Phoenix Online common stock at quarterly intervals through periodic payroll deductions. The purchase price per share, in general, is 85% of the lower of 1) the fair market value (as defined in the Purchase Plan) on the enrollment date into the respective quarterly offering period or 2) the fair market value on the purchase date.

The Company applies APB No. 25 and related interpretations in accounting for its stock-based compensation, and has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for these plans. Had compensation cost for the plans been determined based on the fair value at the grant date consistent with SFAS No. 123, the Company's net income, income per share, and weighted average shares outstanding would have been as follows, in thousands, except per share amounts:

                                                              YEAR ENDED AUGUST 31,
                                                        2001           2000          1999
                                                    -------------------------------------------
APOLLO EDUCATION GROUP
  PRO FORMA:
    Net income                                      $ 90,147     $ 66,484     $ 55,395
    Diluted income per share                        $   0.78     $   0.58     $   0.48
    Diluted weighted average shares outstanding      115,722      113,674      116,451
  AS REPORTED:
    Net income                                      $104,513     $ 71,191     $ 59,005
    Diluted income per share                        $   0.90     $   0.62     $   0.50
    Diluted weighted average shares outstanding      115,999      114,964      118,257

UNIVERSITY OF PHOENIX ONLINE
  PRO FORMA:
    Net income                                      $  2,599
    Diluted income per share                        $   0.27
    Diluted weighted average shares outstanding        9,559
  AS REPORTED:
    Net income                                      $  3,304
    Diluted income per share                        $   0.32
    Diluted weighted average shares outstanding       10,242

The effects of applying SFAS No. 123 in the above pro forma disclosures are not necessarily indicative of future amounts. The fair value of each option grant is estimated on the date of grant using the Black-Scholes method with the following weighted-average assumptions for grants in 2001, 2000, and 1999, respectively, for Apollo Education Group: 1) dividend yield of 0.0% in all years; 2) expected volatility of 61.0%, 74.0%, and 73.0%; 3) risk-free interest rates of 5.3%, 6.5%, and 4.5%; and 4) expected lives of 3.1, 5.0, and 7.5 years and for grants in 2001 for University of Phoenix Online: 1) dividend yield of 0.0%; 2) expected volatility of 75.0%; 3) risk-free interest rate of 6.0%; and 4) expected life of
2.7 years.

A summary of the activity related to stock options to purchase Apollo Education Group Class A common stock granted under the Director Stock Plan, the LTIP, and the 2000 Incentive Plan is as follows, in thousands, except per share amounts:

                                                                                                                       WEIGHTED
                                                                                                                        AVERAGE
                                                                   DIRECTOR            2000                         EXERCISE PRICE
                                                  LTIP            STOCK PLAN      INCENTIVE PLAN       TOTAL           PER SHARE
                                                ------------------------------------------------------------------------------------

OUTSTANDING AT AUGUST 31, 1998                    5,566              256                              5,822           $  5.661
Granted                                           1,665               91                              1,756             17.321
Exercised                                        (1,811)             (38)                            (1,849)             2.951
Canceled                                           (581)                                               (581)             7.105
                                                -----------------------------------------------------------
OUTSTANDING AT AUGUST 31, 1999                    4,839              309                              5,148             10.451
Granted                                           1,344               91                              1,435             13.907
Exercised                                        (1,026)             (11)                            (1,037)             6.679
Canceled                                           (200)                                               (200)            16.007
                                                -----------------------------------------------------------

OUTSTANDING AT AUGUST 31, 2000                    4,957              389                              5,346             11.901
Granted                                              24              152              961             1,137             23.963
Exercised                                        (1,284)            (116)                            (1,400)             8.739
Canceled                                            (78)                               (8)              (86)            13.748
                                                -----------------------------------------------------------

OUTSTANDING AT AUGUST 31, 2001                    3,619              425              953             4,997             15.500
                                                ===========================================================
EXERCISABLE AT AUGUST 31, 2001                    1,614              425              387             2,426
                                                ===========================================================
AVAILABLE FOR ISSUANCE AT AUGUST 31, 2001           356              552            6,547             7,455
                                                ===========================================================

A summary of the activity related to stock options to purchase University of Phoenix Online common stock granted under the Director Stock Plan and the 2000 Incentive Plan is as follows, in thousands, except per share amounts:

                                                                                           WEIGHTED
                                                                                           AVERAGE
                                            DIRECTOR        2000                        EXERCISE PRICE
                                            STOCK PLAN  INCENTIVE PLAN      TOTAL        PER SHARE
                                           -----------------------------------------------------------
OUTSTANDING AT AUGUST 31, 2000                 --              --              --         $   --
Granted                                        90           4,315           4,405          9.333
Exercised                                      (6)           (664)           (670)         9.333
Canceled                                                       (3)             (3)         9.333
                                           ---------------------------------------

OUTSTANDING AT AUGUST 31, 2001                 84           3,648           3,732          9.333
                                           =======================================
EXERCISABLE AT AUGUST 31, 2001                 84           1,740           1,824
                                           =======================================
AVAILABLE FOR ISSUANCE AT AUGUST 31, 2001      60           9,188           9,248
                                           =======================================

The following table summarizes information about the stock options to purchase Apollo Education Group Class A common stock at August 31, 2001:

                                                  OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
                              ------------------------------------------------------------------------------------------------------
                                                                    WEIGHTED AVG.                                   WEIGHTED AVG.
                                                   CONTRACTUAL       EXERCISE                                        EXERCISE
          RANGE OF                  NUMBER            YEARS           PRICE                     NUMBER                PRICE
       EXERCISE PRICES           OUTSTANDING        REMAINING        PER SHARE                 EXERCISABLE            PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
                                 (In thousands)                                                (In thousands)

$ 1.087 to $ 5.021                   983             4.02              $ 4.811                        674             $ 4.716
$11.333 to $ 15.861                1,095             7.87              $12.956                        638             $13.132
$17.083 to $17.083                 1,350             7.30              $17.083                        337             $17.083
$17.445 to $22.260                 1,318             8.51              $21.161                        587             $21.265
$26.490 to $42.450                   251             8.52              $30.180                        190             $28.636
                                   -----                                                            -----
$ 1.087 to $42.450                 4,997             7.16              $15.500                      2,426             $14.524
                                   =====                                                            =====


The following table summarizes information about the stock options to purchase University of Phoenix Online common stock at August 31, 2001:

                                                     OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                              ------------------------------------------------------------------------------------------------------
                                                                      WEIGHTED AVG.                                WEIGHTED AVG.
                                                   CONTRACTUAL          EXERCISE                                      EXERCISE
          RANGE OF                  NUMBER            YEARS               PRICE                 NUMBER                 PRICE
       EXERCISE PRICES           OUTSTANDING        REMAINING           PER SHARE             EXERCISABLE            PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
                                (In thousands)                                              (In thousands)

$ 9.333 to $ 9.333                 3,732              9.07               $9.333                    1,824             $9.333
                              -------------------                                       ------------------------
$ 9.333 to $ 9.333                 3,732              9.07               $9.333                    1,824             $9.333
                              ===================                                       ========================


NOTE 10.  COMMITMENTS AND CONTINGENCIES

The Company is obligated under facility and equipment leases that are classified as operating leases. Following is a schedule of future minimum lease commitments as of August 31, 2001, in thousands:

                                OPERATING LEASES
                    -------------------------------------
                                             EQUIPMENT &
                         FACILITIES             OTHER
                    -------------------------------------

2002                 $      66,642           $  778
2003                        66,683              425
2004                        57,681               83
2005                        51,326
2006                        40,960
Thereafter                  71,682
                    --------------------------------
                     $     354,974           $1,286
                    ================================

Facility and equipment rent expense totaled $71.8 million, $58.8 million, and $44.8 million for 2001, 2000, and 1999, respectively.

In January 1998, the U.S. Department of Education Office of the Inspector General ("OIG") began performing an audit of University of Phoenix's administration of the Title IV Programs. The team previously presented questions regarding University of Phoenix's interpretation of the "12-hour rule," distance education programs, and institutional refund obligations. University of Phoenix reached an agreement with the U.S. Department of Education which acknowledges no admission that there were any issues of non-compliance or errors by University of Phoenix. To bring this audit to closure and settle all outstanding issues prior to the final OIG report, which was issued on March 31, 2000, University of Phoenix agreed to modify its physical campus learning team attendance log to track the sites of learning team meetings and record the hours attended. This modification has not had a negative impact on either University of Phoenix or its students. This modification does not require any change to University of Phoenix Online's learning team attendance log. Part of the agreement, dated March 27, 2000, reached with the U.S. Department of Education requires University of Phoenix to pay the U.S. Department of Education $6.0 million as a negotiated settlement in full satisfaction of all monetary findings arising under the final OIG audit report. This amount was reflected in instructional costs and services in our third quarter 2000 results. $1.5 million of this amount was paid in 2000 with the remaining $4.5 million due in 2003.

The OIG is currently auditing the administration of the federal student financial assistance programs in connection with educational programs provided pursuant to contractual arrangements between IPD and certain of its client institutions. In audit reports issued to three client institutions, the OIG asserted that the client institutions violated the statutory prohibition on the use of incentive payments for recruiting by paying IPD a percentage of tuition revenue. The reports further suggest that IPD paid its employees in a manner that included incentive-based compensation even though IPD based its compensation plans for recruiters on factors or qualities that were not solely related to the success in securing enrollments. Additionally, the audit reports question the client institutions' interpretation of the "12-hour rule." Although both IPD and the client institutions believe that the matters in question do not relate to student program, or institutional eligibility and therefore believe a repayment of federal funds is not appropriate, the OIG has recommended to the U.S. Department of Education that the client institutions be required to return to lenders all loan funds disbursed. The institutions, with IPD assistance, are working with the U.S. Department of Education to eliminate or settle the issues raised in the audit reports.

During 2001, IPD recorded a charge of $5.1 million, to provide for its share of the estimated settlement obligation relating to all of its client institutions under audit. Our calculation of the estimated settlement obligation, which is reflected in instructional costs and services in the accompanying consolidated statement of operations, was based on information available to us and our previous experience with respect to such settlements.

Although we believe that the OIG's audits of IPD's client institutions will be resolved without any material effect on our financial position, results of operations, or cash flows, and without any material change in IPD's business strategy, as with any program review or audit, no assurance can be given as to the final outcome as the matters are not yet resolved.

The Company is involved in various legal proceedings occurring in the normal course of business. The Company believes that the disposition of these cases will not have a material adverse impact on the financial position or results of operations of the Company.

NOTE 11.  CONSOLIDATING STATEMENT OF OPERATIONS DATA

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

Since its inception, the Company has financed University of Phoenix Online's operations internally and has not incurred any related third-party debt. All of its cash receipts and disbursements are processed by the Company on University of Phoenix Online's behalf. Prior to the offering, all amounts were settled through the funds allocated to/from Apollo Education Group component of University of Phoenix Online's divisional net worth. Whenever University of Phoenix Online generated cash from operations, that cash was deemed to be transferred to Apollo Education Group and was accounted for as a return of capital. Whenever University of Phoenix Online had a cash need, that cash was deemed to be transferred from Apollo Education Group and was accounted for as a capital contribution. As a result of this policy, no inter-group interest income or expense was reflected in the consolidating statement of operations for the periods prior to the offering.

Upon the completion of the offering, the net proceeds of the offering of $72.8 million were transferred to University of Phoenix Online and accounted for as a capital contribution. Subsequently, the difference between cash receipts and cash outlays attributable to University of Phoenix Online have been accounted for as a revolving credit advance from University of Phoenix Online to Apollo Education Group (to the extent this difference was not transferred to University of Phoenix Online) requiring the reflection of interest expense by Apollo Education Group and interest income by University of Phoenix Online at the rate of interest determined by the Board of Directors. Accordingly, operating results for Apollo Education Group and University of Phoenix Online for periods subsequent to the offering are not comparable to such operating results prior to the offering.

                                                                     YEAR ENDED AUGUST 31,
                                         2001                                                             2000
                           --------------------------------------------------------------------------------------------------------
                              Apollo     University                  Apollo       Apollo      University                   Apollo
                            Education    of Phoenix                  Group,      Education    of Phoenix                   Group,
                              Group        Online     Eliminations    Inc.         Group        Online      Eliminations    Inc.
                           --------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
REVENUES:
Tuition and other,
 net(1)                    $  588,947   $ 180,527    $    -          $ 769,474   $  507,384    $ 102,613      $    -       $ 609,997
Inter-group license
 fee revenue(2)                 7,221                  (7,221)            -           4,104                     (4,104)         -
                           --------------------------------------------------------------------------------------------------------
                              596,168     180,527      (7,221)         769,474      511,488      102,613        (4,104)      609,997
                           ========================================================================================================
COSTS AND EXPENSES:
Instructional costs
 and services
 External expenses(3)         354,345      55,739                      410,084      316,429       36,445                     352,874
 Inter-group allocated
   expenses(4)                (12,367)     12,367                         -          (9,265)       9,265                        -
 Inter-group license
   fee expense(2)                           7,221      (7,221)            -                        4,104        (4,104)         -
Selling and promotional
 External expenses(3)         105,432      44,879                      150,311       80,995       15,496                     96,491
 Inter-group allocated
   expenses(4)                 (1,067)      1,067                         -            (772)         772                        -
General and
 administrative
 External expenses(3)          48,076                                   48,076       46,555                                  46,555
 Inter-group allocated
   expenses(4)                (10,554)     10,554                         -          (7,248)       7,248                        -
                           --------------------------------------------------------------------------------------------------------
                              483,865     131,827      (7,221)         608,471      426,694       73,330        (4,104)      495,920
                           --------------------------------------------------------------------------------------------------------
INCOME FROM
 OPERATIONS                   112,303      48,700                      161,003       84,794       29,283                     114,077
Interest income, net           10,477       3,629                       14,106        6,228                                    6,228
                           --------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME
 TAXES                        122,780      52,329                      175,109       91,022       29,283                     120,305
Provision for income
 taxes(5)                      46,726      20,566                       67,292       37,313       11,801                      49,114
                           --------------------------------------------------------------------------------------------------------
NET INCOME                 $   76,054   $  31,763    $    -          $ 107,817    $  53,709    $  17,482      $    -       $  71,191
                           ========================================================================================================

                                                    YEAR ENDED AUGUST 31,
                                                            1999
                                -------------------------------------------------------------
                                    Apollo       University                       Apollo
                                  Education      of Phoenix                       Group,
                                    Group          Online      Eliminations        Inc.
                                -------------------------------------------------------------
(IN THOUSANDS)
REVENUES:
Tuition and other,
 net(1)                            $ 429,264      $   69,582      $  -             $498,846
Inter-group license
 fee revenue(2)                        2,783                        (2,783)              -
                                -------------------------------------------------------------
                                     432,047          69,582        (2,783)         498,846
                                =============================================================
COSTS AND EXPENSES:
Instructional costs
 and services
 External expenses(3)                255,778          31,804                        287,582
 Inter-group allocated
   expenses(4)                        (4,995)          4,995                             -
 Inter-group license
   fee expense(2)                                      2,783        (2,783)              -
Selling and promotional
 External expenses(3)                 67,828          11,315                         79,143
 Inter-group allocated
   expenses(4)                          (201)            201                             -
General and
 administrative
 External expenses(3)                 39,368                                         39,368
 Inter-group allocated
   expenses(4)                        (5,352)          5,352                             -
                                -------------------------------------------------------------
                                     352,426          56,450        (2,783)         406,093
                                -------------------------------------------------------------
INCOME FROM
 OPERATIONS                           79,621          13,132                         92,753
Interest income, net                   5,229                                          5,229
                                -------------------------------------------------------------
INCOME BEFORE INCOME
 TAXES                                84,850          13,132                         97,982
Provision for income
 taxes(5)                             33,654           5,323                         38,977
                                -------------------------------------------------------------
NET INCOME                         $  51,196      $    7,809      $  -             $ 59,005
                                =============================================================


     (1) Tuition and other revenues are shown net of discounts from a variety of promotional programs and represent amounts earned from students of Apollo Education Group and University of Phoenix Online, respectively. There are no tuition or other revenues that have been allocated between Apollo Education Group and University of Phoenix Online.

     (2) Apollo Group, Inc. charges University of Phoenix Online a license fee equal to 4% of University of Phoenix Online's net revenues for the use of curriculum, trademarks, and copyrights owned by Apollo Group, Inc. and its subsidiaries. The license fee, which is included in University of Phoenix Online's instructional costs and services, totaled $7.2 million, $4.1 million, and $2.8 million for the years ended August 31, 2001, 2000, and 1999, respectively. The inter-group license fee revenue of Apollo Education Group eliminates against the inter-group license fee expense of University of Phoenix Online in consolidation at the Apollo Group, Inc. level.

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

     (4) Certain costs incurred by Apollo Group, Inc. and University of Phoenix including legal, accounting, corporate office, and centralized student services costs, have been allocated to University of Phoenix Online on the basis of its revenues in relation to those of Apollo Group, Inc. and University of Phoenix. The allocation of such expenses to University of Phoenix Online was as follows, in thousands:

                                          YEAR ENDED AUGUST 31,
                                      2001        2000          1999
                                     --------------------------------
Instructional costs and services     $12,367     $ 9,265     $ 4,995
Selling and promotional                1,067         772         201
General and administrative            10,554       7,248       5,352
                                    --------------------------------
                                     $23,988     $17,285     $10,548
                                    ================================


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

     (5) University of Phoenix Online's results, along with other divisions of University of Phoenix, are included in the Apollo Group, Inc. consolidated federal income tax return. State taxes are paid based upon apportioned taxable income or loss of Apollo Group, Inc., with the exception of certain state taxes that are based upon an apportionment of University of Phoenix taxable income or loss. The provision for income taxes included in the accompanying consolidating statement of operations data has been calculated on a separate company basis.

NOTE 12.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following table sets forth selected unaudited quarterly financial information for each of the Company's last eight quarters.

                                                             2001                                        2000
                                          -----------------------------------------   ------------------------------------------
                                          AUG. 31,    MAY 31,   FEB. 28,   NOV. 30,    AUG. 31,   MAY 31,    FEB. 29,   NOV. 30,
                                           2001        2001       2001       2000       2000        2000      2000       1999
                                          -----------------------------------------   ------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE
AMOUNTS)
REVENUES:
  Tuition and other, net                  $215,116   $214,305   $162,980   $177,073   $165,008   $167,591   $133,980   $143,418
                                          -----------------------------------------   ------------------------------------------
COSTS AND EXPENSES:
  Instructional costs and services(1)      112,741    107,871     94,237     95,235     90,792     97,499     81,849     82,734
  Selling and promotional                   46,185     40,127     32,991     31,008     27,944     23,695     22,293     22,559
  General and administrative                10,767     13,600     11,723     11,986     12,403     11,828     10,828     11,496
                                          -----------------------------------------   ------------------------------------------
                                           169,693    161,598    138,951    138,229    131,139    133,022    114,970    116,789
                                          -----------------------------------------   ------------------------------------------
INCOME FROM OPERATIONS                      45,423     52,707     24,029     38,844     33,869     34,569     19,010     26,629
Interest income, net                         3,522      3,755      3,661      3,168      2,042      1,590      1,279      1,317
                                          -----------------------------------------   ------------------------------------------
INCOME BEFORE INCOME TAXES                  48,945     56,462     27,690     42,012     35,911     36,159     20,289     27,946
Provision for income taxes                  17,694     21,074     11,341     17,183     14,603     15,016      8,376     11,119
                                          -----------------------------------------   ------------------------------------------
NET INCOME                                $ 31,251   $ 35,388   $ 16,349   $ 24,829   $ 21,308   $ 21,143   $ 11,913   $ 16,827
                                          =========================================   ==========================================
NET INCOME ATTRIBUTED TO:
  APOLLO EDUCATION GROUP COMMON STOCK     $ 30,155   $ 34,224   $ 15,695   $ 24,439   $ 21,308   $ 21,143   $ 11,913   $ 16,827
                                          =========================================   ==========================================
  UNIVERSITY OF PHOENIX ONLINE
  COMMON STOCK                            $  1,096   $  1,164   $    654   $    390   $  -       $ -        $  -       $  -
                                          =========================================   ==========================================
EARNINGS PER SHARE ATTRIBUTED TO:
APOLLO EDUCATION GROUP COMMON STOCK:
  DILUTED NET INCOME PER SHARE            $   0.26   $   0.29   $   0.14   $   0.21   $  0.19    $   0.19   $   0.10   $   0.14
                                          =========================================   ==========================================
  DILUTED WEIGHTED AVERAGE
  SHARES OUTSTANDING                       116,540    116,240    116,008    115,209    114,644    114,189    114,778    116,245
                                          =========================================   ==========================================
UNIVERSITY OF PHOENIX ONLINE
COMMON STOCK:
  DILUTED NET INCOME PER SHARE            $  0.10    $   0.11   $   0.06   $   0.04
                                          =========================================
  DILUTED WEIGHTED AVERAGE
  SHARES OUTSTANDING                       10,841      10,160     10,154      9,720
                                          =========================================


(1) Includes the $6.0 million charge related to the U.S. Department of Education agreement in the May 31, 2000 quarter and the $1.4 million, $2.7 million, and $1.0 million charges recorded in the November 30, 2000, May 31, 2001, and August 31, 2001 quarters, respectively, related to the OIG audit of IPD's client institutions.

         SELECTED FINANCIAL INFORMATION OF UNIVERSITY OF PHOENIX ONLINE

    The following selected financial and operating data are qualified by reference to and should be read in conjunction with the financial statements of University of Phoenix Online and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online." The statement of operations data for the years ended August 31, 2001, 2000, and 1999 and the balance sheet data as of August 31, 2001 and 2000 are derived from University of Phoenix Online's audited financial statements.

                                                          YEAR ENDED AUGUST 31,
                                          2001         2000       1999        1998         1997
                                       ----------------------------------------------------------
(IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
REVENUES:
  Tuition and other, net               $180,527     $102,613     $69,582     $45,081     $28,550
                                       ----------------------------------------------------------
COSTS AND EXPENSES:
  Instructional costs and services       75,327       49,814      39,582      25,443      17,679
  Selling and promotional                45,946       16,268      11,516       7,917       6,102
  General and administrative             10,554        7,248       5,352       3,960       2,149
                                       ----------------------------------------------------------
                                        131,827       73,330      56,450      37,320      25,930
                                       ----------------------------------------------------------
INCOME FROM OPERATIONS                   48,700       29,283      13,132       7,761       2,620
Interest income, net                      3,629
                                       ----------------------------------------------------------
INCOME BEFORE INCOME TAXES               52,329       29,283      13,132       7,761       2,620
Provision for income taxes               20,566       11,801       5,323       3,151       1,078
                                       ----------------------------------------------------------
NET INCOME                             $ 31,763     $ 17,482     $ 7,809     $ 4,610     $ 1,542
                                       ==========================================================


                                                                               AUGUST 31,
                                                              2001         2000        1999         1998
                                                            --------------------------------------------
(IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents                                   $ 36,261     $    --     $    --     $    --
Marketable securities                                         70,499
                                                            ---------------------------------------------
TOTAL CASH, CASH EQUIVALENTS, AND MARKETABLE SECURITIES     $106,760     $     -     $    --     $     -
                                                            =============================================
TOTAL ASSETS                                                $147,790     $21,962     $14,871     $ 8,516
                                                            =============================================
Current liabilities                                         $ 36,954     $15,991     $11,789     $ 9,613
Long-term liabilities                                          3,004         123                      42
Divisional net worth                                         107,832       5,848       3,082      (1,139)
                                                            ---------------------------------------------
TOTAL LIABILITIES AND DIVISIONAL NET WORTH                  $147,790     $21,962     $14,871     $ 8,516
                                                            =============================================


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
            AND RESULTS OF OPERATIONS OF UNIVERSITY OF PHOENIX ONLINE

           This Annual Report, including the "Management's Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online" contains forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Forward-looking statements in this Annual Report, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online," include, but are not limited to, statements such as total purchases of property and equipment for University of Phoenix Online for the year ended August 31, 2002, are expected to range from $10.0 to $15.0 million.

           Future events and actual results could differ materially from those set forth in the forward-looking statements as a result of many factors. Statements in this Annual Report, including "Notes to Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online," describe factors, among others, that could contribute to or cause such differences. Additional factors that could cause actual results to differ materially from those expressed in such forward-looking statements include, without limitation: 1) new or revised interpretations of regulatory requirements; 2) changes in or new interpretations of other applicable laws, rules, and regulations; 3) University of Phoenix Online depends on

University of Phoenix's accreditation and the failure to maintain that accreditation would significantly reduce demand for University of Phoenix Online's programs; 4) University of Phoenix Online depends on University of Phoenix's state authorization to operate and the failure to maintain that authorization could prevent University of Phoenix Online from operating its business; 5) changes in student enrollment; and 6) other factors set forth in this Annual Report. These forward-looking statements are based on estimates, projections, beliefs, and assumptions of us and our management and speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. You are advised, however, to consult any further disclosures we make in our reports filed with the Securities and Exchange Commission.

BACKGROUND AND OVERVIEW

    University of Phoenix Online is a provider of accessible, accredited educational programs for working adults. It began operations in 1989 by modifying courses developed by University of Phoenix's physical campuses for delivery via modem to students worldwide. Today, students can log on to their online classes via the Internet 24 hours a day, 7 days a week wherever there is Internet accessibility using basic technology such as a Pentium-class personal computer, a 28.8K modem, and an Internet service provider, thereby enhancing the accessibility of and the potential market for its programs. University of Phoenix Online currently offers eleven accredited degree programs in business, education, information technology, and nursing. As of August 31, 2001, University of Phoenix Online had approximately 29,000 degree-seeking students and approximately 2,600 faculty members.

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

    The provision of services and other matters between University of Phoenix Online and Apollo Education Group, including the right to use our curriculum, trademarks, and copyrights, are governed by corporate expense, license, and income tax allocation policies, which are described below. These arrangements were not in place prior to March 24, 2000. However, in order to prepare financial statements that include charges and benefits of the types provided for under these arrangements, the financial statements for University of Phoenix Online reflect charges and benefits that would have applied if these inter-group arrangements had been in effect during the periods presented.

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

Corporate expenses

    In order to prepare the financial statements for University of Phoenix Online, certain costs incurred by us and University of Phoenix, including legal, accounting, corporate office, and centralized student services costs, were allocated to University of Phoenix Online on the basis of its revenues in relation to those of us and University of Phoenix. Management believes the allocation methodology is fair to each group because allocations based on revenue will not inflate or dilute the operating margin of one group in favor of the other. The allocation of such expenses to University of Phoenix Online was as follows, in thousands:

                                          YEAR ENDED AUGUST 31,
                                       2001        2000        1999
                                    ---------------------------------
Instructional costs and services     $12,367     $ 9,265     $ 4,995
Selling and promotional                1,067         772         201
General and administrative            10,554       7,248       5,352
                                    ---------------------------------
                                     $23,988     $17,285     $10,548
                                    =================================

License fee

    We charge University of Phoenix Online a license fee equal to 4% of University of Phoenix Online's net revenues for the use of our curriculum, trademarks, and copyrights. The license fee, which is included in instructional costs and services in University of Phoenix Online's statement of operations, was $7.2 million, $4.1 million, and $2.8 million for the years ended August 31, 2001, 2000, and 1999, respectively.

Income taxes

    University of Phoenix Online's results, along with those of University of Phoenix's other divisions, are included in our consolidated federal income tax return. State taxes are paid based upon our apportioned taxable income or loss, with the exception of certain state taxes that are based upon an apportionment of University of Phoenix taxable income or loss.

    The provision for income taxes included in University of Phoenix Online's statement of operations has been calculated on a separate company basis. The related current and deferred tax assets and liabilities are settled with University of Phoenix at the end of each period through the revolving credit advance account.

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

    Instructional costs and services consist primarily of costs related to the delivery and administration of educational programs and includes a license fee equal to 4% of University of Phoenix Online's net revenues for the use of our curriculum, trademarks, and copyrights. Instructional costs and services include expenses directly attributable to University of Phoenix Online's operations, such as faculty compensation, administrative salaries, facility leases and other occupancy costs, bad debt expense, depreciation and amortization of property and equipment, and an allocation of expenses relating to centralized departments that provide services directly to University of Phoenix Online's students.

    Selling and promotional costs consist primarily of compensation for enrollment advisors, advertising costs, production of marketing materials, other costs related to selling and promotional functions, and an allocation of expenses relating to our centralized marketing functions.

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

RESULTS OF OPERATIONS

    The following table sets forth the statement of operations data of University of Phoenix Online, expressed as a percentage of tuition and other net revenues for the periods indicated:

                                             YEAR ENDED AUGUST 31,
                                          2001      2000       1999
                                      ---------------------------------
REVENUES:
  Tuition and other, net                 100.0%     100.0%     100.0%
                                      ---------------------------------
COSTS AND EXPENSES:
  Instructional costs and services        41.7       48.5       56.9
  Selling and promotional                 25.5       15.9       16.5
  General and administrative               5.8        7.1        7.7
                                      ---------------------------------
                                          73.0       71.5       81.1
                                      ---------------------------------
INCOME FROM OPERATIONS                    27.0       28.5       18.9
Interest income, net                       2.0
                                      ---------------------------------
INCOME BEFORE INCOME TAXES                29.0       28.5       18.9
Less provision for income taxes           11.4       11.5        7.7
                                      ---------------------------------
NET INCOME                                17.6%      17.0%      11.2%
                                      =================================

YEAR ENDED AUGUST 31, 2001, COMPARED WITH THE YEAR ENDED AUGUST 31, 2000

    Tuition and other net revenues increased by 75.9% to $180.5 million in 2001 from $102.6 million in 2000 due primarily to an increase in average full-time equivalent degree student enrollments and tuition price increases of two to three percent. Average full-time equivalent degree student enrollments increased to approximately 15,700 in 2001 from approximately 9,500 in 2000.

    Instructional costs and services increased by 51.2% to $75.3 million in 2001 from $49.8 million in 2000 due primarily to the direct costs necessary to support the increase in degree student enrollments offset in part by University of Phoenix Online's allocation of $1.1 million of the $6.0 million charge related to the U.S. Department of Education agreement in the third quarter of 2000. Direct costs consist primarily of faculty compensation and related staff salaries. These costs as a percentage of tuition and other net revenues decreased to 41.7% in 2001 from 48.5% in 2000 due primarily to greater net revenues being spread over the fixed costs related to centralized student services and University of Phoenix Online's allocation of $1.1 million of the $6.0 million charge related to the U.S. Department of Education agreement in the third quarter of 2000. As University of Phoenix Online expands, it may not be able to leverage its existing instructional costs and services to the same extent.

    Selling and promotional expenses increased by 182.4% to $45.9 million in 2001 from $16.3 million in 2000 due primarily to increased advertising and an increase in the number of enrollment advisors. These expenses as a percentage of tuition and other net revenues increased to 25.5% in 2001 from 15.9% in 2000 due primarily to increased advertising and an increase in the number of enrollment advisors.

    General and administrative expenses increased by 45.6% to $10.6 million in 2001 from $7.2 million in 2000 due primarily to a higher revenue growth rate at University of Phoenix Online in that period compared to Apollo Education Group which resulted in a higher allocation of general and administrative expenses to University of Phoenix Online. General and administrative expenses as a percentage of tuition and other net revenues decreased to 5.8% in 2001 from 7.1% in 2000 due primarily to greater net revenues being spread over a proportionately lower increase in general and administrative expenses.

    Net interest income was $3.6 million and $0 in 2001 and 2000, respectively. This increase was attributable to the increase in cash equivalents and marketable securities between periods.

    University of Phoenix Online's effective tax rate decreased to 39.3% in 2001 from 40.3% in 2000 due to tax exempt interest income in 2001.

    Net income increased to $31.8 million in 2001 from $17.5 million in 2000, due primarily to increased enrollments, improved utilization of instructional costs and services and general and administrative expenses, and an increase in interest income.

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

    Instructional costs and services increased by 25.9% to $49.8 million in 2000 from $39.6 million in 1999 due primarily to the direct costs necessary to support the increase in degree student enrollments and University of Phoenix Online's allocation of $1.1 million of the $6.0 million charge related to the U.S. Department of Education agreement. Direct costs consist primarily of faculty compensation and related staff salaries. These costs as a percentage of tuition and other net revenues decreased to 48.5% in 2000 from 56.9% in 1999 due primarily to greater net revenues being spread over the fixed costs related to centralized student services offset in part by University of Phoenix Online's allocation of $1.1 million of the $6.0 million charge related to the U.S. Department of Education agreement.

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

    Net cash provided by operating activities increased to $45.5 million in 2001 from $18.4 million in 2000. The increase resulted primarily from increased net income and a larger increase in student deposits and deferred revenue partially offset by a larger increase in receivables.

    Capital expenditures increased to $9.2 million in 2001 from $3.7 million in 2000 due primarily to continued growth in operations. In addition, during 2001 University of Phoenix Online incurred costs associated with building an additional facility. Total costs associated with this facility were $7.6 million. University of Phoenix Online sold this facility upon completion in August 2001 and is leasing it back under a ten year lease agreement. Total purchases of property and equipment for the year ended August 31, 2002, are expected to range from $10.0 to $15.0 million. These expenditures will primarily be related to increases in normal recurring capital expenditures due to the overall increase in students and employees resulting from the growth in the business.

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

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Apollo Group, Inc.:

In our opinion, the accompanying balance sheet and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of University of Phoenix Online at August 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Apollo Group, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1, University of Phoenix Online is a division of The University of Phoenix, Inc., a wholly-owned subsidiary of Apollo Group, Inc. Accordingly, the financial statements of University of Phoenix Online should be read in conjunction with the audited financial statements of Apollo Group, Inc.


PricewaterhouseCoopers LLP
Phoenix, Arizona
September 28, 2001

                          UNIVERSITY OF PHOENIX ONLINE
                 (A DIVISION OF THE UNIVERSITY OF PHOENIX, INC.,
                A WHOLLY-OWNED SUBSIDIARY OF APOLLO GROUP, INC.)

                                 BALANCE SHEET

                                                              AUGUST 31,
                                                        2001             2000
                                                      ------------------------
(IN THOUSANDS)
ASSETS:
CURRENT ASSETS
  Cash and cash equivalents                            $ 36,261     $     --
  Marketable securities                                  67,766
  Receivables, net                                       21,754       13,991
  Other current assets                                    2,008          482
                                                      ------------------------
TOTAL CURRENT ASSETS                                    127,789       14,473
Marketable securities                                     2,733
Revolving credit advance to Apollo Education Group        4,087
Property and equipment, net                              12,946        5,940
Other assets                                                235        1,549
                                                      ------------------------
TOTAL ASSETS                                           $147,790     $ 21,962
                                                      ========================
LIABILITIES AND DIVISIONAL NET WORTH:
CURRENT LIABILITIES
  Accounts payable                                     $    338     $    245
  Accrued liabilities                                     3,509        1,220
  Student deposits and deferred tuition revenue          33,107       14,526
                                                      ------------------------
TOTAL CURRENT LIABILITIES                                36,954       15,991
Long-term liabilities                                     3,004          123
                                                      ------------------------
TOTAL LIABILITIES                                        39,958       16,114
                                                      ------------------------
Commitments and contingencies
DIVISIONAL NET WORTH
  Funds allocated to/from Apollo Education Group         46,474      (23,747)
  Accumulated earnings                                   61,358       29,595
                                                      ------------------------
  TOTAL DIVISIONAL NET WORTH                            107,832        5,848
                                                      ------------------------
TOTAL LIABILITIES AND DIVISIONAL NET WORTH             $147,790     $ 21,962
                                                      ========================


   The accompanying notes are an integral part of these financial statements.

                          UNIVERSITY OF PHOENIX ONLINE
                 (A DIVISION OF THE UNIVERSITY OF PHOENIX, INC.,
                A WHOLLY-OWNED SUBSIDIARY OF APOLLO GROUP, INC.)

                             STATEMENT OF OPERATIONS

                                              YEAR ENDED AUGUST 31,
                                          2001       2000         1999
                                       ----------------------------------
(IN THOUSANDS)
REVENUES:
  Tuition and other, net               $180,527     $102,613     $69,582
                                       ----------------------------------
COSTS AND EXPENSES:
  Instructional costs and services       75,327       49,814      39,582
  Selling and promotional                45,946       16,268      11,516
  General and administrative             10,554        7,248       5,352
                                       ----------------------------------
                                        131,827       73,330      56,450
                                       ----------------------------------
INCOME FROM OPERATIONS                   48,700       29,283      13,132
Interest income, net                      3,629
                                       ----------------------------------
INCOME BEFORE INCOME TAXES               52,329       29,283      13,132
Provision for income taxes               20,566       11,801       5,323
                                       ----------------------------------
NET INCOME                             $ 31,763     $ 17,482     $ 7,809
                                       =================================


   The accompanying notes are an integral part of these financial statements.

                          UNIVERSITY OF PHOENIX ONLINE
                 (A DIVISION OF THE UNIVERSITY OF PHOENIX, INC.,
                A WHOLLY-OWNED SUBSIDIARY OF APOLLO GROUP, INC.)

                             STATEMENT OF CASH FLOWS


                                                                                                 YEAR ENDED AUGUST 31,
                                                                                            2001          2000          1999
                                                                                        -------------------------------------
(IN THOUSANDS)
CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
  Net income                                                                            $  31,763      $ 17,482      $ 7,809
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                                           2,072         1,383          922
    Amortization of investment discounts                                                   (1,438)
    Provision for uncollectible accounts                                                    2,061         2,129        2,411
    Increase in assets:
       Receivables                                                                         (9,705)       (4,987)      (7,001)
       Other assets                                                                          (235)       (1,884)        (131)
    Increase (decrease) in liabilities:
       Accounts payable and accrued liabilities                                             2,328          (301)         (66)
       Student deposits and deferred revenue                                               18,581         4,503        2,260
       Other liabilities                                                                       49           123          (60)
                                                                                        -------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                  45,476        18,448        6,144
                                                                                        -------------------------------------
CASH FLOWS PROVIDED BY (USED FOR) INVESTING ACTIVITIES:
  Net additions to property and equipment                                                  (9,208)       (3,732)      (2,556)
  Additions related to facility subject to sale-leaseback                                  (7,608)
  Proceeds from sale-leaseback of facility                                                 10,528
  Purchase of marketable securities                                                      (119,281)
  Maturities of marketable securities                                                      50,220
                                                                                        -------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES                                                    (75,349)       (3,732)      (2,556)
                                                                                        -------------------------------------
CASH FLOWS PROVIDED BY (USED FOR) FINANCING ACTIVITIES:
  Revolving credit advance to Apollo Education Group                                       (4,087)
  Funds allocated to/from Apollo Education Group                                           70,221       (14,716)      (3,588)
                                                                                        -------------------------------------
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                                       66,134       (14,716)      (3,588)
                                                                                        -------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                                    36,261            --           --
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                                 --            --           --
                                                                                        -------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                $  36,261      $     --      $    --
                                                                                        =====================================


   The accompanying notes are an integral part of these financial statements.

                          UNIVERSITY OF PHOENIX ONLINE
                 (A DIVISION OF THE UNIVERSITY OF PHOENIX, INC.,
                A WHOLLY-OWNED SUBSIDIARY OF APOLLO GROUP, INC.)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

On March 24, 2000, the Board of Directors of Apollo Group, Inc. ("Apollo") authorized the issuance of a new class of stock called University of Phoenix Online common stock, that is intended to reflect the separate performance of University of Phoenix Online, a division of The University of Phoenix, Inc. ("University of Phoenix"), a wholly-owned subsidiary of Apollo. Apollo's other businesses and its retained interest in University of Phoenix Online are referred to as "Apollo Education Group." On October 3, 2000, an offering of 5,750,000 shares of University of Phoenix Online common stock was completed at a price of $14.00 per share. This stock represented a 10.8% interest in University of Phoenix Online with Apollo Education Group retaining the remaining 89.2% interest in University of Phoenix Online. This percentage has decreased to 88.3% at August 31, 2001 due to the purchase of shares of University of Phoenix Online common stock as part of the Apollo Group, Inc. Employee Stock Purchase Plan and the exercise of University of Phoenix Online stock options.

University of Phoenix Online is the online division of University of Phoenix which is a regionally accredited, private institution of higher education offering associates, bachelors, masters, and doctoral degree programs in business, management, computer information systems, education, and health care. University of Phoenix Online offers its educational programs worldwide through its computerized educational delivery system. University of Phoenix is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools.

The accompanying financial statements provide financial information regarding the underlying business of University of Phoenix Online. Even though Apollo has separated its assets, liabilities, revenues, and expenses between Apollo Education Group and University of Phoenix Online for purposes of tracking the economic performance of each of University of Phoenix Online and Apollo Education Group, that separation will not change the legal title to any assets or the responsibility for any liabilities and will not affect the rights of creditors. Holders of University of Phoenix Online common stock are common stockholders of Apollo and are subject to all the risks associated with an investment in Apollo's assets and liabilities. Material financial events which may occur at Apollo Education Group may affect University of Phoenix Online's results of operations or financial position. Accordingly, University of Phoenix Online's financial statements should be read in conjunction with Apollo's consolidated financial statements.

The provision of services and other matters between University of Phoenix Online and Apollo Education Group, including the right to use the curriculum, trademarks, and copyrights of Apollo and its subsidiaries, are governed by corporate expense, income tax, and license allocation policies, which are described in Note 3. Related Party Transactions. These policies were not in place prior to March 24, 2000. However, in order to prepare financial statements that include charges and benefits of the types provided for under these policies, the accompanying financial statements reflect charges and benefits that would have applied if these policies had been in effect during the periods presented.

University of Phoenix Online's fiscal year is from September 1 to August 31. Unless otherwise stated, references to the years 2001, 2000, and 1999 relate to the fiscal years ended August 31, 2001, 2000, and 1999, respectively.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Property and equipment

Property and equipment is recorded at cost less accumulated depreciation. University of Phoenix Online capitalizes the cost of software used for internal operations once technological feasibility of the software has been demonstrated. Such costs consist primarily of custom-developed and packaged software and the direct labor costs of internally-developed software. Depreciation is provided on all furniture, equipment, and software using the straight-line method over the estimated useful lives of the related assets which range from three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets. Maintenance and repairs are expensed as incurred.

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

Earnings per share

Earnings per share for University of Phoenix Online has been omitted from the accompanying statement of operations since University of Phoenix Online common stock is a class of stock of Apollo and is not part of the capital structure of University of Phoenix Online.

Apollo's consolidated financial statements present basic and diluted earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock using the two-class method. The two-class method is an earnings allocation formula that determines the earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock according to participation rights in undistributed earnings.

Fair value of financial instruments

The carrying amount reported in the balance sheet for cash and cash equivalents, marketable securities, receivables, accounts payable, accrued liabilities, and student deposits and deferred tuition revenue approximates fair value because of the short-term nature of these financial instruments.

Selling and promotional costs

University of Phoenix Online expenses selling and promotional costs as incurred. Selling and promotional costs include marketing salaries, direct-response and other advertising, promotional materials, and related marketing costs.

New accounting pronouncements

During December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101"), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. University of Phoenix Online implemented the related guidelines during the fourth quarter of 2001, with effect from September 1, 2000, without material effect on its financial position or results of operations.

Use of estimates

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

NOTE 3. RELATED PARTY TRANSACTIONS

University of Phoenix Online's financial statements reflect the application of certain expense allocation and treasury activity policies summarized below. Although it has no present intention to do so, Apollo's Board of Directors may rescind, modify, or add to any of these policies. While management believes that these allocation methods are reasonable, the allocated expenses are not necessarily indicative of, and it is not practicable for us to estimate, the levels of expenses that would have been incurred if University of Phoenix Online had been operating as an independent company.

Corporate expenses

In order to prepare the accompanying financial statements, certain costs incurred by Apollo and University of Phoenix were allocated to University of Phoenix Online on the basis of its revenues in relation to those of Apollo and University of Phoenix. The allocation of such expenses to University of Phoenix Online was as follows, in thousands:

                                          YEAR ENDED AUGUST 31,
                                       2001        2000         1999
                                    ---------------------------------
Instructional costs and services     $12,367     $ 9,265     $ 4,995
Selling and promotional                1,067         772         201
General and administrative            10,554       7,248       5,352
                                    ---------------------------------
                                     $23,988     $17,285     $10,548
                                    =================================

License fee

Apollo charges University of Phoenix Online a license fee equal to 4% of University of Phoenix Online's net revenues for the use of curriculum, trademarks, and copyrights owned by Apollo and its subsidiaries. The license fee, which is included in instructional costs and services in the accompanying statement of operations, was $7.2 million, $4.1 million, and $2.8 million for the years ended August 31, 2001, 2000, and 1999, respectively.

Income taxes

University of Phoenix Online's results, along with those of University of Phoenix's other divisions, are included in Apollo's consolidated federal income tax return. State taxes are paid based upon apportioned taxable income or loss of Apollo, with the exception of certain state taxes that are based upon an apportionment of University of Phoenix taxable income or loss.

The provision for income taxes included in the accompanying statement of operations has been calculated on a separate company basis. The related current and deferred tax assets and liabilities are settled with University of Phoenix at the end of each period through the revolving credit advance to Apollo Education Group account.

University of Phoenix Online's effective income tax rate differs from the federal statutory tax rate primarily as a result of state income taxes.

Treasury activities

Since its inception, Apollo has financed University of Phoenix Online's operations internally and has not incurred any related third-party debt. All of its cash receipts and disbursements were processed by Apollo on University of Phoenix Online's behalf. All amounts were settled through the funds allocated to/from Apollo Education Group component of University of Phoenix Online's divisional net worth. Whenever University of Phoenix Online generated cash from operations, that cash was deemed to be transferred to Apollo Education Group and was accounted for as a return of capital. Whenever University of Phoenix Online had a cash need, that cash was deemed to be transferred from Apollo Education Group and was accounted for as a capital contribution. As a result of this policy, no inter-group interest income or expense was reflected in the consolidating statement of operations for the periods prior to the offering.

Upon the completion of the offering, the net proceeds of the offering of $72.8 million were transferred to University of Phoenix Online and accounted for as a capital contribution. Subsequently, the difference between cash receipts and cash outlays attributable to University of Phoenix Online have been accounted for as a revolving credit advance (to the extent this difference was not transferred to University of Phoenix Online) from University of Phoenix Online to Apollo Education Group requiring the reflection of interest expense by Apollo Education Group and interest income by University of Phoenix Online at the rate of interest determined by the Board of Directors. Accordingly, operating results for Apollo Education Group and University of Phoenix Online for periods subsequent to the offering will not be comparable to such operating results prior to the offering.

NOTE 4. BALANCE SHEET COMPONENTS

Marketable securities consist of the following, in thousands:


                                                  AUGUST 31, 2001
                                             --------------------------
                                              ESTIMATED      AMORTIZED
TYPE                                         MARKET VALUE     COST
-----------------------------------------------------------------------
CLASSIFIED AS CURRENT:
  Municipal bonds                             $16,757        $16,732
  U.S. treasury obligations                     3,447          3,447
  U.S. agency obligations                      31,126         31,097
  Auction rate preferred stock                  1,400          1,400
  Commercial paper                             15,111         15,090
                                             --------------------------
TOTAL CURRENT MARKETABLE SECURITIES            67,841         67,766
                                             --------------------------
CLASSIFIED AS NONCURRENT:
  Municipal bonds due in 1-2 years                525            525
  Commercial paper                              2,208          2,208
                                             --------------------------
TOTAL NONCURRENT MARKETABLE SECURITIES          2,733          2,733
                                             --------------------------
  TOTAL MARKETABLE SECURITIES                 $70,574        $70,499
                                             ==========================


Receivables consist of the following, in thousands:

                                                AUGUST 31,
                                           2001           2000
                                       --------------------------
Trade receivables                        $ 22,973      $ 15,717
Interest receivable                           256
Less allowance for doubtful accounts       (1,475)       (1,726)
                                       --------------------------
     TOTAL RECEIVABLES, NET              $ 21,754      $ 13,991
                                       ==========================


Bad debt expense was $2.1 million, $2.1 million, and $2.4 million for 2001, 2000, and 1999, respectively.

Property and equipment consist of the following, in thousands:

                                                         AUGUST 31,
                                                      2001         2000
                                                  -----------------------

Furniture and equipment                            $ 14,999      $ 6,277
Software                                                570          540
Leasehold improvements                                2,025        1,632
                                                  -----------------------
                                                     17,594        8,449
Less accumulated depreciation and amortization       (4,648)      (2,509)
                                                  -----------------------
     PROPERTY AND EQUIPMENT, NET                   $ 12,946      $ 5,940
                                                  =======================

Depreciation and amortization expense was $2.2 million, $1.4 million, and $0.9 million for 2001, 2000, and 1999, respectively.

Accrued liabilities consist of the following, in thousands:

                                       AUGUST 31,
                                    2001       2000
                                   -----------------
Salaries, wages, and benefits      $1,836     $1,046
Other accrued liabilities           1,673        174
                                   -----------------
     TOTAL ACCRUED LIABILITIES     $3,509     $1,220
                                   =================

Student deposits and deferred tuition revenue consist of the following, in thousands:

                                                                  AUGUST 31,
                                                               2001        2000
                                                            --------------------
Student deposits                                             $20,897     $ 6,123
Deferred tuition revenue                                      12,210       8,403
                                                            --------------------
     TOTAL STUDENT DEPOSITS AND DEFERRED TUITION REVENUE     $33,107     $14,526
                                                            ====================

Divisional net worth activity is as follows, in thousands:




                                                        FUNDS ALLOCATED
                                                        TO/FROM APOLLO         ACCUMULATED
                                                        EDUCATION GROUP          EARNINGS            TOTAL
                                                        ----------------------------------------------------
BALANCE AT AUGUST 31, 1999                               $ (9,031)               $ 12,113           $  3,082
  Net income                                                                       17,482             17,482
  Funds allocated to/from Apollo Education Group          (14,716)                                   (14,716)
                                                        ----------------------------------------------------
BALANCE AT AUGUST 31, 2000                                (23,747)                 29,595              5,848
  Net income                                                                       31,763             31,763
  Funds allocated to/from Apollo Education Group           70,221                                     70,221
                                                        ----------------------------------------------------
BALANCE AT AUGUST 31, 2001                               $ 46,474                $ 61,358           $107,832
                                                        ====================================================


University of Phoenix Online and Apollo Education Group had no intercompany purchases for the years ended August 31, 2001 and 2000.

NOTE 5. BENEFIT PLANS

Employees of University of Phoenix Online are eligible to participate in Apollo's various health, welfare, and disability benefit programs offered to its full-time, salaried employees. Additionally, eligible employees also participate in Apollo's 401(k) plan as well as its employee stock option and stock purchase plans. Apollo does not provide post-employment or post-retirement health care and life insurance benefits to University of Phoenix Online's employees.

NOTE 6. COMMITMENTS AND CONTINGENCIES

University of Phoenix Online is obligated under facility and equipment leases that are classified as operating leases. Following is a schedule of future minimum lease commitments as of August 31, 2001, in thousands:

                                 OPERATING LEASES
                          -------------------------------
                                             EQUIPMENT &
                           FACILITIES         OTHER
                          -------------------------------

2002                      $  2,403         $    3
2003                         2,415
2004                         2,453
2005                         2,493
2006                         2,405
Thereafter                   8,382
                          -------------------------------
                          $ 20,551         $    3
                          ===============================

Facility and equipment rent expense totaled $2.0 million, $1.2 million, and $1.4 million for 2001, 2000, and 1999, respectively.

There are no legal proceedings to which Apollo is a party pertaining to the business and operations of University of Phoenix Online, other than those occurring in the normal course of business. Management believes that the disposition of these cases will not have a material adverse impact on the financial position or results of operations of Apollo Education Group or University of Phoenix Online.

In January 1998, the U.S. Department of Education Office of the Inspector General ("OIG") began performing an audit of University of Phoenix's administration of the Title IV Programs. The team previously presented questions regarding University of Phoenix's interpretation of the "12-hour rule," distance education programs, and institutional refund obligations. University of Phoenix reached an agreement with the U.S. Department of Education which acknowledges no admission that there were any issues of non-compliance or errors by University of Phoenix. To bring this audit to closure and settle all outstanding issues prior to the final OIG report, which was issued on March 31, 2000, University of Phoenix agreed to modify its physical campus learning team attendance log to track the sites of learning team meetings and record the hours attended. This modification did not require any change to University of Phoenix Online's learning team attendance log. Part of the agreement, dated March 27, 2000, reached with the U.S. Department of Education requires University of Phoenix to pay the U.S. Department of Education $6.0 million as a negotiated settlement in full satisfaction of all monetary findings arising under the final OIG audit report. Approximately $1.1 million of this amount was allocated to University of Phoenix Online during 2000 in accordance with the corporate expense allocation policy and has been reflected in University of Phoenix Online's instructional costs and services.

NOTE 7.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following table sets forth selected unaudited quarterly financial information of University of Phoenix Online for each of the last eight quarters.

                                                  2001                                            2000
                                ---------------------------------------------    -------------------------------------------
                                AUG. 31,    MAY 31,    FEB. 28,     NOV. 30,     AUG. 31,   MAY 31,     FEB. 29,    NOV. 30,
                                 2001        2001        2001         2000        2000       2000        2000        1999
                                ---------------------------------------------    -------------------------------------------
(IN THOUSANDS)
REVENUES:
  Tuition and other, net        $56,244     $54,071     $36,125      $34,087     $31,661     $28,367    $21,868     $20,717
                                ---------------------------------------------    -------------------------------------------
COSTS AND EXPENSES:
  Instructional costs and
  services (1)                   23,211      20,783      15,687       15,646      13,525      14,478     11,269      10,542
  Selling and promotional        16,176      13,449       8,719        7,602       5,754       4,208      3,220       3,086
  General and administrative      2,681       3,200       2,574        2,099       2,287       1,873      1,585       1,503
                                ---------------------------------------------    -------------------------------------------
                                 42,068      37,432      26,980       25,347      21,566      20,559     16,074      15,131
                                ---------------------------------------------    -------------------------------------------
INCOME FROM OPERATIONS           14,176      16,639       9,145        8,740      10,095       7,808      5,794       5,586
Interest income, net                917       1,008       1,010          694
                                ---------------------------------------------    -------------------------------------------
INCOME BEFORE INCOME TAXES       15,093      17,647      10,155        9,434      10,095       7,808      5,794       5,586
Provision for income taxes        5,594       6,999       4,115        3,858       4,059       3,132      2,346       2,264
                                ---------------------------------------------    -------------------------------------------
NET INCOME                      $ 9,499     $10,648     $ 6,040      $ 5,576     $ 6,036     $ 4,676    $ 3,448     $ 3,322
                                =============================================    ===========================================


(1) Includes University of Phoenix Online's allocation of $1.1 million of the $6.0 million charge related to the U.S. Department of Education agreement in the May 31, 2000 quarter.