Form 10-K, Exhibit 13
period 2002-08-31
APOLLO GROUP INC
filed 2002-11-27
CIK 929887

EXHIBIT 13

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF APOLLO GROUP, INC.

         The following selected consolidated financial and operating data of Apollo Group, Inc. are qualified by reference to and should be read in conjunction with the consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Apollo Group, Inc.” The statement of operations data for the years ended August 31, 2002, 2001, and 2000 and the balance sheet data as of August 31, 2002 and 2001 were derived from the audited consolidated financial statements of Apollo Group, Inc. Diluted net income per share and diluted weighted average shares outstanding have been retroactively restated for stock splits.

		Year Ended August 31,

	2002	2001	2000	1999	1998

(In thousands, except per share amounts)

Statement of Operations Data:

Revenues:

Tuition and other, net	$1,009,455	$769,474	$609,997	$498,846	$384,877

Costs and expenses:

Instructional costs and services	498,454	410,084	352,874	287,582	223,525

Selling and promotional	198,889	150,311	96,491	79,143	57,458

General and administrative	58,260	48,076	46,555	39,368	33,708

	755,603	608,471	495,920	406,093	314,691

Income from operations	253,852	161,003	114,077	92,753	70,186

Interest income, net	12,072	14,106	6,228	5,229	6,086

Income before income taxes	265,924	175,109	120,305	97,982	76,272

Provision for income taxes	104,774	67,292	49,114	38,977	29,975

Net income	$161,150	$107,817	$71,191	$59,005	$46,297

Net income attributed to:

Apollo Education Group common stock	$153,161	$104,513	$71,191	$59,005	$46,297

University of Phoenix Online common stock	$7,989	$3,304

Earnings per share attributed to:

Apollo Education Group common stock:

Diluted net income per share	$0.87	$0.60	$0.41	$0.33	$0.26

Diluted weighted average shares outstanding	175,697	174,001	172,447	177,387	177,949

University of Phoenix Online common stock:

Diluted net income per share	$0.53	$0.24

Diluted weighted average shares outstanding	15,098	13,657

			August 31,
	2002	2001	2000	1999	1998

(Dollars in thousands)

Balance Sheet Data:

Cash, cash equivalents, and restricted cash	$395,489	$203,829	$95,593	$77,332	$75,039

Marketable securities	293,166	198,105	64,246	39,571	45,467

Total cash, cash equivalents, and marketable securities	$688,655	$401,934	$159,839	$116,903	$120,506

Total assets	$979,642	$680,343	$404,790	$348,342	$305,160

Current liabilities	$264,314	$182,200	$131,089	$108,787	$95,574

Long-term liabilities	16,335	16,258	12,493	8,435	9,778

Shareholders’ equity	698,993	481,885	261,208	231,120	199,808

Total liabilities and shareholders’ equity	$979,642	$680,343	$404,790	$348,342	$305,160

Operating Statistics:

Degree enrollments at end of year	157,800	124,800	100,900	86,800	71,400

Number of locations:

Campuses	65	58	54	49	42

Learning centers	111	102	96	80	71

Total number of locations	176	160	150	129	113

         We did not pay any cash dividends on our common stock during any of the periods set forth in the table above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF APOLLO GROUP, INC.

         This Annual Report, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Apollo Group, Inc.” contains forward-looking statements. The words “believes,” “expects,” “anticipates,” “estimates,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Forward-looking statements in this report include, but are not limited to, statements such as: 1) we believe that our cash from operations along with our existing cash balances will be adequate to fund our capital and operating needs for the next 12 to 18 months; 2) although we believe that the OIG’s audits of certain IPD client institutions will be resolved without any material effect on our financial position, results of operations, or cash flows, and without any material change in IPD’s business strategy, as with any program review or audit, no assurance can be given as to the final outcome as the matters are not yet resolved; 3) while the outcome of this legal proceeding is currently not determinable, management does not expect the results of this action to have a material adverse effect on our business, financial position, results of operations, or cash flows; 4) total purchases of property and equipment for us for the year ended August 31, 2003, are expected to range from $45.0 to $50.0 million; and 5) we anticipate that seasonal trends in the second and fourth quarters will continue in the future. These forward-looking statements are based on our estimates, projections, beliefs, and assumptions and speak only as of the date made and are not guarantees of future performance.

         Future events and actual results could differ materially from those set forth in the forward-looking statements as a result of many factors. Statements in this Annual Report, including “Notes to Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Apollo Group, Inc.” describe factors, among others, that could contribute to or cause such differences. Additional factors that could cause actual results to differ materially from those expressed in such forward-looking statements include, without limitation: 1) new or revised interpretations of regulatory requirements; 2) changes in or new interpretations of applicable laws, rules, and regulations; 3) failure to maintain or renew required regulatory approvals, accreditation, or state authorizations by University of Phoenix or certain Institute for Professional Development client institutions; 4) failure to obtain authorizations from states in which University of Phoenix does not currently provide degree programs; 5) failure to obtain approval from The Higher Learning Commission for University of Phoenix to operate in new states; 6) our ability to continue to attract and retain students; 7) our ability to successfully defend litigation claims; 8) our ability to protect our intellectual property and proprietary rights; 9) our ability to recruit and retain key personnel; 10) our ability to successfully manage general economic conditions, including stock market volatility; and 11) other factors set forth in this Annual Report. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this report will prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. You are advised, however, to consult any further disclosures we make in our reports filed with the Securities and Exchange Commission.

Significant Accounting Policies

         Financial Reporting Release No. 60, which was recently released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 2 of the “Notes to Consolidated Financial Statements” of Apollo Group, Inc. for the fiscal year ended August 31, 2002 included in this Annual Report includes a summary of the significant accounting policies and methods used in the preparation of our Consolidated Financial Statements. The following is a brief discussion of the critical accounting policies and methods used by us.

Revenues, receivables, and related liabilities

         95% of our tuition and other net revenues during 2002 consist of tuition revenues. Tuition revenue is recognized on a weekly basis, pro rata over the period of instruction. Our tuition and other net revenues also include commissions from the sale of textbooks and other education-related products, application fees, other student fees, and other income. Our tuition and other net revenues vary from period to period based on several factors that include: 1) the aggregate number of students attending classes; 2) the number of classes held during the period; and 3) the weighted average tuition price per credit hour (weighted by program and location). University of Phoenix tuition revenues currently represent 93% of consolidated tuition revenues. Institute for Professional Development tuition revenues consist of the contractual share of tuition revenues from students enrolled in related programs at its client institutions. Institute for Professional Development’s contracts with its respective client institutions generally have terms of five to ten years with provisions for renewal.

         Our educational programs range in length from one-day seminars to degree programs lasting up to four years. Students in our degree programs generally enroll in a program of study that encompasses a series of five to six week courses that are taken consecutively over the length of the program. Students are billed on a course-by-course basis when the student first attends a session, resulting in the recording of a receivable from the student and deferred tuition revenue in the amount of the billing. The related revenue for each course, including that portion of tuition revenues to which we are entitled under the terms of our revenue-sharing contracts with Institute for Professional Development client institutions, is recognized on a pro rata basis over the period of instruction for each course. Application fee revenue and related costs are deferred and recognized on a pro rata basis over the period of the program. Seminars, continuing education programs, and many of the College for Financial Planning’s non-degree programs are usually billed in one installment with the related revenue also recognized on a pro rata basis over the period of instruction.

         Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. Estimates are used in determining our allowance for bad debts and are based on our historical collection experience, current trends, and a percentage of our accounts receivable by aging category. In determining these percentages, we look at historical write-offs of our receivables. A significant change in the aging of our accounts receivable balances would have an effect on the allowance for doubtful accounts balance.

         Tuition and other revenues are shown net of discounts relating to a variety of promotional programs. Such discounts totaled $15.2 million, $10.3 million, and $8.7 million in 2002, 2001, and 2000, respectively.

         Many of our students participate in government sponsored financial aid programs under Title IV of the Higher Education Act of 1965, as amended. These financial aid programs generally consist of guaranteed student loans and direct grants to students. Guaranteed student loans are issued directly to the student by external financial institutions, to whom the student is obligated, and are non-recourse to us.

         Student deposits consist of payments made in advance of billings. As the student is billed, the student deposit is applied against the resulting student receivable.

Expenses

         We categorize our expenses as instructional costs and services, selling and promotional, and general and administrative. Instructional costs and services at University of Phoenix, Western International University, and the College for Financial Planning consist primarily of costs related to the delivery and administration of our educational programs that include faculty compensation, administrative salaries for departments that provide service directly to the students, financial aid processing costs, the costs of educational materials sold, facility leases and other occupancy costs, bad debt expense, and depreciation and amortization of property and equipment. University of Phoenix and Western International University faculty members are contracted for one course offering at a time. All classroom facilities are leased or, in some cases, are provided by the students’ employers at no charge to us. Instructional costs and services at Institute for Professional Development consist primarily of program administration, student services, and classroom lease expense. Most of the other instructional costs for Institute for Professional Development-assisted programs, including faculty, financial aid processing, and other administrative salaries, are the responsibility of its client institutions. Costs related to the start-up of new campuses and learning centers are expensed as incurred.

         Selling and promotional costs consist primarily of compensation for enrollment advisors and corporate marketing, advertising costs, production of marketing materials, and other costs related to selling and promotional functions. We expense selling and promotional costs as incurred.

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

Impairment of intangible assets

         Our intangible assets primarily consist of approximately $37.1 million in unamortized cost in excess of fair value of assets purchased (i.e. goodwill) resulting from our acquisitions of Western International University and the College for Financial Planning. Intangible assets, including cost in excess of fair value of assets purchased, are reviewed for impairment on an annual basis or whenever events or circumstances indicate that the estimated fair value is less than the related carrying value. The carrying value of cost in excess of fair value of assets purchased is assessed for any permanent impairment by evaluating the operating performance and using valuation techniques such as future discounted cash flows of the underlying businesses. In assessing the recoverability of our goodwill and other intangibles we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record non-cash impairment charges for these assets not previously recorded.

Results of Operations

         The following table sets forth our consolidated statement of operations data expressed as a percentage of tuition and other net revenues for the periods indicated:

	Year Ended August 31,

	2002	2001	2000

Revenues:

Tuition and other, net	100.0%	100.0%	100.0%

Costs and expenses:

Instructional costs and services	49.4	53.3	57.8

Selling and promotional	19.7	19.5	15.8

General and administrative	5.8	6.3	7.7

	74.9	79.1	81.3

Income from operations	25.1	20.9	18.7

Interest income, net	1.2	1.9	1.0

Income before income taxes	26.3	22.8	19.7

Provision for income taxes	10.3	8.8	8.0

Net income	16.0%	14.0%	11.7%

Year Ended August 31, 2002, Compared with the Year Ended August 31, 2001

         Tuition and other net revenues increased by 31.2% to $1.0 billion in 2002 from $769.5 million in 2001 primarily due to a 27.7% increase in average full-time equivalent degree student enrollments and tuition price increases averaging four to six percent (depending on the geographic area and program) at University of Phoenix. Most of our University of Phoenix campuses, which include their respective learning centers, had increases in net revenues and average full-time equivalent degree student enrollments from 2001 to 2002.

         Tuition and other net revenues for the years ended August 31, 2002 and 2001, consist primarily of $951.9 million and $707.4 million, respectively, of net tuition revenues from students enrolled in degree programs and $11.8 million and $14.8 million, respectively, of net tuition revenues from students enrolled in non-degree programs.

         Instructional costs and services increased by 21.5% to $498.5 million in 2002 from $410.1 million in 2001 due primarily to direct costs necessary to support the increase in degree student enrollment partially offset by the $5.1 million reserve taken in 2001 related to audits of certain Institute for Professional Development client institutions by the U.S. Department of Education Office of the Inspector General (“OIG”). Direct costs consist primarily of faculty compensation, related staff salaries at each respective location, classroom lease expenses, and financial aid processing costs. These costs as a percentage of tuition and other net revenues decreased to 49.4% in 2002 from 53.3% in 2001 due primarily to greater tuition and other net revenues being spread over the fixed costs related to centralized student services and the $5.1 million reserve taken in 2001 related to audits of certain Institute for Professional Development client institutions by the OIG. We may not be able to leverage our recurring costs to the same extent as we face increased costs related to our expansion into additional markets.

         Selling and promotional expenses increased by 32.3% to $198.9 million in 2002 from $150.3 million in 2001 due primarily to additional advertising and marketing and an increase in enrollment advisors. These expenses as a percentage of tuition and other net revenues remained relatively constant increasing to 19.7% in 2002 from 19.5% in 2001.

         General and administrative expenses increased by 21.2% to $58.3 million in 2002 from $48.1 million in 2001 due primarily to increased employee compensation and related expenses. General and administrative expenses as a percentage of tuition and other net revenues decreased to 5.8% in 2002 from 6.3% in 2001 due primarily to greater tuition and other net revenues being spread over the fixed costs related to various centralized functions such as information services, corporate accounting, and human resources.

         Net interest income decreased to $12.1 million in 2002 from $14.1 million in 2001, due to reduced investment yields partially offset by increased investment balances. Interest expense was $450,000 and $643,000 in 2002 and 2001, respectively.

         Our effective income tax rate increased to 39.4% in 2002 from 38.4% in 2001 primarily due to lower tax-exempt interest income.

         Net income increased to $161.2 million in 2002 from $107.8 million in 2001 due primarily to increased enrollments, increased tuition rates, and improved utilization of instructional costs and services and general and administrative costs, partially offset by decreased interest income and an increase in our effective income tax rate.

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

         Instructional costs and services increased by 16.2% to $410.1 million in 2001 from $352.9 million in 2000 due primarily to the direct costs necessary to support the increase in degree student enrollments and the $5.1 million charge taken in 2001 related to audits of certain Institute for Professional Development client institutions by the OIG partially offset by the $6.0 million charge taken in the third quarter of 2000 related to the University of Phoenix agreement with the U.S. Department of Education. Direct costs consist primarily of faculty compensation, related staff salaries at each respective location, classroom lease expenses, and financial aid processing costs. These costs as a percentage of tuition and other net revenues decreased to 53.3% in 2001 from 57.8% in 2000 due primarily to greater tuition and other net revenues being spread over the fixed costs related to centralized student services and the $6.0 million charge recorded in the third quarter of 2000 related to the U.S. Department of Education agreement offset in part by the $5.1 million charge taken in 2001 related to audits of certain Institute for Professional Development client institutions by the OIG. Excluding the $5.1 million and $6.0 million charges, instructional costs and services as a percentage of tuition and other net revenues would have decreased to 52.6% in 2001 from 56.9% in 2000 due to greater net revenues being spread over a proportionally lower increase in instructional costs and services.

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

         Our effective income tax rate decreased to 38.4% in 2001 from 40.8% in 2000. This decrease was due primarily to higher tax-exempt interest income, as well as a decrease in state income tax expense.

         Net income increased to $107.8 million in 2001 from $71.2 million in 2000 due primarily to increased enrollments, increased tuition rates, improved utilization of instructional costs and services and general and administrative costs, and a reduction in our effective income tax rate partially offset by an increase in selling and promotional expenses.

Seasonality in Results of Operations

         We experience seasonality in our results of operations primarily as a result of changes in the level of student enrollments. While we enroll students throughout the year, second quarter (December to February) average full-time equivalent degree enrollments and related revenues generally are lower than other quarters due to seasonal breaks in December and January. Second quarter costs and expenses historically increase as a percentage of tuition and other net revenues as a result of certain fixed costs not significantly affected by the seasonal second quarter declines in net revenues.

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

Liquidity and Capital Resources

         Net cash provided by operating activities increased to $260.5 million in 2002 from $164.6 million in 2001. The increase resulted primarily from increased net income, increased tax benefits of stock options exercised, and a larger increase in student deposits and deferred revenue partially offset by a larger increase in restricted cash.

         Capital expenditures decreased to $36.7 million in 2002 from $44.4 million in 2001 primarily due to a decrease in the purchase of furniture and equipment between periods. In addition, during 2001 University of Phoenix Online incurred costs associated with building an additional facility. Total costs associated with this facility were $7.6 million. University of Phoenix Online sold this facility upon completion in August 2001 and is leasing it back under a ten-year lease agreement. Total purchases of property and equipment for the year ended August 31, 2003, are expected to range from $45.0 to $50.0 million. These expenditures will primarily be related to new campuses and learning centers and increases in normal recurring capital expenditures due to the overall increase in student and employee levels resulting from the growth in our business.

         At August 31, 2002, we had no outstanding borrowings on our $10.0 million line of credit. Borrowings under the line of credit bear interest at LIBOR plus .75% or prime at our election. At August 31, 2002, availability under the line of credit was reduced by an outstanding letter of credit of $8.8 million. The line of credit is renewable annually, and any amounts borrowed under the line are payable upon its termination in February 2004.

         Our Board of Directors authorized a program allocating up to $150.0 million of our funds to repurchase shares of Apollo Education Group Class A common stock and University of Phoenix Online common stock. As of August 31, 2002, we had repurchased approximately 10,118,000 shares of Apollo Education Group Class A common stock at a total cost of approximately $109.1 million and 390,000 shares of University of Phoenix Online common stock at a total cost of approximately $7.4 million.

         We believe that our cash from operations along with our existing cash balances will be adequate to fund our capital and operating needs for the next 12 to 18 months.

         On March 24, 2000, our Board of Directors authorized the issuance of a new class of stock called University of Phoenix Online common stock, that is intended to reflect the separate performance of University of Phoenix Online, a division of University of Phoenix. Our other businesses and our retained interest in University of Phoenix Online are referred to as “Apollo Education Group.” On October 3, 2000, an offering of 5,750,000 shares of University of Phoenix Online common stock was completed at a price of $14.00 per share. This stock represented a 10.8% interest in University of Phoenix Online with Apollo Education Group retaining the remaining 89.2% interest in University of Phoenix Online. This percentage has decreased to 87.0% at August 31, 2002 due to the issuance of shares related to the exercise of University of Phoenix Online stock options and the issuance of shares of University of Phoenix Online common stock as part of the Apollo Group, Inc. Employee Stock Purchase Plan partially offset by the repurchase of shares of University of Phoenix Online common stock.

         The U.S. Department of Education requires that Title IV Program funds collected in advance of student billings be kept in a separate cash or cash equivalent account until the students are billed for that portion of their program. In addition, all Title IV Program funds received by us through electronic funds transfer are subject to certain holding period restrictions. These funds generally remain in these separate accounts for an average of 60-75 days from receipt. As of August 31, 2002, we had approximately $100.3 million in these separate accounts, which are reflected in the Consolidated Balance Sheet as restricted cash, to comply with these requirements. These restrictions on cash have not affected our ability to fund daily operations.

         The Title IV Regulations, as revised, require all higher education institutions to meet a minimum composite score to be deemed financially responsible by the U.S. Department of Education. If the minimum composite score of 1.0 is not met, an institution would fall under alternative standards and may lose its eligibility to participate in Title IV Programs. The maximum composite score is 3.0. As of August 31, 2002, University of Phoenix’s and Western International University’s composite scores were both 3.0. These requirements apply separately to University of Phoenix and Western International University and to each of the respective Institute for Professional Development client institutions, but not to us on a consolidated basis.

         In January 1998, the OIG began performing an audit of University of Phoenix’s administration of the Title IV Programs. The team previously presented questions regarding University of Phoenix’s interpretation of the “12-hour rule,” distance education programs, and institutional refund obligations. University of Phoenix reached an agreement with the U.S. Department of Education which acknowledges no admission that there were any issues of non-compliance or errors by University of Phoenix. To bring this audit to closure and settle all outstanding issues prior to the final OIG report, which was issued on March 31, 2000, University of Phoenix agreed to modify its physical campus learning team attendance log to track the sites of learning team meetings and record the hours attended. This modification has not had a negative impact on either University of Phoenix or its students. This modification does not require any change to University of Phoenix Online’s learning team attendance log. Part of the agreement, dated March 27, 2000, requires University of Phoenix to pay the U.S. Department of Education $6.0 million as a negotiated settlement in full satisfaction of all monetary findings arising under the final OIG audit report. This amount was reflected in instructional costs and services in our third quarter 2000 results. $1.5 million of this amount was paid in 2000 with the remaining $4.5 million due in 2003.

         The OIG is currently auditing the administration of the federal student financial assistance programs in connection with educational programs provided pursuant to contractual arrangements between Institute for Professional Development and certain of its client institutions. In audit reports issued to eight client institutions, the OIG asserted that the client institutions violated the statutory prohibition on the use of incentive payments for recruiting by paying Institute for Professional Development a percentage of tuition revenue. The reports further suggest that Institute for Professional Development paid its employees in a manner that included incentive-based compensation even though Institute for Professional Development based its compensation plans for recruiters on factors or qualities that were not solely related to the success in securing enrollments. Additionally, the audit reports question the client institutions’ interpretation of the “12-hour rule.” Although both Institute for Professional Development and the client institutions believe that the matters in question do not relate to student program or institutional eligibility and, therefore, believe a repayment of federal funds is not appropriate, the OIG has recommended to the U.S. Department of Education that the client institutions be required to return to lenders all loan funds disbursed. The institutions, with Institute for Professional Development’s assistance, will work with the U.S. Department of Education to eliminate or settle the issues raised in the audit reports.

         During 2001, Institute for Professional Development recorded charges totaling $5.1 million to provide for its share of the estimated settlement obligation relating to all of its client institutions under audit. Our calculation of the estimated settlement obligation, which is reflected in instructional costs and services in the accompanying consolidated statement of operations, was based on information available to us and our previous experience with respect to such settlements.

         Although we believe that the OIG’s audits of certain Institute for Professional Development client institutions will be resolved without any material effect on our financial position, results of operations, or cash flows, and without any material change in Institute for Professional Development’s business strategy, as with any program review or audit, no assurance can be given as to the final outcome as the matters are not yet resolved.

         On approximately December 19, 2001, a class action complaint was filed in the Superior Court of the State of California for the County of Solano, captioned Davis et. al. v. Apollo Group, Inc. et. al., Case No. FCS018663. Plaintiffs, one current and two former enrollment advisors with University of Phoenix, filed this class action on behalf of themselves and current and former enrollment advisors employed by us in the State of California and seek certification as a class, monetary damages in unspecified amounts, and injunctive relief. Plaintiffs allege that during their employment, they and other enrollment advisors worked in excess of 8 hours per day or 40 hours per week, and contend that we failed to pay overtime. An initial status conference has been held, but no trial date has been set. While the outcome of this legal proceeding is currently not determinable, management does not expect the results of this action to have a material adverse effect on our business, financial position, results of operations, or cash flows.

New Accounting Pronouncements

         In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“SFAS No. 143”). Under this standard, asset retirement obligations will be recognized when incurred at their estimated fair value. In addition, the cost of the asset retirement obligations will be capitalized as a part of the asset’s carrying value and depreciated over the asset’s remaining useful life. The adoption of SFAS No. 143 on September 1, 2002 did not have a material impact on our financial condition or results of operations.

         In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). This standard requires that all long-lived assets (including discontinued operations) that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 became effective on September 1, 2002. The implementation of SFAS No. 144 did not have a material effect on our financial condition or results of operations.

         In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections as of April 2002 (“SFAS No. 145”). This standard rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements and excludes extraordinary item treatment for gains and losses associated with the extinguishment of debt that do not meet the Accounting Principles Board Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (“APB No. 30”) criteria. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB No. 30 for classification as an extraordinary item shall be reclassified. SFAS No. 145 also amends SFAS No. 13, Accounting for Leases as well as other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The adoption of SFAS No. 145 effective September 1, 2002 did not have a material impact on our financial condition or results of operations.

         In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”). This standard addresses financial accounting and reporting for costs associated with exit or disposal activities and replaces Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) (“EITF No. 94-3”). SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for exit costs as defined in EITF No. 94-3 is recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002.

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

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Apollo Group, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Apollo Group, Inc. and its subsidiaries at August 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Apollo Group, Inc.’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Phoenix, Arizona
September 30, 2002

APOLLO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	August 31,
	2002	2001

(Dollars in thousands)

Assets:

Current assets

Cash and cash equivalents	$295,237	$145,933

Restricted cash	100,252	57,896

Marketable securities	214,547	170,866

Receivables, net	99,282	92,179

Deferred tax assets, net	7,415	7,822

Other current assets	13,714	12,355

Total current assets	730,447	487,051

Property and equipment, net	104,292	102,624

Marketable securities	78,619	27,239

Cost in excess of fair value of assets purchased, net	37,096	37,096

Deferred tax assets, net	5,062	3,180

Other assets	24,126	23,153

Total assets	$979,642	$680,343

Liabilities and Shareholders’ Equity:

Current liabilities

Current portion of long-term liabilities	$7,510	$408

Accounts payable	22,478	16,846

Accrued liabilities	39,855	30,524

Income taxes payable	7,974	7,096

Student deposits and current portion of deferred revenue	186,497	127,326

Total current liabilities	264,314	182,200

Deferred tuition revenue, less current portion	827	1,409

Long-term liabilities, less current portion	15,508	14,849

Total liabilities	280,649	198,458

Commitments and contingencies

Shareholders’ equity

Preferred stock, no par value, 1,000,000 shares authorized; none issued

Apollo Education Group Class A nonvoting common stock, no par value, 400,000,000 shares authorized; 173,221,000 and 171,355,000 issued and outstanding at August 31, 2002 and August 31, 2001, respectively	103	103

Apollo Education Group Class B voting common stock, no par value, 3,000,000 shares authorized; 484,000 issued and outstanding at August 31, 2002 and August 31, 2001	1	1

University of Phoenix Online nonvoting common stock, no par value, 400,000,000 shares authorized; 14,256,000 and 12,596,000 issued and outstanding at August 31, 2002 and August 31, 2001, respectively
Additional paid-in capital	227,155	185,424

Apollo Education Group Class A treasury stock, at cost, 4,162,000 and 5,789,000 shares at August 31, 2002 and August 31, 2001, respectively	(46,029)	(60,761)

University of Phoenix Online treasury stock, at cost, 24,000 shares at August 31, 2002	(526)

Retained earnings	518,186	357,036

Accumulated other comprehensive income	103	82

Total shareholders’ equity	698,993	481,885

Total liabilities and shareholders’ equity	$979,642	$680,343

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended August 31,
	2002	2001	2000

(In thousands, except per share amounts)

Revenues:

Tuition and other, net	$1,009,455	$769,474	$609,997

Costs and expenses:

Instructional costs and services	498,454	410,084	352,874

Selling and promotional	198,889	150,311	96,491

General and administrative	58,260	48,076	46,555

	755,603	608,471	495,920

Income from operations	253,852	161,003	114,077

Interest income, net	12,072	14,106	6,228

Income before income taxes	265,924	175,109	120,305

Provision for income taxes	104,774	67,292	49,114

Net income	$161,150	$107,817	$71,191

Net income attributed to:

Apollo Education Group common stock	$153,161	$104,513	$71,191

University of Phoenix Online common stock	$7,989	$3,304

Earnings per share attributed to:

Apollo Education Group common stock:

Basic net income per share	$0.89	$0.61	$0.42

Diluted net income per share	$0.87	$0.60	$0.41

Basic weighted average shares outstanding	172,859	171,413	170,512

Diluted weighted average shares outstanding	175,697	174,001	172,447

University of Phoenix Online common stock:

Basic net income per share	$0.60	$0.28

Diluted net income per share	$0.53	$0.24

Basic weighted average shares outstanding	13,243	11,728

Diluted weighted average shares outstanding	15,098	13,657

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Year Ended August 31,
	2002	2001	2000

(In thousands)

Net income	$161,150	$107,817	$71,191

Other comprehensive income, net of income taxes:

Currency translation gain (loss)	21	103	(17)

Unrealized gains on security			8

Reclassification adjustment for gains included in net income			(8)

Comprehensive income	$161,171	$107,920	$71,174

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock

					University of Phoenix
	Apollo Education Group				Online
								Apollo	University
	Class A nonvoting		Class B voting		nonvoting			Education	of
								Group	Phoenix		Accumulated
							Additional	Class A	Online		Other	Total
		Stated		Stated		Stated	Paid-in	Treasury	Treasury	Retained	Comprehensive	Shareholders'
	Shares	Value	Shares	Value	Shares	Value	Capital	Stock	Stock	Earnings	Income	Equity

(In thousands)

Balance at August 31, 1999	172,413	$102	512	$1		$—	$99,190	$(46,197)	$—	$178,028	$(4)	$231,120

Stock issued under stock purchase plan	409						(952)	4,325				3,373

Stock issued under stock option plans	1,554	1					(8,594)	15,513				6,920

Tax benefits of stock options exercised							5,615					5,615

Treasury stock purchases	(5,631)							(56,994)				(56,994)

Currency translation adjustment											(17)	(17)

Net income										71,191		71,191

Balance at August 31, 2000	168,745	103	512	1			95,259	(83,353)		249,219	(21)	261,208

Issuance of University of Phoenix Online common stock					11,500		72,755					72,755

Stock issued under stock purchase plans	188				202		2,962	1,987				4,949

Stock issued under stock option plans	2,099				894		(3,706)	22,198				18,492

Conversion of Apollo Education Group Class B common stock to Apollo Education Group Class A common stock	42		(28)									—

Tax benefits of stock options exercised							18,180					18,180

Stock issued to Apollo Education Group Class B shareholders	384											—

Fractional shares paid out in connection with stock split	(2)						(26)					(26)

Treasury stock purchases	(101)							(1,593)				(1,593)

Currency translation adjustment											103	103

Net income										107,817		107,817

Balance at August 31, 2001	171,355	103	484	1	12,596		185,424	(60,761)		357,036	82	481,885

Stock issued under stock purchase plans	112				156		4,191	1,196	778			6,165

Stock issued under stock option plans	1,680				1,894		7,631	17,881	6,055			31,567

Tax benefits of stock options exercised							30,037					30,037

Stock issued to Apollo Education Group Class B shareholders	242											—

Fractional shares paid out in connection with stock split	(3)						(128)					(128)

Treasury stock purchases	(165)				(390)			(4,345)	(7,359)			(11,704)

Currency translation adjustment											21	21

Net income										161,150		161,150

Balance at August 31, 2002	173,221	$103	484	$1	14,256	$—	$227,155	$(46,029)	$(526)	$518,186	$103	$698,993

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended August 31,
	2002	2001	2000

(In thousands)

Cash flows provided by (used for) operating activities:

Net income	$161,150	$107,817	$71,191

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	35,179	32,740	27,052

Amortization of investment premiums (discounts)	3,443	(1,370)	316

Provision for uncollectible accounts	15,804	12,393	7,785

Deferred income taxes	(1,475)	(3,960)	(1,770)

Tax benefits of stock options exercised	30,037	18,180	5,615

Decrease (increase) in assets:

Restricted cash	(42,356)	(22,215)	(9,883)

Receivables	(22,907)	(25,520)	(11,054)

Other assets	(1,839)	(6,747)	1,540

Increase in liabilities:

Accounts payable and accrued liabilities	15,841	18,790	8,642

Student deposits and deferred revenue	58,589	32,423	12,666

Other liabilities	9,064	2,102	6,001

Net cash provided by operating activities	260,530	164,633	118,101

Cash flows provided by (used for) investing activities:

Net additions to property and equipment	(36,748)	(44,443)	(34,830)

Additions related to facility subject to sale-leaseback		(7,608)

Proceeds from sale-leaseback of facility		10,528

Purchase of marketable securities	(341,376)	(281,361)	(63,285)

Maturities of marketable securities	242,872	148,872	38,294

Purchase of other assets	(1,795)	(1,346)	(4,081)

Proceeds from sale of land		879	997

Net cash used for investing activities	(137,047)	(174,479)	(62,905)

Cash flows provided by (used for) financing activities:

Purchase of Apollo Education Group Class A common stock	(4,345)	(1,593)	(56,994)

Issuance of Apollo Education Group Class A common stock	21,066	14,923	10,293

Purchase of University of Phoenix Online common stock	(7,359)

Issuance of University of Phoenix Online common stock	16,538	82,534

Payments on long-term debt	(100)	(100)	(100)

Net cash provided by (used for) financing activities	25,800	95,764	(46,801)

Currency translation gain (loss)	21	103	(17)

Net increase in cash and cash equivalents	149,304	86,021	8,378

Cash and cash equivalents at beginning of year	145,933	59,912	51,534

Cash and cash equivalents at end of year	$295,237	$145,933	$59,912

Supplemental disclosure of cash flow information

Cash paid during the year for:

Income taxes	$75,331	$44,164	$46,635

Interest	$—	$4	$12

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Operations

Apollo Group, Inc. (“Apollo” or the “Company”), through its wholly-owned subsidiaries, The University of Phoenix, Inc. (“University of Phoenix”), Institute for Professional Development (“IPD”), The College for Financial Planning Institutes Corporation (the “College”), and Western International University, Inc. (“WIU”), has been providing higher education to working adults for over 25 years.

University of Phoenix is a regionally accredited, private institution of higher education offering associates, bachelors, masters, and doctoral degree programs in business, criminal justice, education, health care, human services, information technology, management, and nursing. University of Phoenix has 40 physical campuses and 80 learning centers located in Arizona, California, Colorado, Florida, Georgia, Hawaii, Idaho, Illinois, Louisiana, Maryland, Massachusetts, Michigan, Missouri, Nevada, New Mexico, Ohio, Oklahoma, Oregon, Pennsylvania, Tennessee, Texas, Utah, Virginia, Washington, Wisconsin, Puerto Rico, and Vancouver, British Columbia. University of Phoenix also offers its educational programs worldwide through University of Phoenix Online, its computerized educational delivery system. University of Phoenix is accredited by The Higher Learning Commission (“HLC”) and is a member of the North Central Association of Colleges and Schools.

IPD provides program development and management services under long-term contracts to 22 regionally accredited private colleges and universities. IPD currently operates at 22 campuses and 28 learning centers in 23 states.

The College, located in Denver, Colorado, provides financial planning education programs, as well as a regionally accredited graduate degree program in financial planning.

WIU, which is accredited by HLC, currently offers undergraduate and graduate degree programs in Phoenix, Chandler, Scottsdale, and Fort Huachuca, Arizona.

On March 24, 2000, the Board of Directors of Apollo authorized the issuance of a new class of stock called University of Phoenix Online common stock, that is intended to reflect the separate performance of University of Phoenix Online, a division of University of Phoenix. Apollo’s other businesses and its retained interest in University of Phoenix Online are referred to as “Apollo Education Group.” On October 3, 2000, an offering of 5,750,000 shares of University of Phoenix Online common stock was completed at a price of $14.00 per share. This stock represented a 10.8% interest in University of Phoenix Online with Apollo Education Group retaining the remaining 89.2% interest in University of Phoenix Online. This percentage has decreased to 87.0% at August 31, 2002 due to the issuance of shares related to the exercise of University of Phoenix Online stock options and the issuance of shares of University of Phoenix Online common stock as part of the Apollo Group, Inc. Employee Stock Purchase Plan partially offset by the repurchase of shares of University of Phoenix Online common stock.

The Company’s fiscal year is from September 1 to August 31. Unless otherwise stated, references to the years 2002, 2001, and 2000 relate to the fiscal years ended August 31, 2002, 2001, and 2000, respectively.

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

Restricted cash

The U.S. Department of Education requires that Title IV Program funds collected in advance of student billings be kept in a separate cash or cash equivalent account until the students are billed for that portion of their program. In addition, all Title IV Program funds received by the Company through electronic funds transfer are subject to certain holding period restrictions. These funds generally remain in these separate accounts for an average of 60-75 days from date of receipt. Restricted cash is excluded from cash and cash equivalents in the Consolidated Statement of Cash Flows until the cash is transferred from these restricted accounts to the Company’s operating accounts. The Company’s restricted cash is invested primarily in U.S. agency-backed securities and auction market preferred stock with maturities of ninety days or less.

Investments

Investments in marketable securities such as municipal bonds and U.S. agency obligations are stated at amortized cost, which approximates fair value. It is the Company’s intention to hold its marketable securities until maturity. Investments in joint ventures and other long-term investments are carried at cost and are included in other assets in the Consolidated Balance Sheet.

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

Revenues, receivables, and related liabilities

95% of the Company’s tuition and other net revenues during the year ended August 31, 2002 consist of tuition revenues. Tuition revenue is recognized on a weekly basis, pro rata over the period of instruction. Tuition and other net revenues also includes commissions from the sale of textbooks and other education-related products, application fees, other student fees, and other income. Tuition and other net revenues vary from period to period based on several factors that include: 1) the aggregate number of students attending classes; 2) the number of classes held during the period; and 3) the weighted average tuition price per credit hour (weighted by program and location). University of Phoenix tuition revenues currently represent 93% of consolidated tuition revenues. IPD tuition revenues consist of the contractual share of tuition revenues from students enrolled in related programs at its client institutions. IPD’s contracts with its respective client institutions generally have terms of five to ten years with provisions for renewal.

The Company’s educational programs range in length from one-day seminars to degree programs lasting up to four years. Students in the Company’s degree programs generally enroll in a program of study that encompasses a series of five to six week courses that are taken consecutively over the length of the program. Students are billed on a course-by-course basis when the student first attends a session, resulting in the recording of a receivable from the student and deferred tuition revenue in the amount of the billing. The related revenue for each course, including that portion of tuition revenues to which the Company is entitled under the terms of its revenue-sharing contracts with IPD client institutions, is recognized on a pro rata basis over the period of instruction for each course. Application fee revenue and related costs are deferred and recognized on a pro rata basis over the period of the program. Seminars, continuing education programs, and many of the College’s non-degree programs are usually billed in one installment with the related revenue also recognized on a pro rata basis over the period of instruction.

Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. Estimates are used in determining the allowance for bad debts and are based on the Company’s historical collection experience, current trends, and a percentage of the Company’s accounts receivable by aging category. In determining these percentages, the Company looks at historical write-offs of its receivables. A significant change in the aging of the Company’s accounts receivable balances would have an effect on the allowance for doubtful accounts balance.

Tuition and other revenues are shown net of discounts relating to a variety of promotional programs. Such discounts totaled $15.2 million, $10.3 million, and $8.7 million in 2002, 2001, and 2000, respectively.

Many of the Company’s students participate in government sponsored financial aid programs under Title IV of the Higher Education Act of 1965. These financial aid programs generally consist of guaranteed student loans and direct grants to students. Guaranteed student loans are issued directly to the student by external financial institutions, to whom the student is obligated, and are non-recourse to the Company.

Student deposits consist of payments made in advance of billings. As the student is billed, the student deposit is applied against the resulting student receivable.

Cost in excess of fair value of assets purchased

At August 31, 2002 and 2001, the Company’s cost in excess of fair value of assets purchased (i.e. goodwill) related primarily to the acquisition of certain assets of the College and WIU. In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 142, among other things, discontinues the requirement that goodwill resulting from purchase business combinations be amortized to expense over the related estimated useful life. Under this guidance, goodwill balances are subjected to an impairment analysis on an annual basis or whenever events or circumstances indicate that the estimated fair value is less than the related carrying value.

SFAS No. 142 requires that goodwill be tested for impairment using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

The Company adopted SFAS No. 142 effective September 1, 2001 and discontinued the amortization of goodwill as of that date. During the first quarter of 2002, the Company identified its various reporting units which consist if its wholly-owned subsidiaries, University of Phoenix, IPD, the College, and WIU. During the second quarter of 2002, the Company completed the first step impairment test as of September 1, 2001 and determined that an impairment charge was not required. The Company has selected August 31 as the date on which it will perform its annual goodwill impairment test.

The following table summarizes the Company’s reported results along with adjusted amounts as if the Company had adopted SFAS No. 142, and discontinued goodwill amortization, as of September 1, 1999, in thousands, expect per share amounts:

	Year Ended August 31,
	2002	2001	2000

Apollo Education Group

Net income, as reported	$153,161	$104,513	$71,191

Add back: Goodwill amortization, net of tax	—	874	823

Adjusted net income	$153,161	$105,387	$72,014

Earnings per share:

Basic — as reported	$0.89	$0.61	$0.42

Basic — as adjusted	$0.89	$0.61	$0.42

Diluted — as reported	$0.87	$0.60	$0.41

Diluted — as adjusted	$0.87	$0.61	$0.42

Fair value of financial instruments

The carrying amount reported in the Consolidated Balance Sheet for cash and cash equivalents, restricted cash, marketable securities, accounts receivable, accounts payable, accrued liabilities, and student deposits and deferred revenue approximate fair value because of the short-term nature of these financial instruments.

Earnings per share

Prior to 2000, basic net income per share was computed using the weighted average number of Apollo Education Group Class A and Class B common shares outstanding during the period. Diluted net income per share was computed using the weighted average number of Apollo Education Group Class A and Class B common and common equivalent shares outstanding during the period. Both basic and diluted weighted average shares have been retroactively restated for stock splits effected in the form of stock dividends. The amount of any tax benefit to be credited to additional paid-in capital related to the exercise of options was included when applying the treasury stock method to stock options in the computation of earnings per share.

In the first quarter of 2001, the Company began presenting basic and diluted earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock using the two-class method. The two-class method is an earnings allocation formula that determines the earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock according to participation rights in undistributed earnings.

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

Basic earnings per share for University of Phoenix Online common stock is calculated by dividing University of Phoenix Online earnings (excluding Apollo Education Group’s retained interest in University of Phoenix Online earnings) by the weighted average number of shares of University of Phoenix Online common stock outstanding. Diluted earnings per share is calculated similarly, except that it includes the dilutive effect of the assumed exercise of options with respect to University of Phoenix Online common stock.

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

Selling and promotional costs

Selling and promotional costs consist primarily of compensation for enrollment advisors and corporate marketing, advertising costs, production of marketing materials, and other costs related to selling and promotional functions. The Company expenses selling and promotional costs as incurred.

Start-up costs

Costs related to the start-up of new campuses and learning centers are expensed as incurred.

Stock-based compensation

At August 31, 2002, the Company has four stock-based employee compensation plans, which are described more fully in Note 10. The Company applies the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for those plans. Stock-based employee compensation expense is not reflected in the Consolidated Statement of Operations as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), to stock-based employee compensation is as follows, in thousands, except per share amounts:

	Year Ended August 31,
	2002	2001	2000

Apollo Education Group

Net income, as reported	$153,161	$104,513	$71,191

Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(13,408)	(14,366)	(4,707)

Pro forma net income	$139,753	$90,147	$66,484

Earnings per share:

Basic — as reported	$0.89	$0.61	$0.42

Basic — pro forma	$0.81	$0.53	$0.39

Diluted — as reported	$0.87	$0.60	$0.41

Diluted — pro forma	$0.79	$0.52	$0.39

University of Phoenix Online

Net income, as reported	$7,989	$3,304

Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(542)	(705)

Pro forma net income	$7,447	$2,599

Earnings per share:

Basic — as reported	$0.60	$0.28

Basic — pro forma	$0.56	$0.22

Diluted — as reported	$0.53	$0.24

Diluted — pro forma	$0.50	$0.20

The effects of applying SFAS No. 123 in the above pro forma disclosures are not necessarily indicative of future amounts. The fair value of each option grant was estimated on the date of grant using the Black-Scholes method with the following weighted-average assumptions for grants in 2002, 2001, and 2000, respectively, for Apollo Education Group: 1) dividend yield of 0.0% in all years; 2) expected volatility of 42.0%, 61.0%, and 74.0%; 3) risk-free interest rates of 3.7%, 5.3%, and 6.5%; and 4) expected lives of 2.8, 3.1, and 5.0 years and for grants in 2002 and 2001, respectively, for University of Phoenix Online: 1) dividend yield of 0.0% in all years; 2) expected volatility of 61.0% and 75.0%; 3) risk-free interest rate of 3.9% and 6.0%; and 4) expected lives of 2.8 and 2.7 years.

Segment information

The Company’s operations are aggregated into a single reportable segment based upon their similar economic and operating characteristics. The Company’s educational operations are conducted in similar markets and produce similar economic results. These operations provide higher education programs for working adults. The Company’s operations are also subject to a similar regulatory environment, which includes licensing and accreditation.

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

New accounting pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“SFAS No. 143”). Under this standard, asset retirement obligations will be recognized when incurred at their estimated fair value. In addition, the cost of the asset retirement obligations will be capitalized as a part of the asset’s carrying value and depreciated over the asset’s remaining useful life. The adoption of SFAS No. 143 on September 1, 2002 did not have a material impact on its financial condition or results of operations.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). This standard requires that all long-lived assets (including discontinued operations) that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 became effective on September 1, 2002. The implementation of SFAS No. 144 did not have a material effect on its financial condition or results of operations.

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections as of April 2002 (“SFAS No. 145”). This standard rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements and excludes extraordinary item treatment for gains and losses associated with the extinguishment of debt that do not meet Accounting Principles Board Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (“APB No. 30”) criteria. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB No. 30 for classification as an extraordinary item shall be reclassified. SFAS No. 145 also amends SFAS No. 13, Accounting for Leases as well as other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The adoption of SFAS No. 145 on September 1, 2002 did not have a material impact on its financial condition or results of operations.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”). This standard addresses financial accounting and reporting for costs associated with exit or disposal activities and replaces Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) (“EITF No. 94-3”). SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for exit costs as defined in EITF No. 94-3 is recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002.

Note 3. Balance Sheet Components

Marketable securities consist of the following, in thousands:

	August 31,
	2002		2001

	Estimated	Amortized	Estimated	Amortized
Type	Market Value	Cost	Market Value	Cost

Classified as current:

Municipal bonds	$189,734	$189,270	$100,867	$100,536

U.S. treasury obligations	2,528	2,522	3,447	3,447

U.S. agency obligations	7,054	7,033	42,358	42,288

Auction rate preferred stock	2,700	2,699	8,000	8,000

Corporate obligations	13,077	13,023	16,622	16,595

Total current marketable securities	215,093	214,547	171,294	170,866

Classified as noncurrent:

Municipal bonds due in 1-5 years	40,696	40,505	21,075	20,972

U.S. agency obligations	23,045	23,016	3,006	3,000

Auction rate preferred stock	7,550	7,547

Corporate obligations	7,593	7,551	3,277	3,267

Total noncurrent marketable securities	78,884	78,619	27,358	27,239

Total marketable securities	$293,977	$293,166	$198,652	$198,105

Receivables consist of the following, in thousands:

	August 31,
	2002	2001

Trade receivables	$103,371	$98,342

Interest receivable	3,442	1,912

	106,813	100,254

Less allowance for doubtful accounts	(7,531)	(8,075)

Total receivables, net	$99,282	$92,179

Bad debt expense was $15.8 million, $12.5 million, and $7.8 million for 2002, 2001, and 2000, respectively. Write-offs, net of recoveries, were $16.3 million, $12.2 million, and $9.5 million for 2002, 2001, and 2000, respectively.

Property and equipment consist of the following, in thousands:

	August 31,
	2002	2001

Furniture and equipment	$143,481	$125,500

Software	41,971	33,420

Leasehold improvements	40,337	32,771

Land and buildings	115	115

	225,904	191,806

Less accumulated depreciation and amortization	(121,612)	(89,182)

Property and equipment, net	$104,292	$102,624

Depreciation and amortization expense was $35.1 million, $29.7 million, and $24.2 million for 2002, 2001, and 2000, respectively.

Cost in excess of fair value of assets purchased consist of the following, in thousands:

	August 31,
	2002	2001

Cost in excess of fair value of assets purchased	$42,581	$42,581

Less accumulated amortization	(5,485)	(5,485)

Total cost in excess of fair value of assets purchased, net	$37,096	$37,096

As was previously discussed, the Company adopted SFAS No. 142 effective September 1, 2001 and discontinued the amortization of goodwill as of that date. Total amortization expense was $1.5 million and $1.4 million in 2001 and 2000, respectively.

Accrued liabilities consist of the following, in thousands:

	August 31,
	2002	2001

Salaries, wages, and benefits	$20,180	$13,579

Other accrued liabilities	19,675	16,945

Total accrued liabilities	$39,855	$30,524

Student deposits and current portion of deferred revenue consist of the following, in thousands:

	August 31,
	2002	2001

Student deposits	$117,208	$72,938

Current portion of deferred tuition revenue	59,802	43,134

Application fee revenue	5,666	4,196

Other deferred revenue	3,821	7,058

Total student deposits and current portion of deferred revenue	$186,497	$127,326

Note 4. Investment in IDL

In August 1998, the Company together with Hughes Network Systems and Hermes Onetouch, L.L.C. (“Hermes”) formed Interactive Distance Learning, Inc. (“IDL”), a new corporation, to acquire One Touch Systems, a leading provider of interactive distance learning solutions. The Company contributed $10.7 million in October 1999 and $1.2 million in December 1999, in exchange for a 19% interest in the newly formed corporation. The Company accounted for its investment in IDL, which was included in other assets in the Consolidated Balance Sheet as of August 31, 2001, under the cost method. Hermes is currently owned by Dr. John G. Sperling, the Chairman of Apollo.

On December 14, 2001, Hermes acquired the Company’s investment in IDL in exchange for a promissory note in the principal amount of $11.9 million, which represented the related carrying value and approximated the related fair value as of that date. The promissory note accrues interest at an annual rate of six percent and is due at the earlier of December 14, 2021 or nine months after Dr. Sperling’s death. The promissory note is included in other assets in the Consolidated Balance Sheet as of August 31, 2002.

Note 5. Short-Term Borrowings

At August 31, 2002, the Company had no outstanding borrowings on its $10.0 million line of credit. Borrowings under the line of credit bear interest at LIBOR plus .75% or prime at the Company’s election. At August 31, 2002, availability under the line of credit was reduced by an outstanding letter of credit of $8.8 million. Any amounts borrowed under the line are payable upon its termination in February 2004. The Company’s line of credit agreement prohibits the Company from paying cash dividends or making other cash distributions without the lender’s consent.

Note 6. Long-Term Liabilities

Long-term liabilities consist of the following, in thousands:

	August 31,
	2002	2001

Deferred compensation discounted at 7.5%	$1,228	$1,172

Deferred rent	7,317	5,336

U.S. Department of Education settlement due March 2003	4,500	4,500

Deferred gain on sale-leasebacks and other contracts	9,827	4,030

Other long-term liabilities	146	219

Total long-term liabilities	23,018	15,257

Less current portion	(7,510)	(408)

Total long-term liabilities, net	$15,508	$14,849

The undiscounted deferred compensation liability was $1.6 million at August 31, 2002 and 2001. The discount rate for this agreement was determined based on the estimated long-term rate of return on high-quality fixed income investments with cash flows similar to the agreement.

Note 7. Income Taxes

The related components of the income tax provision are as follows, in thousands:

	Year Ended August 31,
	2002	2001	2000

Current:

Federal	$91,486	$61,812	$42,312

State and other	14,763	9,440	8,572

Total current	106,249	71,252	50,884

Deferred:

Federal	(1,291)	(3,467)	(1,537)

State and other	(184)	(493)	(233)

Total deferred	(1,475)	(3,960)	(1,770)

Total provision for income taxes	$104,774	$67,292	$49,114

The income tax provision differs from the tax that would result from application of the statutory U.S. federal income tax rate as follows:

	Year Ended August 31,
	2002	2001	2000

Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%

State income taxes, net of federal benefit	5.2	5.2	5.5

Other, net	(0.8)	(1.8)	0.3

Effective income tax rate	39.4%	38.4%	40.8%

Deferred tax assets and liabilities consist of the following, in thousands:

	August 31,
	2002	2001

Gross deferred tax assets:

Allowance for doubtful accounts	$3,230	$3,873

Deferred tuition revenue	1,113	1,030

U.S. Department of Education settlement	1,809	1,809

IPD U.S. Department of Education reserve	2,050	2,050

Other	8,368	4,815

Total gross deferred tax assets	16,570	13,577

Gross deferred tax liabilities:

Amortization of cost in excess of fair value of assets purchased	3,502	2,385

Other	591	190

Total gross deferred tax liabilities	4,093	2,575

Net deferred tax assets	$12,477	$11,002

Net deferred tax assets are reflected in the accompanying Consolidated Balance Sheet as follows, in thousands:

	August 31,
	2002	2001

Current deferred tax assets, net	$7,415	$7,822

Noncurrent deferred tax assets, net	5,062	3,180

Net deferred tax assets	$12,477	$11,002

In light of the Company’s history of profitable operations, management has concluded that it is more likely than not that the Company will ultimately realize the full benefit of its deferred tax assets related to future deductible items. Accordingly, the Company believes that a valuation allowance is not required for its net deferred tax assets.

Note 8. Common Stock

The Board of Directors of Apollo authorized a program allocating up to $150.0 million in Company funds to repurchase shares of Apollo Education Group Class A common stock and University of Phoenix Online common stock. As of August 31, 2002, the Company had repurchased approximately 10,118,000 shares of Apollo Education Group common stock at a total cost of approximately $109.1 million and 390,000 shares of University of Phoenix Online common stock at a total cost of approximately $7.4 million.

On January 10, 2001, the Board of Directors of Apollo authorized a 3-for-2 stock split of its Apollo Education Group Class A and Class B common stock to be affected in the form of a stock dividend. On April 4, 2002, the Board of Directors of Apollo authorized a 3-for-2 stock split of its Apollo Education Group Class A and Class B common stock to be affected in the form of a stock dividend. In connection with these splits, holders of Apollo Education Group Class B common stock were issued one share of Apollo Education Group Class A common stock for every two shares of Apollo Education Group Class B common stock. All Apollo Education Group common stock amounts, Apollo Education Group common stock prices, and earnings per share figures for periods prior to the stock splits have been restated to reflect the effect of the stock splits.

On June 29, 2001, the Board of Directors of Apollo authorized a 3-for-2 stock split of its University of Phoenix Online common stock to be affected in the form of a stock dividend. On April 4, 2002, the Board of Directors of Apollo authorized a 4-for-3 stock split of its University of Phoenix Online common stock to be affected in the form of a stock dividend. All University of Phoenix Online common stock amounts, University of Phoenix Online common stock prices, and earnings per share figures for periods prior to the stock splits have been restated to reflect the effect of the stock splits.

Note 9. Earnings Per Share

Earnings attributable to different classes of the Company’s common stock are as follows, in thousands:

	Year Ended August 31,
	2002	2001	2000

Apollo Education Group	$153,161	$104,513	$71,191

University of Phoenix Online	7,989	3,304

Net income	$161,150	$107,817	$71,191

The earnings attributable to University of Phoenix Online common stock represent the portion of the earnings of University of Phoenix Online attributed to the shares of University of Phoenix Online common stock outstanding excluding Apollo Education Group’s retained interest in University of Phoenix Online. At the date of the issuance of the University of Phoenix Online common stock, Apollo Education Group retained an 89.2% interest in University of Phoenix Online. This percentage has decreased to 87.0% at August 31, 2002 due to the issuance of shares related to the exercise of University of Phoenix Online stock options and the issuance of shares of University of Phoenix Online common stock as part of the Apollo Group, Inc. Employee Stock Purchase Plan partially offset by the repurchase of shares of University of Phoenix Online common stock.

A reconciliation of the basic and diluted earnings per share computations for Apollo Education Group Class A and Class B common stock is as follows, in thousands, except per share amounts:

	For the Year Ended August 31,
	2002			2001			2000

		Weighted	Per Share		Weighted	Per Share		Weighted	Per Share
	Income	Average Shares	Amount	Income	Average Shares	Amount	Income	Average Shares	Amount

Basic net income per share	$153,161	172,859	$0.89	$104,513	171,413	$0.61	$71,191	170,512	$0.42

Effect of dilutive securities:

Stock options		2,838			2,588			1,935

Diluted net income per share	$153,161	175,697	$0.87	$104,513	174,001	$0.60	$71,191	172,447	$0.41

Basic earnings per share for Apollo Education Group common stock for the years ended August 31, 2002, 2001, and 2000 were computed by dividing Apollo Education Group earnings (including its retained interest in University of Phoenix Online earnings) by the weighted average number of Apollo Education Group common stock shares outstanding during the respective periods. Diluted earnings per share were calculated similarly, except that the dilutive effect of the assumed exercise of options issued under Apollo Group, Inc. incentive plans, exclusive of options granted and shares issued with respect to University of Phoenix Online common stock is included.

A reconciliation of the basic and diluted earnings per share computations for University of Phoenix Online common stock is as follows, in thousands, except per share amounts:

				For the period from the date of the offering through
	For the Year Ended August 31, 2002			August 31, 2001

		Weighted	Per Share		Weighted	Per Share
	Income	Average Shares	Amount	Income	Average Shares	Amount

Basic net income per share	$7,989	13,243	$0.60	$3,304	11,728	$0.28

Effect of dilutive securities:

Stock options		1,855			1,929

Diluted net income per share	$7,989	15,098	$0.53	$3,304	13,657	$0.24

Basic earnings per share of University of Phoenix Online common stock for the year ended August 31, 2002 and for the period from the date of the offering through August 31, 2001, were computed by dividing University of Phoenix Online earnings (excluding Apollo Education Group’s retained interest in University of Phoenix Online earnings) by the weighted average number of shares of University of Phoenix Online common stock outstanding during the respective periods. Diluted earnings per share were calculated similarly, except that the dilutive effect of the assumed exercise of options issued under Apollo Group, Inc. incentive plans with respect to University of Phoenix Online common stock is included.

Note 10. Employee and Director Benefit Plans

The Company provides various health, welfare, and disability benefits to its full-time, salaried employees which are funded primarily by Company contributions. The Company does not provide post-employment or post-retirement health care and life insurance benefits to its employees.

401(k) plan

The Company sponsors a 401(k) plan which is available to all employees who have completed one year and at least 1,000 hours of continuous service. The Company matches 100% of the contributions from the first $10,000 of a participant’s annual pre-tax earnings. Contributions from the participant’s earnings in excess of $10,000 are matched by the Company at 18.5%. Participant contributions are subject to certain restrictions as set forth in the Internal Revenue Code. The Company’s matching contributions totaled $3.5 million, $2.6 million, and $2.3 million for 2002, 2001, and 2000, respectively.

Stock-based compensation plans

The Company has four stock-based compensation plans: the Apollo Group, Inc., Amended and Restated Director Stock Plan (“Director Stock Plan”), the Apollo Group, Inc., Long-Term Incentive Plan (“LTIP”), the Apollo Group, Inc., 2000 Stock Incentive Plan (“2000 Incentive Plan”), and the Apollo Group, Inc., Amended and Restated 1994 Employee Stock Purchase Plan (“Purchase Plan”).

The Director Stock Plan currently provides for an annual grant to the Company’s non-employee directors of options to purchase shares of the Company’s Apollo Education Group Class A common stock on September 1 of each year through 2003. In addition, each non-employee director who was on the Board of Directors on the date of the public offering of University of Phoenix Online common stock received a grant of stock options to purchase 10,000 shares of University of Phoenix Online common stock on the date of such offering at the initial public offering price of $14.00 per share. Under the LTIP, the Company may grant options, incentive stock options, stock appreciation rights, and other stock-based awards in the Company’s Apollo Education Group Class A common stock to certain officers, key employees, or directors of the Company. Many of the options granted under the LTIP vest 25% per year starting at the end of 2002. The vesting may be accelerated for individual employees if certain operational goals are met. Under the 2000 Incentive Plan, the Company may grant options, incentive stock options, stock appreciation rights, and other stock-based awards in the Company’s Apollo Education Group Class A and University of Phoenix Online common stock to certain officers, key employees, or directors of the Company. Many of the options granted under the 2000 Incentive Plan vest over a four year period. The vesting may be accelerated for individual employees if certain operational goals are met. The Purchase Plan allows employees of the Company to purchase shares of the Company’s Apollo Education Group Class A common stock and University of Phoenix Online common stock at quarterly intervals through periodic payroll deductions. The purchase price per share, in general, is 85% of the lower of 1) the fair market value (as defined in the Purchase Plan) on the enrollment date into the respective quarterly offering period or 2) the fair market value on the purchase date.

A summary of the activity related to stock options to purchase Apollo Education Group Class A common stock granted under the Director Stock Plan, the LTIP, and the 2000 Incentive Plan is as follows, in thousands, except per share amounts:

					Weighted
					Average
		Director	2000		Exercise Price
	LTIP	Stock Plan	Incentive Plan	Total	per Share

Outstanding at August 31, 1999	7,258	463		7,721	$6.967

Granted	2,017	137		2,154	9.273

Exercised	(1,538)	(16)		(1,554)	4.453

Canceled	(300)			(300)	10.672

Outstanding at August 31, 2000	7,437	584		8,021	7.934

Granted	36	228	1,442	1,706	15.975

Exercised	(1,926)	(175)		(2,101)	5.826

Canceled	(118)		(13)	(131)	9.214

Outstanding at August 31, 2001	5,429	637	1,429	7,495	10.331

Granted		182	2,003	2,185	26.056

Exercised	(980)	(441)	(261)	(1,682)	10.909

Canceled	(289)		(178)	(467)	16.521

Outstanding at August 31, 2002	4,160	378	2,993	7,531	14.383

Exercisable at August 31, 2002	3,070	378	1,354	4,802

Available for issuance at August 31, 2002	823	646	7,995	9,464

A summary of the activity related to stock options to purchase University of Phoenix Online common stock granted under the Director Stock Plan and the 2000 Incentive Plan is as follows, in thousands, except per share amounts:

				Weighted
				Average
	Director	2000		Exercise Price
	Stock Plan	Incentive Plan	Total	per Share

Outstanding at August 31, 2000	—	—	—	$—

Granted	120	5,753	5,873	7.000

Exercised	(8)	(885)	(893)	7.000

Canceled		(4)	(4)	7.000

Outstanding at August 31, 2001	112	4,864	4,976	7.000

Granted		881	881	19.023

Exercised	(21)	(1,879)	(1,900)	7.000

Canceled		(76)	(76)	7.841

Outstanding at August 31, 2002	91	3,790	3,881	9.714

Exercisable at August 31, 2002	91	2,514	2,605

Available for issuance at August 31, 2002	80	11,445	11,525

The following table summarizes information about the stock options to purchase Apollo Education Group Class A common stock at August 31, 2002:

	Options Outstanding			Options Exercisable

			Weighted Avg.		Weighted Avg.
		Contractual	Exercise		Exercise
Range of	Number	Years	Price	Number	Price
Exercise Prices	Outstanding	Remaining	per Share	Exercisable	per Share

	(In thousands)			(In thousands)
$0.724 to $7.741	1,178	3.03	$3.455	696	$3.346

$8.389 to $10.574	1,104	7.16	$8.604	947	$8.640

$11.389 to $11.389	1,517	6.30	$11.389	1,324	$11.389

$11.630 to $23.180	1,743	7.63	$14.903	1,196	$15.242

$23.333 to $39.420	1,989	9.00	$25.897	639	$24.270

$0.724 to $39.420	7,531	6.94	$14.383	4,802	$12.355

The following table summarizes information about the stock options to purchase University of Phoenix Online common stock at August 31, 2002:

	Options Outstanding			Options Exercisable

			Weighted Avg.		Weighted Avg.
		Contractual	Exercise		Exercise
Range of	Number	Years	Price	Number	Price
Exercise Prices	Outstanding	Remaining	per Share	Exercisable	per Share

	(In thousands)			(In thousands)
$7.000	3,005	8.07	$7.000	2,165	$7.000

$18.998 to $24.248	876	9.06	$19.023	440	$19.002

$7.000 to $24.248	3,881	8.30	$9.714	2,605	$9.027

Note 11. Commitments and Contingencies

The Company is obligated under facility and equipment leases that are classified as operating leases. The following is a schedule of future minimum lease commitments as of August 31, 2002, in thousands:

	Operating Leases

	Facilities	Equipment

2003	$75,792	$872

2004	72,072	549

2005	66,188	211

2006	57,652

2007	47,237

Thereafter	92,809

	$411,750	$1,632

Facility and equipment rent expense totaled $85.3 million, $71.8 million, and $58.8 million for 2002, 2001, and 2000, respectively.

In January 1998, the U.S. Department of Education Office of the Inspector General (“OIG”) began performing an audit of University of Phoenix’s administration of the Title IV Programs. The team previously presented questions regarding University of Phoenix’s interpretation of the “12-hour rule,” distance education programs, and institutional refund obligations. University of Phoenix reached an agreement with the U.S. Department of Education which acknowledges no admission that there were any issues of non-compliance or errors by University of Phoenix. To bring this audit to closure and settle all outstanding issues prior to the final OIG report, which was issued on March 31, 2000, University of Phoenix agreed to modify its physical campus learning team attendance log to track the sites of learning team meetings and record the hours attended. This modification has not had a negative impact on either University of Phoenix or its students. This modification does not require any change to University of Phoenix Online’s learning team attendance log. Part of the agreement, dated March 27, 2000, requires University of Phoenix to pay the U.S. Department of Education $6.0 million as a negotiated settlement in full satisfaction of all monetary findings arising under the final OIG audit report. This amount was reflected in instructional costs and services in our third quarter 2000 results. $1.5 million of this amount was paid in 2000 with the remaining $4.5 million due in 2003.

The OIG is currently auditing the administration of the federal student financial assistance programs in connection with educational programs provided pursuant to contractual arrangements between IPD and certain of its client institutions. In audit reports issued to eight client institutions, the OIG asserted that the client institutions violated the statutory prohibition on the use of incentive payments for recruiting by paying IPD a percentage of tuition revenue. The reports further suggest that IPD paid its employees in a manner that included incentive-based compensation even though IPD based its compensation plans for recruiters on factors or qualities that were not solely related to the success in securing enrollments. Additionally, the audit reports question the client institutions’ interpretation of the “12-hour rule.” Although both IPD and the client institutions believe that the matters in question do not relate to student program or institutional eligibility and, therefore, believe a repayment of federal funds is not appropriate, the OIG has recommended to the U.S. Department of Education that the client institutions be required to return to lenders all loan funds disbursed. The institutions, with IPD’s assistance, will work with the U.S. Department of Education to eliminate or settle the issues raised in the audit reports.

During 2001, IPD recorded charges totaling $5.1 million to provide for its share of the estimated settlement obligation relating to all of its client institutions under audit. The Company’s calculation of the estimated settlement obligation, which is reflected in instructional costs and services in the accompanying Consolidated Statement of Operations, was based on information available to us and our previous experience with respect to such settlements.

Although we believe that the OIG’s audits of IPD’s client institutions will be resolved without any material effect on our financial position, results of operations, or cash flows, and without any material change in IPD’s business strategy, as with any program review or audit, no assurance can be given as to the final outcome as the matters are not yet resolved.

On approximately December 19, 2001, a class action complaint was filed in the Superior Court of the State of California for the County of Solano, captioned Davis et. al. v. Apollo Group, Inc. et. al., Case No. FCS018663. Plaintiffs, one current and two former enrollment advisors with University of Phoenix, filed this class action on behalf of themselves and current and former enrollment advisors employed by the Company in the State of California and seek certification as a class, monetary damages in unspecified amounts, and injunctive relief. Plaintiffs allege that during their employment, they and other enrollment advisors worked in excess of 8 hours per day or 40 hours per week, and contend that the Company failed to pay overtime. An initial status conference has been held, but no trial date has been set. While the outcome of this legal proceeding is currently not determinable, management does not expect the results of this action to have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows.

Note 12. Consolidating Statement of Operations Data

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

Since its inception, the Company has financed University of Phoenix Online’s operations internally and has not incurred any related third-party debt. All of its cash receipts and disbursements are processed by the Company on University of Phoenix Online’s behalf. Prior to the offering, all amounts were settled through the funds allocated to/from Apollo Education Group component of University of Phoenix Online’s divisional net worth. Whenever University of Phoenix Online generated cash from operations, that cash was deemed to be transferred to Apollo Education Group and was accounted for as a return of capital. Whenever University of Phoenix Online had a cash need, that cash was deemed to be transferred from Apollo Education Group and was accounted for as a capital contribution. As a result of this policy, no inter-group interest income or expense was reflected in the Consolidating Statement of Operations for the periods prior to the offering.

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

	Year Ended August 31,

	2002				2001

	Apollo	University		Apollo	Apollo	University		Apollo
	Education	of Phoenix		Group,	Education	of Phoenix		Group,
	Group	Online	Eliminations	Inc.	Group	Online	Eliminations	Inc.

(In thousands)

Revenues:

Tuition and other, net(1)	$681,972	$327,483	$—	$1,009,455	$588,947	$180,527	$—	$769,474

Inter-group license fee revenue(2)	13,099		(13,099)	—	7,221		(7,221)	—

	695,071	327,483	(13,099)	1,009,455	596,168	180,527	(7,221)	769,474

Costs and expenses:

Instructional costs and services External expenses(3)	397,660	100,794		498,454	354,345	55,739		410,084

Inter-group allocated expenses(4)	(18,151)	18,151		—	(12,367)	12,367		—

Inter-group license fee expense(2)		13,099	(13,099)	—		7,221	(7,221)	—

Selling and promotional External expenses(3)	125,844	73,045		198,889	105,432	44,879		150,311

Inter-group allocated expenses(4)	(710)	710		—	(1,067)	1,067		—

General and administrative External expenses(3)	58,260			58,260	48,076			48,076

Inter-group allocated expenses(4)	(17,932)	17,932		—	(10,554)	10,554		—

	544,971	223,731	(13,099)	755,603	483,865	131,827	(7,221)	608,471

Income from operations	150,100	103,752		253,852	112,303	48,700		161,003

Interest income, net	8,946	3,126		12,072	10,477	3,629		14,106

Income before income taxes	159,046	106,878		265,924	122,780	52,329		175,109

Provision for income taxes(5)	62,290	42,484		104,774	46,726	20,566		67,292

Net income	$96,756	$64,394	$—	$161,150	$76,054	$31,763	$—	$107,817

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended August 31,
	2000

	Apollo	University		Apollo
	Education	of Phoenix		Group,
	Group	Online	Eliminations	Inc.

(In thousands)

Revenues:

Tuition and other, net(1)	$507,384	$102,613	$—	$609,997

Inter-group license fee revenue(2)	4,104		(4,104)	—

	511,488	102,613	(4,104)	609,997

Costs and expenses:

Instructional costs and services External expenses(3)	316,429	36,445		352,874

Inter-group allocated expenses(4)	(9,265)	9,265		—

Inter-group license fee expense(2)		4,104	(4,104)	—

Selling and promotional External expenses(3)	80,995	15,496		96,491

Inter-group allocated expenses(4)	(772)	772		—

General and administrative External expenses(3)	46,555			46,555

Inter-group allocated expenses(4)	(7,248)	7,248		—

	426,694	73,330	(4,104)	495,920

Income from operations	84,794	29,283		114,077

Interest income, net	6,228			6,228

Income before income taxes	91,022	29,283		120,305

Provision for income taxes(5)	37,313	11,801		49,114

Net income	$53,709	$17,482	$—	$71,191

(1)	Tuition and other revenues are shown net of discounts from a variety of promotional programs and represent amounts earned from students of Apollo Education Group and University of Phoenix Online, respectively. There are no tuition or other net revenues that have been allocated between Apollo Education Group and University of Phoenix Online.

(2)	Apollo Group, Inc. charges University of Phoenix Online a license fee equal to 4% of University of Phoenix Online’s net revenues for the use of curriculum, trademarks, and copyrights owned by Apollo Group, Inc. and its subsidiaries. The license fee, which is included in University of Phoenix Online’s instructional costs and services, totaled $13.1 million, $7.2 million, and $4.1 million for the years ended August 31, 2002, 2001, and 2000, respectively. The inter-group license fee revenue of Apollo Education Group eliminates against the inter-group license fee expense of University of Phoenix Online in consolidation at the Apollo Group, Inc. level.

The related license policy was not in place prior to March 24, 2000; however, in order to prepare financial statements that include the charges and benefits of the types provided for under this policy, the accompanying consolidating statement of operations data reflect charges and benefits that would have applied if this policy had been in effect during the periods presented. Although it has no present intention to do so, Apollo Group, Inc.’s Board of Directors may at any time in its sole discretion modify, rescind, or supplement this policy.

(3)	External expenses represent costs incurred directly by Apollo Education Group and University of Phoenix Online and do not include any inter-group allocations.

(4)	Certain costs incurred by Apollo Group, Inc. and University of Phoenix including legal, accounting, corporate office, and centralized student services costs, have been allocated to University of Phoenix Online on the basis of its revenues in relation to those of Apollo Group, Inc. and University of Phoenix. The allocation of such expenses to University of Phoenix Online was as follows, in thousands:

	Year ended August 31,

	2002	2001	2000

Instructional costs and services	$18,151	$12,367	$9,265

Selling and promotional	710	1,067	772

General and administrative	17,932	10,554	7,248

	$36,793	$23,988	$17,285

The related corporate expense allocation policy was not in place prior to March 24, 2000; however, in order to prepare financial statements that include the charges and benefits of the types provided for under this policy, the accompanying consolidating statement of operations data reflect charges and benefits that would have applied if this policy had been in effect during the periods presented. Although it has no present intention to do so, Apollo Group, Inc.’s Board of Directors may at any time in its sole discretion modify, rescind, or supplement this policy.

(5)	University of Phoenix Online’s results, along with other divisions of University of Phoenix, are included in the Apollo Group, Inc. consolidated federal income tax return. State taxes are paid based upon apportioned taxable income or loss of Apollo Group, Inc., with the exception of certain state taxes that are based upon an apportionment of University of Phoenix taxable income or loss. The provision for income taxes included in the accompanying consolidating statement of operations data has been calculated on a separate company basis.

Note 13. Quarterly Results of Operations (Unaudited)

         The following table sets forth selected unaudited quarterly financial information for each of the Company’s last eight quarters.

	2002

	Aug. 31,	May 31,	Feb. 28,	Nov. 30,
	2002	2002	2002	2001

(In thousands, except per share amounts)

Revenues:

Tuition and other, net	$282,309	$276,349	$222,618	$228,179

Costs and expenses:

Instructional costs and services(1)	133,152	129,764	118,778	116,760

Selling and promotional	56,038	50,546	46,886	45,419

General and administrative	15,013	15,260	13,333	14,654

	204,203	195,570	178,997	176,833

Income from operations	78,106	80,779	43,621	51,346

Interest income, net	3,225	3,068	2,736	3,043

Income before income taxes	81,331	83,847	46,357	54,389

Provision for income taxes	32,032	33,048	18,264	21,430

Net income	$49,299	$50,799	$28,093	$32,959

Net income attributed to:

Apollo Education Group common stock	$46,562	$48,369	$26,562	$31,668

University of Phoenix Online common stock	$2,737	$2,430	$1,531	$1,291

Earnings per share attributed to:

Apollo Education Group common stock:

Diluted net income per share	$0.26	$0.27	$0.15	$0.18

Diluted weighted average shares outstanding	176,401	176,040	175,425	174,922

University of Phoenix Online common stock:

Diluted net income per share	$0.18	$0.16	$0.10	$0.09

Diluted weighted average shares outstanding	15,608	15,291	14,909	14,583

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2001

	Aug. 31,	May 31,	Feb. 28,	Nov. 30,
	2001	2001	2001	2000

(In thousands, except per share amounts)

Revenues:

Tuition and other, net	$215,116	$214,305	$162,980	$177,073

Costs and expenses:

Instructional costs and services(1)	112,741	107,871	94,237	95,235

Selling and promotional	46,185	40,127	32,991	31,008

General and administrative	10,767	13,600	11,723	11,986

	169,693	161,598	138,951	138,229

Income from operations	45,423	52,707	24,029	38,844

Interest income, net	3,522	3,755	3,661	3,168

Income before income taxes	48,945	56,462	27,690	42,012

Provision for income taxes	17,694	21,074	11,341	17,183

Net income	$31,251	$35,388	$16,349	$24,829

Net income attributed to:

Apollo Education Group common stock	$30,155	$34,224	$15,695	$24,439

University of Phoenix Online common stock	$1,096	$1,164	$654	$390

Earnings per share attributed to:

Apollo Education Group common stock:

Diluted net income per share	$0.17	$0.20	$0.09	$0.14

Diluted weighted average shares outstanding	174,810	174,366	174,013	172,813

University of Phoenix Online common stock:

Diluted net income per share	$0.08	$0.09	$0.05	$0.03

Diluted weighted average shares outstanding	14,455	13,586	13,573	13,013

(1)	Includes the $1.4 million, $2.7 million, and $1.0 million charges recorded in the November 30, 2000, May 31, 2001, and August 31, 2001 quarters, respectively, related to the OIG’s audit of certain IPD client institutions.

SELECTED FINANCIAL INFORMATION OF UNIVERSITY OF PHOENIX ONLINE

         The following selected financial and operating data are qualified by reference to and should be read in conjunction with the financial statements of University of Phoenix Online and the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online.” The statement of operations data for the years ended August 31, 2002, 2001, and 2000 and the balance sheet data as of August 31, 2002 and 2001 were derived from University of Phoenix Online’s audited financial statements.

	Year Ended August 31,
	2002	2001	2000	1999	1998

(In thousands)

Statement of Operations Data:

Revenues:

Tuition and other, net	$327,483	$180,527	$102,613	$69,582	$45,081

Costs and expenses:

Instructional costs and services	132,044	75,327	49,814	39,582	25,443

Selling and promotional	73,755	45,946	16,268	11,516	7,917

General and administrative	17,932	10,554	7,248	5,352	3,960

	223,731	131,827	73,330	56,450	37,320

Income from operations	103,752	48,700	29,283	13,132	7,761

Interest income, net	3,126	3,629

Income before income taxes	106,878	52,329	29,283	13,132	7,761

Provision for income taxes	42,484	20,566	11,801	5,323	3,151

Net income	$64,394	$31,763	$17,482	$7,809	$4,610

			August 31,
	2002	2001	2000	1999	1998

(Dollars in thousands)

Balance Sheet Data:

Cash and cash equivalents	$108,296	$36,261	$—	$—	$—

Marketable securities	88,576	70,499

Total cash, cash equivalents, and marketable securities	$196,872	$106,760	$—	$—	$—

Total assets	$253,583	$147,790	$21,962	$14,871	$8,516

Current liabilities	$78,612	$36,954	$15,991	$11,789	$9,613

Long-term liabilities	2,745	3,004	123		42

Divisional net worth	172,226	107,832	5,848	3,082	(1,139)

Total liabilities and divisional net worth	$253,583	$147,790	$21,962	$14,871	$8,516

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF UNIVERSITY OF PHOENIX ONLINE

         This Annual Report, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online” contains forward-looking statements. The words “believes,” “expects,” “anticipates,” “estimates,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Forward-looking statements in this Annual Report, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online,” include, but are not limited to, statements such as: 1) total purchases of property and equipment for University of Phoenix Online for the year ended August 31, 2003, are expected to range from $10.0 to $15.0 million; and 2) management believes that the disposition of these cases will not have a material adverse impact on the financial position or results of operations of Apollo Education Group or University of Phoenix Online. These forward-looking statements are based on estimates, projections, beliefs, and assumptions of us and our management and speak only as of the date made and are not guarantees of future performance.

         Future events and actual results could differ materially from those set forth in the forward-looking statements as a result of many factors. Statements in this Annual Report, including “Notes to Financial Statements” and “Management’s Discussion and

Analysis of Financial Condition and Results of Operations of University of Phoenix Online,” describe factors, among others, that could contribute to or cause such differences. Additional factors that could cause actual results to differ materially from those expressed in such forward-looking statements include, without limitation: 1) new or revised interpretations of regulatory requirements; 2) changes in or new interpretations of applicable laws, rules, and regulations; 3) University of Phoenix Online depends on University of Phoenix’s accreditation and the failure to maintain that accreditation would significantly reduce demand for University of Phoenix Online’s programs; 4) University of Phoenix Online depends on University of Phoenix’s state authorization to operate and the failure to maintain that authorization could prevent University of Phoenix Online from operating its business; 5) our ability to continue to attract and retain students; 6) our ability to successfully defend litigation claims; 7) our ability to protect University of Phoenix Online’s intellectual property and proprietary rights; 8) our ability to recruit and retain key personnel; 9) our ability to successfully manage general economic conditions, including stock market volatility; and 10) other factors set forth in this Annual Report. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. You are advised, however, to consult any further disclosures we make in our reports filed with the Securities and Exchange Commission.

Background and Overview

         University of Phoenix Online is a provider of accessible, accredited educational programs for working adults. It began operations in 1989 by modifying courses developed by University of Phoenix’s physical campuses for delivery via modem to students worldwide. Today, students can log on to their online classes via the Internet 24 hours a day, 7 days a week wherever there is Internet accessibility using basic technology such as a Pentium-class personal computer, a 56.6K modem, and an Internet service provider, thereby enhancing the accessibility of and the potential market for its programs. University of Phoenix Online currently offers 13 accredited degree programs in business, criminal justice, education, health care, human services, information technology, management, and nursing. As of August 31, 2002, University of Phoenix Online had approximately 49,400 degree-seeking students and approximately 4,800 faculty members.

         In order to track the economic performance of University of Phoenix Online, we have separated University of Phoenix Online, our online division, from Apollo Education Group, which includes the rest of our businesses. University of Phoenix Online common stock is intended to track the economic performance of University of Phoenix Online.

         University of Phoenix Online has relied upon us to finance its operations since inception. Therefore, University of Phoenix Online’s financial position, results of operations, and cash flows to date are not necessarily indicative of the financial position, results of operations, and cash flows that would have resulted had University of Phoenix Online been operating as an independent company.

         We intend, for so long as University of Phoenix Online common stock remains outstanding, to include in our filings under the Securities Exchange Act of 1934, financial statements of University of Phoenix Online, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online,” as of the same dates and for the same periods as our consolidated financial statements. These financial statements will be prepared in accordance with accounting principles generally accepted in the United States of America, and in the case of annual financial statements, will be audited. These financial statements are not legally required under current law or Securities and Exchange Commission regulations.

Significant Accounting Policies

         Financial Reporting Release No. 60, which was recently released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Notes 2 and 3 of the “Notes to Financial Statements” of University of Phoenix Online for the year ended August 31, 2002 included in this Annual Report includes a summary of the significant accounting policies and methods used in the preparation of our Financial Statements. The following is a brief discussion of the critical accounting policies and methods used by us.

Related party transactions

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

         Although we have no present intention to do so, our Board of Directors may at any time in its sole discretion modify, rescind, or supplement these policies. While management believes that these allocation methods are reasonable, the allocated expenses are not necessarily indicative of, and it is not practicable for us to estimate, the levels of expenses that would have been incurred if University of Phoenix Online had been operating as an independent company.

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

	Year ended August 31,
	2002	2001	2000

Instructional costs and services	$18,151	$12,367	$9,265

Selling and promotional	710	1,067	772

General and administrative	17,932	10,554	7,248

	$36,793	$23,988	$17,285

         License fee

         We charge University of Phoenix Online a license fee equal to 4% of its net revenues for the use of our curriculum, trademarks, and copyrights. The license fee, which is included in instructional costs and services in University of Phoenix Online’s statement of operations, was $13.1 million, $7.2 million, and $4.1 million for the years ended August 31, 2002, 2001, and 2000, respectively.

         Income taxes

         University of Phoenix Online’s results, along with those of University of Phoenix’s other divisions, are included in our consolidated federal income tax return. State taxes are paid based upon our apportioned taxable income or loss, with the exception of certain state taxes that are based upon an apportionment of University of Phoenix taxable income or loss.

         The provision for income taxes included in University of Phoenix Online’s statement of operations has been calculated on a separate company basis. The related current and deferred tax assets and liabilities are settled with University of Phoenix Online at the end of each period through the revolving credit advance account.

         University of Phoenix Online’s effective income tax rate differs from the federal statutory tax rate primarily as a result of state income taxes.

Revenues, receivables, and related liabilities

         Tuition and other revenues are shown net of discounts related to a variety of promotional programs. 98% of University of Phoenix Online’s tuition and other net revenues during 2002 consist of tuition revenues. Tuition revenue is recognized on a weekly basis, pro rata over the period of instruction. Our tuition and other net revenues also include commissions from the sale of textbooks and other education-related products, application fees, other student fees, and other income.

         University of Phoenix Online’s educational programs range in length from one-day seminars to degree programs lasting up to four years. Students in University of Phoenix Online’s degree programs generally enroll in a program of study that encompasses a series of five to six week courses that are taken consecutively over the length of the program. Students are billed on a course-by-course basis when the student first attends a session, resulting in the recording of a receivable from the student and deferred tuition revenue in the amount of the billing. The revenue for each course is recognized on a pro rata basis over the period of instruction for each course. Application fee revenue and related costs are deferred and recognized on a pro rata basis over the period of the program.

         Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. Estimates are used in determining University of Phoenix Online’s allowance for bad debts and are based on our historical collection experience, current trends, and a percentage of our accounts receivable by aging category. In determining these percentages, we look at historical write-offs of University of Phoenix Online’s receivables. A significant change in the aging of University of Phoenix Online’s accounts receivable balances would have an effect on the allowance for doubtful accounts balance.

         Many of University of Phoenix Online’s students participate in government sponsored financial aid programs under Title IV of the Higher Education Act of 1965, as amended. These financial aid programs generally consist of guaranteed student loans and direct grants to students. Guaranteed student loans are issued directly to the student by external financial institutions, to whom the student is obligated, and are non-recourse to University of Phoenix.

         Student deposits consist of payments made in advance of billings. As the student is billed, the student deposit is applied against the resulting student receivable. Application fee revenue and related costs are deferred and recognized on a pro rata basis over the period of the program.

Expenses

         University of Phoenix Online categorizes its expenses as instructional costs and services, selling and promotional, and general and administrative. Instructional costs and services consist primarily of costs related to the delivery and administration of educational programs and includes a license fee equal to 4% of University of Phoenix Online’s net revenues for the use of our curriculum, trademarks, and copyrights. Instructional costs and services include expenses directly attributable to University of Phoenix Online’s operations, such as faculty compensation, administrative salaries, facility leases and other occupancy costs, bad debt expense, depreciation and amortization of property and equipment, and an allocation of expenses relating to centralized departments that provide services directly to University of Phoenix Online’s students. University of Phoenix Online faculty members are contracted for one course offering at a time.

         Selling and promotional costs consist primarily of compensation for enrollment advisors, advertising costs, production of marketing materials, other costs related to selling and promotional functions, and an allocation of expenses relating to our centralized marketing functions. University of Phoenix Online expenses selling and promotional costs as incurred.

         General and administrative costs consist of the allocation of administrative salaries, occupancy costs, depreciation and amortization, and other related costs for departments such as executive management, information systems, corporate accounting, human resources, and other departments that do not provide direct services to University of Phoenix Online students.

Results of Operations

         The following table sets forth the statement of operations data of University of Phoenix Online, expressed as a percentage of tuition and other net revenues, for the periods indicated:

	Year Ended August 31,
	2002	2001	2000

Revenues:

Tuition and other, net	100.0%	100.0%	100.0%

Costs and expenses:

Instructional costs and services	40.3	41.7	48.5

Selling and promotional	22.5	25.5	15.9

General and administrative	5.5	5.8	7.1

	68.3	73.0	71.5

Income from operations	31.7	27.0	28.5

Interest income, net	1.0	2.0

Income before income taxes	32.7	29.0	28.5

Provision for income taxes	13.0	11.4	11.5

Net income	19.7%	17.6%	17.0%

Year Ended August 31, 2002, Compared with the Year Ended August 31, 2001

         Tuition and other net revenues increased by 81.4% to $327.5 million in 2002 from $180.5 million in 2001 due primarily to an increase in average full-time equivalent degree student enrollments and tuition price increases of two to three percent. Average full-time equivalent degree student enrollments increased to approximately 28,100 in 2002 from approximately 15,700 in 2001.

         Instructional costs and services increased by 75.3% to $132.0 million in 2002 from $75.3 million in 2001 due primarily to the direct costs necessary to support the increase in degree student enrollments. Direct costs consist primarily of faculty compensation and related staff salaries. These costs as a percentage of tuition and other net revenues decreased to 40.3% in 2002 from 41.7% in 2001 due primarily to greater net revenues being spread over the fixed costs related to centralized student services. As University of Phoenix Online expands, it may not be able to leverage its existing instructional costs and services to the same extent.

         Selling and promotional expenses increased by 60.5% to $73.8 million in 2002 from $45.9 million in 2001 due primarily to increased advertising and an increase in the number of enrollment advisors. These expenses as a percentage of tuition and other net revenues decreased to 22.5% in 2002 from 25.5% in 2001 due primarily to greater net revenues being spread over a proportionately lower increase in selling and promotional expenses partially offset by additional enrollment advisors.

         General and administrative expenses increased by 69.9% to $17.9 million in 2002 from $10.6 million in 2001 due primarily to a higher revenue growth rate at University of Phoenix Online in that period compared to Apollo Education Group which resulted in a higher allocation of general and administrative expenses to University of Phoenix Online. General and administrative expenses as a percentage of tuition and other net revenues decreased to 5.5% in 2002 from 5.8% in 2001 due primarily to greater net revenues being spread over a proportionately lower increase in general and administrative expenses.

         Net interest income decreased to $3.1 million in 2002 from $3.6 million in 2001, due to reduced investment yields partially offset by increased investment balances.

         University of Phoenix Online’s effective income tax rate increased to 39.8% in 2002 from 39.3% in 2001 due primarily to lower tax-exempt interest income.

         Net income increased to $64.4 million in 2002 from $31.8 million in 2001, due primarily to increased enrollments, improved utilization of instructional costs and services, selling and promotional expenses, and general and administrative expenses, partially offset by an increase in the effective income tax rate.

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

         Instructional costs and services increased by 51.2% to $75.3 million in 2001 from $49.8 million in 2000 due primarily to the direct costs necessary to support the increase in degree student enrollments offset in part by University of Phoenix Online’s allocation of $1.1 million of the $6.0 million charge related to the U.S. Department of Education agreement in the third quarter of 2000. Direct costs consist primarily of faculty compensation and related staff salaries. These costs as a percentage of tuition and other net revenues decreased to 41.7% in 2001 from 48.5% in 2000 due primarily to greater net revenues being spread over the fixed costs related to centralized student services and University of Phoenix Online’s allocation of $1.1 million of the $6.0 million charge related to the U.S. Department of Education agreement in the third quarter of 2000.

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

         University of Phoenix Online’s effective income tax rate decreased to 39.3% in 2001 from 40.3% in 2000 due to tax-exempt interest income in 2001.

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

Liquidity and Capital Resources

         University of Phoenix Online currently is able to provide for its own capital expenditures and cash required for operations. All of its cash receipts and cash disbursements are processed by us on its behalf. Cash generated by Apollo Education Group and University of Phoenix Online has been and will continue to be managed centrally by us. University of Phoenix Online’s liquidity could be adversely affected by the investment decisions we make.

         Net cash provided by operating activities increased to $98.7 million in 2002 from $45.5 million in 2001. The increase resulted primarily from increased net income and a larger increase in student deposits and deferred revenue partially offset by a larger increase in receivables.

         Capital expenditures decreased to $6.6 million in 2002 from $9.2 million in 2001 due primarily to a decrease in the purchase of furniture and equipment between periods. In addition, during 2001 University of Phoenix Online incurred costs associated with building an additional facility. Total costs associated with this facility were $7.6 million. University of Phoenix Online sold this facility upon completion in August 2001 and is leasing it back under a ten-year lease agreement. Total purchases of property and equipment for the year ended August 31, 2003, are expected to range from $10.0 to $15.0 million. These expenditures will primarily be related to increases in normal recurring capital expenditures due to the overall increase in students and employees resulting from the growth in the business.

         On March 24, 2000, the Board of Directors of Apollo Group, Inc. (“Apollo”) authorized the issuance of a new class of stock called University of Phoenix Online common stock, that is intended to reflect the separate performance of University of Phoenix Online, a division of The University of Phoenix, Inc., a wholly-owned subsidiary of Apollo. Apollo’s other businesses and its retained interest in University of Phoenix Online are referred to as “Apollo Education Group.” On October 3, 2000, an offering of 5,750,000 shares of University of Phoenix Online common stock was completed at a price of $14.00 per share. This stock represented a 10.8% interest in University of Phoenix Online with Apollo Education Group retaining the remaining 89.2% interest in University of Phoenix Online. This percentage has decreased to 87.0% at August 31, 2002 due to the issuance of shares related to the exercise of University of Phoenix Online stock options and the issuance of shares of University of Phoenix Online common stock as part of the Apollo Group, Inc. Employee Stock Purchase Plan partially offset by the repurchase of shares of University of Phoenix Online common stock.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Apollo Group, Inc.:

In our opinion, the accompanying balance sheet and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of University of Phoenix Online at August 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Apollo Group, Inc.’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1, University of Phoenix Online is a division of The University of Phoenix, Inc., a wholly-owned subsidiary of Apollo Group, Inc. Accordingly, the financial statements of University of Phoenix Online should be read in conjunction with the audited financial statements of Apollo Group, Inc.

PricewaterhouseCoopers LLP
Phoenix, Arizona
September 30, 2002

UNIVERSITY OF PHOENIX ONLINE
(a division of The University of Phoenix, Inc.,
a wholly-owned subsidiary of Apollo Group, Inc.)

BALANCE SHEET

	August 31,
	2002	2001

(Dollars in thousands)

Assets:

Current assets

Cash and cash equivalents	$108,296	$36,261

Marketable securities	63,643	67,766

Receivables, net	30,665	21,754

Other current assets	4,379	2,008

Total current assets	206,983	127,789

Property and equipment, net	15,741	12,946

Marketable securities	24,933	2,733

Revolving credit advance to Apollo Education Group	5,708	4,087

Other assets	218	235

Total assets	$253,583	$147,790

Liabilities and Divisional Net Worth:

Current liabilities

Accounts payable	$489	$338

Accrued liabilities	7,014	3,509

Student deposits and deferred tuition revenue	71,109	33,107

Total current liabilities	78,612	36,954

Long-term liabilities	2,745	3,004

Total liabilities	81,357	39,958

Commitments and contingencies

Divisional net worth

Funds allocated to/from Apollo Education Group	46,474	46,474

Accumulated earnings	125,752	61,358

Total divisional net worth	172,226	107,832

Total liabilities and divisional net worth	$253,583	$147,790

The accompanying notes are an integral part of these financial statements.

UNIVERSITY OF PHOENIX ONLINE
(a division of The University of Phoenix, Inc.,
a wholly-owned subsidiary of Apollo Group, Inc.)

STATEMENT OF OPERATIONS

	Year Ended August 31,
	2002	2001	2000

(In thousands)

Revenues:

Tuition and other, net	$327,483	$180,527	$102,613

Costs and expenses:

Instructional costs and services	132,044	75,327	49,814

Selling and promotional	73,755	45,946	16,268

General and administrative	17,932	10,554	7,248

	223,731	131,827	73,330

Income from operations	103,752	48,700	29,283

Interest income, net	3,126	3,629

Income before income taxes	106,878	52,329	29,283

Provision for income taxes	42,484	20,566	11,801

Net income	$64,394	$31,763	$17,482

The accompanying notes are an integral part of these financial statements.

UNIVERSITY OF PHOENIX ONLINE
(a division of The University of Phoenix, Inc.,
a wholly-owned subsidiary of Apollo Group, Inc.)

STATEMENT OF CASH FLOWS

	Year Ended August 31,
	2002	2001	2000

(In thousands)

Cash flows provided by (used for) operating activities:

Net income	$64,394	$31,763	$17,482

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	3,518	2,072	1,383

Amortization of investment premiums (discounts)	388	(1,438)

Provision for uncollectible accounts	4,211	2,061	2,129

Increase in assets:

Receivables	(13,122)	(9,705)	(4,987)

Other assets	(2,371)	(235)	(1,884)

Increase (decrease) in liabilities:

Accounts payable and accrued liabilities	3,656	2,328	(301)

Student deposits and deferred revenue	38,002	18,581	4,503

Other liabilities	39	49	123

Net cash provided by operating activities	98,715	45,476	18,448

Cash flows provided by (used for) investing activities:

Net additions to property and equipment	(6,594)	(9,208)	(3,732)

Additions related to facility subject to sale-leaseback		(7,608)

Proceeds from sale-leaseback of facility		10,528

Purchase of marketable securities	(107,412)	(119,281)

Maturities of marketable securities	88,947	50,220

Net cash used for investing activities	(25,059)	(75,349)	(3,732)

Cash flows provided by (used for) financing activities:

Revolving credit advance to (from) Apollo Education Group	(1,621)	(4,087)

Funds allocated from (to) Apollo Education Group		70,221	(14,716)

Net cash provided by (used for) financing activities	(1,621)	66,134	(14,716)

Net change in cash and cash equivalents	72,035	36,261	—

Cash and cash equivalents at beginning of year	36,261	—	—

Cash and cash equivalents at end of year	$108,296	$36,261	$—

The accompanying notes are an integral part of these financial statements.

UNIVERSITY OF PHOENIX ONLINE
(a division of The University of Phoenix, Inc.,
a wholly-owned subsidiary of Apollo Group, Inc.)

NOTES TO FINANCIAL STATEMENTS

Note 1. Nature of Operations and Basis of Presentation

On March 24, 2000, the Board of Directors of Apollo Group, Inc. (“Apollo”) authorized the issuance of a new class of stock called University of Phoenix Online common stock, that is intended to reflect the separate performance of University of Phoenix Online, a division of The University of Phoenix, Inc. (“University of Phoenix”), a wholly-owned subsidiary of Apollo. Apollo’s other businesses and its retained interest in University of Phoenix Online are referred to as “Apollo Education Group.” On October 3, 2000, an offering of 5,750,000 shares of University of Phoenix Online common stock was completed at a price of $14.00 per share. This stock represented a 10.8% interest in University of Phoenix Online with Apollo Education Group retaining the remaining 89.2% interest in University of Phoenix Online. This percentage has decreased to 87.0% at August 31, 2002 due to the issuance of shares related to the exercise of University of Phoenix Online stock options and the issuance of shares of University of Phoenix Online common stock as part of the Apollo Group, Inc. Employee Stock Purchase Plan partially offset by the repurchase of shares of University of Phoenix Online common stock.

University of Phoenix Online is the online division of University of Phoenix which is a regionally accredited, private institution of higher education offering associates, bachelors, masters, and doctoral degree programs in business, criminal justice, education, health care, human services, information technology, management, and nursing. University of Phoenix Online offers its educational programs worldwide through its computerized educational delivery system. University of Phoenix is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools.

The accompanying financial statements provide financial information regarding the underlying business of University of Phoenix Online. Even though Apollo has separated its assets, liabilities, revenues, and expenses between Apollo Education Group and University of Phoenix Online for purposes of tracking the economic performance of each of University of Phoenix Online and Apollo Education Group, that separation will not change the legal title to any assets or the responsibility for any liabilities and will not affect the rights of creditors. Holders of University of Phoenix Online common stock are common stockholders of Apollo and are subject to all the risks associated with an investment in Apollo’s assets and liabilities. Material financial events which may occur at Apollo Education Group may affect University of Phoenix Online’s results of operations or financial position. Accordingly, University of Phoenix Online’s financial statements should be read in conjunction with Apollo’s consolidated financial statements.

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

University of Phoenix Online’s fiscal year is from September 1 to August 31. Unless otherwise stated, references to the years 2002, 2001, and 2000 relate to the fiscal years ended August 31, 2002, 2001, and 2000, respectively.

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

Revenues, receivables, and related liabilities

Tuition and other revenues are shown net of discounts relating to a variety of promotional programs. University of Phoenix Online’s educational degree programs last up to four years. Students in degree programs enroll in a program of study that encompasses a series of five to six week courses that are taken consecutively over the length of the program. Students are billed on a course-by-course basis, when the student first attends a session, resulting in the recording of a receivable from the student and deferred tuition revenue in the amount of the billing. The revenue for each course is recognized on a pro rata basis over the period of instruction. Application fee revenue and related costs are deferred and recognized on a pro rata basis over the period of the program.

Many of University of Phoenix Online’s students participate in government sponsored financial aid programs under Title IV of the Higher Education Act of 1965, as amended. These financial aid programs generally consist of guaranteed student loans and direct grants to students. Guaranteed student loans are issued directly to the student by external financial institutions, to whom the student is obligated, and are non-recourse to University of Phoenix.

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

Apollo’s consolidated financial statements present basic and diluted earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock using the two-class method. The two-class method is an earnings allocation formula that determines the earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock according to participation rights in undistributed earnings.

Fair value of financial instruments

The carrying amount reported in the balance sheet for cash and cash equivalents, marketable securities, accounts receivables, accounts payable, accrued liabilities, and student deposits and deferred revenue approximates fair value because of the short-term nature of these financial instruments.

Selling and promotional costs

Selling and promotional costs consist primarily of compensation for enrollment advisors, advertising costs, production of marketing materials, other costs related to selling and promotional functions, and an allocation of expenses relating to our centralized marketing functions. University of Phoenix Online expenses selling and promotional costs as incurred.

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

Note 3. Related Party Transactions

University of Phoenix Online’s financial statements reflect the application of certain expense allocation and treasury activity policies summarized below. Although it has no present intention to do so, Apollo’s Board of Directors may at any time in its sole discretion modify, rescind, or supplement these policies. While management believes that these allocation methods are reasonable, the allocated expenses are not necessarily indicative of, and it is not practicable for us to estimate, the levels of expenses that would have been incurred if University of Phoenix Online had been operating as an independent company.

Corporate expenses

In order to prepare the accompanying financial statements, certain costs incurred by Apollo and University of Phoenix were allocated to University of Phoenix Online on the basis of its revenues in relation to those of Apollo and University of Phoenix. The allocation of such expenses to University of Phoenix Online was as follows, in thousands:

	Year ended August 31,
	2002	2001	2000

Instructional costs and services	$18,151	$12,367	$9,265

Selling and promotional	710	1,067	772

General and administrative	17,932	10,554	7,248

	$36,793	$23,988	$17,285

License fee

Apollo charges University of Phoenix Online a license fee equal to 4% of University of Phoenix Online’s net revenues for the use of curriculum, trademarks, and copyrights owned by Apollo and its subsidiaries. The license fee, which is included in instructional costs and services in the accompanying statement of operations, was $13.1 million, $7.2 million, and $4.1 million for 2002, 2001, and 2000, respectively.

Income taxes

University of Phoenix Online’s results, along with those of University of Phoenix’s other divisions, are included in Apollo’s consolidated federal income tax return. State taxes are paid based upon apportioned taxable income or loss of Apollo, with the exception of certain state taxes that are based upon an apportionment of University of Phoenix taxable income or loss.

The provision for income taxes included in the accompanying statement of operations has been calculated on a separate company basis. The related current and deferred tax assets and liabilities are settled with University of Phoenix Online at the end of each period through the revolving credit advance to Apollo Education Group account.

University of Phoenix Online’s effective income tax rate differs from the federal statutory tax rate primarily as a result of state income taxes.

Treasury activities

Since its inception, Apollo has financed University of Phoenix Online’s operations internally and has not incurred any related third-party debt. All of its cash receipts and disbursements were processed by Apollo on University of Phoenix Online’s behalf. All amounts were settled through the funds allocated to/from Apollo Education Group component of University of Phoenix Online’s divisional net worth. Whenever University of Phoenix Online generated cash from operations, that cash was deemed to be transferred to Apollo Education Group and was accounted for as a return of capital. Whenever University of Phoenix Online had a cash need, that cash was deemed to be transferred from Apollo Education Group and was accounted for as a capital contribution. As a result of this policy, no inter-group interest income or expense was reflected in the consolidating statement of operations for the periods prior to the offering of University of Phoenix Online common stock in October 2000.

Upon the completion of the offering, the net proceeds of the offering of $72.8 million were transferred to University of Phoenix Online and accounted for as a capital contribution. Subsequently, the difference between cash receipts and cash outlays attributable to

University of Phoenix Online has been accounted for as a revolving credit advance (to the extent this difference was not transferred to University of Phoenix Online) from University of Phoenix Online to Apollo Education Group requiring the reflection of interest expense by Apollo Education Group and interest income by University of Phoenix Online at the rate of interest determined by the Board of Directors.

Note 4. Balance Sheet Components

Marketable securities consist of the following, in thousands:

	August 31,
	2002		2001

	Estimated	Amortized	Estimated	Amortized
Type	Market Value	Cost	Market Value	Cost

Classified as current:

Municipal bonds	$45,039	$44,961	$16,757	$16,732

U.S. treasury obligations			3,447	3,447

U.S. agency obligations	7,054	7,033	31,126	31,097

Auction rate preferred stock	2,700	2,699	1,400	1,400

Corporate obligations	8,994	8,950	15,111	15,090

Total current marketable securities	63,787	63,643	67,841	67,766

Classified as noncurrent:

Municipal bonds due in 1-5 years	6,942	6,933	525	525

U.S. agency obligations	9,976	10,000

Auction rate preferred stock	2,000	2,000

Corporate obligations	6,030	6,000	2,208	2,208

Total noncurrent marketable securities	24,948	24,933	2,733	2,733

Total marketable securities	$88,735	$88,576	$70,574	$70,499

Receivables consist of the following, in thousands:

	August 31,
	2002	2001

Trade receivables	$31,817	$22,973

Interest receivable	867	256

	32,684	23,229

Less allowance for doubtful accounts	(2,019)	(1,475)

Total receivables, net	$30,665	$21,754

Bad debt expense was $4.2 million, $2.1 million, and $2.1 million for 2002, 2001, and 2000, respectively. Write-offs, net of recoveries, were $3.7 million, $2.3 million, and $1.9 million for 2002, 2001, and 2000, respectively.

Property and equipment consist of the following, in thousands:

	August 31,
	2002	2001

Furniture and equipment	$19,228	$14,999

Software	1,615	570

Leasehold improvements	3,198	2,025

	24,041	17,594

Less accumulated depreciation and amortization	(8,300)	(4,648)

Property and equipment, net	$15,741	$12,946

Depreciation and amortization expense was $3.8 million, $2.2 million, and $1.4 million for 2002, 2001, and 2000, respectively.

Accrued liabilities consist of the following, in thousands:

	August 31,
	2002	2001

Salaries, wages, and benefits	$3,341	$1,836

Other accrued liabilities	3,673	1,673

Total accrued liabilities	$7,014	$3,509

Student deposits and deferred tuition revenue consist of the following, in thousands:

	August 31,
	2002	2001

Student deposits	$48,701	$20,897

Deferred tuition revenue	19,783	12,210

Deferred application fee revenue	2,625

Total student deposits and deferred tuition revenue	$71,109	$33,107

Divisional net worth activity is as follows, in thousands:

	Funds Allocated
	to/from Apollo	Accumulated
	Education Group	Earnings	Total

Balance at August 31, 1999	$(9,031)	$12,113	$3,082

Net income		17,482	17,482

Funds allocated to/from Apollo Education Group	(14,716)		(14,716)

Balance at August 31, 2000	(23,747)	29,595	5,848

Net income		31,763	31,763

Funds allocated to/from Apollo Education Group	70,221		70,221

Balance at August 31, 2001	46,474	61,358	107,832

Net income		64,394	64,394

Balance at August 31, 2002	$46,474	$125,752	$172,226

University of Phoenix Online and Apollo Education Group had no intercompany purchases for the years ended August 31, 2002, 2001, and 2000.

Note 5. Benefit Plans

Employees of University of Phoenix Online are eligible to participate in Apollo’s various health, welfare, and disability benefit programs offered to its full-time, salaried employees. Additionally, eligible employees also participate in Apollo’s 401(k) plan as well as the Apollo Group, Inc. 2000 Stock Incentive Plan and the Apollo Group, Inc., Amended and Restated 1994 Employee Stock Purchase Plan. Apollo does not provide post-employment or post-retirement health care and life insurance benefits to University of Phoenix Online’s employees.

Note 6. Commitments and Contingencies

University of Phoenix Online is obligated under facility leases that are classified as operating leases. The following is a schedule of future minimum lease commitments as of August 31, 2002, in thousands:

Operating Leases

Facilities

2003	$3,648

2004	4,299

2005	4,329

2006	4,356

2007	4,060

Thereafter	6,567

$27,259

Facility and equipment rent expense totaled $3.2 million, $2.0 million, and $1.2 million for 2002, 2001, and 2000, respectively.

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

In January 1998, the U.S. Department of Education Office of the Inspector General (“OIG”) began performing an audit of University of Phoenix’s administration of the Title IV Programs. The team previously presented questions regarding University of Phoenix’s interpretation of the “12-hour rule,” distance education programs, and institutional refund obligations. University of Phoenix reached an agreement with the U.S. Department of Education which acknowledges no admission that there were any issues of non-compliance or errors by University of Phoenix. To bring this audit to closure and settle all outstanding issues prior to the final OIG report, which was issued on March 31, 2000, University of Phoenix agreed to modify its physical campus learning team attendance log to track the sites of learning team meetings and record the hours attended. This modification did not require any change to University of Phoenix Online’s learning team attendance log. Part of the agreement, dated March 27, 2000, reached with the U.S. Department of Education requires University of Phoenix to pay the U.S. Department of Education $6.0 million as a negotiated settlement in full satisfaction of all monetary findings arising under the final OIG audit report. Approximately $1.1 million of this amount was allocated to University of Phoenix Online during 2000 in accordance with the corporate expense allocation policy and has been reflected in University of Phoenix Online’s instructional costs and services.

Note 7. Quarterly Results of Operations (Unaudited)

         The following table sets forth selected unaudited quarterly financial information of University of Phoenix Online for each of the last eight quarters.

	2002				2001

	Aug. 31,	May 31,	Feb. 28,	Nov. 30,	Aug. 31,	May 31,	Feb. 28,	Nov. 30,
	2002	2002	2002	2001	2001	2001	2001	2000

(In thousands)

Revenues:

Tuition and other, net	$99,938	$91,048	$72,157	$64,340	$56,244	$54,071	$36,125	$34,087

Costs and expenses:

Instructional costs and services	38,578	35,348	30,570	27,548	23,211	20,783	15,687	15,646

Selling and promotional	21,991	19,133	16,991	15,640	16,176	13,449	8,719	7,602

General and administrative	5,220	4,675	4,206	3,831	2,681	3,200	2,574	2,099

	65,789	59,156	51,767	47,019	42,068	37,432	26,980	25,347

Income from operations	34,149	31,892	20,390	17,321	14,176	16,639	9,145	8,740

Interest income, net	813	752	711	850	917	1,008	1,010	694

Income before income taxes	34,962	32,644	21,101	18,171	15,093	17,647	10,155	9,434

Provision for income taxes	13,897	12,976	8,388	7,223	5,594	6,999	4,115	3,858

Net income	$21,065	$19,668	$12,713	$10,948	$9,499	$10,648	$6,040	$5,576