Form 10-K, Exhibit 13
period 2003-08-31
APOLLO GROUP INC
filed 2003-11-26
CIK 929887

Exhibit 13

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF APOLLO GROUP, INC.

     The following selected consolidated financial and operating data of Apollo Group, Inc. are qualified by reference to and should be read in conjunction with the consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Apollo Group, Inc.” The statement of operations data for the years ended August 31, 2003, 2002, and 2001, and the balance sheet data as of August 31, 2003, and 2002, were derived from the audited consolidated financial statements of Apollo Group, Inc. Diluted net income per share and diluted weighted average shares outstanding have been retroactively restated for stock splits.

	Year Ended August 31,
(In thousands, except per share amounts)	2003	2002	2001	2000	1999

Statement of Operations Data:
Revenues:
Tuition and other, net	$1,339,517	$1,009,455	$769,474	$609,997	$498,846

Costs and expenses:
Instructional costs and services	612,940	498,454	410,084	352,874	287,582
Selling and promotional	272,348	198,889	150,311	96,491	79,143
General and administrative	66,970	58,260	48,076	46,555	39,368

	952,258	755,603	608,471	495,920	406,093

Income from operations	387,259	253,852	161,003	114,077	92,753
Interest income, net	14,545	12,072	14,106	6,228	5,229

Income before income taxes	401,804	265,924	175,109	120,305	97,982
Provision for income taxes	154,794	104,774	67,292	49,114	38,977

Net income	$247,010	$161,150	$107,817	$71,191	$59,005

Net income attributed to:
Apollo Education Group common stock	$231,702	$153,161	$104,513	$71,191	$59,005

University of Phoenix Online common stock	$15,308	$7,989	$3,304

Earnings per share attributed to:
Apollo Education Group common stock:
Diluted net income per share	$1.30	$0.87	$0.60	$0.41	$0.33

Diluted weighted average shares outstanding	177,637	175,697	174,001	172,447	177,387

University of Phoenix Online common stock:
Diluted net income per share	$0.93	$0.53	$0.24

Diluted weighted average shares outstanding	16,518	15,098	13,657

	August 31,
(Dollars in thousands)	2003	2002	2001	2000	1999

Balance Sheet Data:
Cash, cash equivalents, and restricted cash	$564,068	$395,489	$203,829	$95,593	$77,332
Marketable securities	481,734	293,166	198,105	64,246	39,571

Total cash, cash equivalents, and marketable securities	$1,045,802	$688,655	$401,934	$159,839	$116,903

Total assets	$1,378,204	$979,642	$680,343	$404,790	$348,342

Current liabilities	$335,223	$264,314	$182,200	$131,089	$108,787
Long-term liabilities	16,056	16,335	16,258	12,493	8,435
Shareholders’ equity	1,026,925	698,993	481,885	261,208	231,120

Total liabilities and shareholders’ equity	$1,378,204	$979,642	$680,343	$404,790	$348,342

Operating Statistics:
Degree enrollments at end of year	200,100	157,800	124,800	100,900	86,800

Number of locations:
Campuses	71	65	58	54	49
Learning centers	121	111	102	96	80

Total number of locations	192	176	160	150	129

We did not pay any cash dividends on our common stock during any of the periods set forth in the table above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF APOLLO GROUP, INC.

     This Annual Report, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Apollo Group, Inc.” contains forward-looking statements. The words “believes,” “expects,” “anticipates,” “estimates,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Forward-looking statements in this Annual Report and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Apollo Group, Inc.” include, but are not limited to, statements such as: 1) although we believe the OIG’s audits of certain Institute for Professional Development’s client institutions will be resolved without any material effect on our financial position, results of operations, or cash flows, and without any material change in certain Institute for Professional Development’s business strategy, as with any program review or audit, no assurance can be given as to the final outcome as the matters are not yet resolved; 2) while the outcome of this legal proceeding is currently not determinable, management does not expect the results of this action to have a material adverse effect on our business, financial position, results of operations, or cash flows; 3) total purchases of property and equipment for us for the year ended August 31, 2004, are expected to range from $55.0 to $60.0 million; 4) we anticipate the seasonal trends in the second and fourth quarters will continue in the future; and 5) while the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations, or cash flows. These forward-looking statements are based on our estimates, projections, beliefs, and assumptions and speak only as of the date made and are not guarantees of future performance.

     Future events and actual results could differ materially from those set forth in the forward-looking statements as a result of many factors. Statements in this Annual Report, including “Notes to Consolidated Financial Statements” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Apollo Group, Inc.” describe factors, among others, that could contribute to or cause such differences. Additional factors that could cause actual results to differ materially from those expressed in such forward-looking statements include, without limitation: 1) new or revised interpretations of regulatory requirements; 2) changes in or new interpretations of applicable laws, rules, and regulations; 3) failure to maintain or renew required regulatory approvals, accreditation, or state authorizations by University of Phoenix or certain Institute for Professional Development client institutions; 4) failure to obtain authorizations from states in which University of Phoenix does not currently provide degree programs; 5) failure to obtain approval from The Higher Learning Commission for University of Phoenix to operate in new states; 6) our ability to continue to attract and retain students; 7) our ability to successfully defend litigation claims; 8) our ability to protect our intellectual property and proprietary rights; 9) our ability to recruit and retain key personnel; 10) our ability to successfully manage economic conditions, including stock market volatility; and 11) other factors set forth in this Annual Report. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this report will prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. You are advised, however, to consult any further disclosures we make in our reports filed with the Securities and Exchange Commission.

     Apollo Group, Inc. has been providing higher education to working adults for over 25 years. We operate through our subsidiaries, The University of Phoenix, Inc., Institute for Professional Development, The College for Financial Planning Institutes Corporation, and Western International University, Inc. We currently offer our programs and services at 71 campuses and 121 learning centers in 37 states, Puerto Rico, and Vancouver, British Columbia. Our combined degree enrollment at August 31, 2003 was approximately 200,100.

     University of Phoenix had degree enrollments of approximately 174,900 adult students at August 31, 2003. University of Phoenix has successfully replicated its teaching/learning model while maintaining educational quality at 46 physical campuses and 87 learning centers in 28 states, Puerto Rico, and Vancouver, British Columbia. University of Phoenix plans to continue the addition of campuses and learning centers throughout the United States and Canada. New locations are selected based on an analysis of various factors, including the population of working adults in the area, the number of local employers and their educational reimbursement policies, and the availability of similar programs offered by other institutions. University of Phoenix currently plans on opening 7-9 new campuses during 2004. University of Phoenix also offers its educational programs worldwide through University of Phoenix Online, its computerized educational delivery system. We plan to continue expanding our distance education programs and services. We will also continue to respond to the changing educational needs of working adults and their employers by introducing new undergraduate and graduate degree programs as well as training programs.

     We believe that the international market for our services is a major growth opportunity. The U.S. is the most common destination for international students studying abroad. We believe that more working adult students would opt for a U.S. education that does not involve living in the U.S. because they could do so without leaving their employment and incurring the high travel and living costs and stringent visa requirements associated with studying abroad. Our belief is supported by the fact that University of Phoenix Online has students located in approximately 91 countries. In addition, many U.S. residents live and work in foreign countries and would benefit from the opportunity to continue their education while abroad. We will continue to conduct market and operations research in various foreign countries where we believe there might be a demand for our programs.

Significant Accounting Policies

     Securities and Exchange Commission Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 2 of the Notes to Consolidated Financial Statements of Apollo Group, Inc. for the fiscal year ended August 31, 2003, included in this Annual Report includes a summary of the significant accounting policies and methods used in the preparation of our Consolidated Financial Statements. The following is a brief discussion of the more significant accounting policies and methods used by us.

Revenues, receivables, and related liabilities

     95% of our tuition and other net revenues during 2003 consist of tuition revenues. Tuition revenue is recognized on a weekly basis, pro rata over the period of instruction. Our tuition and other net revenues also include commissions from the sale of textbooks and other education-related products, rEsource fees, application fees, other student fees, and other income. Our tuition and other net revenues vary from period to period based on several factors that include: 1) the aggregate number of students attending classes; 2) the number of classes held during the period; and 3) the weighted average tuition price per credit hour (weighted by program and location). University of Phoenix tuition revenues currently represent 94% of consolidated tuition revenues. Institute for Professional Development tuition revenues consist of the contractual share of tuition revenues from students enrolled in related programs at its client institutions. Institute for Professional Development’s contracts with its respective client institutions generally have terms of five to ten years with provisions for renewal.

     Our educational programs range in length from one-day seminars to degree programs lasting up to four years. Students in our degree programs generally enroll in a program of study that encompasses a series of five to six week courses that are taken consecutively over the length of the program. Students are billed on a course-by-course basis when the student first attends a session, resulting in the recording of a receivable from the student and deferred tuition revenue in the amount of the billing. The related revenue for each course, including that portion of tuition revenues to which we are entitled under the terms of our revenue-sharing contracts with Institute for Professional Development client institutions, is recognized on a pro rata basis over the period of instruction for each course. Fees for rEsource, our online delivery method for course materials, are also recognized on a pro rata basis over the period of instruction. Application fee revenue and related costs are deferred and recognized on a pro rata basis over the period of the program. Seminars, continuing education programs, and many of the College for Financial Planning’s non-degree programs are usually billed in one installment with the related revenue also recognized on a pro rata basis over the period of instruction.

     Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. Estimates are used in determining our allowance for doubtful accounts and are based on our historical collection experience, current trends, and a percentage of our accounts receivable by aging category. In determining these percentages, we look at historical write-offs of our receivables. A significant change in the aging of our accounts receivable balances would have an effect on the allowance for doubtful accounts balance. Our accounts receivable are written-off once the account is deemed to be uncollectible. This typically occurs once we have exhausted all efforts to collect the account which includes collection attempts by company employees and outside collection agencies.

     Tuition and other revenues are shown net of discounts relating to a variety of promotional programs. Such discounts totaled $38.9 million (2.8% of gross revenues), $23.2 million (2.3% of gross revenues), and $13.2 million (1.7% of gross revenues) in 2003, 2002, and 2001, respectively.

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

Expenses

     We categorize our expenses as instructional costs and services, selling and promotional, and general and administrative. Instructional costs and services at University of Phoenix, Western International University, and the College for Financial Planning consist primarily of costs related to the delivery and administration of our educational programs and include faculty compensation, administrative salaries for departments that provide service directly to the students, financial aid processing costs, the costs of educational materials sold, facility leases and other occupancy costs, bad debt expense, and depreciation and amortization of property and equipment. University of Phoenix and Western International University faculty members are contracted for one course offering at a time. All classroom facilities are leased or, in some cases, are provided by the students’ employers at no charge to us. Instructional costs and services at Institute for Professional Development consist primarily of program administration, student services, and classroom lease expense. Most of the other instructional costs for Institute for Professional Development-assisted programs, including faculty, financial aid processing, and other administrative salaries, are the responsibility of its client institutions. Costs related to the start-up of new campuses and learning centers are expensed as incurred.

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

Results of Operations

     The following table sets forth our consolidated statement of operations data expressed as a percentage of tuition and other net revenues for the periods indicated:

	Year Ended August 31,
	2003	2002	2001

Revenues:
Tuition and other, net	100.0%	100.0%	100.0%

Costs and expenses:
Instructional costs and services	45.8	49.4	53.3
Selling and promotional	20.3	19.7	19.5
General and administrative	5.0	5.8	6.3

	71.1	74.9	79.1

Income from operations	28.9	25.1	20.9
Interest income, net	1.1	1.2	1.9

Income before income taxes	30.0	26.3	22.8
Provision for income taxes	11.6	10.3	8.8

Net income	18.4%	16.0%	14.0%

Year Ended August 31, 2003, Compared with the Year Ended August 31, 2002

     Tuition and other net revenues increased by 32.7% to $1.340 billion in 2003 from $1.009 billion in 2002 primarily due to a 27.1% increase in average full-time equivalent degree student enrollments and tuition price increases averaging four to six percent (depending on the geographic area and program) at University of Phoenix. Most of our University of Phoenix campuses, which include their respective learning centers, had increases in net revenues and average full-time equivalent degree student enrollments from 2002 to 2003.

     Tuition and other net revenues for the years ended August 31, 2003 and 2002, consist primarily of $1.261 billion and $951.9 million, respectively, of net tuition revenues from students enrolled in degree programs and $10.9 million and $11.8 million, respectively, of net tuition revenues from students enrolled in non-degree programs.

     Instructional costs and services increased by 23.0% to $612.9 million in 2003 from $498.5 million in 2002 due primarily to direct costs necessary to support the increase in degree student enrollments. Direct costs consist primarily of faculty compensation, related staff salaries at each respective location, classroom lease expenses, and financial aid processing costs. These costs as a percentage of tuition and other net revenues decreased to 45.8% in 2003 from 49.4% in 2002 due primarily to greater tuition and other net revenues being spread over the fixed costs related to centralized student services. We may not be able to leverage our recurring costs to the same extent as we face increased costs related to our expansion into new geographic markets.

     Selling and promotional expenses increased by 36.9% to $272.3 million in 2003 from $198.9 million in 2002 due primarily to an increase in enrollment advisors and additional advertising expenditures. These expenses as a percentage of tuition and other net revenues increased to 20.3% in 2003 from 19.7% in 2002 as a result of an increase in the number of enrollment advisors and additional advertising expenditures.

     General and administrative expenses increased by 15.0% to $67.0 million in 2003 from $58.3 million in 2002 due primarily to increased employee compensation and related expenses. General and administrative expenses as a percentage of tuition and other net revenues decreased to 5.0% in 2003 from 5.8% in 2002 due primarily to greater tuition and other net revenues being spread over the fixed costs related to various centralized functions such as information services, corporate accounting, and human resources.

     Net interest income increased to $14.5 million in 2003 from $12.1 million in 2002. This increase was attributable to the increase in cash equivalents and marketable securities between periods primarily as a result of the investment of cash flows from operations. Interest expense was $273,000 and $450,000 in 2003 and 2002, respectively.

     Our effective income tax rate decreased to 38.5% in 2003 from 39.4% in 2002. This decrease was due primarily to higher tax-exempt interest income, as well as a decrease in state income tax expense and a refund of state income taxes.

     Net income increased to $247.0 million in 2003 from $161.2 million in 2002 due primarily to increased enrollments, increased tuition rates, improved utilization of instructional costs and services and general and administrative costs, and a decrease in our effective income tax rate, partially offset by an increase in selling and promotional costs.

Year Ended August 31, 2002, Compared with the Year Ended August 31, 2001

     Tuition and other net revenues increased by 31.2% to $1.009 billion in 2002 from $769.5 million in 2001 primarily due to a 27.7% increase in average full-time equivalent degree student enrollments and tuition price increases averaging four to six percent (depending on the geographic area and program) at University of Phoenix. Most of our University of Phoenix campuses, which include their respective learning centers, had increases in net revenues and average full-time equivalent degree student enrollments from 2001 to 2002.

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

Seasonality in Results of Operations

     We experience seasonality in our results of operations primarily as a result of changes in the level of student enrollments. While we enroll students throughout the year, second quarter (December to February) average full-time equivalent degree student enrollments and related revenues generally are lower than other quarters due to seasonal breaks in December and January. Second quarter costs and expenses historically increase as a percentage of tuition and other net revenues as a result of certain fixed costs not significantly affected by the seasonal second quarter declines in net revenues.

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

Liquidity and Capital Resources

     Net cash provided by operating activities increased to $343.0 million in 2003 from $260.5 million in 2002. The increase resulted primarily from increased net income, increased tax benefits of stock options exercised, and a larger increase in student deposits and deferred revenue partially offset by a larger increase in receivables.

     Capital expenditures increased to $55.8 million in 2003 from $36.7 million in 2002 primarily due to an increase in the purchase of furniture and equipment and costs incurred related to internal use software projects to support the increase in student and employee levels. Total purchases of property and equipment for the year ended August 31, 2004, are expected to range from $55.0 to $60.0 million. These expenditures will primarily be related to new campuses and learning centers and increases in normal recurring capital expenditures due to the overall increase in student and employee levels resulting from the growth in the business.

     At August 31, 2003, we had no outstanding borrowings on our $10.0 million line of credit. Borrowings under the line of credit bear interest at LIBOR plus .75% or prime at our election. The line of credit is renewable annually, and any amounts borrowed under the line are payable upon its termination in February 2005.

     Our Board of Directors authorized a program allocating up to $150.0 million of our funds to repurchase shares of Apollo Education Group Class A common stock and University of Phoenix Online common stock. As of August 31, 2003, we had repurchased approximately 10,259,000 shares of Apollo Education Group Class A common stock at a total cost of approximately $115.3 million and 541,000 shares of University of Phoenix Online common stock at a total cost of approximately $14.0 million. In March 2003, our Board of Directors authorized a program allocating up to an additional $150.0 million of our funds to repurchase shares of Apollo Education Group Class A common stock and University of Phoenix Online common stock.

     On March 24, 2000, our Board of Directors authorized the issuance of a new class of stock called University of Phoenix Online common stock, that is intended to reflect the separate performance of University of Phoenix Online, a division of University of Phoenix. Our other businesses and our retained interest in University of Phoenix Online are referred to as “Apollo Education Group.” On October 3, 2000, an offering of 5,750,000 shares of University of Phoenix Online common stock was completed at a price of $14.00 per share. At the time of the offering this stock represented a 10.8% interest in that business with Apollo Education Group retaining the remaining 89.2% interest in University of Phoenix Online. This percentage has decreased to 85.9% at August 31, 2003 due to the issuance of shares related to the exercise of University of Phoenix Online stock options and the issuance of shares of University of Phoenix Online common stock as part of the Apollo Group, Inc. Employee Stock Purchase Plan partially offset by the repurchase of shares of University of Phoenix Online common stock.

     The U.S. Department of Education requires that Title IV Program funds collected in advance of student billings be kept in a separate cash or cash equivalent account until the students are billed for that portion of their program. In addition, all Title IV Program funds received by us through electronic funds transfer are subject to certain holding period restrictions. These funds generally remain in these separate accounts for an average of 60 to 75 days from receipt. As of August 31, 2003, we had approximately $147.6 million in these separate accounts, which are reflected in the Consolidated Balance Sheet as restricted cash, to comply with these requirements. These restrictions on cash have not affected our ability to fund daily operations.

     The Title IV Regulations, as revised, require all higher education institutions to meet a minimum composite score to be deemed financially responsible by the U.S. Department of Education. If the minimum composite score of 1.0 is not met, an institution would fall under alternative standards and may lose its eligibility to participate in Title IV Programs. The maximum composite score is 3.0. As of August 31, 2003, University of Phoenix’s and Western International University’s composite scores were both 3.0. These requirements apply separately to University of Phoenix and Western International University and to each of the respective Institute for Professional Development client institutions, but not to us on a consolidated basis.

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

     During 2001, Institute for Professional Development recorded a charge of $5.1 million to provide for its share of the estimated settlement obligation relating to all of its client institutions under audit. Our calculation of the estimated settlement obligation, which was reflected in instructional costs and services in 2001, was based on information available to us and our previous experience with respect to such settlements.

     Although we believe that the OIG’s audits of certain Institute for Professional Development’s client institutions will be resolved without any material effect on our financial position, results of operations, or cash flows, and without any material change in Institute for Professional Development’s business strategy, as with any program review or audit, no assurance can be given as to the final outcome as the matters are not yet resolved.

     On approximately December 19, 2001, a class action complaint was filed in the Superior Court of the State of California for the County of Solano, captioned Davis et. al. v. Apollo Group, Inc. et. al., Case No. FCS018663. Plaintiffs, one current and two former enrollment advisors with University of Phoenix, filed this class action on behalf of themselves and current and former enrollment advisors employed by us in the State of California and seek certification as a class, monetary damages in unspecified amounts, and injunctive relief. Plaintiffs allege that during their employment, they and other enrollment advisors worked in excess of 8 hours per day or 40 hours per week, and contend that we failed to pay overtime. In July 2003, the Court denied the plaintiffs’ motion to allow the case to proceed as a class action. Three status conferences have been held, and a trial date has been set for May 4, 2004. While the outcome of this legal proceeding is currently not determinable, management does not expect the results of this action will have a material adverse effect on our business, financial position, results of operations, or cash flows.

     On August 29, 2003, we were notified that a qui tam action had been filed against us in the United States District Court for the Eastern District of California by two current employees on behalf of themselves and the federal government. A qui tam action is a civil lawsuit brought by one or more individuals (a qui tam “relator”) for an alleged submission to the federal government of a false claim for payment. A qui tam action is always filed under seal and remains under seal until the U.S. Department of Justice decides whether to intervene in the litigation. When the Government declines to intervene in a qui tam action, as it has done in this case, the relators may elect to pursue the litigation on behalf of the Government and, if they are successful, receive a portion of the federal government’s recovery. The qui tam action alleges, among other things, violations of the False Claims Act 31 U.S.C. § 3729(a)(1) and (2), by University of Phoenix for submission of a knowingly false or fraudulent claim for payment or approval, and knowingly false records or statements to get a false or fraudulent claim paid or approved in connection with federal student aid programs, and asserts that University of Phoenix improperly compensates its employees. On or about October 20, 2003 a motion to dismiss the action was filed and is currently pending. While the outcome of this legal proceeding is currently not determinable, management does not expect the results of this action will have a material adverse effect on our business, financial position, results of operations, or cash flows.

     On approximately September 26, 2003, a class action complaint was filed in the Superior Court of the State of California for the County of Orange, captioned Bryan Sanders et. al. v. University of Phoenix, Inc. et. al., Case No. 03CC00430. Plaintiff, a former academic advisor with University of Phoenix, filed this class action on behalf of himself and current and former academic advisors employed by us in the State of California and seek certification as a class, monetary damages in unspecified amounts, and injunctive relief. Plaintiff alleges that during his employment, he and other academic advisors worked in excess of 8 hours per day or 40 hours per week, and contend that we failed to pay overtime. While the outcome of this legal proceeding is currently not determinable, management does not expect the results of this action will have a material adverse effect on our business, financial position, results of operations, or cash flows.

     We are subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

     As of August 31, 2003, future minimum cash payments due under contractual obligations, including our non-cancelable operating lease agreements, are as follows, in thousands:

	Payments Due by Period

	Less Than 1			More Than 5
Contractual Obligations	Year	1-3 Years	3-5 Years	Years	Total

Long-term debt	$—	$—	$—	$—	$—
Capital lease obligations					—
Operating lease obligations	101,483	188,497	142,512	105,485	537,977
Other long-term obligations				1,600	1,600

Total	$101,483	$188,497	$142,512	$107,085	$539,577

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

     In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”). This standard addresses financial accounting and reporting for costs associated with exit or disposal activities and replaces Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) (“EITF No. 94-3”). SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for exit costs as defined in EITF No. 94-3 is recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on our financial condition or results of operations.

     In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN No. 45”). FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 also expands the disclosures required to be made by a guarantor about its obligations under certain guarantees that it has issued. Initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified. The disclosure requirements are effective immediately. We do not expect FIN No. 45 will have a material effect on our financial condition or results of operations.

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148”). This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. This Statement amends Accounting Principles Board Opinion No. 28, Interim Financial Reporting (“APB No. 28”), to require disclosure about those effects in interim financial information. The amendments to SFAS No. 123 are effective for financial statements for fiscal years ending after December 15, 2002. The amendment to APB No. 28 is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. We have adopted the disclosure provisions of SFAS No. 148.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN No. 46”). FIN No. 46 requires that companies that control another entity through interests other than voting interests should consolidate the controlled entity. FIN No. 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The related disclosure requirements are effective immediately. We do not expect FIN No. 46 will have a material effect on our financial condition or results of operations.

     In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS No. 149”). SFAS No. 149 amends SFAS No. 133 by requiring that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and must be applied prospectively. We do not expect SFAS No. 149 will have a material effect on our financial condition or results of operations.

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS No. 150”). SFAS No. 150 established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, and must be applied prospectively by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. We do not expect SFAS No. 150 will have a material effect on our financial condition or results of operations.

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

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Apollo Group, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Apollo Group, Inc. and its subsidiaries at August 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Apollo Group, Inc.’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
September 30, 2003

APOLLO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	August 31,
(Dollars in thousands)	2003	2002

Assets:
Current assets
Cash and cash equivalents	$416,452	$295,237
Restricted cash	147,616	100,252
Marketable securities	235,962	214,547
Receivables, net	123,728	99,282
Deferred tax assets, net	9,098	7,415
Income taxes receivable	842
Other current assets	16,545	13,714

Total current assets	950,243	730,447
Property and equipment, net	119,057	104,292
Marketable securities	245,772	78,619
Cost in excess of fair value of assets purchased, net	37,096	37,096
Deferred tax assets, net	1,155	5,062
Other assets (includes receivable from related party of $13,107 in 2003 and $12,394 in 2002)	24,881	24,126

Total assets	$1,378,204	$979,642

Liabilities and Shareholders’ Equity:
Current liabilities
Current portion of long-term liabilities	$3,231	$7,510
Accounts payable	29,314	22,478
Accrued liabilities	49,525	39,855
Income taxes payable		7,974
Student deposits and current portion of deferred revenue	253,153	186,497

Total current liabilities	335,223	264,314
Deferred tuition revenue, less current portion	942	827
Long-term liabilities, less current portion	15,114	15,508

Total liabilities	351,279	280,649

Commitments and contingencies
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized; none issued
Apollo Education Group Class A nonvoting common stock, no par value, 400,000,000 shares authorized; 175,286,000 and 173,221,000 issued and outstanding at August 31, 2003, and August 31, 2002, respectively	103	103
Apollo Education Group Class B voting common stock, no par value, 3,000,000 shares authorized; 477,000 and 484,000 issued and outstanding at August 31, 2003, and August 31, 2002, respectively	1	1
University of Phoenix Online nonvoting common stock, no par value, 400,000,000 shares authorized; 15,659,000 and 14,256,000 issued and outstanding at August 31, 2003, and August 31, 2002, respectively
Additional paid-in capital	293,650	227,155
Apollo Education Group Class A treasury stock, at cost, 2,103,000 and 4,162,000 shares at August 31, 2003, and August 31, 2002, respectively	(27,100)	(46,029)
University of Phoenix Online treasury stock, at cost, 86,000 and 24,000 shares at August 31, 2003, and August 31, 2002, respectively	(4,601)	(526)
Retained earnings	765,196	518,186
Accumulated other comprehensive income (loss)	(324)	103

Total shareholders’ equity	1,026,925	698,993

Total liabilities and shareholders’ equity	$1,378,204	$979,642

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended August 31,
(In thousands, except per share amounts)	2003	2002	2001

Revenues:
Tuition and other, net	$1,339,517	$1,009,455	$769,474

Costs and expenses:
Instructional costs and services	612,940	498,454	410,084
Selling and promotional	272,348	198,889	150,311
General and administrative	66,970	58,260	48,076

	952,258	755,603	608,471

Income from operations	387,259	253,852	161,003
Interest income, net	14,545	12,072	14,106

Income before income taxes	401,804	265,924	175,109
Provision for income taxes	154,794	104,774	67,292

Net income	$247,010	$161,150	$107,817

Net income attributed to:
Apollo Education Group common stock	$231,702	$153,161	$104,513

University of Phoenix Online common stock	$15,308	$7,989	$3,304

Earnings per share attributed to:
Apollo Education Group common stock:
Basic net income per share	$1.32	$0.89	$0.61

Diluted net income per share	$1.30	$0.87	$0.60

Basic weighted average shares outstanding	174,985	172,859	171,413

Diluted weighted average shares outstanding	177,637	175,697	174,001

University of Phoenix Online common stock:
Basic net income per share	$1.01	$0.60	$0.28

Diluted net income per share	$0.93	$0.53	$0.24

Basic weighted average shares outstanding	15,154	13,243	11,728

Diluted weighted average shares outstanding	16,518	15,098	13,657

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Year Ended August 31,
(In thousands)	2003	2002	2001

Net income	$247,010	$161,150	$107,817
Other comprehensive income, net of income taxes:
Currency translation gain (loss)	(427)	21	103

Comprehensive income	$246,583	$161,171	$107,920

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock

					University of Phoenix
	Apollo Education Group				Online

	Class A Nonvoting		Class B Voting		Nonvoting

		Stated		Stated		Stated
(In thousands)	Shares	Value	Shares	Value	Shares	Value

Balance at August 31, 2000	168,745	$103	512	$1		$—
Issuance of University of Phoenix Online common stock					11,500
Stock issued under stock purchase plans	188				202
Stock issued under stock option plans	2,099				894
Conversion of Apollo Education Group Class B common stock to Apollo Education Group Class A common stock	42		(28)
Tax benefits of stock options exercised
Stock issued to Apollo Education Group Class B shareholders	384
Fractional shares paid out in connection with stock split	(2)
Treasury stock purchases	(101)
Currency translation adjustment
Net income

Balance at August 31, 2001	171,355	103	484	1	12,596
Stock issued under stock purchase plans	112				156
Stock issued under stock option plans	1,680				1,894
Tax benefits of stock options exercised
Stock issued to Apollo Education Group Class B shareholders	242
Fractional shares paid out in connection with stock split	(3)
Treasury stock purchases	(165)				(390)
Currency translation adjustment
Net income

Balance at August 31, 2002	173,221	103	484	1	14,256
Stock issued under stock purchase plans	94				118
Stock issued under stock option plans	2,106				1,436
Tax benefits of stock options exercised
Treasury stock purchases	(141)				(151)
Conversion of Apollo Education Group Class B common stock to Apollo Education Group Class A common stock	6		(7)
Currency translation adjustment
Net income

Balance at August 31, 2003	175,286	$103	477	$1	15,659	$—

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Apollo	University
		Education	of
		Group	Phoenix		Accumulated
	Additional	Class A	Online		Other	Total
	Paid-in	Treasury	Treasury	Retained	Comprehensive	Shareholders’
(In thousands)	Capital	Stock	Stock	Earnings	Income	Equity

Balance at August 31, 2000	$95,259	$(83,353)	$—	$249,219	$(21)	$261,208
Issuance of University of Phoenix Online common stock	72,755					72,755
Stock issued under stock purchase plans	2,962	1,987				4,949
Stock issued under stock option plans	(3,706)	22,198				18,492
Conversion of Apollo Education Group Class B common stock to Apollo Education Group Class A common stock						—
Tax benefits of stock options exercised	18,180					18,180
Stock issued to Apollo Education Group Class B shareholders						—
Fractional shares paid out in connection with stock split	(26)					(26)
Treasury stock purchases		(1,593)				(1,593)
Currency translation adjustment					103	103
Net income				107,817		107,817

Balance at August 31, 2001	185,424	(60,761)		357,036	82	481,885
Stock issued under stock purchase plans	4,191	1,196	778			6,165
Stock issued under stock option plans	7,631	17,881	6,055			31,567
Tax benefits of stock options exercised	30,037					30,037
Stock issued to Apollo Education Group Class B shareholders						—
Fractional shares paid out in connection with stock split	(128)					(128)
Treasury stock purchases		(4,345)	(7,359)			(11,704)
Currency translation adjustment					21	21
Net income				161,150		161,150

Balance at August 31, 2002	227,155	(46,029)	(526)	518,186	103	698,993
Stock issued under stock purchase plans	6,008	1,106				7,114
Stock issued under stock option plans	14,113	24,008	2,538			40,659
Tax benefits of stock options exercised	46,374					46,374
Treasury stock purchases		(6,185)	(6,613)			(12,798)
Conversion of Apollo Education Group Class B common stock to Apollo Education Group Class A common stock						—
Currency translation adjustment					(427)	(427)
Net income				247,010		247,010

Balance at August 31, 2003	$293,650	$(27,100)	$(4,601)	$765,196	$(324)	$1,026,925

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended August 31,
(In thousands)	2003		2002		2001

Cash flows provided by (used for) operating activities:
Net income		$247,010		$161,150	$107,817
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		40,305		35,179	32,740
Amortization of investment premiums (discounts)		5,192		3,443	(1,370)
Provision for uncollectible accounts		20,746		15,804	12,393
Deferred income taxes		2,224		(1,475)	(3,960)
Tax benefits of stock options exercised		46,374		30,037	18,180
Increase in assets:
Restricted cash		(47,364)		(42,356)	(22,215)
Receivables		(45,192)		(22,907)	(25,520)
Other assets		(4,246)		(1,839)	(6,747)
Increase in liabilities:
Accounts payable and accrued liabilities		8,532		15,841	18,790
Student deposits and deferred revenue		66,771		58,589	32,423
Other liabilities		2,685		9,064	2,102

Net cash provided by operating activities		343,037		260,530	164,633

Cash flows provided by (used for) investing activities:
Net additions to property and equipment		(55,812)		(36,748)	(44,443)
Additions related to facility subject to sale-leaseback					(7,608)
Proceeds from sale-leaseback of facility					10,528
Purchase of marketable securities		(525,101)		(341,376)	(281,361)
Maturities of marketable securities		331,341		242,872	148,872
Purchase of other assets		(2,198)		(1,795)	(1,346)
Proceeds from sale of land					879

Net cash used for investing activities		(251,770)		(137,047)	(174,479)

Cash flows provided by (used for) financing activities:
Purchase of Apollo Education Group Class A common stock		(6,185)		(4,345)	(1,593)
Issuance of Apollo Education Group Class A common stock		31,649		21,066	14,923
Purchase of University of Phoenix Online common stock		(6,613)		(7,359)
Issuance of University of Phoenix Online common stock		16,124		16,538	82,534
Payments on long-term debt		(4,600)		(100)	(100)

Net cash provided by financing activities		30,375		25,800	95,764

Currency translation gain (loss)		(427)		21	103

Net increase in cash and cash equivalents		121,215		149,304	86,021
Cash and cash equivalents at beginning of year		295,237		145,933	59,912

Cash and cash equivalents at end of year		$416,452		$295,237	$145,933

Supplemental disclosure of cash flow information
Cash paid during the year for:
Income taxes		$115,067		$75,331	$44,164
Interest	$		$		$4

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

University of Phoenix is a regionally accredited, private institution of higher education offering associates, bachelors, masters, and doctoral degree programs in business, criminal justice, education, health care, human services, information technology, management, and nursing. University of Phoenix has 46 physical campuses and 87 learning centers located in Arizona, California, Colorado, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kansas, Louisiana, Maryland, Massachusetts, Michigan, Missouri, Nevada, New Mexico, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Tennessee, Texas, Utah, Virginia, Washington, Wisconsin, Puerto Rico, and Vancouver, British Columbia. University of Phoenix also offers its educational programs worldwide through University of Phoenix Online, its computerized educational delivery system. University of Phoenix is accredited by The Higher Learning Commission (“HLC”) and is a member of the North Central Association of Colleges and Schools.

IPD provides program development and management services under long-term contracts to 22 regionally accredited private colleges and universities. IPD currently operates at 22 campuses and 31 learning centers in 22 states.

The College, located in Denver, Colorado, provides financial planning education programs, as well as regionally accredited graduate degree programs in financial planning, financial analysis, and finance.

WIU, which is accredited by HLC, currently offers undergraduate and graduate degree programs in Phoenix, Chandler, Scottsdale, and Fort Huachuca, Arizona.

On March 24, 2000, the Board of Directors of Apollo authorized the issuance of a new class of stock called University of Phoenix Online common stock, that is intended to reflect the separate performance of University of Phoenix Online, a division of University of Phoenix. Apollo’s other businesses and its retained interest in University of Phoenix Online are referred to as “Apollo Education Group.” On October 3, 2000, an offering of 5,750,000 shares of University of Phoenix Online common stock was completed at a price of $14.00 per share. At the time of the offering this stock represented a 10.8% interest in that business with Apollo Education Group retaining the remaining 89.2% interest in University of Phoenix Online. This percentage has decreased to 85.9% at August 31, 2003 due to the issuance of shares related to the exercise of University of Phoenix Online stock options and the issuance of shares of University of Phoenix Online common stock as part of the Apollo Group, Inc. Employee Stock Purchase Plan partially offset by the repurchase of shares of University of Phoenix Online common stock.

The Company’s fiscal year is from September 1 to August 31. Unless otherwise stated, references to the years 2003, 2002, and 2001 relate to the fiscal years ended August 31, 2003, 2002, and 2001, respectively.

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

Investments

Investments in marketable securities such as municipal bonds and U.S. agency obligations are stated at amortized cost, which approximates fair value. It is the Company’s intention to hold its marketable securities until maturity. Investments in other long-term investments are carried at cost and are included in other assets in the Consolidated Balance Sheet.

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

Revenues, receivables, and related liabilities

95% of the Company’s tuition and other net revenues during the year ended August 31, 2003, consist of tuition revenues. Tuition revenue is recognized on a weekly basis, pro rata over the period of instruction. Tuition and other net revenues also includes commissions from the sale of textbooks and other education-related products, rEsource fees, application fees, other student fees, and other income. Tuition and other net revenues vary from period to period based on several factors that include: 1) the aggregate number of students attending classes; 2) the number of classes held during the period; and 3) the weighted average tuition price per credit hour (weighted by program and location). University of Phoenix tuition revenues currently represent 94% of consolidated tuition revenues. IPD tuition revenues consist of the contractual share of tuition revenues from students enrolled in related programs at its client institutions. IPD’s contracts with its respective client institutions generally have terms of five to ten years with provisions for renewal.

The Company’s educational programs range in length from one-day seminars to degree programs lasting up to four years. Students in the Company’s degree programs generally enroll in a program of study that encompasses a series of five to six-week courses that are taken consecutively over the length of the program. Students are billed on a course-by-course basis when the student first attends a session, resulting in the recording of a receivable from the student and deferred tuition revenue in the amount of the billing. The related revenue for each course, including that portion of tuition revenues to which the Company is entitled under the terms of its revenue-sharing contracts with IPD client institutions, is recognized on a pro rata basis over the period of instruction for each course. Fees of rEsource, the Company’s online delivery method for course materials, are also recognized on a pro rata basis over the period of instruction. Application fee revenue and related costs are deferred and recognized on a pro rata basis over the period of the program. Seminars, continuing education programs, and many of the College’s non-degree programs are usually billed in one installment with the related revenue also recognized on a pro rata basis over the period of instruction.

Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. Estimates are used in determining the allowance for doubtful accounts and are based on the Company’s historical collection experience, current trends, and a percentage of the Company’s accounts receivable by aging category. In determining these percentages, the Company looks at historical write-offs of its receivables. A significant change in the aging of the Company’s accounts receivable balances would have an effect on the allowance for doubtful accounts balance. The Company’s accounts receivable are written-off once the account is deemed to be uncollectible. This typically occurs once it has exhausted all efforts to collect the account which includes collection attempts by company employees and outside collection agencies.

Tuition and other revenues are shown net of discounts relating to a variety of promotional programs. Such discounts totaled $38.9 million (2.8% of gross revenues), $23.2 million (2.3% of gross revenues), and $13.2 million (1.7% of gross revenues) in 2003, 2002, and 2001, respectively.

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

Cost in excess of fair value of assets purchased

At August 31, 2003 and 2002, the Company’s cost in excess of fair value of assets purchased (i.e. goodwill) related primarily to the acquisition of certain assets of the College and WIU. In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 142, among other things, discontinues the requirement that goodwill resulting from purchase business combinations be amortized to expense over the related estimated useful life. Under this guidance, goodwill balances are subjected to an impairment analysis on an annual basis or whenever events or circumstances indicate that the estimated fair value is less than the related carrying value.

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

The Company adopted SFAS No. 142 effective September 1, 2001, and discontinued the amortization of goodwill as of that date. During the first quarter of 2002, the Company identified its various reporting units which consist of its wholly-owned subsidiaries, University of Phoenix, IPD, the College, and WIU. During the second quarter of 2002, the Company completed the first step impairment test as of September 1, 2001, and determined that an impairment charge was not required. The Company has selected August 31 as the date on which it will perform its annual goodwill impairment test. The Company performed its annual impairment test as of August 31, 2003, and concluded that no impairment charge was required.

The following table summarizes the Company’s reported results along with adjusted amounts as if the Company had adopted SFAS No. 142, and discontinued goodwill amortization, as of September 1, 2000, in thousands, expect per share amounts:

	Year Ended August 31,
	2003	2002	2001

Apollo Education Group
Net income, as reported	$231,702	$153,161	$104,513
Add back: Goodwill amortization, net of tax	—	—	874

Adjusted net income	$231,702	$153,161	$105,387
Earnings per share:
Basic - as reported	$1.32	$0.89	$0.61
Basic - as adjusted	$1.32	$0.89	$0.61
Diluted - as reported	$1.30	$0.87	$0.60
Diluted - as adjusted	$1.30	$0.87	$0.61

Fair value of financial instruments

The carrying amount reported in the Consolidated Balance Sheet for cash and cash equivalents, restricted cash, marketable securities, accounts receivable, accounts payable, accrued liabilities, and student deposits and deferred revenue approximate fair value because of the short-term nature of these financial instruments.

Earnings per share

The Company presents basic and diluted earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock using the two-class method. The two-class method is an earnings allocation formula that determines the earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock according to participation rights in undistributed earnings.

Basic earnings per share for Apollo Education Group common stock is calculated by dividing Apollo Education Group earnings (including its retained interest in University of Phoenix Online earnings) by the weighted average number of shares of Apollo Education Group Class A and Class B common stock outstanding. Diluted earnings per share is calculated similarly, except that it includes the dilutive effect of the assumed exercise of options issuable under Apollo Group, Inc. incentive plans, exclusive of options granted with respect to University of Phoenix Online common stock.

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

Both basic and diluted weighted average shares have been retroactively restated for stock splits effected in the form of stock dividends. The amount of any tax benefit to be credited to additional paid-in capital related to the exercise of options is included when applying the treasury stock method to stock options in the computation of earnings per share.

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

Stock-based compensation

At August 31, 2003, the Company has four stock-based employee compensation plans, which are described more fully in Note 10. The Company applies the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for those plans. Stock-based employee compensation expense is not reflected in the Consolidated Statement of Operations as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), to stock-based employee compensation is as follows, in thousands, except per share amounts:

	Year Ended August 31,
	2003	2002	2001

Apollo Education Group
Net income, as reported	$231,702	$153,161	$104,513
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(14,130)	(13,408)	(14,366)

Pro forma net income	$217,572	$139,753	$90,147
Earnings per share:
Basic - as reported	$1.32	$0.89	$0.61
Basic - pro forma	$1.24	$0.81	$0.53
Diluted - as reported	$1.30	$0.87	$0.60
Diluted - pro forma	$1.22	$0.79	$0.52
University of Phoenix Online
Net income, as reported	$15,308	$7,989	$3,304
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(514)	(542)	(705)

Pro forma net income	$14,794	$7,447	$2,599
Earnings per share:
Basic - as reported	$1.01	$0.60	$0.28
Basic - pro forma	$0.98	$0.56	$0.22
Diluted - as reported	$0.93	$0.53	$0.24
Diluted - pro forma	$0.89	$0.50	$0.20

The effects of applying SFAS No. 123 in the above pro forma disclosures are not necessarily indicative of future amounts. The fair value of each option grant was estimated on the date of grant using the Black-Scholes method with the following weighted-average assumptions for grants in 2003, 2002, and 2001, respectively, for Apollo Education Group: 1) dividend yield of 0.0% in all years; 2) expected volatility of 43.8%, 42.0%, and 61.0%; 3) risk-free interest rates of 3.2%, 3.7%, and 5.3%; and 4) expected lives of 3.1, 2.8, and 3.1 years and for grants in 2003, 2002, and 2001, respectively, for University of Phoenix Online: 1) dividend yield of 0.0% in all years; 2) expected volatility of 56.0%, 61.0%, and 75.0%; 3) risk-free interest rates of 3.2%, 3.9%, and 6.0%; and 4) expected lives of 2.7, 2.8, and 2.7 years.

Segment information

The Company’s operations are aggregated into a single reportable operating segment based upon their similar economic and operating characteristics. The Company’s educational operations are conducted in similar markets and produce similar economic results. These operations provide higher education programs for working adults. The Company’s operations are also subject to a similar regulatory environment, which includes licensing and accreditation.

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

New accounting pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“SFAS No. 143”). Under this standard, asset retirement obligations will be recognized when incurred at their estimated fair value. In addition, the cost of the asset retirement obligations will be capitalized as a part of the asset’s carrying value and depreciated over the asset’s remaining useful life. The adoption of SFAS No. 143 on September 1, 2002, did not have a material impact on its financial condition or results of operations.

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

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”). This standard addresses financial accounting and reporting for costs associated with exit or disposal activities and replaces Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) (“EITF No. 94-3”). SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for exit costs as defined in EITF No. 94-3 is recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on its financial condition or results of operations.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN No. 45”). FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 also expands the disclosures required to be made by a guarantor about its obligations under certain guarantees that it has issued. Initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified. The disclosure requirements are effective immediately. The Company does not expect FIN No. 45 will have a material effect on its financial condition or results of operations.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148”). This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. This Statement amends Accounting Principles Board Opinion No. 28, Interim Financial Reporting (“APB No. 28”), to require disclosure about those effects in interim financial information. The amendments to SFAS No. 123 are effective for financial statements for fiscal years ending after December 15, 2002. The amendment to APB No. 28 is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The Company has adopted the disclosure provisions of SFAS No. 148.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN No. 46”). FIN No. 46 requires that companies that control another entity through interests other than voting interests should consolidate the controlled entity. FIN No. 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The related disclosure requirements are effective immediately. The Company does not expect FIN No. 46 will have a material effect on its financial condition or results of operations.

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS No. 149”). SFAS No. 149 amends SFAS No. 133 by requiring that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003, and must be applied prospectively. The Company does not expect SFAS No. 149 will have a material effect on its financial condition or results of operations.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS No. 150”). SFAS No. 150 established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, and must be applied prospectively by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The Company does not expect SFAS No. 150 will have a material effect on its financial condition or results of operations.

Note 3. Balance Sheet Components

Marketable securities consist of the following, in thousands:

	August 31,
	2003		2002

	Estimated	Amortized	Estimated	Amortized
Type	Market Value	Cost	Market Value	Cost

Classified as current:
Municipal bonds	$155,182	$155,014	$189,734	$189,270
U.S. treasury obligations			2,528	2,522
U.S. agency obligations	4,940	4,902	7,054	7,033
Auction rate preferred stock	24,550	24,550	2,700	2,699
Corporate obligations	51,515	51,496	13,077	13,023

Total current marketable securities	236,187	235,962	215,093	214,547

Classified as noncurrent:
Municipal bonds due in 1-5 years	163,737	163,747	40,696	40,505
U.S. agency obligations	24,415	25,250	23,045	23,016
Auction rate preferred stock	42,075	42,075	7,550	7,547
Corporate obligations	14,587	14,700	7,593	7,551

Total noncurrent marketable securities	244,814	245,772	78,884	78,619

Total marketable securities	$481,001	$481,734	$293,977	$293,166

Receivables consist of the following, in thousands:

	August 31,
	2003	2002

Trade receivables	$131,045	$103,371
Interest receivable	3,564	3,442

	134,609	106,813
Less allowance for doubtful accounts	(10,881)	(7,531)

Total receivables, net	$123,728	$99,282

Bad debt expense was $20.7 million, $15.8 million, and $12.5 million for 2003, 2002, and 2001, respectively. Write-offs, net of recoveries, were $17.4 million, $16.3 million, and $12.2 million for 2003, 2002, and 2001, respectively.

Property and equipment consist of the following, in thousands:

	August 31,
	2003	2002

Furniture and equipment	$179,588	$143,481
Software	52,712	41,971
Leasehold improvements	46,902	40,337
Land and buildings	115	115

	279,317	225,904
Less accumulated depreciation and amortization	(160,260)	(121,612)

Property and equipment, net	$119,057	$104,292

Depreciation and amortization expense was $41.0 million, $35.1 million, and $29.7 million for 2003, 2002, and 2001, respectively.

Cost in excess of fair value of assets purchased consist of the following, in thousands:

	August 31,
	2003	2002

Cost in excess of fair value of assets purchased	$42,581	$42,581
Less accumulated amortization	(5,485)	(5,485)

Total cost in excess of fair value of assets purchased, net	$37,096	$37,096

As was previously discussed, the Company adopted SFAS No. 142 effective September 1, 2001 and discontinued the amortization of goodwill as of that date. Total amortization expense was $1.5 million in 2001.

Accrued liabilities consist of the following, in thousands:

	August 31,
	2003	2002

Salaries, wages, and benefits	$23,543	$20,180
Other accrued liabilities	25,982	19,675

Total accrued liabilities	$49,525	$39,855

Student deposits and current portion of deferred revenue consist of the following, in thousands:

	August 31,
	2003	2002

Student deposits	$163,453	$117,208
Current portion of deferred tuition revenue	77,605	59,802
Application fee revenue	7,551	5,666
Other deferred revenue	4,544	3,821

Total student deposits and current portion of deferred revenue	$253,153	$186,497

Note 4. Investment in IDL

In August 1998, the Company together with Hughes Network Systems and Hermes Onetouch, L.L.C. (“Hermes”) formed Interactive Distance Learning, Inc. (“IDL”), a new corporation, to acquire One Touch Systems, a leading provider of interactive distance learning solutions. The Company contributed $10.7 million in October 1999 and $1.2 million in December 1999, in exchange for a 19% interest in the newly formed corporation. The Company accounted for its investment in IDL under the cost method. Hermes is currently owned by Dr. John G. Sperling, the Chairman of Apollo.

On December 14, 2001, Hermes acquired the Company’s investment in IDL in exchange for a promissory note in the principal amount of $11.9 million, which represented the related carrying value and approximated the related fair value as of that date. The promissory note accrues interest at an annual rate of six percent and is due at the earlier of December 14, 2021 or nine months after Dr. Sperling’s death. The promissory note is included in other assets in the Consolidated Balance Sheet as of August 31, 2003 and 2002.

Note 5. Short-Term Borrowings

At August 31, 2003, the Company had no outstanding borrowings on its $10.0 million line of credit. Borrowings under the line of credit bear interest at LIBOR plus .75% or prime at the Company’s election. Any amounts borrowed under the line are payable upon its termination in February 2005.

Note 6. Long-Term Liabilities

Long-term liabilities consist of the following, in thousands:

	August 31,
	2003	2002

Deferred compensation discounted at 7.5%	$1,284	$1,228
Deferred rent	9,905	7,317
U.S. Department of Education settlement paid March 2003		4,500
Deferred gain on sale-leasebacks and other contracts	7,068	9,827
Other long-term liabilities	88	146

Total long-term liabilities	18,345	23,018
Less current portion	(3,231)	(7,510)

Total long-term liabilities, net	$15,114	$15,508

The undiscounted deferred compensation liability was $1.6 million at August 31, 2003 and 2002 and relates to the deferred compensation agreement between the Company and John G. Sperling executed in December 1993. The discount rate for this agreement was determined based on the estimated long-term rate of return on high-quality fixed income investments with cash flows similar to the agreement.

Note 7. Income Taxes

The related components of the income tax provision are as follows, in thousands:

	Year Ended August 31,
	2003	2002	2001

Current:
Federal	$128,793	$87,594	$59,371
State and other	23,777	18,655	11,881

Total current	152,570	106,249	71,252

Deferred:
Federal	1,883	(1,291)	(3,467)
State and other	341	(184)	(493)

Total deferred	2,224	(1,475)	(3,960)

Total provision for income taxes	$154,794	$104,774	$67,292

The income tax provision differs from the tax that would result from application of the statutory U.S. federal income tax rate as follows:

	Year Ended August 31,
	2003	2002	2001

Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	5.0	5.2	5.2
Other, net	(1.5)	(0.8)	(1.8)

Effective income tax rate	38.5%	39.4%	38.4%

Deferred tax assets and liabilities consist of the following, in thousands:

	August 31,
	2003	2002

Gross deferred tax assets:
Allowance for doubtful accounts	$4,535	$3,230
Deferred tuition revenue	782	1,113
U.S. Department of Education settlement		1,809
IPD U.S. Department of Education reserve	2,018	2,050
Other	8,400	8,368

Total gross deferred tax assets	15,735	16,570

Gross deferred tax liabilities:
Amortization of cost in excess of fair value of assets purchased	4,622	3,502
Other	860	591

Total gross deferred tax liabilities	5,482	4,093

Net deferred tax assets	$10,253	$12,477

Net deferred tax assets are reflected in the accompanying Consolidated Balance Sheet as follows, in thousands:

	August 31,
	2003	2002

Current deferred tax assets, net	$9,098	$7,415
Noncurrent deferred tax assets, net	1,155	5,062

Net deferred tax assets	$10,253	$12,477

In light of the Company’s history of profitable operations, management has concluded that it is more likely than not that the Company will ultimately realize the full benefit of its deferred tax assets related to future deductible items. Accordingly, the Company believes that a valuation allowance is not required for its net deferred tax assets.

Note 8. Common Stock

The Board of Directors of Apollo authorized a program allocating up to $150.0 million in Company funds to repurchase shares of Apollo Education Group Class A common stock and University of Phoenix Online common stock. As of August 31, 2003, the Company had repurchased approximately 10,259,000 shares of Apollo Education Group Class A common stock at a total cost of approximately $115.3 million and 541,000 shares of University of Phoenix Online common stock at a total cost of approximately $14.0 million. In March 2003, the Board of Directors of Apollo authorized a program allocating up to an additional $150.0 million of Company funds to repurchase shares of Apollo Education Group Class A common stock and University of Phoenix Online common stock.

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

Note 9. Earnings Per Share

Earnings attributable to different classes of the Company’s common stock are as follows, in thousands:

	Year Ended August 31,
	2003	2002	2001

Apollo Education Group	$231,702	$153,161	$104,513
University of Phoenix Online	15,308	7,989	3,304

Net income	$247,010	$161,150	$107,817

The earnings attributable to University of Phoenix Online common stock represent the portion of the earnings of University of Phoenix Online attributed to the shares of University of Phoenix Online common stock outstanding excluding Apollo Education Group’s retained interest in University of Phoenix Online. At the date of the issuance of the University of Phoenix Online common stock, Apollo Education Group retained an 89.2% interest in University of Phoenix Online. This percentage has decreased to 85.9% at August 31, 2003, due to the issuance of shares related to the exercise of University of Phoenix Online stock options and the issuance of shares of University of Phoenix Online common stock as part of the Apollo Group, Inc. Employee Stock Purchase Plan partially offset by the repurchase of shares of University of Phoenix Online common stock.

A reconciliation of the basic and diluted earnings per share computations for Apollo Education Group Class A and Class B common stock is as follows, in thousands, except per share amounts:

	For the Year Ended August 31,
	2003			2002			2001

		Weighted			Weighted			Weighted
		Average	Per Share		Average	Per Share		Average	Per Share
	Income	Shares	Amount	Income	Shares	Amount	Income	Shares	Amount

Basic net income per share	$231,702	174,985	$1.32	$153,161	172,859	$0.89	$104,513	171,413	$0.61
Effect of dilutive securities:
Stock options		2,652			2,838			2,588

Diluted net income per share	$231,702	177,637	$1.30	$153,161	175,697	$0.87	$104,513	174,001	$0.60

Basic earnings per share for Apollo Education Group common stock for the years ended August 31, 2003, 2002, and 2001, were computed by dividing Apollo Education Group earnings (including its retained interest in University of Phoenix Online earnings) by the weighted average number of Apollo Education Group common stock shares outstanding during the respective periods. Diluted earnings per share were calculated similarly, except that the dilutive effect of the assumed exercise of options issued under Apollo Group, Inc. incentive plans, exclusive of options granted and shares issued with respect to University of Phoenix Online common stock, is included.

A reconciliation of the basic and diluted earnings per share computations for University of Phoenix Online common stock is as follows, in thousands, except per share amounts:

	For the Year Ended August 31,						For the period from the date of the
	2003			2002			offering through August 31, 2001

		Weighted			Weighted			Weighted
		Average	Per Share		Average	Per Share		Average	Per Share
	Income	Shares	Amount	Income	Shares	Amount	Income	Shares	Amount

Basic net income per share	$15,308	15,154	$1.01	$7,989	13,243	$0.60	$3,304	11,728	$0.28
Effect of dilutive securities:
Stock options		1,364			1,855			1,929

Diluted net income per share	$15,308	16,518	$0.93	$7,989	15,098	$0.53	$3,304	13,657	$0.24

Basic earnings per share of University of Phoenix Online common stock for the years ended August 31, 2003 and 2002, and for the period from the date of the offering through August 31, 2001, were computed by dividing University of Phoenix Online earnings (excluding Apollo Education Group’s retained interest in University of Phoenix Online earnings) by the number of shares of University of Phoenix Online common stock outstanding during the respective periods. Diluted earnings per share were calculated similarly, except that the dilutive effect of the assumed exercise of options issued under Apollo Group, Inc. incentive plans with respect to University of Phoenix Online common stock, is included.

Note 10. Employee and Director Benefit Plans

The Company provides various health, welfare, and disability benefits to its full-time, salaried employees which are funded primarily by Company contributions. The Company does not provide post-employment or post-retirement health care and life insurance benefits to its employees.

401(k) plan

The Company sponsors a 401(k) plan for its employees which provides for salary reduction contributions by qualifying employees. Participant contributions are subject to certain restrictions as set forth in the Internal Revenue Code. Upon completion of one year of service and 1,000 hours worked the Company matches 30% of the participant’s contributions. The Company’s matching contributions totaled $3.2 million, $3.5 million, and $2.6 million for 2003, 2002, and 2001, respectively.

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

The Director Stock Plan currently provides for an annual grant to the Company’s non-employee directors of options to purchase shares of the Company’s Apollo Education Group Class A common stock on September 1 of each year through 2003. Under the LTIP, the Company may grant options, incentive stock options, stock appreciation rights, and other stock-based awards in the Company’s Apollo Education Group Class A common stock to certain officers, key employees, or directors of the Company. Many of the options granted under the LTIP vest 25% per year. The vesting may be accelerated for individual employees if certain operational goals are met. Under the 2000 Incentive Plan, the Company may grant options, incentive stock options, stock appreciation rights, and other stock-based awards in the Company’s Apollo Education Group Class A and University of Phoenix Online common stock to certain officers, key employees, or directors of the Company. Many of the options granted under the 2000 Incentive Plan vest over a four year period. The vesting may be accelerated for individual employees if certain operational goals are met. The Purchase Plan allows employees of the Company to purchase shares of the Company’s Apollo Education Group Class A common stock and University of Phoenix Online common stock at quarterly intervals through periodic payroll deductions. The purchase price per share, in general, is 85% of the lower of 1) the fair market value (as defined in the Purchase Plan) on the enrollment date into the respective quarterly offering period or 2) the fair market value on the purchase date.

A summary of the activity related to stock options to purchase Apollo Education Group Class A common stock granted under the Director Stock Plan, the LTIP, and the 2000 Incentive Plan is as follows, in thousands, except per share amounts:

					Weighted
					Average
		Director	2000		Exercise Price
	LTIP	Stock Plan	Incentive Plan	Total	per Share

Outstanding at August 31, 2000	7,437	584		8,021	$7.934
Granted	36	228	1,442	1,706	15.975
Exercised	(1,926)	(175)		(2,101)	5.826
Canceled	(118)		(13)	(131)	9.214

Outstanding at August 31, 2001	5,429	637	1,429	7,495	10.331
Granted		182	2,003	2,185	26.056
Exercised	(980)	(441)	(261)	(1,682)	10.909
Canceled	(289)		(178)	(467)	16.521

Outstanding at August 31, 2002	4,160	378	2,993	7,531	14.383
Granted		121	1,510	1,631	42.558
Exercised	(1,235)	(197)	(674)	(2,106)	13.355
Canceled	(48)	(20)	(237)	(305)	25.356

Outstanding at August 31, 2003	2,877	282	3,592	6,751	21.015

Exercisable at August 31, 2003	2,006	282	2,313	4,601

Available for issuance at August 31, 2003	871	545	6,722	8,138

A summary of the activity related to stock options to purchase University of Phoenix Online common stock granted under the Director Stock Plan and the 2000 Incentive Plan is as follows, in thousands, except per share amounts:

				Weighted
				Average
	Director	2000		Exercise Price
	Stock Plan	Incentive Plan	Total	per Share

Outstanding at August 31, 2000	—	—	—	$—
Granted	120	5,753	5,873	7.000
Exercised	(8)	(885)	(893)	7.000
Canceled		(4)	(4)	7.000

Outstanding at August 31, 2001	112	4,864	4,976	7.000
Granted		881	881	19.023
Exercised	(21)	(1,879)	(1,900)	7.000
Canceled		(76)	(76)	7.841

Outstanding at August 31, 2002	91	3,790	3,881	9.714
Granted		504	504	30.897
Exercised	(9)	(1,425)	(1,434)	8.763
Canceled		(78)	(78)	15.813

Outstanding at August 31, 2003	82	2,791	2,873	13.736

Exercisable at August 31, 2003	82	1,927	2,009

Available for issuance at August 31, 2003	80	11,019	11,099

The following table summarizes information about the stock options to purchase Apollo Education Group Class A common stock at August 31, 2003:

	Options Outstanding			Options Exercisable

			Weighted Avg.		Weighted Avg.
		Contractual	Exercise		Exercise
Range of	Number	Years	Price	Number	Price
Exercise Prices	Outstanding	Remaining	per Share	Exercisable	per Share

	(In thousands)			(In thousands)
$0.724 to $7.741	758	2.02	$3.356	399	$3.224
$8.389 to $10.222	772	6.26	$8.509	661	$8.529
$11.389 to $12.528	1,295	5.18	$11.499	896	$11.417
$13.528 to $21.861	915	7.12	$15.353	805	$15.410
$23.333 to $41.890	1,565	8.09	$26.934	1,181	$26.793
$41.920 to $64.950	1,446	8.95	$42.662	659	$42.001

$0.724 to $64.950	6,751	6.69	$21.015	4,601	$19.320

The following table summarizes information about the stock options to purchase University of Phoenix Online common stock at August 31, 2003:

	Options Outstanding			Options Exercisable

			Weighted Avg.		Weighted Avg.
		Contractual	Exercise		Exercise
Range of	Number	Years	Price	Number	Price
Exercise Prices	Outstanding	Remaining	per Share	Exercisable	per Share

	(In thousands)			(In thousands)
$7.000	1,758	7.07	$7.000	1,160	$7.000
$18.998 to $24.248	613	8.06	$19.020	603	$19.003
$30.600 to $45.160	502	9.16	$30.890	246	$30.600

$7.000 to $45.160	2,873	7.65	$13.736	2,009	$13.489

Note 11. Commitments and Contingencies

The Company is obligated under facility and equipment leases that are classified as operating leases. The following is a schedule of future minimum lease commitments as of August 31, 2003, in thousands:

	Operating Leases

	Facilities	Equipment

2004	$100,348	$1,135
2005	98,397	767
2006	89,082	251
2007	78,304
2008	64,208
Thereafter	105,485

	$535,824	$2,153

Facility and equipment rent expense totaled $99.8 million, $85.3 million, and $71.8 million for 2003, 2002, and 2001, respectively.

The U.S. Department of Education Office of the Inspector General (“OIG”) is currently auditing the administration of the federal student financial assistance programs in connection with educational programs provided pursuant to contractual arrangements between IPD and certain of its client institutions. In audit reports issued to eight client institutions, the OIG asserted that the client institutions violated the statutory prohibition on the use of incentive payments for recruiting by paying IPD a percentage of tuition revenue. The reports further suggest that IPD paid its employees in a manner that included incentive-based compensation even though IPD based its compensation plans for recruiters on factors or qualities that were not solely related to the success in securing enrollments. Additionally, the audit reports question the client institutions’ interpretation of the “12-hour rule.” Although both IPD and the client institutions believe that the matters in question do not relate to student program or institutional eligibility and, therefore, believe a repayment of federal funds is not appropriate, the OIG has recommended to the U.S. Department of Education that the client institutions be required to return to lenders all loan funds disbursed. The institutions, with IPD’s assistance, will work with the U.S. Department of Education to eliminate or settle the issues raised in the audit reports.

During 2001, IPD recorded charges totaling $5.1 million to provide for its share of the estimated settlement obligation relating to all of its client institutions under audit. The Company’s calculation of the estimated settlement obligation, which is reflected in instructional costs and services in the accompanying Consolidated Statement of Operations, was based on available information and previous experience with respect to such settlements.

Although the Company believes that the OIG’s audits of certain IPD client institutions will be resolved without any material effect on its financial position, results of operations, or cash flows, and without any material change in IPD’s business strategy, as with any program review or audit, no assurance can be given as to the final outcome as the matters are not yet resolved.

On approximately December 19, 2001, a class action complaint was filed in the Superior Court of the State of California for the County of Solano, captioned Davis et. al. v. Apollo Group, Inc. et. al., Case No. FCS018663. Plaintiffs, one current and two former enrollment advisors with University of Phoenix, filed this class action on behalf of themselves and current and former enrollment advisors employed by the Company in the State of California and seek certification as a class, monetary damages in unspecified amounts, and injunctive relief. Plaintiffs allege that during their employment, they and other enrollment advisors worked in excess of 8 hours per day or 40 hours per week, and contend that the Company failed to pay overtime. In July 2003, the Court denied the plantiffs’ motion to allow the case to proceed as a class action. Three status conferences have been held, and a trial date has been set for May 4, 2004. While the outcome of this legal proceeding is currently not determinable, management does not expect the results of this action will have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows.

On August 29, 2003, the Company was notified that a qui tam action had been filed against it in the United States District Court for the Eastern District of California by two current employees on behalf of themselves and the federal government. A qui tam action is a civil lawsuit brought by one or more individuals (a qui tam “relator”) for an alleged submission to the federal government of a false claim for payment. A qui tam action is always filed under seal and remains under seal until the U.S. Department of Justice decides whether to intervene in the litigation. When the Government declines to intervene in a qui tam action, as it has done in this case, the relators may elect to pursue the litigation on behalf of the Government and, if they are successful, receive a portion of the federal government’s recovery. The qui tam action alleges, among other things, violations of the False Claims Act 31 U.S.C. § 3729(a)(1) and (2), by University of Phoenix for submission of a knowingly false or fraudulent claim for payment or approval, and knowingly false records or statements to get a false or fraudulent claim paid or approved in connection with federal student aid programs, and asserts that University of Phoenix improperly compensates its employees. On or about October 20, 2003 a motion to dismiss the action was filed and is currently pending. While the outcome of this legal proceeding is currently not determinable, management does not expect the results of this action will have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows.

On approximately September 26, 2003, a class action complaint was filed in the Superior Court of the State of California for the County of Orange, captioned Bryan Sanders et. al. v. University of Phoenix, Inc. et. al., Case No. 03CC00430. Plaintiff, a former academic advisor with University of Phoenix, filed this class action on behalf of himself and current and former academic advisors employed by the Company in the State of California and seek certification as a class, monetary damages in unspecified amounts, and injunctive relief. Plaintiff alleges that during his employment, he and other academic advisors worked in excess of 8 hours per day or 40 hours per week, and contend that the Company failed to pay overtime. While the outcome of this legal proceeding is currently not determinable, management does not expect the results of this action will have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows.

The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

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

	Year Ended August 31,
	2003				2002

	Apollo	University		Apollo	Apollo	University		Apollo
	Education	of Phoenix		Group,	Education	of Phoenix		Group,
(In thousands)	Group	Online	Eliminations	Inc.	Group	Online	Eliminations	Inc.

Revenues:
Tuition and other, net(1)	$809,937	$529,580	$—	$1,339,517	$681,972	$327,483	$—	$1,009,455
Inter-group license fee revenue(2)	21,183		(21,183)	—	13,099		(13,099)	—

	831,120	529,580	(21,183)	1,339,517	695,071	327,483	(13,099)	1,009,455

Costs and expenses:
Instructional costs and services
External expenses(3)	454,806	158,134		612,940	397,660	100,794		498,454
Inter-group allocated expenses(4)	(27,135)	27,135		—	(18,151)	18,151		—
Inter-group license fee expense(2)		21,183	(21,183)	—		13,099	(13,099)	—
Selling and promotional External expenses(3)	153,633	118,715		272,348	125,844	73,045		198,889
Inter-group allocated expenses(4)	(1,142)	1,142		—	(710)	710		—
General and administrative External expenses(3)	66,970			66,970	58,260			58,260
Inter-group allocated expenses(4)	(24,815)	24,815		—	(17,932)	17,932		—

	622,317	351,124	(21,183)	952,258	544,971	223,731	(13,099)	755,603

Income from operations	208,803	178,456		387,259	150,100	103,752		253,852
Interest income, net	10,115	4,430		14,545	8,946	3,126		12,072

Income before income taxes	218,918	182,886		401,804	159,046	106,878		265,924
Provision for income taxes(5)	82,386	72,408		154,794	62,290	42,484		104,774

Net income	$136,532	$110,478	$—	$247,010	$96,756	$64,394	$—	$161,150

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended August 31,
	2001

	Apollo	University		Apollo
	Education	of Phoenix		Group,
(In thousands)	Group	Online	Eliminations	Inc.

Revenues:
Tuition and other, net(1)	$588,947	$180,527	$—	$769,474
Inter-group license fee revenue(2)	7,221		(7,221)	—

	596,168	180,527	(7,221)	769,474

Costs and expenses:
Instructional costs and services
External expenses(3)	354,345	55,739		410,084
Inter-group allocated expenses(4)	(12,367)	12,367		—
Inter-group license fee expense(2)		7,221	(7,221)	—
Selling and promotional
External expenses(3)	105,432	44,879		150,311
Inter-group allocated expenses(4)	(1,067)	1,067		—
General and administrative
External expenses(3)	48,076			48,076
Inter-group allocated expenses(4)	(10,554)	10,554		—

	483,865	131,827	(7,221)	608,471

Income from operations	112,303	48,700		161,003
Interest income, net	10,477	3,629		14,106

Income before income taxes	122,780	52,329		175,109
Provision for income taxes(5)	46,726	20,566		67,292

Net income	$76,054	$31,763	$—	$107,817

     (1)  Tuition and other revenues are shown net of discounts from a variety of promotional programs and represent amounts earned from students of Apollo Education Group and University of Phoenix Online, respectively. There are no tuition or other net revenues that have been allocated between Apollo Education Group and University of Phoenix Online.

     (2)  Apollo Group, Inc. charges University of Phoenix Online a license fee equal to 4% of University of Phoenix Online’s net revenues for the use of curriculum, trademarks, and copyrights owned by Apollo Group, Inc. and its subsidiaries. The license fee, which is included in University of Phoenix Online’s instructional costs and services, totaled $21.2 million, $13.1 million, and $7.2 million for the years ended August 31, 2003, 2002, and 2001, respectively. The inter-group license fee revenue of Apollo Education Group eliminates against the inter-group license fee expense of University of Phoenix Online in consolidation at the Apollo Group, Inc. level.

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

	Year ended August 31,
	2003	2002	2001

Instructional costs and services	$27,135	$18,151	$12,367
Selling and promotional	1,142	710	1,067
General and administrative	24,815	17,932	10,554

	$53,092	$36,793	$23,988

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

Note 13. Quarterly Results of Operations (Unaudited)

     The following table sets forth selected unaudited quarterly financial information for each of the Company’s last eight quarters.

	2003

	Aug. 31,	May 31,	Feb. 28,	Nov. 30,
(In thousands, except per share amounts)	2003	2003	2003	2002

Revenues:
Tuition and other, net	$371,273	$364,166	$295,181	$308,897

Costs and expenses:
Instructional costs and services	168,243	159,345	143,249	142,103
Selling and promotional	76,547	70,990	64,485	60,326
General and administrative	17,106	17,015	16,702	16,147

	261,896	247,350	224,436	218,576

Income from operations	109,377	116,816	70,745	90,321
Interest income, net	3,649	3,853	3,509	3,534

Income before income taxes	113,026	120,669	74,254	93,855
Provision for income taxes	42,648	46,412	28,568	37,166

Net income	$70,378	$74,257	$45,686	$56,689

Net income attributed to:
Apollo Education Group common stock	$65,509	$69,816	$42,607	$53,770

University of Phoenix Online common stock	$4,869	$4,441	$3,079	$2,919

Earnings per share attributed to:
Apollo Education Group common stock:
Diluted net income per share	$0.37	$0.39	$0.24	$0.30

Diluted weighted average shares outstanding	178,426	177,931	177,309	176,884

University of Phoenix Online common stock:
Diluted net income per share	$0.29	$0.27	$0.19	$0.18

Diluted weighted average shares outstanding	16,949	16,742	16,395	15,985

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2002

	Aug. 31,	May 31,	Feb. 28,	Nov. 30,
(In thousands, except per share amounts)	2002	2002	2002	2001

Revenues:
Tuition and other, net	$282,309	$276,349	$222,618	$228,179

Costs and expenses:
Instructional costs and services	133,152	129,764	118,778	116,760
Selling and promotional	56,038	50,546	46,886	45,419
General and administrative	15,013	15,260	13,333	14,654

	204,203	195,570	178,997	176,833

Income from operations	78,106	80,779	43,621	51,346
Interest income, net	3,225	3,068	2,736	3,043

Income before income taxes	81,331	83,847	46,357	54,389
Provision for income taxes	32,032	33,048	18,264	21,430

Net income	$49,299	$50,799	$28,093	$32,959

Net income attributed to:
Apollo Education Group common stock	$46,562	$48,369	$26,562	$31,668

University of Phoenix Online common stock	$2,737	$2,430	$1,531	$1,291

Earnings per share attributed to:
Apollo Education Group common stock:
Diluted net income per share	$0.26	$0.27	$0.15	$0.18

Diluted weighted average shares outstanding	176,401	176,040	175,425	174,922

University of Phoenix Online common stock:
Diluted net income per share	$0.18	$0.16	$0.10	$0.09

Diluted weighted average shares outstanding	15,608	15,291	14,909	14,583

SELECTED FINANCIAL INFORMATION OF UNIVERSITY OF PHOENIX ONLINE

     The following selected financial and operating data are qualified by reference to and should be read in conjunction with the financial statements of University of Phoenix Online and the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online.” The statement of operations data for the years ended August 31, 2003, 2002, and 2001, and the balance sheet data as of August 31, 2003 and 2002, were derived from University of Phoenix Online’s audited financial statements.

	Year Ended August 31,
(In thousands)	2003	2002	2001	2000	1999

Statement of Operations Data:
Revenues:
Tuition and other, net	$529,580	$327,483	$180,527	$102,613	$69,582

Costs and expenses:
Instructional costs and services	206,452	132,044	75,327	49,814	39,582
Selling and promotional	119,857	73,755	45,946	16,268	11,516
General and administrative	24,815	17,932	10,554	7,248	5,352

	351,124	223,731	131,827	73,330	56,450

Income from operations	178,456	103,752	48,700	29,283	13,132
Interest income, net	4,430	3,126	3,629

Income before income taxes	182,886	106,878	52,329	29,283	13,132
Provision for income taxes	72,408	42,484	20,566	11,801	5,323

Net income	$110,478	$64,394	$31,763	$17,482	$7,809

	August 31,
(In thousands)	2003	2002	2001	2000	1999

Balance Sheet Data:
Cash and cash equivalents	$144,017	$108,296	$36,261	$—	$—
Marketable securities	192,654	88,576	70,499

Total cash, cash equivalents, and marketable securities	$336,671	$196,872	$106,760	$—	$—

Total assets	$416,657	$253,583	$147,790	$21,962	$14,871

Current liabilities	$131,027	$78,612	$36,954	$15,991	$11,789
Long-term liabilities	2,926	2,745	3,004	123
Divisional net worth	282,704	172,226	107,832	5,848	3,082

Total liabilities and divisional net worth	$416,657	$253,583	$147,790	$21,962	$14,871

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF UNIVERSITY OF PHOENIX ONLINE

          This Annual Report, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online” contains forward-looking statements. The words “believes,” “expects,” “anticipates,” “estimates,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Forward-looking statements in this Annual Report, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online,” include, but are not limited to, statements such as: 1) total purchases of property and equipment for University of Phoenix Online for the year ended August 31, 2004, are expected to range from $10.0 to $15.0 million; and 2) while the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the financial position, results of operations, or cash flows of Apollo Education Group or University of Phoenix Online. These forward-looking statements are based on estimates, projections, beliefs, and assumptions of us and our management and speak only as of the date made and are not guarantees of future performance.

          Future events and actual results could differ materially from those set forth in the forward-looking statements as a result of many factors. Statements in this Annual Report, including “Notes to Financial Statements” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of University of Phoenix Online,” describe factors, among others, that could contribute to or cause such differences. Additional factors that could cause actual results to differ materially from those expressed in such forward-looking statements include, without limitation: 1) new or revised interpretations of regulatory requirements; 2) changes in or new interpretations of applicable laws, rules, and regulations; 3) University of Phoenix Online depends on University of Phoenix’s accreditation and the failure to maintain that accreditation would significantly reduce demand for University of Phoenix Online’s programs; 4) University of Phoenix Online depends on University of Phoenix’s state authorization to operate and the failure to maintain that authorization could prevent University of Phoenix Online from operating its business; 5) our ability to continue to attract and retain students; 6) our ability to successfully defend litigation claims; 7) our ability to protect University of Phoenix Online’s intellectual property and proprietary rights; 8) our ability to recruit and retain key personnel; 9) our ability to successfully manage economic conditions, including stock market volatility; and 10) other factors set forth in this Annual Report. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. You are advised, however, to consult any further disclosures we make in our reports filed with the Securities and Exchange Commission.

Background and Overview

     University of Phoenix Online is a provider of accessible, accredited educational programs for working adults. It began operations in 1989 by modifying courses developed by University of Phoenix’s physical campuses for delivery via modem to students worldwide. Today, students can log on to their online classes via the Internet 24 hours a day, 7 days a week wherever there is Internet accessibility using basic technology such as a Pentium-class personal computer, a 56.6K modem, and an Internet service provider, thereby enhancing the accessibility of and the potential market for its programs. University of Phoenix Online currently offers 18 accredited degree programs in business, criminal justice, education, health care, human services, information technology, management, and nursing. As of August 31, 2003, University of Phoenix Online had approximately 79,400 degree-seeking students and approximately 6,600 faculty members.

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

Significant Accounting Policies

     Securities and Exchange Commission Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Notes 2 and 3 of the “Notes to Financial Statements” of University of Phoenix Online for the year ended August 31, 2003, included in this Annual Report includes a summary of the significant accounting policies and methods used in the preparation of University of Phoenix Online’s financial statements. The following is a brief discussion of the critical accounting policies and methods used by University of Phoenix Online.

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

	Year ended August 31,
	2003	2002	2001

Instructional costs and services	$27,135	$18,151	$12,367
Selling and promotional	1,142	710	1,067
General and administrative	24,815	17,932	10,554

	$53,092	$36,793	$23,988

     License fee

     We charge University of Phoenix Online a license fee equal to 4% of its net revenues for the use of our curriculum, trademarks, and copyrights. The license fee, which is included in instructional costs and services in University of Phoenix Online’s statement of operations, was $21.2 million, $13.1 million, and $7.2 million for the years ended August 31, 2003, 2002, and 2001, respectively.

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

Revenues, receivables, and related liabilities

     Tuition and other revenues are shown net of discounts related to a variety of promotional programs. Approximately 97% of University of Phoenix Online’s tuition and other net revenues during 2003 consist of tuition revenues. Tuition revenue is recognized on a weekly basis, pro rata over the period of instruction. Our tuition and other net revenues also include commissions from the sale of textbooks and other education-related products, rEsource fees, application fees, other student fees, and other income.

     University of Phoenix Online’s educational programs range in length from one-day seminars to degree programs lasting up to four years. Students in University of Phoenix Online’s degree programs generally enroll in a program of study that encompasses a series of five to six week courses that are taken consecutively over the length of the program. Students are billed on a course-by-course basis when the student first attends a session, resulting in the recording of a receivable from the student and deferred tuition revenue in the amount of the billing. The revenue for each course is recognized on a pro rata basis over the period of instruction for each course. Fees for rEsource, our online delivery method for course materials, are also recognized on a pro rata basis over the period of instruction. Application fee revenue and related costs are deferred and recognized on a pro rata basis over the period of the program.

     Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. Estimates are used in determining University of Phoenix Online’s allowance for doubtful accounts and are based on our historical collection experience, current trends, and a percentage of University of Phoenix Online’s accounts receivable by aging category. In determining these percentages, we look at historical write-offs of University of Phoenix Online’s receivables. A significant change in the aging of University of Phoenix Online’s accounts receivable balances would have an effect on the allowance for doubtful accounts balance. University of Phoenix Online’s accounts receivable are written-off once the account is deemed to be uncollectible. This typically occurs once University of Phoenix Online has exhausted all efforts to collect the account which includes collection attempts by company employees and outside collection agencies.

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

Results of Operations

     The following table sets forth the statement of operations data of University of Phoenix Online, expressed as a percentage of tuition and other net revenues, for the periods indicated:

	Year Ended August 31,
	2003	2002	2001

Revenues:
Tuition and other, net	100.0%	100.0%	100.0%

Costs and expenses:
Instructional costs and services	39.0	40.3	41.7
Selling and promotional	22.6	22.5	25.5
General and administrative	4.7	5.5	5.8

	66.3	68.3	73.0

Income from operations	33.7	31.7	27.0
Interest income, net	0.8	1.0	2.0

Income before income taxes	34.5	32.7	29.0
Provision for income taxes	13.6	13.0	11.4

Net income	20.9%	19.7%	17.6%

Year Ended August 31, 2003, Compared with the Year Ended August 31, 2002

     Tuition and other net revenues increased by 61.7% to $529.6 million in 2003 from $327.5 million in 2002 due primarily to an increase in average full-time equivalent degree student enrollments and tuition price increases of two to three percent.

     Instructional costs and services increased by 56.4% to $206.5 million in 2003 from $132.0 million in 2002 due primarily to the direct costs necessary to support the increase in degree student enrollments. Direct costs consist primarily of faculty compensation and related staff salaries. These costs as a percentage of tuition and other net revenues decreased to 39.0% in 2003 from 40.3% in 2002 due primarily to greater tuition and other net revenues being spread over the fixed costs related to centralized student services. As University of Phoenix Online expands, it may not be able to leverage its existing instructional costs and services to the same extent.

     Selling and promotional expenses increased by 62.5% to $119.9 million in 2003 from $73.8 million in 2002 due primarily to increased advertising and an increase in the number of enrollment advisors. These expenses as a percentage of tuition and other net revenues remained relatively constant increasing to 22.6% in 2003 from 22.5% in 2002 due primarily to an increase in enrollment advisors offset by greater tuition and other net revenues being spread over a proportionately lower increase in the other selling and promotional expenses.

     General and administrative expenses increased by 38.4% to $24.8 million in 2003 from $17.9 million in 2002 due primarily to a higher revenue growth rate at University of Phoenix Online in that period compared to Apollo Education Group which resulted in a higher allocation of general and administrative expenses to University of Phoenix Online. General and administrative expenses as a percentage of tuition and other net revenues decreased to 4.7% in 2003 from 5.5% in 2002 due primarily to greater tuition and other net revenues being spread over a proportionately lower increase in general and administrative expenses.

     Net interest income increased to $4.4 million in 2003 from $3.1 million in 2002. This increase was attributable to the increase in cash equivalents and marketable securities between periods primarily as a result of the investment of cash flows from operations.

     University of Phoenix Online’s effective income tax rate remained relatively constant decreasing to 39.6% in 2003 from 39.8% in 2002 due primarily to higher tax-exempt interest income.

     Net income increased to $110.5 million in 2003 from $64.4 million in 2002, due primarily to increased enrollments, improved utilization of instructional costs and services and general and administrative expenses, and an increase in interest income.

Year Ended August 31, 2002, Compared with the Year Ended August 31, 2001

     Tuition and other net revenues increased by 81.4% to $327.5 million in 2002 from $180.5 million in 2001 due primarily to an increase in average full-time equivalent degree student enrollments and tuition price increases of two to three percent.

     Instructional costs and services increased by 75.3% to $132.0 million in 2002 from $75.3 million in 2001 due primarily to the direct costs necessary to support the increase in degree student enrollments. Direct costs consist primarily of faculty compensation and related staff salaries. These costs as a percentage of tuition and other net revenues decreased to 40.3% in 2002 from 41.7% in 2001 due primarily to greater tuition and other net revenues being spread over the fixed costs related to centralized student services.

     Selling and promotional expenses increased by 60.5% to $73.8 million in 2002 from $45.9 million in 2001 due primarily to increased advertising and an increase in the number of enrollment advisors. These expenses as a percentage of tuition and other net revenues decreased to 22.5% in 2002 from 25.5% in 2001 due primarily to greater tuition and other net revenues being spread over a proportionately lower increase in selling and promotional expenses partially offset by additional enrollment advisors.

     General and administrative expenses increased by 69.9% to $17.9 million in 2002 from $10.6 million in 2001 due primarily to a higher revenue growth rate at University of Phoenix Online in that period compared to Apollo Education Group which resulted in a higher allocation of general and administrative expenses to University of Phoenix Online. General and administrative expenses as a percentage of tuition and other net revenues decreased to 5.5% in 2002 from 5.8% in 2001 due primarily to greater tuition and other net revenues being spread over a proportionately lower increase in general and administrative expenses.

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

Liquidity and Capital Resources

     University of Phoenix Online currently is able to provide for its own capital expenditures and cash required for operations. All of its cash receipts and cash disbursements are processed by Apollo on behalf of University of Phoenix Online. Cash generated by Apollo Education Group and University of Phoenix Online has been and will continue to be managed centrally by Apollo. University of Phoenix Online’s liquidity could be adversely affected by the investment decisions we make.

     Net cash provided by operating activities increased to $153.3 million in 2003 from $98.7 million in 2002. The increase resulted primarily from increased net income and a larger increase in student deposits and deferred revenue partially offset by a larger increase in receivables.

     Capital expenditures increased to $9.9 million in 2003 from $6.6 million in 2002 due primarily to an increase in the purchase of furniture and equipment and costs incurred related to internal software projects to support the increase in student and employee levels. Total purchases of property and equipment for the year ended August 31, 2004, are expected to range from $10.0 to $15.0 million. These expenditures will primarily be related to increases in normal recurring capital expenditures due to the overall increase in students and employees resulting from the growth in the business.

     On March 24, 2000, Apollo’s Board of Directors authorized the issuance of a new class of stock called University of Phoenix Online common stock, that is intended to reflect the separate performance of University of Phoenix Online, a division of The University of Phoenix, Inc., a wholly-owned subsidiary of Apollo. Apollo’s other businesses and its retained interest in University of Phoenix Online are referred to as “Apollo Education Group.” On October 3, 2000, an offering of 5,750,000 shares of University of Phoenix Online common stock was completed at a price of $14.00 per share. At the time of the offering this stock represented a 10.8% interest in that business with Apollo Education Group retaining the remaining 89.2% interest in University of Phoenix Online. This percentage has decreased to 85.9% at August 31, 2003 due to the issuance of shares related to the exercise of University of Phoenix Online stock options and the issuance of shares of University of Phoenix Online common stock as part of the Apollo Group, Inc. Employee Stock Purchase Plan partially offset by the repurchase of shares of University of Phoenix Online common stock.

     As of August 31, 2003, future minimum cash payments due under contractual obligations, including our non-cancelable operating lease agreements, are as follows, in thousands:

	Payments Due by Period

Contractual Obligations	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years	Total

Long-term debt	$—	$—	$—	$—	$—
Capital lease obligations					—
Operating lease obligations	6,536	12,677	9,455	5,785	34,453
Other long-term obligations					—

Total	$6,536	$12,677	$9,455	$5,785	$34,453

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Apollo Group, Inc.:

In our opinion, the accompanying balance sheet and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of University of Phoenix Online at August 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Apollo Group, Inc.’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1, University of Phoenix Online is a division of The University of Phoenix, Inc., a wholly-owned subsidiary of Apollo Group, Inc. Accordingly, the financial statements of University of Phoenix Online should be read in conjunction with the audited financial statements of Apollo Group, Inc.

/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
September 30, 2003

UNIVERSITY OF PHOENIX ONLINE
(a division of The University of Phoenix, Inc.,
a wholly-owned subsidiary of Apollo Group, Inc.)

BALANCE SHEET

	August 31,
(In thousands)	2003	2002

Assets:
Current assets
Cash and cash equivalents	$144,017	$108,296
Marketable securities	107,683	63,643
Receivables, net	46,986	30,665
Other current assets	5,128	4,379

Total current assets	303,814	206,983
Property and equipment, net	22,220	15,741
Marketable securities	84,971	24,933
Revolving credit advance to Apollo Education Group	5,445	5,708
Other assets	207	218

Total assets	$416,657	$253,583

Liabilities and Divisional Net Worth:
Current liabilities
Current portion of long-term liabilities	$89	$—
Accounts payable	1,130	489
Accrued liabilities	11,678	7,014
Student deposits and deferred revenue	118,130	71,109

Total current liabilities	131,027	78,612
Long-term liabilities	2,926	2,745

Total liabilities	133,953	81,357

Commitments and contingencies
Divisional net worth
Funds allocated to/from Apollo Education Group	46,474	46,474
Accumulated earnings	236,230	125,752

Total divisional net worth	282,704	172,226

Total liabilities and divisional net worth	$416,657	$253,583

The accompanying notes are an integral part of these financial statements.

UNIVERSITY OF PHOENIX ONLINE
(a division of The University of Phoenix, Inc.,
a wholly-owned subsidiary of Apollo Group, Inc.)

STATEMENT OF OPERATIONS

	Year Ended August 31,
(In thousands)	2003	2002	2001

Revenues:
Tuition and other, net	$529,580	$327,483	$180,527

Costs and expenses:
Instructional costs and services	206,452	132,044	75,327
Selling and promotional	119,857	73,755	45,946
General and administrative	24,815	17,932	10,554

	351,124	223,731	131,827

Income from operations	178,456	103,752	48,700
Interest income, net	4,430	3,126	3,629

Income before income taxes	182,886	106,878	52,329
Provision for income taxes	72,408	42,484	20,566

Net income	$110,478	$64,394	$31,763

The accompanying notes are an integral part of these financial statements.

UNIVERSITY OF PHOENIX ONLINE
(a division of The University of Phoenix, Inc.,
a wholly-owned subsidiary of Apollo Group, Inc.)

STATEMENT OF CASH FLOWS

	Year Ended August 31,
(In thousands)	2003	2002	2001

Cash flows provided by (used for) operating activities:
Net income	$110,478	$64,394	$31,763
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,637	3,518	2,072
Amortization of investment premiums (discounts)	1,388	388	(1,438)
Provision for uncollectible accounts	8,092	4,211	2,061
Increase in assets:
Receivables	(24,413)	(13,122)	(9,705)
Other current assets	(755)	(2,371)	(235)
Increase in liabilities:
Accounts payable and accrued liabilities	5,305	3,656	2,328
Student deposits and deferred revenue	47,021	38,002	18,581
Other liabilities	568	39	49

Net cash provided by operating activities	153,321	98,715	45,476

Cash flows provided by (used for) investing activities:
Net additions to property and equipment	(9,934)	(6,594)	(9,208)
Additions related to facility subject to sale-leaseback			(7,608)
Proceeds from sale-leaseback of facility			10,528
Purchase of marketable securities	(236,509)	(107,412)	(119,281)
Maturities of marketable securities	131,043	88,947	50,220

Net cash used for investing activities	(115,400)	(25,059)	(75,349)

Cash flows provided by (used for) financing activities:
Revolving credit advance from Apollo Education Group	(2,200)	(1,621)	(4,087)
Funds allocated from Apollo Education Group			70,221

Net cash provided by (used for) financing activities	(2,200)	(1,621)	66,134

Net increase in cash and cash equivalents	35,721	72,035	36,261
Cash and cash equivalents at beginning of year	108,296	36,261	—

Cash and cash equivalents at end of year	$144,017	$108,296	$36,261

The accompanying notes are an integral part of these financial statements.

UNIVERSITY OF PHOENIX ONLINE
(a division of The University of Phoenix, Inc.,
a wholly-owned subsidiary of Apollo Group, Inc.)

NOTES TO FINANCIAL STATEMENTS

Note 1. Nature of Operations and Basis of Presentation

On March 24, 2000, the Board of Directors of Apollo Group, Inc. (“Apollo”) authorized the issuance of a new class of stock called University of Phoenix Online common stock, that is intended to reflect the separate performance of University of Phoenix Online, a division of The University of Phoenix, Inc. (“University of Phoenix”), a wholly-owned subsidiary of Apollo. Apollo’s other businesses and its retained interest in University of Phoenix Online are referred to as “Apollo Education Group.” On October 3, 2000, an offering of 5,750,000 shares of University of Phoenix Online common stock was completed at a price of $14.00 per share. At the time of the offering this stock represented a 10.8% interest in University of Phoenix Online with Apollo Education Group retaining the remaining 89.2% interest in University of Phoenix Online. This percentage has decreased to 85.9% at August 31, 2003 due to the issuance of shares related to the exercise of University of Phoenix Online stock options and the issuance of shares of University of Phoenix Online common stock as part of the Apollo Group, Inc. Employee Stock Purchase Plan partially offset by the repurchase of shares of University of Phoenix Online common stock.

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

The accompanying financial statements provide financial information regarding the underlying business of University of Phoenix Online. Even though Apollo has separated its assets, liabilities, revenues, and expenses between Apollo Education Group and University of Phoenix Online for purposes of tracking the economic performance of each of University of Phoenix Online and Apollo Education Group, that separation will not change the legal title to any assets or the responsibility for any liabilities and will not affect the rights of creditors. Holders of University of Phoenix Online common stock are common stockholders of Apollo and will be subject to all the risks associated with an investment in Apollo’s assets and liabilities. Material financial events which may occur at Apollo Education Group may affect University of Phoenix Online’s results of operations or financial position. Accordingly, University of Phoenix Online’s financial statements should be read in conjunction with Apollo’s consolidated financial statements.

The provision of services and other matters between University of Phoenix Online and Apollo Education Group, including the right to use the curriculum, trademarks, and copyrights of Apollo and its subsidiaries, are governed by corporate expense, income tax, and license allocation policies, which are described in Note 3. Related Party Transactions.

University of Phoenix Online’s fiscal year is from September 1 to August 31. Unless otherwise stated, references to the years 2003, 2002, and 2001 relate to the fiscal years ended August 31, 2003, 2002, and 2001, respectively.

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

Revenues, receivables, and related liabilities

Tuition and other revenues are shown net of discounts related to a variety of promotional programs. Approximately 97% of University of Phoenix Online’s tuition and other net revenues during 2003 consist of tuition revenues. Tuition revenue is recognized on a weekly basis, pro rata over the period of instruction. University of Phoenix Online’s tuition and other net revenues also include commissions from the sale of textbooks and other education-related products, rEsource fees, application fees, other student fees, and other income.

University of Phoenix Online’s educational programs last up to four years. Students in University of Phoenix Online’s degree programs generally enroll in a program of study that encompasses a series of five to six week courses that are taken consecutively over the length of the program. Students are billed on a course-by-course basis when the student first attends a session, resulting in the recording of a receivable from the student and deferred tuition revenue in the amount of the billing. The related revenue for each course is recognized on a pro rata basis over the period of instruction for each course. Fees for rEsource, the Company’s online delivery method for course materials, are also recognized on a pro rata basis over the period of instruction. Application fee revenue and related costs are deferred and recognized on a pro rata basis over the period of the program.

Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. Estimates are used in determining University of Phoenix Online’s allowance for doubtful accounts and are based on our historical collection experience, current trends, and a percentage of University of Phoenix Online’s accounts receivable by aging category. In determining these percentages, the Company looks at historical write-offs of University of Phoenix Online’s receivables. A significant change in the aging of University of Phoenix Online’s accounts receivable balances would have an effect on the allowance for doubtful accounts balance. University of Phoenix Online’s accounts receivable are written-off once the account is deemed to be uncollectible. This typically occurs once University of Phoenix Online has exhausted all efforts to collect the account which includes collection attempts by company employees and outside collection agencies.

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

Fair value of financial instruments

The carrying amount reported in the balance sheet for cash and cash equivalents, marketable securities, accounts receivable, accounts payable, accrued liabilities, and student deposits and deferred revenue approximates fair value because of the short-term nature of these financial instruments.

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

Note 3. Related Party Transactions

University of Phoenix Online’s financial statements reflect the application of certain expense allocation and treasury activity policies summarized below. Although it has no present intention to do so, Apollo’s Board of Directors may rescind, modify, or add to any of these policies. While management believes that these allocation methods are reasonable, the allocated expenses are not necessarily indicative of, and it is not practicable for us to estimate, the levels of expenses that would have been incurred if University of Phoenix Online had been operating as an independent company.

Corporate expenses

In order to prepare the accompanying financial statements, certain costs incurred by Apollo and University of Phoenix were allocated to University of Phoenix Online on the basis of its revenues in relation to those of Apollo and University of Phoenix. The allocation of such expenses to University of Phoenix Online was as follows, in thousands:

	Year ended August 31,
	2003	2002	2001

Instructional costs and services	$27,135	$18,151	$12,367
Selling and promotional	1,142	710	1,067
General and administrative	24,815	17,932	10,554

	$53,092	$36,793	$23,988

License fee

Apollo charges University of Phoenix Online a license fee equal to 4% of University of Phoenix Online’s net revenues for the use of curriculum, trademarks, and copyrights owned by Apollo and its subsidiaries. The license fee, which is included in instructional costs and services in the accompanying statement of operations, was $21.2 million, $13.1 million, and $7.2 million for 2003, 2002, and 2001, respectively.

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

Note 4. Balance Sheet Components

Marketable securities consist of the following, in thousands:

	August 31,
	2003		2002

	Estimated	Amortized	Estimated	Amortized
Type	Market Value	Cost	Market Value	Cost

Classified as current:
Municipal bonds	$53,384	$53,344	$45,039	$44,961
U.S. agency obligations	300	300	7,054	7,033
Auction rate preferred stock	6,050	6,050	2,700	2,699
Corporate obligations	48,004	47,989	8,994	8,950

Total current marketable securities	107,738	107,683	63,787	63,643

Classified as noncurrent:
Municipal bonds due in 1-5 years	33,511	33,591	6,942	6,933
U.S. agency obligations	24,415	25,250	9,976	10,000
Auction rate preferred stock	18,050	18,050	2,000	2,000
Corporate obligations	7,932	8,080	6,030	6,000

Total noncurrent marketable securities	83,908	84,971	24,948	24,933

Total marketable securities	$191,646	$192,654	$88,735	$88,576

Receivables consist of the following, in thousands:

	August 31,
	2003	2002

Trade receivables	$49,485	$31,817
Interest receivable	1,119	867

	50,604	32,684
Less allowance for doubtful accounts	(3,618)	(2,019)

Total receivables, net	$46,986	$30,665

Bad debt expense was $8.1 million, $4.2 million, and $2.1 million for 2003, 2002, and 2001, respectively. Write-offs, net of recoveries, were $6.5 million, $3.7 million, and $2.3 million for 2003, 2002, and 2001, respectively.

Property and equipment consist of the following, in thousands:

	August 31,
	2003	2002

Furniture and equipment	$27,449	$19,228
Software	5,163	1,615
Leasehold improvements	3,716	3,198

	36,328	24,041
Less accumulated depreciation and amortization	(14,108)	(8,300)

Property and equipment, net	$22,220	$15,741

Depreciation and amortization expense was $5.9 million, $3.8 million, and $2.2 million for 2003, 2002, and 2001, respectively.

Accrued liabilities consist of the following, in thousands:

	August 31,
	2003	2002

Salaries, wages, and benefits	$4,270	$3,341
Other accrued liabilities	7,408	3,673

Total accrued liabilities	$11,678	$7,014

     Student deposits and deferred revenue consist of the following, in thousands:

	August 31,
	2003	2002

Student deposits	$81,954	$48,701
Deferred tuition revenue	32,214	19,783
Deferred application fee revenue	3,962	2,625

Total student deposits and deferred revenue	$118,130	$71,109

Long-term liabilities consist of the following, in thousands:

	August 31,
	2003	2002

Deferred rent	$653	$84
Deferred gain on sale-leasebacks and other contracts	2,362	2,661

Total long-term liabilities	3,015	2,745
Less current portion	(89)

Total long-term liabilities, net	$2,926	$2,745

Divisional net worth activity is as follows, in thousands:

	Funds Allocated
	to/from Apollo	Accumulated
	Education Group	Earnings	Total

Balance at August 31, 2000	$(23,747)	$29,595	$5,848
Net income		31,763	31,763
Funds allocated to/from Apollo Education Group	70,221		70,221

Balance at August 31, 2001	46,474	61,358	107,832
Net income		64,394	64,394

Balance at August 31, 2002	46,474	125,752	172,226
Net income		110,478	110,478

Balance at August 31, 2003	$46,474	$236,230	$282,704

University of Phoenix Online and Apollo Education Group had no intercompany purchases for the years ended August 31, 2003, 2002, and 2001.

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

Note 6. Commitments and Contingencies

University of Phoenix Online is obligated under facility leases that are classified as operating leases. The following is a schedule of future minimum lease commitments as of August 31, 2003, in thousands:

Operating Leases

Facilities

2004	$6,536
2005	6,600
2006	6,077
2007	5,474
2008	3,981
Thereafter	5,785

$34,453

Facility and equipment rent expense totaled $6.9 million, $3.2 million, and $2.0 million for 2003, 2002, and 2001, respectively.

There are no legal proceedings to which Apollo is a party pertaining to the business and operations of University of Phoenix Online, other than those occurring in the normal course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the financial position, results of operations, or cash flows of Apollo Education Group or University of Phoenix Online.

Note 7. Quarterly Results of Operations (Unaudited)

     The following table sets forth selected unaudited quarterly financial information of University of Phoenix Online for each of the last eight quarters.

	2003				2002

	Aug. 31,	May 31,	Feb. 28,	Nov. 30,	Aug. 31,	May 31,	Feb. 28,	Nov. 30,
	2003	2003	2003	2002	2002	2002	2002	2001
(In thousands)
Revenues:
Tuition and other, net	$156,594	$145,819	$116,976	$110,191	$99,938	$91,048	$72,157	$64,340

Costs and expenses:
Instructional costs and services	60,335	55,558	47,608	42,951	38,578	35,348	30,570	27,548
Selling and promotional	34,005	32,572	27,055	26,225	21,991	19,133	16,991	15,640
General and administrative	6,825	6,312	6,171	5,507	5,220	4,675	4,206	3,831

	101,165	94,442	80,834	74,683	65,789	59,156	51,767	47,019

Income from operations	55,429	51,377	36,142	35,508	34,149	31,892	20,390	17,321
Interest income, net	1,168	1,242	998	1,022	813	752	711	850

Income before income taxes	56,597	52,619	37,140	36,530	34,962	32,644	21,101	18,171
Provision for income taxes	22,145	20,942	14,782	14,539	13,897	12,976	8,388	7,223

Net income	$34,452	$31,677	$22,358	$21,991	$21,065	$19,668	$12,713	$10,948