Form 10-K, Exhibit 13
period 2004-08-31
APOLLO GROUP INC
filed 2004-11-15
CIK 929887

SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The following selected consolidated financial and operating data are qualified by reference to and should be read in conjunction with the consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The statement of income data for the years ended August 31, 2004, 2003, and 2002, and the balance sheet data as of August 31, 2004 and 2003, were derived from the audited consolidated financial statements, included herein. Diluted income per share and diluted weighted average shares outstanding have been retroactively restated for stock splits.

	Year Ended August 31,

	2004	2003	2002	2001	2000

	(In thousands, except per share amounts)
Revenues:
Tuition and other, net	$1,798,423	$1,339,517	$1,009,455	$769,474	$609,997

Costs and expenses:
Instructional costs and services	765,495	612,940	498,454	410,084	352,874
Selling and promotional	383,078	272,348	198,889	150,311	96,491
General and administrative	88,090	66,970	58,260	48,076	46,555
Stock-based compensation	123,535

	1,360,198	952,258	755,603	608,471	495,920

Income from operations	438,225	387,259	253,852	161,003	114,077
Interest income and other, net	18,263	14,545	12,072	14,106	6,228

Income before income taxes	456,488	401,804	265,924	175,109	120,305
Provision for income taxes	178,714	154,794	104,774	67,292	49,114

Net income	$277,774	$247,010	$161,150	$107,817	$71,191

Income attributed to Apollo Education Group common stock:
Net income	$277,774	$247,010	$161,150	$107,817	$71,191
Stock dividends paid	(114,155)
Income attributed to University of Phoenix Online common shareholders	(25,819)	(15,308)	(7,989)	(3,304)

Income attributed to Apollo Education Group common shareholders	$137,800	$231,702	$153,161	$104,513	$71,191

Income attributed to University of Phoenix Online common stock:
Net income	$25,819	$15,308	$7,989	$3,304
Stock dividends paid	114,155

Income attributed to University of Phoenix Online common shareholders	$139,974	$15,308	$7,989	$3,304

Earnings per share attributed to Apollo Education Group common stock:
Diluted income per share	$0.77	$1.30	$0.87	$0.60	$0.41

Diluted weighted average shares outstanding	178,897	177,637	175,697	174,001	172,447

Earnings per share attributed to University of Phoenix Online common stock:
Diluted income per share	$8.19	$0.93	$0.53	$0.24

Diluted weighted average shares outstanding	17,081	16,518	15,098	13,657

	August 31,

	2004	2003	2002	2001	2000

	(Dollars in thousands)
Balance Sheet Data:
Cash, cash equivalents, and restricted cash	$428,982	$564,068	$395,489	$203,829	$95,593
Marketable securities	565,086	481,734	293,166	198,105	64,246

Total cash, cash equivalents, restricted cash, and marketable securities	$994,068	$1,045,802	$688,655	$401,934	$159,839

Total assets	$1,452,273	$1,378,204	$979,642	$680,343	$404,790

Current liabilities	$465,438	$335,223	$264,314	$182,200	$131,089
Long-term liabilities	29,694	16,056	16,335	16,258	12,493
Shareholders’ equity	957,141	1,026,925	698,993	481,885	261,208

Total liabilities and shareholders’ equity	$1,452,273	$1,378,204	$979,642	$680,343	$404,790

Operating Statistics:
Degree enrollments at end of year	255,600	200,100	157,800	124,800	100,900

Number of locations:
Campuses	82	71	65	58	54
Learning centers	137	121	111	102	96

Total number of locations	219	192	176	160	150

      We did not pay any cash dividends on our common stock during any of the periods set forth in the table above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      This Annual Report, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains forward-looking statements. The words “believes,” “expects,” “anticipates,” “estimates,” “plans,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Forward-looking statements in this Annual Report and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” include, but are not limited to, statements such as: 1) total purchases of property and equipment for the year ended August 31, 2005, are expected to range from $90 to $100 million; 2) we anticipate that these seasonal trends in the second and fourth quarters will continue in the future; 3) while the outcome of these legal proceedings are uncertain, management does not expect a material adverse effect on the Company’s business, financial position, results of operations, or cash flows to result from these actions; and 4) University of Phoenix currently plans on opening seven to nine new campuses during 2005. These forward-looking statements are based on our estimates, projections, beliefs, and assumptions and speak only as of the date made and are not guarantees of future performance.

      Future events and actual results could differ materially from those set forth in the forward-looking statements as a result of many factors. Statements in this Annual Report, including “Notes to Consolidated Financial Statements” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” describe factors, among others, that could contribute to or cause such differences. Additional factors that could cause actual results to differ materially from those expressed in such forward-looking statements include, without limitation: 1) new or revised interpretations of regulatory requirements that are or may become applicable to us; 2) changes in or new interpretations of applicable laws, rules, and regulations; 3) failure to maintain or renew required regulatory approvals, accreditation, or state authorizations by University of Phoenix or certain Institute for Professional Development client institutions; 4) failure to obtain authorizations from states in which University of Phoenix does not currently provide degree programs; 5) failure to obtain approval from The Higher Learning Commission for University of Phoenix to operate in new states; 6) our ability to continue to attract and retain students; 7) our ability to successfully defend litigation claims; 8) our ability to protect our intellectual property and proprietary rights; 9) our ability to recruit and retain key personnel; 10) our ability to successfully manage economic conditions, including stock market volatility; and 11) other factors set forth in this Annual Report. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this report will prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. You are advised, however, to consult any further disclosures we make in our reports filed with the Securities and Exchange Commission.

Overview

      Apollo Group, Inc. has been providing higher education to working adults for over 25 years. We operate through our subsidiaries, The University of Phoenix, Inc., Institute for Professional Development, The College for Financial Planning Institutes Corporation, and Western International University, Inc. We currently offer our programs and services at 82 campuses and 137 learning centers in 39 states, Puerto Rico, and Vancouver, British Columbia. Our combined degree enrollment at August 31, 2004 was approximately 255,600. University of Phoenix is our largest subsidiary, with its tuition revenues currently representing approximately 95% of consolidated tuition revenues.

      University of Phoenix had degree enrollments of approximately 227,800 adult students at August 31, 2004. University of Phoenix has successfully replicated its teaching/learning model while maintaining educational quality at 55 local campuses and 102 learning centers in 33 states, Puerto Rico, and Vancouver, British Columbia. University of Phoenix plans to continue increasing its student base by growing existing locations and opening new campuses and learning centers throughout the United States and Canada. New locations are selected based on an analysis of various factors, including the population of working adults in the area, the number of local employers and their educational reimbursement policies, and the availability of similar programs offered by other institutions. In 2004, nine new University of Phoenix campuses were opened. University of Phoenix currently plans on opening seven to nine new campuses during 2005. University of Phoenix also offers its educational programs worldwide through its computerized educational delivery system. We plan to continue expanding our distance education programs and services. We will also continue to respond to the changing educational needs of working adults and their employers by introducing new undergraduate and graduate degree programs as well as training programs.

      We believe that the international market for our services is a major growth opportunity. The United States is the most common destination for international students studying abroad. We believe that more working adult students would opt for a U.S. education that does not involve living in the U.S. because they could do so without leaving their employment and incurring the high travel and living costs and stringent visa requirements associated with studying abroad. Our belief is supported by the fact that University of Phoenix Online has students located in more than 130 countries. In addition, many U.S. residents live and work in foreign countries and could benefit from the opportunity to continue their education while abroad. We will continue to conduct market and operations research in various foreign countries where we believe there might be a demand for our programs.

      Our future success is highly dependent on our ability to obtain, maintain, or renew required regulatory approvals, accreditation, or state authorizations. We are subject to extensive private, federal, and state regulation. The Higher Education Act of 1965, as amended (“Higher Education Act”), and the related regulations govern all higher education institutions participating in Title IV programs. The Higher Education Act mandates specific additional regulatory responsibilities for each of the following components:

•	the accrediting agencies recognized by the U.S. Department of Education;

•	the federal government through the U.S. Department of Education; and

•	state higher education regulatory bodies.

      All higher education institutions participating in Title IV programs must be accredited by an association recognized by the U.S. Department of Education. The U.S. Department of Education reviews all participating institutions for compliance with all applicable standards and regulations under the Higher Education Act. Accrediting associations are required to include the monitoring of Title IV programs compliance as part of their accreditation evaluations under the Higher Education Act.

      Our institutions are covered by regional accreditation, which provides the following:

•	recognition and acceptance by employers, other higher education institutions, and governmental entities of the degrees and credits earned by students;

•	qualification to participate in Title IV programs; and

•	qualification for authorization in certain states.

      Regional accreditation is accepted nationally as the basis for the recognition of earned credit and degrees for academic purposes, employment, professional licensure, and, in some states, for authorization to operate as a degree-granting institution. The loss of accreditation would significantly reduce demand for our programs as it would prohibit us from offering degrees and credits that are recognized and accepted by employers, other higher education institutions, and governmental entities. It would also render us ineligible to participate in federal financial aid programs.

      The Higher Education Act and the related regulations adopted by the U.S. Department of Education also impose numerous requirements with which institutions participating in the Title IV programs must comply. Students at University of Phoenix, Western International University, and Institute for Professional Development client institutions may receive federal financial aid under the Title IV programs. The College for Financial Planning does not participate in Title IV programs because most of its students are enrolled in non-degree programs. The failure to comply with any of the Title IV requirements could result in adverse action by the U.S. Department of Education against us, including the termination of Title IV eligibility, the imposition of fines, or the imposition of liabilities by the U.S. Department of Education. Institute for Professional

Development client institutions administer their own Title IV programs. The loss of Title IV eligibility would significantly reduce demand for our programs.

      Our institutions are required to have authorization to operate as degree-granting institutions in each state where they physically provide education programs. Depending on the state, the addition of a degree program not offered previously or the addition of a new location must be included in the institution’s accreditation and be approved by the appropriate state authorization agency. The failure to obtain authorization to operate in new states, to add new programs, or to add new locations would adversely effect our ability to expand our business.

      From October 3, 2000, to August 27, 2004, we had a class of stock, University of Phoenix Online common stock, outstanding, that reflected the separate performance of University of Phoenix Online, a campus within University of Phoenix. On August 6, 2004, our Board of Directors authorized the conversion of each share of University of Phoenix Online common stock to shares of Apollo Education Group Class A common stock effective August 27, 2004. In accordance with the terms of our Articles of Incorporation, each outstanding share of University of Phoenix Online common stock was converted into 1.11527 shares of Apollo Education Group Class A common stock as of August 27, 2004. The conversion resulted in the issuance of approximately 16.6 million new shares of Apollo Education Group Class A common stock. In addition, each unexercised option to purchase University of Phoenix Online common stock at August 27, 2004, was converted to 1.0766 options to purchase Apollo Education Group Class A common stock. The conversion ratio was based upon the relative market values of Apollo Education Group Class A common stock and University of Phoenix Online common stock at the close of the market on August 12, 2004, prior to the announcement. The conversion resulted in a $114.2 million reduction to income available to Apollo Education Group common stock related to the premium paid to convert outstanding shares of University of Phoenix Online common stock to Apollo Education Group Class A common stock and a non-cash stock-based compensation charge of $123.5 million related to the conversion of University of Phoenix Online stock options into Apollo Education Group Class A stock options. We have delisted the University of Phoenix Online common stock and will no longer report separate financial statements for University of Phoenix Online.

Critical Accounting Policies

      Securities and Exchange Commission Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 2 of the “Notes to Consolidated Financial Statements” for the year ended August 31, 2004, included in this Annual Report, includes a summary of the significant accounting policies and methods used in the preparation of our Consolidated Financial Statements. The following is a brief discussion of the more critical accounting policies and methods used by us.

Revenue recognition

      Approximately 94% of our tuition and other net revenues during 2004 consist of tuition revenues. Tuition revenue is recognized on a weekly basis, pro rata over the period of instruction. Our tuition and other net revenues also include rEsource® fees, application fees, commissions from the sale of education-related products, other student fees, and other income. Our tuition and other net revenues vary from period to period based on several factors that include: 1) the aggregate number of students attending classes; 2) the number of classes held during the period; and 3) the weighted average tuition price per credit hour (weighted by program and location). University of Phoenix tuition revenues currently represent approximately 95% of consolidated tuition revenues. Institute for Professional Development tuition revenues consist of the contractual share of tuition revenues from students enrolled in related programs at its client institutions. Institute for Professional Development’s contracts with its respective client institutions generally have terms of five to ten years with provisions for renewal.

      Our educational programs range in length from one-day seminars to degree programs lasting up to four years. Students in our degree programs generally enroll in a program of study that encompasses a series of five to six-week courses that are taken consecutively over the length of the program. Students are billed on a course-by-course basis when the student first attends a session, resulting in the recording of a receivable from the student and deferred tuition revenue in the amount of the billing. The related revenue for each course, including that portion of tuition revenues to which we are entitled under the terms of our revenue-sharing contracts with Institute for Professional Development client institutions, is recognized on a pro rata basis over the period of instruction for each course. Fees for rEsource®, our online delivery method for course materials, are also recognized on a pro rata basis over the period of instruction. Application fee revenue and related costs are deferred and recognized on a pro rata basis over the period of the program. Seminars, continuing education programs, and many of the College for Financial Planning’s non-degree programs are usually billed in one installment with the related revenue also recognized on a pro rata basis over the period of instruction.

      Tuition and other revenues are shown net of discounts relating to a variety of promotional programs. Such discounts totaled $62.3 million (3.3% of gross revenues), $38.9 million (2.8% of gross revenues), and $23.2 million (2.3% of gross revenues) in 2004, 2003, and 2002, respectively.

Allowance for doubtful accounts

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

Income taxes

      Our effective tax rates differ from the statutory rate primarily due to state taxes and the tax impact of tax-exempt interest income. The effective tax rate was 39.2%, 38.5%, and 39.4% in 2004, 2003, and 2002, respectively. Our future effective tax rates could be adversely affected by changes in the valuation of our deferred tax assets or liabilities or changes in tax laws or interpretations thereof. In addition, we are subject to the examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes.

Loss contingencies

      We are subject to the possibility of various loss contingencies arising in the ordinary course of business. We consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted and whether new accruals are required.

Impairment of intangible assets

      Our intangible assets primarily consist of approximately $37.1 million in unamortized cost in excess of fair value of assets purchased (i.e. goodwill) resulting from our acquisitions of Western International University and the College for Financial Planning. Intangible assets, including cost in excess of fair value of assets purchased, are reviewed for impairment on an annual basis or whenever events or circumstances indicate that the estimated fair value is less than the related carrying value. The carrying value of cost in excess of fair value of assets purchased is assessed for any permanent impairment by evaluating the operating performance and using valuation techniques such as future discounted cash flows of the underlying businesses. In assessing the recoverability of our goodwill and other intangibles we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record non-cash impairment charges for these assets not previously recorded. The Company has selected August 31 as the date on which it will perform its annual goodwill impairment test. The Company performed its annual impairment test as of August 31, 2004, and concluded that no impairment charge was required.

Recent Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, Consolidation of Variable Interest Entities, as revised in December 2003, (“FIN No. 46”). FIN No. 46 requires that companies that control another entity through interests other than voting interests should consolidate the controlled entity. FIN No. 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. For those arrangements entered into prior to February 1, 2003, the provisions of FIN No. 46 were required to be adopted at the beginning of the first interim or annual period beginning after June 15, 2003. However, in October 2003, the FASB deferred the effective date of FIN No. 46 to the end of the first interim or annual period ending after December 15, 2003, for those arrangements entered into prior to February 1, 2003. The related disclosure requirements are effective immediately. The adoption of FIN No. 46 had no effect on our financial condition or results of operations.

Results of Operations

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

      The following table sets forth our consolidated statement of income data expressed as a percentage of tuition and other net revenues for the periods indicated:

	Year Ended August 31,

	2004	2003	2002

Revenues:
Tuition and other, net	100.0%	100.0%	100.0%

Costs and expenses:
Instructional costs and services	42.5	45.8	49.4
Selling and promotional	21.3	20.3	19.7
General and administrative	4.9	5.0	5.8
Stock-based compensation	6.9

	75.6	71.1	74.9

Income from operations	24.4	28.9	25.1
Interest income and other, net	1.0	1.1	1.2

Income before income taxes	25.4	30.0	26.3
Provision for income taxes	10.0	11.6	10.3

Net income	15.4%	18.4%	16.0%

Year Ended August 31, 2004, Compared with the Year Ended August 31, 2003

      Tuition and other net revenues increased by 34.3% to $1.798 billion in 2004, from $1.340 billion in 2003, primarily due to a 27.8% increase in degree student enrollments and tuition price increases averaging four to six percent (depending on the geographic area and program) at University of Phoenix. Most of our University of Phoenix campuses, which include their respective learning centers, had increases in net revenues and degree student enrollments from 2003 to 2004.

      Tuition and other net revenues for 2004 and 2003, consist primarily of $1.682 billion and $1.261 billion, respectively, of net tuition revenues from students enrolled in degree programs and $9.9 million and $10.9 million, respectively, of net tuition revenues from students enrolled in non-degree programs.

      Instructional costs and services increased by 24.9% to $765.5 million in 2004, from $612.9 million in 2003, due primarily to direct costs necessary to support the increase in degree student enrollments such as employee compensation and related expenses, faculty compensation, classroom lease expenses, and financial aid processing costs which increased $59.5 million, $25.5 million, $15.4 million, and $13.1 million, respectively, and the $9.8 million settlement with the U.S. Department of Education related to the Department’s recent program review. Instructional costs and services as a percentage of tuition and other net revenues decreased to 42.5% in 2004, from 45.8% in 2003, due primarily to greater tuition and other net revenues being spread over the fixed costs related to centralized student services, partially offset by the $9.8 million settlement with the U.S. Department of Education related to the Department’s recent program review. We may not be able to leverage our recurring costs to the same extent as we face increased costs related to our expansion into new geographic markets.

      Selling and promotional expenses increased by 40.7% to $383.1 million in 2004, from $272.3 million in 2003, due primarily to an increase in enrollment advisors’ compensation and related expenses of $56.1 million and additional advertising expenditures of $48.1 million. Selling and promotional expenses as a percentage of tuition and other net revenues increased to 21.3% in 2004, from 20.3% in 2003, primarily as a result of the increase in the cost of enrollment advisors as a percentage of revenue of 1.1% between years, due principally to an increase in the number of enrollment advisors.

      General and administrative expenses increased by 31.5% to $88.1 million in 2004, from $67.0 million in 2003, due primarily to increased employee compensation and related expenses of $10.2 million and small increases in various other costs. General and administrative expenses as a percentage of tuition and other net revenues decreased to 4.9% in 2004, from 5.0% in 2003, due primarily to greater tuition and other net revenues being spread over the fixed costs related to various centralized functions such as information services, corporate accounting, and human resources.

      The conversion of University of Phoenix Online common stock on August 27, 2004, required us to record a stock-based compensation charge related to the conversion of University of Phoenix Online stock options into Apollo Education Group Class A stock options. As required by Emerging Issues Task Force No. 00-23 “Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44,” we expect to recognize approximately $146.6 million of non-cash pre-tax stock-based compensation expense related to the conversion of University of Phoenix Online stock options into Apollo Education Group Class A stock options. We recognized approximately $123.5 million of the pre-tax stock-based compensation expense in the fourth quarter of 2004 and will recognize the remaining $23.1 million as the options vest through 2006.

      Net interest income and other increased to $18.3 million in 2004, from $14.5 million in 2003. This increase was primarily attributable to the increase in cash equivalents and marketable securities between periods primarily as a result of the investment of cash flows from operations. Interest expense was $79,000 and $273,000 in 2004 and 2003, respectively.

      Our effective income tax rate increased to 39.2% in 2004, from 38.5% in 2003, primarily as a result of a refund of state income taxes received during 2003.

Year Ended August 31, 2003, Compared with the Year Ended August 31, 2002

      Tuition and other net revenues increased by 32.7% to $1.340 billion in 2003, from $1.009 billion in 2002, primarily due to a 26.8% increase in degree student enrollments and tuition price increases averaging four to six percent (depending on the geographic area and program) at University of Phoenix. Most of our University of Phoenix campuses, which include their respective learning centers, had increases in net revenues and degree student enrollments from 2002 to 2003.

      Tuition and other net revenues for 2003 and 2002, consist primarily of $1.261 billion and $951.9 million, respectively, of net tuition revenues from students enrolled in degree programs and $10.9 million and $11.8 million, respectively, of net tuition revenues from students enrolled in non-degree programs.

      Instructional costs and services increased by 23.0% to $612.9 million in 2003, from $498.5 million in 2002, due primarily to direct costs necessary to support the increase in degree student enrollments such as employee compensation and related expenses, faculty compensation, classroom lease expenses, and financial aid processing costs which increased $42.1 million, $26.9 million, $13.5 million, and $1.9 million, respectively. Instructional costs and services as a percentage of tuition and other net revenues decreased to 45.8% in 2003, from 49.4% in 2002, due primarily to greater tuition and other net revenues being spread over the fixed costs related to centralized student services.

      Selling and promotional expenses increased by 36.9% to $272.3 million in 2003, from $198.9 million in 2002, due primarily to an increase in enrollment advisors’ compensation and related expenses of $32.4 million, additional advertising expenditures of $32.0 million, and small increases in various other costs. Selling and promotional expenses as a percentage of tuition and other net revenues increased to 20.3% in 2003, from 19.7% in 2002, as a result of the increase in the cost of enrollment advisors as a percentage of revenue of 0.6%, due principally to an increase in the number of enrollment advisors.

      General and administrative expenses increased by 15.0% to $67.0 million in 2003, from $58.3 million in 2002, due primarily to increased employee compensation and related expenses of $5.1 million and small increases in various other costs. General and administrative expenses as a percentage of tuition and other net revenues decreased to 5.0% in 2003, from 5.8% in 2002, due primarily to greater tuition and other net revenues being spread over the fixed costs related to various centralized functions such as information services, corporate accounting, and human resources.

      Net interest income and other increased to $14.5 million in 2003, from $12.1 million in 2002. This increase was attributable to the increase in cash equivalents and marketable securities between periods primarily as a result of the investment of cash flows from operations. Interest expense was $273,000 and $450,000 in 2003 and 2002, respectively.

      Our effective income tax rate decreased to 38.5% in 2003, from 39.4% in 2002. This decrease was due primarily to higher tax-exempt interest income, as well as a decrease in state income tax expense and a refund of state income taxes.

Seasonality in Results of Operations

      We experience seasonality in our results of operations primarily as a result of changes in the level of student enrollments. While we enroll students throughout the year, second quarter (December to February) degree student enrollments and related revenues generally are lower than other quarters due to seasonal breaks in December and January. Second quarter costs and expenses historically increase as a percentage of tuition and other net revenues as a result of certain fixed costs not significantly affected by the seasonal second quarter declines in net revenues.

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

Liquidity and Capital Resources

      The following sections discuss the effects of changes in our balance sheets, cash flows, and commitments and contingencies on our liquidity and capital resources.

     Balance Sheet and Cash Flows

      Cash and cash equivalents and marketable securities. Cash and cash equivalents and marketable securities were $809.6 million as of August 31, 2004, a decrease of $88.6 million or 9.9% from $898.2 million at August 31, 2003. The decrease was primarily a result of the repurchase of Apollo Education Group Class A common stock and University of Phoenix Online common stock of $443.5 million and $118.0 million, respectively, and capital expenditures of $113.3 million partially offset by cash provided by operating activities of $513.4 million, cash provided by the issuance of Apollo Education Group Class A common stock and University of Phoenix Online common stock of $36.2 million and $14.9 million, respectively, related to employee stock option exercises and employee stock purchases, and the proceeds received from the sale-leaseback of buildings of $31.3 million.

      Restricted cash. The U.S. Department of Education requires that Title IV Program funds collected in advance of student billings be kept in a separate cash or cash equivalent account until the students are billed for that portion of their program. In addition, all Title IV Program funds received by us through electronic funds transfer are subject to certain holding period restrictions. These funds generally remain in these separate accounts for an average of 60 to 75 days from receipt. As of August 31, 2004, we had approximately $184.5 million in these separate accounts, which are reflected in the Consolidated Balance Sheets as restricted cash, to comply with these requirements. These restrictions on cash have not affected our ability to fund daily operations.

      Capital expenditures. Capital expenditures increased to $113.3 million during 2004, primarily due to the purchase of land, two buildings, and the capital improvements to the buildings totaling $33.0 million for future University of Phoenix Online expansion, and normal recurring capital expenditures due to the overall increase in student and employee levels resulting from the growth in the business. In June 2004, the two buildings were sold for $31.3 million and are being leased back under a ten-year lease agreement. The gain of $13.0 million on the sale of the buildings will be recognized over the term of the lease. Excluding the costs related to the land and buildings for future University of Phoenix Online expansion, capital expenditures increased to $80.3 million for 2004, from $55.8 million for 2003. Total purchases of property and equipment for the year ended August 31, 2005, are expected to range from $90 to $100 million. These expenditures will primarily be related to new campuses and learning centers and increases in normal recurring capital expenditures due to the overall increase in student and employee levels resulting from the growth in the business.

      We expect that cash provided by operating activities may fluctuate in future periods as a result of several factors, including fluctuations in our operating results, accounts receivable collections, and the timing of tax and other payments.

      Financial responsibility. The Title IV Regulations, as revised, require all higher education institutions to meet a minimum composite score to be deemed financially responsible by the U.S. Department of Education. If the minimum composite score of 1.0 is not met, an institution would fall under alternative standards and may lose its eligibility to participate in Title IV Programs. The maximum composite score is 3.0. As of August 31, 2004, University of Phoenix’s and Western International University’s composite scores were both 3.0. These requirements apply separately to University of Phoenix and Western International University and to each of the respective Institute for Professional Development client institutions, but not to us on a consolidated basis.

      Accounts receivable, net. Accounts receivable, net was $146.5 million and $123.7 million as of August 31, 2004 and 2003, respectively. Days sales outstanding (“DSO”) in receivables, net as of August 31, 2004 and 2003, were 30 days and 34 days, respectively. Our accounts receivable and DSO are primarily affected by collections performance. Improved collections performance will result in reduced DSO.

Commitments and Contingencies

      Leases. We currently lease the majority of our administrative and educational facilities under operating lease agreements. In some cases, classes are held in the facilities of the students’ employers at no charge to us. Lease terms generally range from five to ten years with one to two renewal options for extended terms. Management expects that as these leases expire, they will be renewed or replaced by other leases in the normal course of business. We are required to make additional payments under operating lease terms for taxes, insurance, and other operating expenses incurred during the operating lease period. We also lease space from time to time on a short-term basis in order to provide specific courses or programs.

      Contractual obligations and other long-term liabilities. As of August 31, 2004, future minimum cash payments due under contractual obligations, including our non-cancelable operating lease agreements, are as follows, in thousands:

	Payments Due by Period

	Less Than			More Than
Contractual Obligations	1 Year	1-3 Years	3-5 Years	5 Years	Total

Operating lease obligations	$108,839	$200,801	$154,937	$127,200	$591,777
Contractual obligations	450	180			630
Other long-term obligations[1]	3	34		1,600	1,637

Total	$109,292	$201,015	$154,937	$128,800	$594,044

(1) Amounts primarily consist of a deferred compensation payment due to our Founder.

      Contingencies. On approximately October 12, 2004, a class action complaint was filed in the United States District Court for the District of Arizona, captioned Sekuk Global Enterprises et. al. v. Apollo Group, Inc. et. al., Case No. CV 04-2147 PHX NVW. Plaintiff, a shareholder of the Company who purchased its shares in August and September of 2004, filed this class action on behalf of itself and all shareholders of the Company who acquired their shares between March 12, 2004 and September 14, 2004, and seeks certification as a class and monetary damages in unspecified amounts. Plaintiff alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated under the Exchange Act, by the

Company for its issuance of allegedly materially false and misleading statements in connection with its failure to publicly disclose the contents of the U.S. Department of Education’s program review report. A second class action complaint making similar allegations was filed on or about October 18, 2004, in the United States District Court for the District of Arizona, captioned Christopher Carmona et. al. v. Apollo Group, Inc. et. al., Case No. CV 04-2204 PHX EHC. A third class action complaint making similar allegations was filed on or about October 28, 2004, in the United States District Court for the District of Arizona, captioned Jack B. McBride et. al. v. Apollo Group, Inc. et. al., Case No. CV 04-2334 PHX LOA. While the outcome of these legal proceedings are uncertain, management does not expect a material adverse effect on our business, financial position, results of operations, or cash flows to result from these actions.

      On August 29, 2003, we were notified that a qui tam action had been filed against us in the United States District Court for the Eastern District of California by two current employees on behalf of themselves and the federal government. A qui tam action is a civil lawsuit brought by one or more individuals (a qui tam “relator”) for an alleged submission to the federal government of a false claim for payment. A qui tam action is always filed under seal and remains under seal until the U.S. Department of Justice decides whether to intervene in the litigation. When the Government declines to intervene in a qui tam action, as it has done in this case, the relators may elect to pursue the litigation on behalf of the Government and, if they are successful, receive a portion of the federal government’s recovery. The qui tam action alleges, among other things, violations of the False Claims Act 31 U.S.C. § 3729(a)(1) and (2), by University of Phoenix for submission of a knowingly false or fraudulent claim for payment or approval, and knowingly false records or statements to get a false or fraudulent claim paid or approved in connection with federal student aid programs, and asserts that University of Phoenix improperly compensates its employees. On or about October 20, 2003, a motion to dismiss the action was filed and was subsequently granted with leave to amend the complaint. Subsequently, a second amended complaint was filed on or about March 3, 2004. A motion to dismiss this amended complaint was filed on or about March 22, 2004, and the case was subsequently dismissed with prejudice. On June 11, 2004, an appeal was filed with the United States Ninth Circuit Court of Appeals. While the outcome of this legal proceeding is uncertain, management does not expect a material adverse effect on our business, financial position, results of operations, or cash flows to result from this action.

      The U.S. Department of Education conducted a program review of University of Phoenix for the period of September 1998 through February 2004. In February 2004, the U.S. Department of Education released to us its program review report, in which the Department detailed proposed violations of federal law related to the improper tying of employee compensation to enrollment. The program review report explicitly invited and anticipated review and response by University of Phoenix. In September 2004, University of Phoenix reached an agreement with the U.S. Department of Education, which acknowledged no admission or concession of any liability, wrongdoing, or violation whatsoever by University of Phoenix, and settled all outstanding issues with the U.S. Department of Education, by payment to the U.S. Department of Education of $9.8 million. We are currently the subject of lawsuits filed by shareholders who allege violations of the securities laws related to these events.

      On approximately September 26, 2003, a class action complaint was filed in the Superior Court of the State of California for the County of Orange, captioned Bryan Sanders et. al. v. University of Phoenix, Inc. et. al., Case No. 03CC00430. Plaintiff, a former academic advisor with University of Phoenix, filed this class action on behalf of himself and current and former academic advisors employed by us in the State of California and seek certification as a class, monetary damages in unspecified amounts, and injunctive relief. Plaintiff alleges that during his employment, he and other academic advisors worked in excess of 8 hours per day or 40 hours per week, and contend that we failed to pay overtime. Two status conferences have occurred and the parties are now in the process of discovery. While the outcome of this legal proceeding is uncertain, management does not expect a material adverse effect on our business, financial position, results of operations, or cash flows to result from this action.

      On approximately December 19, 2001, a class action complaint was filed in the Superior Court of the State of California for the County of Solano, captioned Davis et. al. v. Apollo Group, Inc. et. al., Case No. FCS018663. Plaintiffs, one current and two former enrollment advisors with University of Phoenix, filed this class action on behalf of themselves and current and former enrollment advisors employed by us in the State of California and sought certification as a class, monetary damages in unspecified amounts, and injunctive relief. Plaintiffs alleged that during their employment, they and other enrollment advisors worked in excess of 8 hours per day or 40 hours per week, and contend that we failed to pay overtime. In July 2003, the Court denied the plaintiffs’ motion to certify a class. The parties nonetheless have negotiated a settlement on a class-wide basis. The settlement was approved by the Court and provides for a maximum payment of $2.3 million, which was deposited with the disbursing agent in August 2004. Payments of approximately $1.8 million were disbursed in September 2004. In addition, an agreed upon payment of $450,000 was paid to plaintiffs’ attorneys in the class settlement. Twenty-five class members opted out of the class settlement. Two of these individuals’ claims have been resolved and releases obtained. Of the remaining 23 opt outs, 11 have filed claims for overtime wages.

      In November 2002, two former enrollment advisors at University of Phoenix Online filed an administrative claim with the Wage & Hour Division of the Department of Labor that they were incorrectly classified as exempt employees and therefore owed unpaid overtime. The Wage & Hour Division conducted an investigation, but issued no determination. The matter was then transferred to the Department of Labor, Office of the Solicitor, which asserted that unpaid overtime was due to all enrollment advisors employed at University of Phoenix Online after November 2001. On June 16, 2004, the parties reached a negotiated resolution of these claims, which included a maximum payment of $2.9 million, inclusive of interest and liquidated damages, to current and former enrollment advisors.

      Based on the negotiated University of Phoenix Online settlement with the Department of Labor, University of Phoenix entered into negotiations to convert University of Phoenix enrollment advisors to the same exempt status. On July 23, 2004, the parties reached a negotiated resolution for current and former enrollment advisors, employed at University of Phoenix after June 1, 2002, which included a maximum payment of $3.5 million, inclusive of interest and liquidated damages.

      The U.S. Department of Education Office of the Inspector General (“OIG”) audited the administration of the federal student financial assistance programs in connection with educational programs provided pursuant to contractual arrangements between Institute for Professional Development and certain of its client institutions. In audit reports issued to eight client institutions, the OIG asserted that the client institutions violated the statutory prohibition on the use of incentive payments for recruiting by paying Institute for Professional Development a percentage of tuition revenue. The reports further suggest that Institute for Professional Development paid its employees in a manner that included incentive-based compensation even though Institute for Professional Development based its compensation plans for recruiters on factors or qualities that were not solely related to the success in securing enrollments. Additionally, the audit reports question the client institutions’ interpretation of the “12-hour rule.” In September 2004, Institute for Professional Development reached a negotiated settlement with the U.S. Department of Education for $4.4 million.

      We are subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

Stock Repurchase Program

      Our Board of Directors had previously authorized a program allocating up to $300 million of our funds to repurchase shares of Apollo Education Group Class A common stock and, during the period it was outstanding, University of Phoenix Online common stock. On June 25, 2004, an additional $500 million was approved bringing the total funds authorized for repurchase as of August 31, 2004, to $800 million. As of August 31, 2004, we had repurchased approximately 15,933,000 shares of Apollo Education Group Class A common stock at a total cost of approximately $558.8 million and 2,025,000 shares of University of Phoenix Online common stock at a total cost of $132.0 million. On October 1, 2004, our Board of Directors authorized a program allocating up to an additional $500 million of our funds to repurchase shares of Apollo Education

Group Class A common stock. An additional 3,636,000 shares of Apollo Education Group Class A common stock were repurchased between September 1, 2004 and November 3, 2004 at a cost of approximately $259.0 million.

Liquidity and Capital Resource Requirements

      Based on past performance and current expectations, we believe that our cash and cash equivalents, marketable securities, and cash generated from operations will satisfy our working capital needs, capital expenditures, stock repurchases, commitments, and other liquidity requirements associated with our existing operations through at least the next 12 months. We believe that the most strategic uses of our cash resources include repurchase of shares and start-up costs associated with new campuses. There are no transactions, arrangements, and other relationships with unconsolidated entities or other persons that are reasonably likely to materially affect liquidity or the availability of our requirements for capital.

      At August 31, 2004, we had no outstanding borrowings on our $10.0 million line of credit. Borrowings under the line of credit bear interest at LIBOR plus .75% or prime at our election. The line of credit is renewable annually, and any amounts borrowed under the line are payable upon its termination in February 2006.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Apollo Group, Inc.

Phoenix, Arizona

      We have audited the accompanying consolidated balance sheet of Apollo Group, Inc. and subsidiaries (the “Company”) as of August 31, 2004, and the related consolidated statements of income, other comprehensive income, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Apollo Group, Inc. and subsidiaries as of August 31, 2004, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Phoenix, Arizona

November 10, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Apollo Group, Inc.:

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of comprehensive income, of changes in shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Apollo Group, Inc. and its subsidiaries at August 31, 2003, and the results of their operations and their cash flows for each of the two years in the period ended August 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Apollo Group, Inc.’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona

September 30, 2003, except for Note 12, as to which the date is November 15, 2004

APOLLO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	August 31,

	2004	2003

	(Dollars in thousands)
ASSETS:
Current assets
Cash and cash equivalents	$244,519	$416,452
Restricted cash	184,463	147,616
Marketable securities	248,343	235,962
Receivables, net	146,497	123,728
Deferred tax assets, net	10,020	9,098
Income taxes receivable		842
Other current assets	20,842	16,545

Total current assets	854,684	950,243
Property and equipment, net	169,377	119,057
Marketable securities	316,743	245,772
Cost in excess of fair value of assets purchased, net	37,096	37,096
Deferred tax assets, net	47,520	1,155
Other assets (includes receivable from related party of $13,820 in 2004 and $13,107 in 2003)	26,853	24,881

Total assets	$1,452,273	$1,378,204

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Current portion of long-term liabilities	$3,186	$3,231
Accounts payable	50,895	29,314
Accrued liabilities	69,481	49,525
Income taxes payable	11,856
Student deposits and current portion of deferred revenue	330,020	253,153

Total current liabilities	465,438	335,223
Deferred tuition revenue, less current portion	528	942
Long-term liabilities, less current portion	29,166	15,114

Total liabilities	495,132	351,279

Commitments and contingencies
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized; none issued
Apollo Education Group Class A nonvoting common stock, no par value, 400,000,000 shares authorized; 187,567,000 and 175,286,000 issued and outstanding at August 31, 2004 and 2003, respectively	103	103
Apollo Education Group Class B voting common stock, no par value, 3,000,000 shares authorized; 477,000 issued and outstanding at August 31, 2004 and 2003	1	1
University of Phoenix Online nonvoting common stock, no par value, 400,000,000 shares authorized; 15,659,000 issued and outstanding at August 31, 2003
Additional paid-in capital	28,787	293,650
Apollo Education Group Class A treasury stock, at cost, 2,103,000 shares at August 31, 2003		(27,100)
University of Phoenix Online treasury stock, at cost, 86,000 shares at August 31, 2003		(4,601)
Retained earnings	928,815	765,196
Accumulated other comprehensive loss	(565)	(324)

Total shareholders’ equity	957,141	1,026,925

Total liabilities and shareholders’ equity	$1,452,273	$1,378,204

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended August 31,

	2004	2003	2002

	(In thousands, except per share amounts)
Revenues:
Tuition and other, net	$1,798,423	$1,339,517	$1,009,455

Costs and expenses:
Instructional costs and services	765,495	612,940	498,454
Selling and promotional	383,078	272,348	198,889
General and administrative	88,090	66,970	58,260
Stock-based compensation	123,535

	1,360,198	952,258	755,603

Income from operations	438,225	387,259	253,852
Interest income and other, net	18,263	14,545	12,072

Income before income taxes	456,488	401,804	265,924
Provision for income taxes	178,714	154,794	104,774

Net income	$277,774	$247,010	$161,150

Income attributed to Apollo Education Group common stock:
Net income	$277,774	$247,010	$161,150
Stock dividends paid	(114,155)
Income attributed to University of Phoenix Online common shareholders	(25,819)	(15,308)	(7,989)

Income attributed to Apollo Education Group common shareholders	$137,800	$231,702	$153,161

Income attributed to University of Phoenix Online common stock:
Net income	$25,819	$15,308	$7,989
Stock dividends paid	114,155

Income attributed to University of Phoenix Online common shareholders	$139,974	$15,308	$7,989

Earnings per share attributed to Apollo Education Group common stock:
Basic income per share	$0.78	$1.32	$0.89

Diluted income per share	$0.77	$1.30	$0.87

Basic weighted average shares outstanding	176,175	174,985	172,859

Diluted weighted average shares outstanding	178,897	177,637	175,697

Earnings per share attributed to University of Phoenix Online common stock:
Basic income per share	$8.85	$1.01	$0.60

Diluted income per share	$8.19	$0.93	$0.53

Basic weighted average shares outstanding	15,825	15,154	13,243

Diluted weighted average shares outstanding	17,081	16,518	15,098

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended August 31,

	2004	2003	2002

	(In thousands)
Net income	$277,774	$247,010	$161,150
Other comprehensive income:
Currency translation gain (loss)	(241)	(427)	21

Comprehensive income	$277,533	$246,583	$161,171

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock

					University of
	Apollo Education Group				Phoenix Online

	Class A Nonvoting		Class B Voting		Nonvoting
							Additional
		Stated		Stated		Stated	Paid-In
	Shares	Value	Shares	Value	Shares	Value	Capital

	(In thousands)
Balance at August 31, 2001	171,355	$103	484	$1	12,596	$—	$185,424
Stock issued under stock purchase plans	112				156		4,191
Stock issued under stock option plans	1,680				1,894		7,631
Tax benefits of stock options exercised							30,037
Stock issued to Apollo Education Group Class B shareholders	242
Fractional shares paid out in connection with stock split	(3)						(128)
Treasury stock purchases	(165)				(390)
Currency translation adjustment
Net income

Balance at August 31, 2002	173,221	103	484	1	14,256	—	227,155
Stock issued under stock purchase plans	94				118		6,008
Stock issued under stock option plans	2,106				1,436		14,113
Tax benefits of stock options exercised							46,374
Treasury stock purchases	(141)				(151)
Conversion of Apollo Education Group Class B common stock to Apollo Education Group Class A common stock	6		(7)
Currency translation adjustment
Net income

Balance at August 31, 2003	175,286	103	477	1	15,659	—	293,650
Stock issued under stock purchase plans	73				77		4,154
Stock issued under stock option plans	1,300				616		3,098
Tax benefits of stock options exercised							39,590
Treasury stock purchases	(5,674)				(1,484)
Conversion of University of Phoenix Online common stock to Apollo Education Group Class A common stock	16,582				(14,868)		(549,395)
Stock dividends paid							114,155
Stock-based compensation							123,535
Currency translation adjustment
Net income

Balance at August 31, 2004	187,567	$103	477	$1	—	$—	$28,787

[Additional columns below]

[Continued from above table, first column(s) repeated]

			University of
	Apollo Education Group		Phoenix Online

	Class A Treasury Stock		Treasury Stock			Accumulated
						Other	Total
		Stated		Stated	Retained	Comprehensive	Shareholders’
	Shares	Value	Shares	Value	Earnings	Income	Equity

	(In thousands)
Balance at August 31, 2001	5,789	$(60,761)	—	$—	$357,036	$82	$481,885
Stock issued under stock purchase plans	(112)	1,196	(42)	778			6,165
Stock issued under stock option plans	(1,680)	17,881	(325)	6,055			31,567
Tax benefits of stock options exercised							30,037
Stock issued to Apollo Education Group Class B shareholders							—
Fractional shares paid out in connection with stock split							(128)
Treasury stock purchases	165	(4,345)	391	(7,359)			(11,704)
Currency translation adjustment						21	21
Net income					161,150		161,150

Balance at August 31, 2002	4,162	(46,029)	24	(526)	518,186	103	698,993
Stock issued under stock purchase plans	(94)	1,106					7,114
Stock issued under stock option plans	(2,106)	24,008	(89)	2,538			40,659
Tax benefits of stock options exercised							46,374
Treasury stock purchases	141	(6,185)	151	(6,613)			(12,798)
Conversion of Apollo Education Group Class B common stock to Apollo Education Group Class A common stock							—
Currency translation adjustment						(427)	(427)
Net income					247,010		247,010

Balance at August 31, 2003	2,103	(27,100)	86	(4,601)	765,196	(324)	1,026,925
Stock issued under stock purchase plans	(73)	2,057	(37)	2,746			8,957
Stock issued under stock option plans	(1,300)	27,264	(187)	11,735			42,097
Tax benefits of stock options exercised							39,590
Treasury stock purchases	5,674	(443,500)	1,484	(117,996)			(561,496)
Conversion of University of Phoenix Online common stock to Apollo Education Group Class A common stock	(6,404)	441,279	(1,346)	108,116			—
Stock dividends paid					(114,155)		—
Stock-based compensation							123,535
Currency translation adjustment						(241)	(241)
Net income					277,774		277,774

Balance at August 31, 2004	—	$—	—	$—	$928,815	$(565)	$957,141

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended August 31,

	2004	2003	2002

	(In thousands)
Cash flows provided by (used for) operating activities:
Net income	$277,774	$247,010	$161,150
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	123,535
Depreciation and amortization	43,196	40,305	35,179
Amortization of investment premiums	6,121	5,192	3,443
Provision for uncollectible accounts	26,877	20,746	15,804
Deferred income taxes	(47,287)	2,224	(1,475)
Tax benefits of stock options exercised	39,590	46,374	30,037
Increase in assets:
Restricted cash	(36,847)	(47,364)	(42,356)
Receivables	(49,646)	(45,192)	(22,907)
Other assets	(3,822)	(4,246)	(1,839)
Increase in liabilities:
Accounts payable and accrued liabilities	53,393	8,532	15,841
Student deposits and deferred revenue	76,453	66,771	58,589
Other liabilities	4,016	2,685	9,064

Net cash provided by operating activities	513,353	343,037	260,530

Cash flows provided by (used for) investing activities:
Net additions to property and equipment	(80,324)	(55,812)	(36,748)
Purchase of land and buildings related to future Online expansion	(33,003)
Proceeds from sale-leaseback of Online buildings	31,278
Purchase of marketable securities	(457,185)	(525,101)	(341,376)
Maturities of marketable securities	367,712	331,341	242,872
Purchase of other assets	(3,081)	(2,198)	(1,795)

Net cash used for investing activities	(174,603)	(251,770)	(137,047)

Cash flows provided by (used for) financing activities:
Purchase of Apollo Education Group Class A common stock	(443,500)	(6,185)	(4,345)
Issuance of Apollo Education Group Class A common stock	36,183	31,649	21,066
Purchase of University of Phoenix Online common stock	(117,996)	(6,613)	(7,359)
Issuance of University of Phoenix Online common stock	14,871	16,124	16,538
Payments on long-term debt		(4,600)	(100)

Net cash provided by (used for) financing activities	(510,442)	30,375	25,800

Currency translation gain (loss)	(241)	(427)	21

Net increase (decrease) in cash and cash equivalents	(171,933)	121,215	149,304
Cash and cash equivalents at beginning of year	416,452	295,237	145,933

Cash and cash equivalents at end of year	$244,519	$416,452	$295,237

Supplemental disclosure of cash flow information
Cash paid during the year for:
Income taxes	$173,715	$115,067	$75,331
Supplemental disclosure of non-cash investing activities
Deferred gain on sale-leaseback	$12,967

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Operations

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

      University of Phoenix is a regionally accredited, private institution of higher education offering associates, bachelors, masters, and doctoral degree programs in business, criminal justice, education, health care, human services, information technology, management, and nursing. University of Phoenix has 55 local campuses and 102 learning centers located in 33 states, Puerto Rico, and Vancouver, British Columbia. University of Phoenix also offers its educational programs worldwide through its computerized educational delivery system. University of Phoenix is accredited by The Higher Learning Commission (“HLC”) and is a member of the North Central Association of Colleges and Schools.

      IPD provides program development and management services under long-term contracts to 23 regionally accredited private colleges and universities at 23 campuses and 32 learning centers in 23 states.

      The College, located near Denver, Colorado, provides financial planning education programs, as well as regionally accredited graduate degree programs in financial planning, financial analysis, and finance.

      WIU, which is accredited by HLC, currently offers undergraduate and graduate degree programs in Arizona.

      The Company’s fiscal year is from September 1 to August 31. Unless otherwise stated, references to the years 2004, 2003, and 2002 relate to the fiscal years ended August 31, 2004, 2003, and 2002, respectively.

Recombination of Tracking Stock

      On March 24, 2000, our Board of Directors authorized the issuance of a new class of stock called University of Phoenix Online common stock, to reflect the separate performance of University of Phoenix Online, a campus within University of Phoenix. Our other businesses and our retained interest in University of Phoenix Online were subsequently referred to as “Apollo Education Group.” On October 3, 2000, an offering of 5,750,000 shares of University of Phoenix Online common stock was completed at a price of $14.00 per share. At the time of the offering this stock represented a 10.8% interest in that business with Apollo Education Group retaining the remaining 89.2% interest in University of Phoenix Online. This percentage subsequently decreased due to the issuance of shares related to the exercise of University of Phoenix Online stock options and the issuance of shares of University of Phoenix Online common stock as part of the Apollo Group, Inc. Employee Stock Purchase Plan, partially offset by the repurchase of shares of University of Phoenix Online common stock.

      Apollo Group, Inc.’s Articles of Incorporation (“Articles”) gave us the right, at any time, to convert shares of University of Phoenix Online common stock to shares of Apollo Education Group Class A common stock. On August 6, 2004, our Board of Directors authorized the conversion of each share of University of Phoenix Online common stock to shares of Apollo Education Group Class A common stock effective August 27, 2004. In accordance with the terms of the Articles, each outstanding share of University of Phoenix Online common stock was converted into 1.11527 shares of Apollo Education Group Class A common stock as of August 27, 2004. The conversion ratio was based upon the relative market values of Apollo Education Group Class A common stock and University of Phoenix Online common stock averaged over the 20 trading days (July 9, 2004 through August 5, 2004) ending 5 trading days prior to August 12, 2004, the announcement date, and included a 10% premium on the value of University of Phoenix Online common stock, all as required by the terms of the Articles. The conversion resulted in the issuance of approximately 16.6 million new shares of Apollo Education Group Class A common stock. In addition, each

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unexercised option to purchase University of Phoenix Online common stock at August 27, 2004, was converted to 1.0766 options to purchase Apollo Education Group Class A common stock. The conversion ratio was based upon the relative market values of Apollo Education Group Class A common stock and University of Phoenix Online common stock at the close of the market on August 12, 2004, prior to the announcement. As a result of the conversion of University of Phoenix Online common stock to Apollo Education Group Class A common stock, Apollo Group, Inc. will no longer report separate financial statements for University of Phoenix Online.

      The conversion of University of Phoenix Online common stock required us to adjust net income attributable to Apollo Education Group common stock and University of Phoenix Online common stock by the premium paid to convert outstanding shares of University of Phoenix Online common stock to Apollo Education Group Class A common stock and to record a stock-based compensation charge related to the conversion of University of Phoenix Online stock options into Apollo Education Group Class A stock options.

      As required by Statement of Financial Accounting Standards No. 128 Earnings per Share, the Company reduced income attributable to Apollo Education Group common stock in the fourth quarter of 2004 by $114.2 million related to the non-cash 10% premium paid to redeem the University of Phoenix Online common stock, as this premium is considered a benefit that constitutes an additional contractual return to University of Phoenix Online shareholders. The amount of the reduction to income attributable to Apollo Education Group common stock was calculated based on the number of University of Phoenix Online common stock shares outstanding and converted on August 27, 2004. This non-cash premium is included on the Consolidated Statements of Changes in Shareholders’ Equity and in the reconciliation of income attributable to Apollo Education Group common stock on the Consolidated Statements of Income as stock dividends paid.

      As required by Emerging Issues Task Force No. 00-23, Issues Related to the Accounting for Stock Compensation under Accounting Principles Board (“APB”) Opinion No. 25 and Financial Accounting Standards Board (“FASB”) Interpretation No. 44, the Company expects to recognize approximately $146.6 million of non-cash pre-tax stock-based compensation expense related to the conversion of University of Phoenix Online stock options into Apollo Education Group Class A stock options, as the exchange of University of Phoenix Online employee stock options for Apollo Education Group employee and director stock options was accounted for as modification of the awards. The Company recognized approximately $123.5 million of the pre-tax stock-based compensation expense in the fourth quarter of 2004 and will recognize the remaining $23.1 million as the options vest through 2006.

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

Restricted Cash

      The U.S. Department of Education requires that Title IV Program funds collected in advance of student billings be kept in a separate cash or cash equivalent account until the students are billed for that portion of their program. In addition, all Title IV Program funds received by the Company through electronic funds transfer are subject to certain holding period restrictions. These funds generally remain in these separate

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accounts for an average of 60 to 75 days from date of receipt. Restricted cash is excluded from cash and cash equivalents in the Consolidated Statements of Cash Flows until the cash is transferred from these restricted accounts to the Company’s operating accounts. The Company’s restricted cash is invested primarily in municipal bonds, U.S. government sponsored enterprises, and auction market preferred stock with maturities of ninety days or less.

Investments

      Investments in marketable securities such as municipal bonds and U.S. government sponsored enterprises are stated at amortized cost, which approximates fair value. It is the Company’s intention to hold its marketable securities until maturity. Investments in other long-term investments are carried at cost and are included in other assets in the Consolidated Balance Sheets.

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

Revenues, Receivables, and Related Liabilities

      Approximately 94%, 95%, and 95% of the Company’s tuition and other net revenues during the years ended August 31, 2004, 2003, and 2002, respectively, consist of tuition revenues. Tuition revenue is recognized on a weekly basis, pro rata over the period of instruction. Tuition and other net revenues also include rEsource® fees, application fees, commissions from the sale of education-related products, other student fees, and other income. Tuition and other net revenues vary from period to period based on several factors that include: 1) the aggregate number of students attending classes; 2) the number of classes held during the period; and 3) the weighted average tuition price per credit hour (weighted by program and location). University of Phoenix tuition revenues currently represent approximately 95% of consolidated tuition revenues. IPD tuition revenues consist of the contractual share of tuition revenues from students enrolled in related programs at its client institutions. IPD’s contracts with its respective client institutions generally have terms of five to ten years with provisions for renewal.

      The Company’s educational programs range in length from one-day seminars to degree programs lasting up to four years. Students in the Company’s degree programs generally enroll in a program of study that encompasses a series of five to six-week courses that are taken consecutively over the length of the program. Students are billed on a course-by-course basis when the student first attends a session, resulting in the recording of a receivable from the student and deferred tuition revenue in the amount of the billing. The related revenue for each course, including that portion of tuition revenues to which the Company is entitled under the terms of its revenue-sharing contracts with IPD client institutions, is recognized on a pro rata basis over the period of instruction for each course. Fees for rEsource®, the Company’s online delivery method for course materials, are also recognized on a pro rata basis over the period of instruction. Application fee revenue and related costs are deferred and recognized on a pro rata basis over the period of the program. Seminars, continuing education programs, and many of the College’s non-degree programs are usually billed in one installment with the related revenue also recognized on a pro rata basis over the period of instruction.

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

      Tuition and other revenues are shown net of discounts relating to a variety of promotional programs. Such discounts totaled $62.3 million (3.3% of gross revenues), $38.9 million (2.8% of gross revenues), and $23.2 million (2.3% of gross revenues) in 2004, 2003, and 2002, respectively.

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

Cost in Excess of Fair Value of Assets Purchased

      At August 31, 2004 and 2003, the Company’s cost in excess of fair value of assets purchased (i.e. goodwill) related primarily to the acquisition of certain assets of the College and WIU. In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 142, among other things, discontinues the requirement that goodwill resulting from purchase business combinations be amortized to expense over the related estimated useful life. Under this guidance, goodwill balances are subjected to an impairment analysis on an annual basis or whenever events or circumstances indicate that the estimated fair value is less than the related carrying value.

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

      The Company adopted SFAS No. 142 effective September 1, 2001, and discontinued the amortization of goodwill as of that date. The Company has identified its various reporting units which consist of its wholly-owned subsidiaries, University of Phoenix, IPD, the College, and WIU. The Company has selected August 31 as the date on which it will perform its annual goodwill impairment test. The Company performed its annual impairment test as of August 31, 2004, and concluded that no impairment charge was required.

Fair Value of Financial Instruments

      The carrying amount reported in the Consolidated Balance Sheets for cash and cash equivalents, restricted cash, marketable securities, accounts receivable, accounts payable, accrued liabilities, and student

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deposits and deferred revenue approximate fair value because of the short-term nature of these financial instruments. The carrying value of the receivable from related party reasonably approximates its fair value as the stated interest rate approximates current market interest rates.

Earnings Per Share

      For the years ended August 31, 2003 and 2002, and the period between September 1, 2003 and August 27, 2004, the Company presented basic and diluted earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock using the two-class method. The two-class method is an earnings allocation formula that determines the earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock according to participation rights in undistributed earnings.

      Basic earnings per share for Apollo Education Group common stock for these periods was calculated by dividing Apollo Education Group earnings (including its retained interest in University of Phoenix Online earnings) by the weighted average number of shares of Apollo Education Group Class A and Class B common stock outstanding. Diluted earnings per share was calculated similarly, except that it included the dilutive effect of the assumed exercise of options issuable under Apollo Group, Inc. incentive plans, exclusive of options granted with respect to University of Phoenix Online common stock.

      Basic earnings per share for University of Phoenix Online common stock for these periods was calculated by dividing University of Phoenix Online earnings (excluding Apollo Education Group’s retained interest in University of Phoenix Online earnings) by the weighted average number of shares of University of Phoenix Online common stock outstanding. Diluted earnings per share was calculated similarly, except that it included the dilutive effect of the assumed exercise of options with respect to University of Phoenix Online common stock.

      Beginning on August 28, 2004, the financial results of the Apollo Education Group common stock reflect the consolidated operations of the Apollo Group, Inc. Basic earnings per share is calculated using the weighted average number of Apollo Education Group Class A and Class B common shares outstanding during the period. Diluted income per share is calculated similarly except that it includes the dilutive effect of the assumed exercise of options issuable under Apollo Group, Inc. incentive plans.

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

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Start-up Costs

      Costs related to the start-up of new campuses and learning centers are expensed as incurred.

Stock-Based Compensation

      At August 31, 2004, the Company has four stock-based employee compensation plans, which are described more fully in Note 10. The Company applies the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for those plans. Stock-based employee compensation expense, except as previously discussed, is not reflected in the Consolidated Statements of Income as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), to stock-based employee compensation is as follows, in thousands, except per share amounts:

	Year Ended August 31,

	2004	2003	2002

Apollo Education Group
Net income, as reported	$137,800	$231,702	$153,161
Stock-based compensation included in determination of net income, net of related tax effects	74,379
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(91,405)	(14,130)	(13,408)

Pro forma net income	$120,774	$217,572	$139,753
Earnings per share:
Basic — as reported	$0.78	$1.32	$0.89
Basic — pro forma	$0.69	$1.24	$0.81
Diluted — as reported	$0.77	$1.30	$0.87
Diluted — pro forma	$0.67	$1.22	$0.79

	The Period from
	September 1, 2003 to	Year Ended August 31,
	August 27,
	2004(1)	2003	2002

University of Phoenix Online
Net income, as reported	$139,974	$15,308	$7,989
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(568)	(514)	(542)

Pro forma net income	$139,406	$14,794	$7,447
Earnings per share:
Basic — as reported	$8.85	$1.01	$0.60
Basic — pro forma	$8.81	$0.98	$0.56
Diluted — as reported	$8.19	$0.93	$0.53
Diluted — pro forma	$8.16	$0.89	$0.50

(1)	The University of Phoenix Online common stock was converted to Apollo Education Group Class A common stock effective August 27, 2004.

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The effects of applying SFAS No. 123 in the above pro forma disclosures are not necessarily indicative of future amounts. The fair value of each option grant was estimated on the date of grant using the Black-Scholes method with the following weighted-average assumptions for grants for Apollo Education Group:

	Year Ended August 31,

	2004	2003	2002

Apollo Education Group
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	32.4%	43.8%	42.0%
Risk-free interest rate	3.3%	3.2%	3.7%
Expected lives (in years)	3.6	3.1	2.8
Weighted average fair value of options granted	$18.88	$13.92	$7.89

      The fair value of each option grant was estimated on the date of grant using the Black-Scholes method with the following weighted-average assumptions for grants for University of Phoenix Online:

	The Period from
	September 1, 2003 to	Year Ended August 31,
	August 27,
	2004(1)	2003	2002

University of Phoenix Online
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	40.0%	56.0%	61.0%
Risk-free interest rate	3.3%	3.2%	3.9%
Expected lives (in years)	3.4	2.7	2.8
Weighted average fair value of options granted	$20.79	$11.29	$7.71

(1)	The University of Phoenix Online common stock was converted into Apollo Education Group Class A common stock effective August 27, 2004.

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

Recent Accounting Pronouncements

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, as revised in December 2003, (“FIN No. 46”). FIN No. 46 requires that companies that control another entity through interests other than voting interests should consolidate the controlled entity. FIN No. 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. For those arrangements entered into prior to February 1, 2003, the provisions of FIN No. 46 were required to be adopted at the beginning of the first interim or annual period beginning after June 15, 2003. However, in October 2003, the FASB deferred the effective date of FIN No. 46 to the end of the first interim or annual period ending after December 15, 2003, for those arrangements entered into prior to February 1, 2003. The related disclosure requirements are effective immediately. The adoption of FIN No. 46 had no effect on our financial condition or results of operations.

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.	Balance Sheet Components

      Marketable securities consist of the following, in thousands:

	August 31,

	2004		2003

	Estimated	Amortized	Estimated	Amortized
Type	Market Value	Cost	Market Value	Cost

Classified as current:
Municipal bonds	$186,383	$186,380	$155,182	$155,014
U.S. government sponsored enterprises			4,940	4,902
Auction rate preferred stock	54,375	54,374	24,550	24,550
Corporate obligations	7,610	7,589	51,515	51,496

Total current marketable securities	248,368	248,343	236,187	235,962

Classified as noncurrent:
Municipal bonds due in 1-5 years	180,887	180,731	163,737	163,747
U.S. government sponsored enterprises	96,523	97,452	24,415	25,250
Auction rate preferred stock	25,300	25,300	42,075	42,075
Corporate obligations	13,294	13,260	14,587	14,700

Total noncurrent marketable securities	316,004	316,743	244,814	245,772

Total marketable securities	$564,372	$565,086	$481,001	$481,734

      Receivables consist of the following, in thousands:

	August 31,

	2004	2003

Trade receivables	$153,895	$131,045
Interest receivable	4,231	3,564

	158,126	134,609
Less allowance for doubtful accounts	(11,629)	(10,881)

Total receivables, net	$146,497	$123,728

      Bad debt expense was $26.9 million, $20.7 million, and $15.8 million for 2004, 2003, and 2002, respectively. Write-offs, net of recoveries, were $26.1 million, $17.4 million, and $16.3 million for 2004, 2003, and 2002, respectively.

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Property and equipment consist of the following, in thousands:

	August 31,

	2004	2003

Furniture and equipment	$229,221	$179,588
Software	60,801	52,712
Leasehold improvements	61,068	46,902
Land and buildings	14,798	115

	365,888	279,317
Less accumulated depreciation and amortization	(196,511)	(160,260)

Property and equipment, net	$169,377	$119,057

      Depreciation and amortization expense was $44.7 million, $41.0 million, and $35.1 million for 2004, 2003, and 2002, respectively.

      Accrued liabilities consist of the following, in thousands:

	August 31,

	2004	2003

Salaries, wages, and benefits	$29,841	$23,543
Accrued advertising	15,560	7,176
Other accrued liabilities	24,080	18,806

Total accrued liabilities	$69,481	$49,525

      Student deposits and current portion of deferred revenue consist of the following, in thousands:

	August 31,

	2004	2003

Student deposits	$211,861	$163,453
Current portion of deferred tuition revenue	102,784	77,605
Application fee revenue	9,479	7,551
Other deferred revenue	5,896	4,544

Total student deposits and current portion of deferred revenue	$330,020	$253,153

Note 4.	Related Party Transactions

      In August 1998, the Company together with Hughes Network Systems and Hermes Onetouch, LLC (“Hermes”) formed Interactive Distance Learning, Inc. (“IDL”), a new corporation, to acquire One Touch Systems, a leading provider of interactive distance learning solutions. The Company contributed $10.7 million in October 1999 and $1.2 million in December 1999, in exchange for a 19% interest in the newly formed corporation. The Company accounted for its investment in IDL under the cost method. Hermes is currently owned by Dr. John G. Sperling, the founder and a director of the Company.

      On December 14, 2001, Hermes acquired the Company’s investment in IDL in exchange for a promissory note in the principal amount of $11.9 million, which represented the related carrying value and approximated the related fair value as of that date. The promissory note accrues interest at an annual rate of six percent and is due at the earlier of December 14, 2021 or nine months after Dr. Sperling’s death. The promissory note is included in other assets in the Consolidated Balance Sheets as of August 31, 2004 and

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2003. The carrying value of this receivable reasonably approximates its fair value as the stated interest rate approximates current market interest rates.

      Effective July 15, 1999, the Company entered into contracts with Apollo International, Inc. to provide educational products and services in certain locations outside of the United States, Canada, and Puerto Rico. Dr. John G. Sperling is a director of Apollo International, Inc. Shares of Apollo International, Inc. stock are beneficially owned by the Company (2.6% for which we have paid $999,989) and by an investment entity controlled by Dr. John G. Sperling (30%). In addition, the Company has an option to acquire additional shares in Apollo International, Inc. The first educational offering under these agreements commenced in the Netherlands in September 1999, where approximately 60 students are enrolled. During the years ended August 31, 2004, 2003, and 2002, the Company received no revenue from Apollo International, Inc. for services rendered in connection with these contracts.

      Effective September 2002, WIU entered into an agreement with Apollo International, Inc. that allows for WIU’s educational offerings to be made available in India. Apollo International, Inc. manages the relationship with the entities in India that are offering the WIU programs while WIU maintains the educational content of the programs. During the years ended August 31, 2004, 2003, and 2002, WIU received revenue totaling $37,000, $8,000, and $6,000, respectively, for services rendered in connection with this agreement.

      Effective June 1, 1999, the Company entered into an agreement with Governmental Advocates, Inc. to provide consulting services to the Company with respect to matters concerning legislation, regulations, public policy, electoral politics, and any other topics of concern to it relating to state government in the state of California. Hedy Govenar, one of the Company’s directors, is the founder and Chairwoman of Governmental Advocates, Inc. On June 1, 2004, the Company renewed this agreement for an additional one year. Pursuant to the agreement, the Company paid consulting fees to Governmental Advocates, Inc. of $120,000 in 2004, 2003, and 2002.

      The Company on occasion leases an airplane from Yo Pegasus, LLC, an entity controlled by Dr. John G. Sperling. Payments to this entity during the years ended August 31, 2004 and 2003, were $573,000 and $225,000, respectively. No payments were made to this entity during the year ended August 31, 2002.

Note 5.	Short-Term Borrowings

      At August 31, 2004, the Company had no outstanding borrowings on its $10.0 million line of credit. Borrowings under the line of credit bear interest at LIBOR plus ..75% or prime at the Company’s election. Any amounts borrowed under the line are payable upon its termination in February 2006.

Note 6.	Long-Term Liabilities

      Long-term liabilities consist of the following, in thousands:

	August 31,

	2004	2003

Deferred compensation discounted at 7.5%	$1,351	$1,284
Deferred rent	13,674	9,905
Deferred gain on sale-leasebacks and other contracts	17,060	7,068
Other long-term liabilities	267	88

Total long-term liabilities	32,352	18,345
Less current portion	(3,186)	(3,231)

Total long-term liabilities, net	$29,166	$15,114

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The undiscounted deferred compensation liability was $1.6 million at August 31, 2004 and 2003 and relates to the deferred compensation agreement between the Company and Dr. John G. Sperling executed in December 1993. The discount rate for this agreement was determined based on the estimated long-term rate of return on high-quality fixed income investments with cash flows similar to the agreement.

Note 7.	Income Taxes

      The related components of the income tax provision are as follows, in thousands:

	Year Ended August 31,

	2004	2003	2002

Current:
Federal	$188,740	$128,793	$87,594
State and other	37,261	23,777	18,655

Total current	226,001	152,570	106,249

Deferred:
Federal	(41,612)	1,883	(1,291)
State and other	(5,675)	341	(184)

Total deferred	(47,287)	2,224	(1,475)

Total provision for income taxes	$178,714	$154,794	$104,774

      The income tax provision differs from the tax that would result from application of the statutory U.S. federal income tax rate as follows:

	Year Ended August 31,

	2004	2003	2002

Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	4.4	5.0	5.2
Other, net	(0.2)	(1.5)	(0.8)

Effective income tax rate	39.2%	38.5%	39.4%

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred tax assets and liabilities consist of the following, in thousands:

	August 31,

	2004	2003

Gross deferred tax assets:
Allowance for doubtful accounts	$4,805	$4,535
Deferred tuition revenue	379	782
Depreciation of fixed assets		1,143
IPD U.S. Department of Education reserve		2,018
Reserves	4,083
Stock-based compensation	49,157
Sale-leaseback	5,074
Other	6,305	7,257

Total gross deferred tax assets	69,803	15,735

Gross deferred tax liabilities:
Amortization of cost in excess of fair value of assets purchased	6,134	4,622
Depreciation of fixed assets	4,142
Other	1,987	860

Total gross deferred tax liabilities	12,263	5,482

Net deferred tax assets	$57,540	$10,253

      The conversion of University of Phoenix Online stock options into Apollo Education Group Class A stock options resulted in a non-cash stock-based compensation charge of $123.5 million. This deferred compensation is not currently deductible for income tax purposes. Therefore, a deferred tax asset has been established based on the value of the vested, but unexercised options existing at August 31, 2004. The resulting deferred tax asset will be realized over subsequent years as the options are exercised.

      Net deferred tax assets are reflected in the accompanying Consolidated Balance Sheets as follows, in thousands:

	August 31,

	2004	2003

Current deferred tax assets, net	$10,020	$9,098
Noncurrent deferred tax assets, net	47,520	1,155

Net deferred tax assets	$57,540	$10,253

      In light of the Company’s history of profitable operations, management has concluded that it is more likely than not that the Company will ultimately realize the full benefit of its deferred tax assets related to future deductible items. Accordingly, the Company believes that a valuation allowance is not required for its net deferred tax assets.

Note 8.	Common Stock

      The Board of Directors of Apollo had previously authorized a program allocating up to $300 million in Company funds to repurchase shares of Apollo Education Group Class A common stock and, during the period it was outstanding, University of Phoenix Online common stock. On June 25, 2004 an additional $500 million was approved bringing the total funds authorized for repurchase as of August 31, 2004, to

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$800 million. As of August 31, 2004, the Company had repurchased approximately 15,933,000 shares of Apollo Education Group Class A common stock at a total cost of approximately $558.8 million and 2,025,000 shares of University of Phoenix Online common stock at a total cost of $132.0 million. On October 1, 2004, the Board of Directors of Apollo authorized a program allocating up to an additional $500 million in Company funds to repurchase shares of Apollo Education Group Class A common stock. An additional 3,636,000 shares of Apollo Education Group Class A common stock were repurchased between September 1, 2004 and November 3, 2004 at a cost of approximately $259.0 million.

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

Note 9.	Earnings Per Share

      Earnings attributable to different classes of the Company’s common stock are as follows, in thousands:

	Year Ended August 31,

	2004	2003	2002

Apollo Education Group	$137,800	$231,702	$153,161
University of Phoenix Online	139,974	15,308	7,989

Net income	$277,774	$247,010	$161,150

      For the years ended August 31, 2004, 2003, and 2002, the earnings attributable to University of Phoenix Online common stock represent the portion of the earnings of University of Phoenix Online attributed to the shares of University of Phoenix Online common stock outstanding excluding Apollo Education Group’s retained interest in University of Phoenix Online. At the date of the issuance of the University of Phoenix Online common stock, Apollo Education Group retained an 89.2% interest in University of Phoenix Online. This percentage had decreased to 86.5% at August 27, 2004 (date of the conversion), due to the issuance of shares related to the exercise of University of Phoenix Online stock options and the issuance of shares of University of Phoenix Online common stock as part of the Apollo Group, Inc. Employee Stock Purchase Plan partially offset by the repurchase of shares of University of Phoenix Online common stock.

      A reconciliation of the basic and diluted earnings per share computations for Apollo Education Group Class A and Class B common stock is as follows, in thousands, except per share amounts:

	Year Ended August 31,

	2004			2003			2002

		Weighted			Weighted			Weighted
		Average	Per Share		Average	Per Share		Average	Per Share
	Income	Shares	Amount	Income	Shares	Amount	Income	Shares	Amount

Basic income per share	$137,800	176,175	$0.78	$231,702	174,985	$1.32	$153,161	172,859	$0.89
Effect of dilutive securities:
Stock options		2,722			2,652			2,838

Diluted income per share	$137,800	178,897	$0.77	$231,702	177,637	$1.30	$153,161	175,697	$0.87

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Basic earnings per share for Apollo Education Group common stock for the years ended August 31, 2004, 2003, and 2002, were computed by dividing Apollo Education Group earnings (including its retained interest in University of Phoenix Online earnings) by the weighted average number of Apollo Education Group common stock shares outstanding during the respective periods. Diluted earnings per share were calculated similarly, except that the dilutive effect of the assumed exercise of options issued under Apollo Group, Inc. incentive plans, exclusive of options granted and shares issued with respect to University of Phoenix Online common stock, is included.

      A reconciliation of the basic and diluted earnings per share computations for University of Phoenix Online common stock is as follows, in thousands, except per share amounts:

				Year Ended August 31,
	The Period from
	September 1, 2003 to August 27,
	2004			2003			2002

		Weighted			Weighted			Weighted
		Average	Per Share		Average	Per Share		Average	Per Share
	Income	Shares	Amount	Income	Shares	Amount	Income	Shares	Amount

Basic income per share	$139,974	15,825	$8.85	$15,308	15,154	$1.01	$7,989	13,243	$0.60
Effect of dilutive securities:
Stock options		1,256			1,364			1,855

Diluted income per share	$139,974	17,081	$8.19	$15,308	16,518	$0.93	$7,989	15,098	$0.53

      Basic earnings per share of University of Phoenix Online common stock for the period from September 1, 2003, to August 27, 2004, and the years ended August 31, 2003 and 2002, were computed by dividing University of Phoenix Online earnings (excluding Apollo Education Group’s retained interest in University of Phoenix Online earnings) by the number of shares of University of Phoenix Online common stock outstanding during the respective periods. Diluted earnings per share were calculated similarly, except that the dilutive effect of the assumed exercise of options issued under Apollo Group, Inc. incentive plans with respect to University of Phoenix Online common stock, is included.

Note 10.	Employee and Director Benefit Plans

      The Company provides various health, welfare, and disability benefits to its full-time, salaried employees which are funded primarily by Company contributions. The Company does not provide post-employment or post-retirement health care and life insurance benefits to its employees.

401(k) Plan

      The Company sponsors a 401(k) plan for its employees which provides for salary reduction contributions by qualifying employees. Participant contributions are subject to certain restrictions as set forth in the Internal Revenue Code. Upon completion of one year of service and 1,000 hours worked the Company matches 30% of the eligible participant’s contributions. The Company’s matching contributions totaled $4.0 million, $3.2 million, and $3.5 million for 2004, 2003, and 2002, respectively.

Stock-Based Compensation Plans

      The Company has four stock-based compensation plans: the Apollo Group, Inc., Second Amended and Restated Director Stock Plan (“Director Stock Plan”), the Apollo Group, Inc., Long-Term Incentive Plan (“LTIP”), the Apollo Group, Inc., Amended and Restated 2000 Stock Incentive Plan (“2000 Incentive Plan”), and the Apollo Group, Inc., Second Amended and Restated 1994 Employee Stock Purchase Plan (“Purchase Plan”).

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Director Stock Plan provided for an annual grant to the Company’s non-employee directors of options to purchase shares of the Company’s Apollo Education Group Class A common stock on September 1 of each year through 2003. Under the LTIP, the Company may grant options, incentive stock options, stock appreciation rights, and other stock-based awards in the Company’s Apollo Education Group Class A common stock to certain officers, key employees, or directors of the Company. Many of the options granted under the LTIP vest 25% per year. The vesting may be accelerated for individual employees if certain operational goals are met. Under the 2000 Incentive Plan, the Company may grant options, incentive stock options, stock appreciation rights, and other stock-based awards in the Company’s Apollo Education Group Class A common stock to certain officers, key employees, or directors of the Company. Prior to the conversion of University of Phoenix Online common stock to Apollo Education Group Class A common stock the Company had the ability to also grant options, incentive stock options, stock appreciation rights, and other stock-based awards for University of Phoenix Online common stock. Any unexercised University of Phoenix Online common stock options outstanding at August 27, 2004, were converted to options to purchase Apollo Education Group Class A common stock. Many of the options granted under the 2000 Incentive Plan vest over a four-year period. The vesting may be accelerated for individual employees if certain operational goals are met. The Purchase Plan allows employees of the Company to purchase shares of the Company’s Apollo Education Group Class A common stock and, during the period it was outstanding, University of Phoenix Online common stock, at quarterly intervals through periodic payroll deductions. The purchase price per share, in general, is 85% of the lower of 1) the fair market value (as defined in the Purchase Plan) on the enrollment date into the respective quarterly offering period or 2) the fair market value on the purchase date.

      A summary of the activity related to stock options to purchase Apollo Education Group Class A common stock granted under the Director Stock Plan, the LTIP, and the 2000 Incentive Plan is as follows, in thousands, except per share amounts:

					Weighted
					Average
		Director	2000		Exercise Price
	LTIP	Stock Plan	Incentive Plan	Total	Per Share

Outstanding at August 31, 2001	5,429	637	1,429	7,495	$10.331
Granted		182	2,003	2,185	26.056
Exercised	(980)	(441)	(261)	(1,682)	10.909
Canceled	(289)		(178)	(467)	16.521

Outstanding at August 31, 2002	4,160	378	2,993	7,531	14.383
Granted		121	1,510	1,631	42.558
Exercised	(1,235)	(197)	(674)	(2,106)	13.355
Canceled	(48)	(20)	(237)	(305)	25.356

Outstanding at August 31, 2003	2,877	282	3,592	6,751	21.015
Granted		81	3,042	3,123	67.435
Exercised	(364)	(104)	(832)	(1,300)	24.417
Canceled	(28)		(96)	(124)	30.929
Converted from University of Phoenix Online common stock		52	2,829	2,881	20.413

Outstanding at August 31, 2004	2,485	311	8,535	11,331	33.158

Exercisable at August 31, 2004	1,835	311	5,341	7,487

Available for issuance at August 31, 2004	899	—	3,776	4,675

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As part of the Company’s conversion of University of Phoenix Online common stock to Apollo Education Group Class A common stock, each unexercised option to purchase University of Phoenix Online common stock at August 27, 2004, was converted to 1.0766 options to purchase Apollo Education Group Class A common stock. The conversion ratio was based upon the relative market values of Apollo Education Group Class A common stock and University of Phoenix Online common stock at the close of the market on August 12, 2004, prior to the announcement. The issuance of these shares is shown in the table above as Converted from University of Phoenix Online common stock.

      A summary of the activity related to stock options to purchase University of Phoenix Online common stock granted under the Director Stock Plan and the 2000 Incentive Plan is as follows, in thousands, except per share amounts:

				Weighted
				Average
	Director	2000		Exercise Price
	Stock Plan	Incentive Plan	Total	Per Share

Outstanding at August 31, 2001	112	4,864	4,976	7.000
Granted		881	881	19.023
Exercised	(21)	(1,879)	(1,900)	7.000
Canceled		(76)	(76)	7.841

Outstanding at August 31, 2002	91	3,790	3,881	9.714
Granted		504	504	30.897
Exercised	(9)	(1,425)	(1,434)	8.763
Canceled		(78)	(78)	15.813

Outstanding at August 31, 2003	82	2,791	2,873	13.736
Granted		485	485	64.800
Exercised	(34)	(578)	(612)	16.926
Canceled		(70)	(70)	24.771
Converted to Apollo Education Group common stock	(48)	(2,628)	(2,676)	21.976

Outstanding at August 27, 2004	—	—	—

      The following table summarizes information about the stock options to purchase Apollo Education Group Class A common stock at August 31, 2004:

	Options Outstanding			Options Exercisable

		Weighted Avg.	Weighted Avg.		Weighted Avg.
		Contractual	Exercise		Exercise
	Number	Years	Price	Number	Price
Range of Exercise Prices	Outstanding	Remaining	Per Share	Exercisable	Per Share

	(In thousands)			(In thousands)
$0.724 to $6.502	2,146	4.71	$5.616	1,594	$5.791
$7.741 to $14.840	2,543	5.04	$11.502	2,137	$11.610
$17.647 to $41.830	1,933	7.21	$24.773	1,824	$24.731
$41.890 to $60.900	2,707	8.71	$53.254	1,777	$50.199
$61.800 to $91.000	2,002	9.55	$71.108	155	$64.909

$0.724 to $91.000	11,331	7.02	$33.158	7,487	$23.831

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11.	Commitments and Contingencies

      The Company is obligated under facility and equipment leases that are classified as operating leases. The following is a schedule of future minimum lease commitments as of August 31, 2004, in thousands:

	Operating Leases

	Facilities	Equipment

2005	$107,337	$1,502
2006	104,062	992
2007	95,255	492
2008	84,818	14
2009	70,105
Thereafter	127,200

	$588,777	$3,000

      Facility and equipment rent expense totaled $116.9 million, $99.8 million, and $85.3 million for 2004, 2003, and 2002, respectively.

      On approximately October 12, 2004, a class action complaint was filed in the United States District Court for the District of Arizona, captioned Sekuk Global Enterprises et. al. v. Apollo Group, Inc. et. al., Case No. CV 04-2147 PHX NVW. Plaintiff, a shareholder of the Company who purchased its shares in August and September of 2004, filed this class action on behalf of itself and all shareholders of the Company who acquired their shares between March 12, 2004 and September 14, 2004, and seeks certification as a class and monetary damages in unspecified amounts. Plaintiff alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated under the Exchange Act, by the Company for its issuance of allegedly materially false and misleading statements in connection with its failure to publicly disclose the contents of the U.S. Department of Education’s program review report. A second class action complaint making similar allegations was filed on or about October 18, 2004, in the United States District Court for the District of Arizona, captioned Christopher Carmona et. al. v. Apollo Group, Inc. et. al., Case No. CV 04-2204 PHX EHC. A third class action complaint making similar allegations was filed on or about October 28, 2004, in the United States District Court for the District of Arizona, captioned Jack B. McBride et. al. v. Apollo Group, Inc. et. al., Case No. CV 04-2334 PHX LOA. While the outcome of these legal proceedings are uncertain, management does not expect a material adverse effect on the Company’s business, financial position, results of operations, or cash flows to result from these actions.

      On August 29, 2003, the Company was notified that a qui tam action had been filed against it in the United States District Court for the Eastern District of California by two current employees on behalf of themselves and the federal government. A qui tam action is a civil lawsuit brought by one or more individuals (a qui tam “relator”) for an alleged submission to the federal government of a false claim for payment. A qui tam action is always filed under seal and remains under seal until the U.S. Department of Justice decides whether to intervene in the litigation. When the Government declines to intervene in a qui tam action, as it has done in this case, the relators may elect to pursue the litigation on behalf of the Government and, if they are successful, receive a portion of the federal government’s recovery. The qui tam action alleges, among other things, violations of the False Claims Act 31 U.S.C. § 3729(a)(1) and (2), by University of Phoenix for submission of a knowingly false or fraudulent claim for payment or approval, and knowingly false records or statements to get a false or fraudulent claim paid or approved in connection with federal student aid programs, and asserts that University of Phoenix improperly compensates its employees. On or about October 20, 2003, a motion to dismiss the action was filed and was subsequently granted with leave to amend the complaint. Subsequently, a second amended complaint was filed on or about March 3, 2004. A motion to dismiss this

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amended complaint was filed on or about March 22, 2004, and the case was subsequently dismissed with prejudice. On June 11, 2004, an appeal was filed with the United States Ninth Circuit Court of Appeals. While the outcome of this legal proceeding is uncertain, management does not expect a material adverse effect on the Company’s business, financial position, results of operations, or cash flows to result from this action.

      The U.S. Department of Education conducted a program review of University of Phoenix for the period of September 1998 through February 2004. In February 2004, the U.S. Department of Education released to the Company its program review report, in which the Department detailed proposed violations of federal law related to the improper tying of employee compensation to enrollment. The program review report explicitly invited and anticipated review and response by University of Phoenix. In September 2004, University of Phoenix reached an agreement with the U.S. Department of Education, which acknowledged no admission or concession of any liability, wrongdoing, or violation whatsoever by University of Phoenix, and settled all outstanding issues with the U.S. Department of Education, by payment to the U.S. Department of Education of $9.8 million. The Company is currently the subject of lawsuits filed by shareholders who allege violations of the securities laws related to these events.

      On approximately September 26, 2003, a class action complaint was filed in the Superior Court of the State of California for the County of Orange, captioned Bryan Sanders et. al. v. University of Phoenix, Inc. et. al., Case No. 03CC00430. Plaintiff, a former academic advisor with University of Phoenix, filed this class action on behalf of himself and current and former academic advisors employed by the Company in the State of California and seek certification as a class, monetary damages in unspecified amounts, and injunctive relief. Plaintiff alleges that during his employment, he and other academic advisors worked in excess of 8 hours per day or 40 hours per week, and contend that the Company failed to pay overtime. Two status conferences have occurred and the parties are now in the process of discovery. While the outcome of this legal proceeding is uncertain, management does not expect a material adverse effect on the Company’s business, financial position, results of operations, or cash flows to result from this action.

      On approximately December 19, 2001, a class action complaint was filed in the Superior Court of the State of California for the County of Solano, captioned Davis et. al. v. Apollo Group, Inc. et. al., Case No. FCS018663. Plaintiffs, one current and two former enrollment advisors with University of Phoenix, filed this class action on behalf of themselves and current and former enrollment advisors employed by the Company in the State of California and sought certification as a class, monetary damages in unspecified amounts, and injunctive relief. Plaintiffs alleged that during their employment, they and other enrollment advisors worked in excess of 8 hours per day or 40 hours per week, and contend that the Company failed to pay overtime. In July 2003, the Court denied the plaintiffs’ motion to certify a class. The parties nonetheless have negotiated a settlement on a class-wide basis. The settlement was approved by the Court and provides for a maximum payment of $2.3 million, which was deposited with the disbursing agent in August 2004. Payments of approximately $1.8 million were disbursed in September 2004. In addition, an agreed upon payment of $450,000 was paid to plaintiffs’ attorneys in the class settlement. Twenty-five class members opted out of the class settlement. Two of these individuals’ claims have been resolved and releases obtained. Of the remaining 23 opt outs, 11 have filed claims for overtime wages.

      In November 2002, two former enrollment advisors at University of Phoenix Online filed an administrative claim with the Wage & Hour Division of the Department of Labor that they were incorrectly classified as exempt employees and therefore owed unpaid overtime. The Wage & Hour Division conducted an investigation, but issued no determination. The matter was then transferred to the Department of Labor, Office of the Solicitor, which asserted that unpaid overtime was due to all enrollment advisors employed at University of Phoenix Online after November 2001. On June 16, 2004, the parties reached a negotiated resolution of these claims, which included a maximum payment of $2.9 million, inclusive of interest and liquidated damages, to current and former enrollment advisors.

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Based on the negotiated University of Phoenix Online settlement with the Department of Labor, University of Phoenix entered into negotiations to convert University of Phoenix enrollment advisors to the same exempt status. On July 23, 2004, the parties reached a negotiated resolution for current and former enrollment advisors, employed at University of Phoenix after June 1, 2002, which included a maximum payment of $3.5 million, inclusive of interest and liquidated damages.

      The U.S. Department of Education Office of the Inspector General (“OIG”) audited the administration of the federal student financial assistance programs in connection with educational programs provided pursuant to contractual arrangements between Institute for Professional Development and certain of its client institutions. In audit reports issued to eight client institutions, the OIG asserted that the client institutions violated the statutory prohibition on the use of incentive payments for recruiting by paying Institute for Professional Development a percentage of tuition revenue. The reports further suggest that Institute for Professional Development paid its employees in a manner that included incentive-based compensation even though Institute for Professional Development based its compensation plans for recruiters on factors or qualities that were not solely related to the success in securing enrollments. Additionally, the audit reports question the client institutions’ interpretation of the “12-hour rule.” In September 2004, Institute for Professional Development reached a negotiated settlement with the U.S. Department of Education for $4.4 million.

      The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

Note 12.	Segment Reporting

      The Company operates exclusively in the educational industry providing higher education to working adults. The Company’s operations are aggregated into two reportable operating segments: the University of Phoenix segment and the Other Schools segment. Both segments are comprised of educational operations conducted in similar markets and produce similar economic results. The Company’s operations are also subject to a similar regulatory environment, which includes licensing and accreditation. The Other Schools segment includes its other subsidiaries; Institute for Professional Development, Western International University, and the College for Financial Planning, which are not material to the Company’s overall results.

      The Company’s reportable segments have been determined based on the method by which management evaluates performance and allocates resources. Management evaluates performance based on subsidiary profit. This measure of profit includes charges allocating all corporate support costs to each segment, as part of a general allocation, but, excludes interest income and certain revenue and unallocated corporate charges. The revenue and corporate charges which are not allocated to individual segments are included in the Corporate segment.

      The accounting policies of each segment are consistent with those described in the summary of significant accounting policies in Note 2. Transactions between segments, which are not significant, are consummated on a basis intended to reflect the market value of the underlying services and are eliminated upon consolidation.

      Our principal operations are located in the United States, and our results of operations and long-lived assets in geographic regions outside of the United States are not significant. During the years ended August 31, 2004, 2003, and 2002, no individual customer accounted for more than 10% of our consolidated revenues.

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Summary financial information by reportable segment is as follows, in thousands:

	Year Ended August 31,

	2004	2003	2002

Tuition and other, net
University of Phoenix	$1,697,381	$1,251,405	$930,987
Other Schools	96,982	87,005	78,333
Corporate	4,060	1,107	135

Total tuition and other, net	$1,798,423	$1,339,517	$1,009,455

Income from operations:
University of Phoenix	$492,985	$372,228	$241,215
Other Schools	16,809	15,758	12,065
Corporate	(71,569)	(727)	572

	438,225	387,259	253,852
Reconciling items:
Interest income and other, net	18,263	14,545	12,072

Income before income taxes	$456,488	$401,804	$265,924

	Year Ended August 31,

	2004	2003	2002

Depreciation and Amortization:
University of Phoenix	$30,489	$28,132	$24,521
Other Schools	2,955	3,130	2,813
Corporate	9,752	9,043	7,845

	$43,196	$40,305	$35,179

Capital Expenditures:
University of Phoenix	$83,229	$34,056	$24,105
Other Schools	2,889	1,725	1,399
Corporate	27,209	20,031	11,244

	$113,327	$55,812	$36,748

Assets:
University of Phoenix	$753,199	$730,858
Other Schools	68,468	62,616
Corporate	630,606	584,730

	$1,452,273	$1,378,204

APOLLO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13.	Quarterly Results of Operations (Unaudited)

      The following table sets forth selected unaudited quarterly financial information for each of the Company’s last eight quarters.

	2004				2003

	Aug. 31,	May 31,	Feb. 29,	Nov. 30,	Aug. 31,	May 31,	Feb. 28,	Nov. 30,
	2004	2004	2004	2003	2003	2003	2003	2002

	(In thousands, except per share amounts)
Revenues:
Tuition and other, net	$492,753	$496,999	$396,862	$411,809	$371,273	$364,166	$295,181	$308,897

Costs and expenses:
Instructional costs and services	213,478	196,026	181,104	174,887	168,243	159,345	143,249	142,103
Selling and promotional	110,762	103,287	87,390	81,639	76,547	70,990	64,485	60,326
General and administrative	24,546	22,849	20,087	20,608	17,106	17,015	16,702	16,147
Stock-based compensation	123,535

	472,321	322,162	288,581	277,134	261,896	247,350	224,436	218,576

Income from operations	20,432	174,837	108,281	134,675	109,377	116,816	70,745	90,321
Interest income and other, net	4,646	4,886	4,574	4,157	3,649	3,853	3,509	3,534

Income before income taxes	25,078	179,723	112,855	138,832	113,026	120,669	74,254	93,855
Provision for income taxes	9,414	70,387	44,352	54,561	42,648	46,412	28,568	37,166

Net income	$15,664	$109,336	$68,503	$84,271	$70,378	$74,257	$45,686	$56,689

Income (loss) attributed to Apollo Education Group common stock:
Net income	$15,664	$109,336	$68,503	$84,271	$70,378	$74,257	$45,686	$56,689
Stock dividends paid	(114,155)
Income attributed to University of Phoenix Online common shareholders	(6,210)	(8,233)	(5,459)	(5,916)	(4,869)	(4,441)	(3,079)	(2,919)

Income (loss) attributed to Apollo Education Group common shareholders	$(104,701)	$101,103	$63,044	$78,355	$65,509	$69,816	$42,607	$53,770

Income attributed to University of Phoenix Online common stock:
Net income	$6,210	$8,233	$5,459	$5,916	$4,869	$4,441	$3,079	$2,919
Stock dividends paid	114,155

Income attributed to University of Phoenix Online common shareholders	$120,365	$8,233	$5,459	$5,916	$4,869	$4,441	$3,079	$2,919

Earnings (loss) per share attributed to Apollo Education Group common stock:
Diluted income (loss) per share	$(0.59)	$0.56	$0.35	$0.44	$0.37	$0.39	$0.24	$0.30

Diluted weighted average shares outstanding	178,577	179,360	178,924	178,726	178,426	177,931	177,309	176,884

Earnings per share attributed to University of Phoenix Online common stock:
Diluted income per share	$7.18	$0.48	$0.32	$0.34	$0.29	$0.27	$0.19	$0.18

Diluted weighted average shares outstanding	16,763	17,226	17,149	17,186	16,949	16,742	16,395	15,985