Form 10-K, Exhibit 13
period 2005-08-31
APOLLO GROUP INC
filed 2005-11-14
CIK 929887

EXHIBIT 13
APOLLO GROUP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
     The following selected consolidated financial and operating data are qualified by reference to and should be read in conjunction with the consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The statement of income data for the years ended August 31, 2005, 2004, and 2003, and the balance sheet data as of August 31, 2005 and 2004, were derived from the audited consolidated financial statements, included herein. Diluted income per share and diluted weighted average shares outstanding have been retroactively restated for stock splits.

	Year Ended August 31 ,
(In thousands, except per share amounts)	2005	2004	2003	2002	2001

Revenues:
Tuition and other, net	$2,251,472	$1,798,423	$1,339,517	$1,009,455	$769,474

Costs and expenses:
Instructional costs and services	935,743	765,495	612,940	498,454	410,084
Selling and promotional	484,770	383,078	272,348	198,889	150,311
General and administrative	98,286	88,090	66,970	58,260	48,076
Stock-based compensation (1)	19,824	123,535

	1,538,623	1,360,198	952,258	755,603	608,471

Income from operations	712,849	438,225	387,259	253,852	161,003
Interest income and other, net	16,993	18,263	14,545	12,072	14,106

Income before income taxes	729,842	456,488	401,804	265,924	175,109
Provision for income taxes	285,111	178,714	154,794	104,774	67,292

Net income	$444,731	$277,774	$247,010	$161,150	$107,817

Income attributed to Apollo Education Group common stock:
Net income	$444,731	$277,774	$247,010	$161,150	$107,817
Stock dividends paid		(114,155)
Income attributed to University of Phoenix Online common shareholders		(25,819)	(15,308)	(7,989)	(3,304)

Income attributed to Apollo Education Group common shareholders	$444,731	$137,800	$231,702	$153,161	$104,513

Income attributed to University of Phoenix Online common stock:
Net income		$25,819	$15,308	$7,989	$3,304
Stock dividends paid		114,155

Income attributed to University of Phoenix Online common shareholders		$139,974	$15,308	$7,989	$3,304

Earnings per share attributed to Apollo Education Group common stock:

Diluted income per share	$2.39	$0.77	$1.30	$0.87	$0.60

Diluted weighted average shares outstanding	186,015	178,897	177,637	175,697	174,001

Earnings per share attributed to University of Phoenix Online common stock:

Diluted income per share		$8.19	$0.93	$0.53	$0.24

Diluted weighted average shares outstanding		17,081	16,518	15,098	13,657

	August 31,
(Dollars in thousands)	2005	2004(2)	2003(2)	2002(2)	2001(2)

Balance Sheet Data :

Total cash, cash equivalents, restricted cash and securities, and marketable securities	$692,775	$994,068	$1,045,802	$688,655	$401,934

Total assets	$1,302,945	$1,495,101	$1,408,317	$1,008,008	$705,064

Current liabilities	$517,972	$469,782	$342,299	$270,067	$185,457
Long-term liabilities	78,099	68,178	39,093	38,948	37,722
Total shareholders’ equity	706,874	957,141	1,026,925	698,993	481,885

Total liabilities and shareholders’ equity	$1,302,945	$1,495,101	$1,408,317	$1,008,008	$705,064

Operating Statistics:
Degree enrollments at end of year	307,400	255,600	200,100	157,800	124,800

Number of locations at end of year :
Campuses	90	82	71	65	58
Learning centers	154	137	121	111	102

Total number of locations	244	219	192	176	160

(1) Stock-based compensation in 2005 and 2004 is related to the conversion in 2004 of University of Phoenix Online stock options into Apollo Education Group Class A stock options.
(2) Total assets, current liabilities, long-term liabilities, and total liabilities and shareholders’ equity amounts have been adjusted to record additional leasehold improvements and deferred rent to reflect the unamortized portion of tenant improvements and deferred rent liabilities for existing leases. See Note 2 in the consolidated financial statements.
We did not pay any cash dividends on our common stock during any of the periods set forth in the table above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand Apollo Group, Inc., our operations, and our present business environment. MD&A is provided as a supplement to—and should be read in conjunction with—our consolidated financial statements and the accompanying notes (“Notes”). This overview summarizes the MD&A, which includes the following sections:
•	Forward-Looking Statements—cautionary information about forward-looking statements and a description of certain risks and uncertainties that could cause our actual results to differ materially from our historical results or our current expectations or projections.

•	Our Business—a general description of our business and the education industry; our opportunities; and the challenges and risks of our business.

•	Application of Critical Accounting Policies and Estimates—a discussion of accounting policies that require critical judgments and estimates and a summary of recent accounting pronouncements.

•	Results of Operations—an analysis of our consolidated results of operations for the three years presented in our consolidated financial statements. We operate in one business sector—education. Except to the extent that differences between our two operating segments are material to an understanding of our business as a whole, we present the discussion in the MD&A on a consolidated basis.

•	Liquidity, Capital Resources, and Financial Position—an analysis of cash flows, sources and uses of cash, commitments and contingencies, seasonality in the results of our operations, the impact of inflation, and quantitative and qualitative disclosures about market risk.

•	Controls and Procedures—an analysis of the effectiveness of our internal controls and procedures, changes in internal control over financial reporting, management’s report on internal control over financial reporting, and the independent auditors’ report on our assessment of our internal control over financial reporting.
Forward-Looking Statements
     This Annual Report, including MD&A, contains forward-looking statements. The words “believes,” “expects,” “anticipates,” “estimates,” “plans,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Forward-looking statements in this Annual Report and MD&A include, but are not limited to, statements such as:
•	University of Phoenix currently plans on opening seven to nine new campuses during 2006;

•	total purchases of property and equipment for the year ended August 31, 2006, are expected to range from $100 to $120 million;

•	as a result of the provisions of SFAS 123(R) and SAB 107, we expect the compensation charges under SFAS 123(R) to reduce diluted income per share by approximately $0.10 per share for fiscal 2006. However, our assessment of the estimated compensation charges is affected by our stock price as well as assumptions regarding a number of complex and subjective variables and the related tax impact;

•	we expect near-term effects from these hurricanes will impact 2006 earnings;

•	we anticipate that these seasonal trends in the second and fourth quarters will continue in the future; and

•	while the outcomes of these legal proceedings are uncertain, management does not expect a material adverse effect on our business, financial position, results of operations, or cash flows to result from these actions.
     These forward-looking statements are based on our estimates, projections, beliefs, and assumptions and speak only as of the date made and are not guarantees of future performance. Future events and actual results could differ materially from those set forth in the forward-looking statements as a result of many factors. Statements in this Annual Report, including the Notes and MD&A, describe factors, among others, that could contribute to or cause such differences. Additional factors that could cause actual results to differ materially from those expressed in such forward-looking statements include, without limitation:
•	new or revised interpretations of regulatory requirements that are or may become applicable to us;

•	changes in, or new interpretations of, applicable laws, rules, and regulations;

•	failure to maintain or renew any required regulatory approvals, accreditation, or state authorizations by University of Phoenix;

•	failure to obtain authorizations from states in which University of Phoenix does not currently provide degree programs;

•	our ability to continue to attract and retain students;

•	our ability to successfully defend litigation claims;

•	our ability to protect our intellectual property and proprietary rights;

•	our ability to recruit and retain key personnel;

•	our ability to successfully manage economic conditions, including stock market volatility; and

•	other factors set forth in this Annual Report.
     In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Annual Report will prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. You are advised, however, to consult any further disclosures we make in our reports filed with the Securities and Exchange Commission.
Our Business
General
     Apollo Group, Inc. has been providing higher education to working adults for almost 30 years. We operate through our subsidiaries: The University of Phoenix, Inc. (“University of Phoenix”), Institute for Professional Development, The College for Financial Planning, Inc. (the “College for Financial Planning”), and Western International University, Inc. (“Western International University”). We currently offer our programs and services at 90 campuses and 154 learning centers in 39 states, Puerto Rico, Alberta, and British Columbia. Our combined degree enrollment at August 31, 2005, was approximately 307,400. University of Phoenix is our largest subsidiary, with its tuition revenues representing approximately 89.4% of our consolidated tuition revenues.
     Our operations are aggregated into two reportable operating segments: the University of Phoenix segment and the Other Schools segment. Both segments are comprised of educational operations conducted in similar markets and produce similar economic results. Our operations are also subject to a similar regulatory environment, which includes licensing and accreditation. The Other Schools segment includes our other subsidiaries: Western International University, Institute for Professional Development, and the College for Financial Planning, which are currently not material to our overall results.
     University of Phoenix is accredited by The Higher Learning Commission, and has been a member of the North Central Association of Colleges and Schools since 1978. University of Phoenix has successfully replicated its teaching/learning model while maintaining educational quality at 63 local campuses and 112 learning centers in 34 states, Puerto Rico, Alberta, and British Columbia. University of Phoenix also offers its educational programs worldwide through its computerized educational delivery system. University of Phoenix has customized computer programs for student tracking, marketing, faculty recruitment and training, and academic quality management. These computer programs are intended to provide uniformity among University of Phoenix’s campuses and learning centers which enhances University of Phoenix’s ability to expand into new markets while still maintaining academic quality.
     Western International University is accredited by The Higher Learning Commission, and currently offers undergraduate and graduate degree programs at local campuses in Arizona and through joint ventures in China and India. Axia College of Western International University offers associate degrees in business, criminal justice, general studies, health administration, and information technology worldwide through its computerized educational delivery system. The Axia College program is designed for students with little or no college experience and offers small classes of less than 20 students and dedicated faculty who are specially trained in facilitating the online learning experience.
     Institute for Professional Development provides program development and management consulting services to regionally accredited private colleges and universities (client institutions) who are interested in expanding or developing their programs for working adults. These services typically include degree program design, curriculum development, market research, student recruitment, accounting, and administrative services. Institute for Professional Development provides these services at 23 campuses and 39 learning centers in 25 states in exchange for a contractual share of the tuition revenues generated from these programs. Institute for Professional Development’s contracts with its client institutions generally range in length from five to ten years with provisions for renewal.
     The College for Financial Planning, located near Denver, Colorado, provides financial planning education programs, including the Certified Financial Planner Professional Education Program™ certification, as well as regionally accredited graduate degree programs in financial planning, financial analysis, and finance. The College for Financial Planning also offers some of its non-degree programs at University of Phoenix campuses.
     The Education Industry

          We operate exclusively in the educational industry providing higher education to working adults. Working adults are a significant and growing component of the post-secondary education market. The market for adult education should continue to increase as working adults seek additional education and training to update and improve their skills, to enhance their earnings potential, and to keep pace with the rapidly expanding, knowledge-based economy.
          Many working adults seek accredited degree programs that provide flexibility to accommodate the fixed schedules and time commitments associated with their professional and personal obligations. Our format enables working adults to attend classes and complete coursework on a more convenient schedule. Many universities currently do not effectively address the unique requirements of working adults due to the following specific constraints:
•	Traditional universities and colleges were designed to fulfill the educational needs of conventional, full-time students ages 18 to 24, who remain the primary focus of these universities and colleges. This focus has resulted in a capital-intensive teaching/learning model that may be characterized by:
•	a high percentage of full-time tenured faculty with doctoral degrees;

•	fully-configured library facilities and related full-time staff;

•	dormitories, student unions, and other significant plant assets to support the needs of younger students; and

•	an emphasis on research and the related staff and facilities.
•	The majority of accredited colleges and universities continue to provide the bulk of their educational programming from September to mid-December and from mid-January to May. As a result, most full-time faculty members only teach during that limited period of time. While this structure serves the needs of the full-time student, it limits the educational opportunity for working adults who must delay their education for up to five months during these spring, summer, and winter breaks.

•	Traditional universities and colleges are also limited in their ability to market to, or provide the necessary customer service for, working adults because they require the development of additional administrative and enrollment infrastructure. We maintain a single-minded focus on serving the needs of working adults.
     Higher education institutions such as us are subject to extensive private, federal, and state regulation. The Higher Education Act of 1965, as amended (“Higher Education Act”), and the related regulations govern all higher education institutions participating in Title IV programs. The Higher Education Act mandates specific additional regulatory responsibilities for each of the following components:
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
          Regional accreditation provides the following:
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
          The Higher Education Act and the related regulations adopted by the U.S. Department of Education also impose numerous requirements with which institutions participating in the Title IV programs must comply. Students at institutions such as University of Phoenix, Western International University, and Institute for Professional Development client institutions may receive federal financial aid under the Title IV programs. The College for Financial Planning does not participate in Title IV programs because most of its students are enrolled in non-degree programs. Institute for Professional Development client institutions administer their own Title IV programs.
     Institutions are required to have authorization to operate as degree-granting institutions in each state where they physically provide education programs. Depending on the state, the addition of a degree program not offered previously or the addition of a new location must be included in the institution’s accreditation and be approved by the appropriate state authorization agency.
Opportunities
     University of Phoenix expansion. University of Phoenix plans to continue increasing its student base by growing existing locations and by opening new campuses and learning centers throughout the United States, Canada, and Mexico. New locations are selected based on an analysis of various factors, including the population of working adults in the area, the number of local employers and their educational reimbursement policies, and the availability of similar programs offered by other institutions. University of Phoenix currently plans on opening seven to nine new campuses during 2006. In 2005, seven new University of Phoenix campuses were opened. The University of Phoenix Online campus plans to continue expanding its distance education programs and services. We will also continue to respond to the changing educational needs of working adults and their employers by introducing new undergraduate and graduate degree programs, as well as training programs.
     Expand Student Base in Associates Degree Programs. We plan to continue increasing the number of online students in our associate degree programs through the growth of Axia College of Western International University. Axia College has been specifically designed to meet the special needs of low-credit working adults. We believe that the number of Axia College students will continue to increase significantly as we believe we are best positioned to meet the needs of these students through small class sizes and highly qualified staff.
     International expansion. We believe that the international market for our services is a major growth opportunity. The United States is the most common destination for international students studying abroad. We believe that more working students would opt for a U.S. education that does not involve living in the U.S. because they could do so without leaving their employment and incurring the high travel and living costs and stringent visa requirements associated with studying abroad. Our belief is supported by the fact that University of Phoenix Online has students located in more than 130 countries. In addition, many U.S. residents live and work in foreign countries and could benefit from the opportunity to continue their education while abroad. In addition, we have entered into a number of joint educational agreements to provide educational content to degree programs located outside the United States. These agreements include an agreement with Apollo International, Inc. that allows for Western International University’s educational offerings to be made available in India and an educational program that was initiated in China as part of a joint educational agreement with Canadian Institute of Business and Technology (CIBT). We will continue to conduct market and operations research in various foreign countries where we believe there might be a demand for our programs.
Challenges and Risks
     Competitive market. The higher education market is highly fragmented and competitive with no private or public institution enjoying a significant market share. We compete primarily with four-year and two-year degree-granting public and private regionally accredited colleges and universities. Many of these colleges and universities enroll working students in addition to the traditional 18 to 24 year-old students. We expect that these colleges and universities will continue to modify their existing programs to serve working students more effectively. In addition, many colleges and universities have announced various distance education initiatives.
     Regulatory, accreditation, and state authorization risks. Our future success is highly dependent on our ability to obtain, maintain, or renew required regulatory approvals, accreditation, and state authorizations. The loss of accreditation would significantly reduce demand for our programs, as it would prohibit us from offering degrees and credits that are recognized and accepted by employers, other higher education institutions, and governmental entities. It would also render us ineligible to participate in federal financial aid programs. The failure to comply with any of the Title IV requirements could result in adverse action by the U.S. Department of Education against us, including the termination of Title IV eligibility, the imposition of fines, or the imposition of liabilities by the U.S. Department of Education. The loss of Title IV eligibility would significantly reduce demand for our programs. The failure to obtain authorization to operate in new states, to add new programs, or to add new locations would adversely effect our ability to expand our business.
     Higher Education Act reauthorization. The U.S. Department of Education issues regulations based on the laws included in the Higher Education Act. The Higher Education Act has been extended to December 31, 2005. Changes in the law occur during the

Congressional reauthorization process, with final regulations issued after that time. The reauthorization process could amend existing requirements or implement new requirements. Any action by Congress that significantly reduces funding for the federal student financial aid programs or the ability of our schools or students to participate in these programs could harm our business. Legislative action may also increase our administrative costs and burdens and require us to modify our practices in order for our schools to comply fully with applicable requirements, which could have a material adverse effect on our business.
     Litigation. Regulatory agencies or third parties may commence investigations, bring claims, or institute litigation against us. Because we operate in a highly regulated industry, we may be subject from time to time to investigations, claims of non-compliance, or lawsuits by governmental agencies or third parties, which may allege statutory violations, regulatory infractions, or common law causes of action. If the results of the investigations are unfavorable to us or if we are unable to successfully defend against third-party lawsuits, we may be required to pay money damages or be subject to fines, penalties, injunctions or other censure that could have a materially adverse effect on our business. Even if we adequately address the issues raised by an agency investigation or successfully defend a third-party lawsuit, we may have to devote significant money and management resources to address these issues, which could harm our business. Adverse publicity regarding litigation against us could also negatively affect our business.
     All of these challenges and risks have the potential to have a material adverse effect on the education industry and on us; however, we believe we are well positioned to appropriately address these challenges and risks.
Conversion of Tracking Stock
     From October 3, 2000, to August 27, 2004, we had a class of stock, University of Phoenix Online common stock, outstanding, that reflected the separate performance of University of Phoenix Online, a campus within University of Phoenix. On August 6, 2004, our Board of Directors authorized the conversion of each share of University of Phoenix Online common stock to shares of Apollo Education Group Class A common stock effective August 27, 2004. In accordance with the terms of our Articles of Incorporation, each outstanding share of University of Phoenix Online common stock was converted into 1.11527 shares of Apollo Education Group Class A common stock as of August 27, 2004. The conversion resulted in the issuance of approximately 16.6 million new shares of Apollo Education Group Class A common stock. In addition, each unexercised option to purchase University of Phoenix Online common stock at August 27, 2004, was converted to 1.0766 options to purchase Apollo Education Group Class A common stock. The conversion ratio was based upon the relative market values of Apollo Education Group Class A common stock and University of Phoenix Online common stock at the close of the market on August 12, 2004, prior to the announcement. The conversion resulted in a $114.2 million reduction to income available to Apollo Education Group common stock related to the premium paid to convert outstanding shares of University of Phoenix Online common stock to Apollo Education Group Class A common stock. We recognized a non-cash stock-based compensation charge of $123.5 million related to the conversion of University of Phoenix Online stock options into Apollo Education Group Class A stock options in the fourth quarter of 2004 and a $19.8 million charge in the fourth quarter of 2005, and expect to recognize an additional $2 million compensation charge as the remaining options vest in 2006 and 2007. We have delisted the University of Phoenix Online common stock and no longer report separate financial statements for University of Phoenix Online.
Application of Critical Accounting Policies and Estimates
     Management discussed with our Audit Committee the development, selection, and disclosure of our critical accounting policies and estimates and the application of these policies and estimates. The following is a brief discussion of the more critical accounting policies and methods used by us.
Basis of Presentation and Consolidation
     Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The consolidated financial statements include the accounts of Apollo Group, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.
Revenue Recognition
     Approximately 93.2% of our tuition and other net revenues during 2005 consist of tuition revenues. Tuition revenue is recognized on a weekly basis, pro rata over the period of instruction. Our tuition and other net revenues also include rEsource® fees, application fees, commissions from the sale of education-related products, other student fees, and other income. Our tuition and other net revenues vary from period to period based on several factors that include: 1) the aggregate number of students attending classes; 2) the number of classes held during the period; and 3) the weighted average tuition price per credit hour (weighted by program and location). University of Phoenix tuition revenues currently represent approximately 89.4% of consolidated tuition revenues. Institute for Professional Development tuition revenues consist of the contractual share of tuition revenues from students enrolled in related programs at its client institutions. Institute for Professional Development’s contracts with its respective client institutions generally have terms of five to ten years with provisions for renewal.
     Our educational programs range in length from one-day seminars to degree programs lasting up to four years. Students in our degree programs generally enroll in a program of study that encompasses a series of five to nine-week courses that are taken consecutively over the length of the program. Students are billed on a course-by-course basis when the student first attends a session, resulting in the recording of a receivable from the student and deferred tuition revenue in the amount of the billing. The related revenue for each course, including that portion of tuition revenues to which we are entitled under the terms of our revenue-sharing contracts with Institute for Professional Development client institutions, is recognized on a pro-rata basis over the period of instruction for each course. Fees for rEsource®, University of Phoenix’s online delivery method for course materials, are also recognized on a pro-rata basis over the period of instruction. Application fee revenue and related costs are deferred and recognized on a pro-rata basis over the period of the program. Seminars, continuing education programs, and many of the College for Financial Planning’s non-degree programs are usually billed in one installment with the related revenue also recognized on a pro-rata basis over the period of instruction.
     Tuition and other revenues are shown net of discounts relating to a variety of promotional programs. Such discounts totaled $107.6 million (4.6% of gross revenues), $62.3 million (3.3% of gross revenues), and $38.9 million (2.8% of gross revenues) in 2005, 2004, and 2003, respectively.
Allowance for Doubtful Accounts
     Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. Estimates are used in determining our allowance for doubtful accounts and are based on our historical collection experience, current trends, and a percentage of our accounts receivable by aging category. In determining these percentages, we look at historical write-offs of our receivables. A significant change in the aging of our accounts receivable balances would have an effect on the allowance for doubtful accounts balance. Our accounts receivable are written-off once the account is deemed to be uncollectible. This typically occurs once we have exhausted all efforts to collect the account, which includes collection attempts by company employees and outside collection agencies.
Income Taxes
     Our effective tax rate differs from the statutory rate primarily due to state taxes and the tax impact of tax-exempt interest income. The effective tax rate was 39.1%, 39.2%, and 38.5% in 2005, 2004, and 2003, respectively. Our future effective tax rates could be adversely affected by changes in the valuation of our deferred tax assets or liabilities or changes in tax laws or interpretations thereof. In addition, we are subject to the examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes.
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
Impairment of Intangible Assets
     Our intangible assets primarily consist of approximately $37.1 million in unamortized cost in excess of fair value of assets purchased (i.e. goodwill) resulting from our acquisitions of Western International University and the College for Financial Planning. Intangible assets, including cost in excess of fair value of assets purchased, are reviewed for impairment on an annual basis or whenever events or circumstances indicate that the estimated fair value is less than the related carrying value. The carrying value of cost in excess of fair value of assets purchased is assessed for any permanent impairment by evaluating the operating performance and using valuation techniques such as future discounted cash flows of the underlying businesses. In assessing the recoverability of our goodwill and other intangibles we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record non-cash impairment charges for these assets not previously recorded. We have selected August 31 as the date on which we will perform our annual goodwill impairment test. We performed our annual impairment test as of August 31, 2005, and concluded that no impairment charge was required.
Recent Accounting Pronouncements
     In March 2004, the Financial Accounting Standards Board (“FASB”) issued Emerging Issues Task Force Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (“EITF 03-1”). EITF 03-1 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued Staff Position EITF No. 03-1-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-1 to investments in securities that are impaired. We do not believe that the adoption of EITF 03-1 will have a material impact on our financial condition or results of operations.
     In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all stock-based compensation payments and supersedes our current accounting under Accounting Principles Board (“APB”) Opinion No. 25. SFAS 123(R) is effective for all annual periods beginning after June 15, 2005. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to the adoption of SFAS 123(R).
     We adopted SFAS 123(R) in the first quarter of 2006 and will continue to evaluate the impact of SFAS 123(R) on our operating results and financial condition. The pro forma information in Note 2 presents the estimated compensation charges under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” As a result of the provisions of SFAS 123(R) and SAB 107, we expect the compensation charges under SFAS 123(R) to reduce diluted income per share by approximately $0.10 per share for fiscal 2006. However, our assessment of the estimated compensation charges is affected by our stock price as well as assumptions regarding a number of complex and subjective variables and the related tax impact. These variables include, but are not limited to, the volatility of our stock price and employee stock option exercise behaviors. We will recognize compensation cost for stock-based awards issued after August 31, 2005, on a straight-line basis over the requisite service period for the entire award.
     In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (“SFAS 153”). SFAS 153 requires that exchanges of nonmonetary assets are to be measured based on fair value and eliminates the exception for exchanges of nonmonetary, similar productive assets, and adds an exemption for nonmonetary exchanges that do not have commercial substance. We adopted SFAS 153 on September 1, 2005. The adoption of SFAS 153 is expected to have no material impact on our financial condition or results of operations.
     In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS 154”). SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. We plan to adopt SFAS 154 beginning in the first quarter of fiscal 2007.
Results of Operations
     We categorize our expenses as instructional costs and services, selling and promotional, and general and administrative. Instructional costs and services at University of Phoenix, Western International University, and the College for Financial Planning consist primarily of costs related to the delivery and administration of our educational programs and include faculty compensation, administrative salaries for departments that provide service directly to the students, financial aid processing costs, the costs of educational materials sold, facility leases and other occupancy costs, bad debt expense, and depreciation and amortization of property and equipment. University of Phoenix and Western International University faculty members are primarily contracted for one course offering at a time. All classroom facilities are leased or, in some cases, are provided by the students’ employers at no charge to us. Instructional costs and services at Institute for Professional Development consist primarily of program administration, student services, and classroom lease expense. Most of the other instructional costs for Institute for Professional Development-assisted programs, including faculty, financial aid processing, and other administrative salaries, are the responsibility of its client institutions. Costs related to the start-up of new campuses and learning centers are expensed as incurred.
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
     The following table sets forth an analysis of our Consolidated Statements of Income for 2005, 2004, and 2003:

				Percent of Revenues
	Year Ended August 31,			Year Ended August 31,			Percent Change
(In thousands, except percentages)	2005	2004	2003	2005	2004	2003	2005 vs. 2004	2004 vs. 2003

Revenues:
Tuition and other, net	$2,251,472	$1,798,423	$1,339,517	100.0%	100.0%	100.0%	25.2%	34.3%

Costs and expenses:
Instructional costs and services	935,743	765,495	612,940	41.6	42.5	45.8	22.2	24.9
Selling and promotional	484,770	383,078	272,348	21.5	21.3	20.3	26.5	40.7
General and administrative	98,286	88,090	66,970	4.3	4.9	5.0	11.6	31.5
Stock-based compensation	19,824	123,535		0.9	6.9		-84.0

	1,538,623	1,360,198	952,258	68.3	75.6	71.1	13.1	42.8

Income from operations	712,849	438,225	387,259	31.7	24.4	28.9	62.7	13.2
Interest income and other, net	16,993	18,263	14,545	0.7	1.0	1.1	-7.0	25.6

Income before income taxes	729,842	456,488	401,804	32.4	25.4	30.0	59.9	13.6
Provision for income taxes	285,111	178,714	154,794	12.6	10.0	11.6	59.5	15.5

Net income	$444,731	$277,774	$247,010	19.8%	15.4%	18.4%	60.1%	12.5%

     Refer to the above Analysis of Consolidated Statements of Income when reading the results of operations discussion below.
Tuition and Other, Net
     Our tuition and other net revenues increased by 25.2% in 2005 primarily due to a 23.6% increase in average degree student enrollments and tuition price increases averaging four to six percent (depending on the geographic area and program), partially offset by an increase in tuition and other discounts of $45.3 million between periods. Most of our campuses, which include their respective learning centers, had increases in net revenues and degree student enrollments from 2004 to 2005. The increase in discounts between years is primarily due to an increase in military students and a promotional discount offered by University of Phoenix during 2005.
     Our tuition and other net revenues increased by 34.3% in 2004 primarily due to a 27.4% increase in average degree student enrollments and tuition price increases averaging four to six percent (depending on the geographic area and program), partially offset by an increase in tuition and other discounts of $23.4 million between periods. Most of our campuses, which include their respective learning centers, had increases in net revenues and degree student enrollments from 2003 to 2004. The increase in discounts between years is primarily due to an increase in military students.
     Tuition and other net revenues for 2005, 2004, and 2003 consist primarily of $2.088 billion, $1.682 billion, and $1.261 billion, respectively, of net tuition revenues from students enrolled in degree programs and $10.0 million, $9.9 million, and $10.9 million, respectively, of net tuition revenues from students enrolled in non-degree programs.
     Information about our tuition and other net revenues by operating segment on a percentage basis is as follows:

	Year Ended August 31,
	2005	2004	2003

University of Phoenix	89.4%	94.4%	93.4%
Other Schools	10.5	5.4	6.5
Corporate	0.1	0.2	0.1

Tuition and other, net	100.0%	100.0%	100.0%

     Tuition and other net revenues at Other Schools increased as a percentage of total revenues due to enrollment in associates degree programs at Axia College of Western International University during 2005. Axia College began offering these programs in September 2004.
Instructional Costs and Services
     Instructional costs and services increased by $170.2 million in 2005 versus 2004. Instructional costs and services increased by $152.6 million in 2004 versus 2003. The following table sets forth the increases in significant components of instructional costs and services, in millions:

				Percent of Revenues
	Year Ended August 31,			Year Ended August 31,			Percent Change
	2005	2004	2003	2005	2004	2003	2005 vs. 2004	2004 vs. 2003

Employee compensation and related expenses	$338.4	$277.5	$218.8	15.0%	15.4%	16.3%	21.9%	26.8%
Faculty compensation	195.1	154.2	128.7	8.7%	8.6%	9.6%	26.5%	19.8%
Classroom lease expenses and depreciation	172.5	143.4	126.5	7.7%	8.0%	9.5%	20.3%	13.4%
Financial aid processing costs	43.3	32.4	19.3	1.9%	1.8%	1.5%	33.6%	67.9%
Bad debt expense	45.5	27.0	20.7	2.0%	1.5%	1.5%	68.5%	30.4%
U.S. Department of Education settlement		9.8			0.5%		-100.0%
Other instructional costs and services	140.9	121.2	98.9	6.3%	6.7%	7.4%	16.3%	22.5%

Instructional costs and services	$935.7	$765.5	$612.9	41.6%	42.5%	45.8%	22.2%	24.9%

     Instructional costs and services as a percentage of tuition and other net revenues decreased in 2005 versus 2004 and in 2004 versus 2003 due primarily to greater tuition and other net revenues being spread over the fixed costs related to centralized student services, partially offset by the U.S. Department of Education settlement in 2004 related to the Department’s program review. We may not be able to leverage our recurring costs to the same extent as we face increased costs related to our expansion into new geographic markets. The increase in bad debt expense as a percentage of revenue between 2004 and 2005 is the result of increased days sales outstanding (“DSO”) in receivables during 2005. DSO were 33 days and 30 days, as of August 31, 2005 and 2004, respectively.
Selling and Promotional Expenses
     Selling and promotional expenses increased by $101.7 million in 2005 versus 2004. Selling and promotional expenses increased by $110.7 million in 2004 versus 2003. The following table sets forth the increases in significant components of selling and promotional expenses, in millions:

				Percent of Revenues
	Year Ended August 31,			Year Ended August 31,			Percent Change
	2005	2004	2003	2005	2004	2003	2005 vs. 2004	2004 vs. 2003

Enrollment advisors’ compensation and related expenses	$206.5	$157.4	$107.4	9.2%	8.8%	8.0%	31.2%	46.6%
Advertising	224.0	174.6	126.5	9.9%	9.7%	9.4%	28.3%	38.0%
Other selling and promotional expenses	54.3	51.1	38.4	2.4%	2.8%	2.9%	6.3%	33.1%

Selling and promotional expenses	$484.8	$383.1	$272.3	21.5%	21.3%	20.3%	26.5%	40.7%

     Selling and promotional expenses increased as a percentage of revenue in 2005 versus 2004 and in 2004 versus 2003 due principally to an increase in the number of enrollment advisors and increased advertising as a percentage of revenue, partially offset by a decrease in other selling and promotional expenses as a percentage of revenue between periods.

General and Administrative Expenses
     General and administrative expenses increased by $10.2 million in 2005 versus 2004. General and administrative expenses increased by $21.1 million in 2004 versus 2003. The following table sets forth the increases in significant components of general and administrative expenses, in millions:

				Percent of Revenues
	Year Ended August 31,			Year Ended August 31,			Percent Change
							2005 vs.	2004 vs.
	2005	2004	2003	2005	2004	2003	2004	2003

Employee compensation and related expenses	$45.6	$46.8	$36.1	2.0%	2.6%	2.7%	-2.6%	29.6%
Administrative space and depreciation	20.2	13.1	10.4	0.9%	0.7%	0.8%	54.2%	26.0%
Other general and administrative expenses	32.5	28.2	20.5	1.4%	1.6%	1.5%	15.2%	37.6%

General and administrative expenses	$98.3	$88.1	$67.0	4.3%	4.9%	5.0%	11.6%	31.5%

     General and administrative expenses as a percentage of tuition and other net revenues decreased in 2005 versus 2004 and in 2004 versus 2003, due primarily to greater tuition and other net revenues being spread over the fixed costs related to various centralized functions such as information services, corporate accounting, and human resources. The decrease in employee compensation and related expenses as a percentage of revenue between 2004 and 2005 is primarily due to a decrease in management bonuses. The increase in administrative space and depreciation as a percentage of revenue between 2004 and 2005 is primarily due to the new data center that was completed in the third quarter of 2005 and non-cash early occupancy expenses of $2.9 million recorded in the third quarter of 2005.
Stock-Based Compensation Expense
     The conversion of University of Phoenix Online common stock on August 27, 2004, required us to record a stock-based compensation charge related to the conversion of University of Phoenix Online stock options into Apollo Education Group Class A stock options. As required by Emerging Issues Task Force No. 00-23 “Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44,” we recognized approximately $123.5 million of non-cash pre-tax stock-based compensation expense in the fourth quarter of 2004 and an additional $19.8 million in the fourth quarter of 2005 as additional options vested.
Interest Income and Other, Net
     Net interest income and other decreased $1.3 million in 2005 versus 2004. Net interest income and other increased $3.7 million in 2004 versus 2003. The decrease in 2005 was primarily attributable to the decrease in cash equivalents and marketable securities between periods primarily as a result of stock repurchases, partially offset by cash flows from operations. The increase in 2004 was primarily attributable to the increase in cash equivalents and marketable securities between periods primarily as a result of the investment of cash flows from operations. Interest expense was $116,000, $79,000, and $273,000 in 2005, 2004, and 2003, respectively.
Effective Income Tax Rate
     Our effective income tax rate decreased to 39.1% in 2005 from 39.2% in 2004, primarily as a result of a refund during 2005 of state taxes previously paid and fully reserved. Our effective income tax rate increased to 39.2% in 2004, from 38.5% in 2003, primarily as a result of a refund of state income taxes received during 2003.
Effect of Hurricanes
     During the period from August to October 2005, various hurricanes devastated certain portions of the Gulf Coast region as well as Florida where both University of Phoenix and Institute for Professional Development have physical locations. In addition, both University of Phoenix Online and Axia College have students that live in these regions and attend classes online. Because only three business days in the quarter were affected by Hurricane Katrina, our results of operations for the fourth quarter were not significantly impacted.
     We expect near-term effects from these hurricanes will impact 2006 earnings. All but our main campuses in New Orleans, LA and Plantation, FL are now open and fully operational. At this time, we are unable to predict when the New Orleans, LA and Plantation, FL campuses may reopen, and whether or not the students living in this region will return. Furthermore, the timeframe for the reconstruction of the devastated areas of New Orleans and the re-establishment of its local population and their livelihoods cannot yet be predicted. In addition, the other hurricanes caused temporary closures at several of our locations in Texas and Florida.
Liquidity, Capital Resources, and Financial Position
Liquidity and Capital Resources
     The following sections discuss the effects of changes in our balance sheets, cash flows, and commitments and contingencies on our liquidity and capital resources.
     Cash and cash equivalents and marketable securities. Cash and cash equivalents and marketable securities were $467.1 million as of August 31, 2005, a decrease from $809.6 million at August 31, 2004. The decrease was primarily a result of the repurchase of Apollo Education Group Class A common stock of $808.2 million, capital expenditures of $103.8 million, and net purchases of restricted securities of $41.2 million, partially offset by cash provided by operating activities of $565.7 million and cash provided by the issuance of Apollo Education Group Class A common stock of $52.8 million, related to employee stock option exercises and employee stock purchases during the period.
     Restricted cash and auction-rate securities. The U.S. Department of Education requires that Title IV Program funds collected in advance of student billings be kept in a separate cash or cash equivalent account until the students are billed for that portion of their program. In addition, all Title IV Program funds received by us through electronic funds transfer are subject to certain holding period restrictions. These funds generally remain in these separate accounts for an average of 60 to 75 days from receipt. As of August 31, 2005, we had approximately $225.7 million in this separate account, which is reflected in the Consolidated Balance Sheets as restricted cash to comply with these requirements. These restrictions on cash have not affected our ability to fund daily operations.
     Capital expenditures. Capital expenditures decreased to $103.8 million during 2005, from $107.7 million during 2004, primarily due to the purchase of land, two buildings, and the capital improvements to the buildings totaling $33.0 million for future University of Phoenix Online expansion during the first nine months of 2004. In June 2004, the two buildings were sold for $31.3 million and are being leased back under a ten-year lease agreement. Excluding the costs related to the land and buildings for future University of Phoenix Online expansion, capital expenditures increased to $103.8 million in 2005 from $74.7 million in 2004, due to costs incurred related to the construction of a new data center and normal recurring capital expenditures due to the overall increase in student and employee levels resulting from the growth in the business. Total purchases of property and equipment for the year ended August 31, 2006, are expected to range from $100 to $120 million. These expenditures will primarily be related to new campuses and learning centers and increases in normal recurring capital expenditures due to the overall increase in student and employee levels resulting from the growth in the business.
     Future cash flows. We expect that cash provided by operating activities may fluctuate in future periods as a result of several factors, including fluctuations in our operating results, accounts receivable collections, and the timing of tax and other payments. Based on past performance and current expectations, we believe that our cash and cash equivalents, marketable securities, and cash generated from operations will satisfy our working capital needs, capital expenditures, stock repurchases, commitments, and other liquidity requirements associated with our existing operations through at least the next 12 months and the foreseeable future. We believe that the most strategic uses of our cash resources include repurchase of shares and start-up costs associated with new campuses. There are no transactions, arrangements, and other relationships with unconsolidated entities or other persons that are reasonably likely to materially affect liquidity or the availability of our requirements for capital.
     Letter of credit. An unsecured letter of credit for Western International University, in the amount of $492,500, expiring in March 2006, is outstanding.
     Financial responsibility. The Title IV Regulations, as revised, require all higher education institutions to meet a minimum composite score to be deemed financially responsible by the U.S. Department of Education. If the minimum composite score of 1.0 is not met, an institution would fall under alternative standards and may lose its eligibility to participate in Title IV Programs. The maximum composite score is 3.0. As of August 31, 2005, University of Phoenix’s and Western International University’s composite scores were 3.0 and 2.8, respectively. These requirements apply separately to University of Phoenix and Western International University and to each of the respective Institute for Professional Development client institutions, but not to us on a consolidated basis.
     Accounts receivable, net. Accounts receivable, net was $201.6 million and $146.5 million as of August 31, 2005 and 2004, respectively. Days sales outstanding (“DSO”) in receivables, net as of August 31, 2005 and 2004, were 33 days and 30 days, respectively. Our accounts receivable and DSO are primarily affected by collections performance. Improved collections performance will result in reduced DSO.
Commitments and Contingencies
     Leases. We currently lease the majority of our administrative and educational facilities under operating lease agreements. Most lease agreements contain tenant improvement allowances, rent holidays, and/or rent escalation clauses. In instances where one or more of these items are included in a lease agreement, we record a deferred rent liability on the Consolidated Balance Sheet and amortize the items on a straight-line basis over the term of the lease as additions to rent expense. Lease terms generally range from five to ten years with one to two renewal options for extended terms. Management expects that as these leases expire, they will be renewed or replaced by other leases in the normal course of business. For leases with renewal options, we record rent expense and amortize the leasehold improvements on a straight-line basis over the initial non-cancelable lease term (in instances where the lease term is shorter than the economic life of the asset) as we do not believe that the renewal of the option is reasonably assured. We are required to make additional payments under operating lease terms for taxes, insurance, and other operating expenses incurred during the operating lease period. We also lease space from time to time on a short-term basis in order to provide specific courses or programs.
     On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission issued a letter to the American Institute of Certified Public Accountants expressing its views regarding certain operating lease accounting issues and their application under GAAP. In light of this letter, we initiated a review of our lease-related accounting and determined that our previous method of accounting for leasehold improvements funded by landlord incentives or allowances under operating leases (“tenant improvement allowances”) was not in accordance with GAAP. We have historically accounted for tenant improvement allowances as reductions to the related leasehold improvement asset on the Consolidated Balance Sheets and capital expenditures in investing activities on the Consolidated Statements of Cash Flows. Management determined that the appropriate interpretation of FASB Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases,” requires these allowances to be recorded as a leasehold improvement asset and deferred rent liability on the Consolidated Balance Sheets and as both an investing activity (addition to property and equipment) and a component of operating activities on the Consolidated Statements of Cash Flows. In the second quarter of 2005, we recorded additional leasehold improvements and deferred rent in our Consolidated Balance Sheets to reflect the unamortized portion of tenant improvement allowances and deferred rent liabilities for existing leases. We also revised the presentation of the Consolidated Statements of Cash Flows to reflect cash reimbursements received for tenant improvement allowances during the periods presented as additions to property and equipment and an increase in operating activities. These changes had no material effect on prior period operations and, thus, did not require a restatement of the Consolidated Statements of Income and the Consolidated Statements of Cash Flows. As of August 31, 2005, we have unamortized tenant improvement allowances of $49.1 million.
     Contractual obligations and other long-term liabilities. As of August 31, 2005, future minimum cash payments due under contractual obligations, including our non-cancelable operating lease agreements, are as follows, in thousands:

		Payments Due by Period
		Less Than 1			More Than 5
Contractual Obligations		Year	1-3 Years	3-5 Years	Years	Total

Operating lease obligations		$122,863	$230,311	$180,030	$135,059	$668,263
Contractual obligations		1,035	270			1,305
Purchase obligations	[1]	83,500	19,850			103,350
Other long-term obligations	[2]	3	34		1,613	1,650

Total		$207,401	$250,465	$180,030	$136,672	$774,568

1)	Amounts primarily consist of purchase obligations for construction of building for future Online expansion.

2)	Amounts primarily consist of a deferred compensation payment due to John G. Sperling, our Founder.
     Contingencies. On approximately October 12, 2004, a class action complaint was filed in the United States District Court for the District of Arizona, captioned Sekuk Global Enterprises et. al. v. Apollo Group, Inc. et. al., Case No. CV 04-2147 PHX NVW. A second class action complaint making similar allegations was filed on or about October 18, 2004, in the United States District Court for the District of Arizona, captioned Christopher Carmona et. al. v. Apollo Group, Inc. et. al., Case No. CV 04-2204 PHX EHC. A third class action complaint making similar allegations was filed on or about October 28, 2004, in the United States District Court for the District of Arizona, captioned Jack B. McBride et. al. v. Apollo Group, Inc. et. al., Case No. CV 04-2334 PHX LOA. The Court

consolidated the three pending class action complaints and a consolidated class action complaint was filed on May 16, 2005 by the Lead Plaintiff. Lead Plaintiff purports to represent a class of our shareholders who acquired their shares between February 27, 2004, and September 14, 2004, and seeks certification as a class and monetary damages in unspecified amounts. Lead Plaintiff alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated under the Exchange Act, by us for our issuance of allegedly materially false and misleading statements in connection with our failure to publicly disclose the contents of the U.S. Department of Education’s program review report. A motion to dismiss the consolidated class action complaint was filed on June 15, 2005, on behalf of Apollo Group, Inc. and the individual named defendants. The Court denied the motion to dismiss on October 18, 2005. While the outcomes of these legal proceedings are uncertain, management does not expect a material adverse effect on our business, financial position, results of operations, or cash flows to result from these actions.
     On August 29, 2003, we were notified that a qui tam action had been filed against us on March 7, 2003, in the United States District Court for the Eastern District of California by two current employees on behalf of themselves and the federal government. When the Government declines to intervene in a qui tam action, as it has done in this case, the relators may elect to pursue the litigation on behalf of the Government and, if they are successful, receive a portion of the federal government’s recovery. The qui tam action alleges, among other things, violations of the False Claims Act 31 U.S.C. § 3729(a)(1) and (2), by University of Phoenix for submission of a knowingly false or fraudulent claim for payment or approval, and knowingly false records or statements to get a false or fraudulent claim paid or approved in connection with federal student aid programs, and asserts that University of Phoenix improperly compensates its employees. On or about October 20, 2003, a motion to dismiss the action was filed and was subsequently granted with leave to amend the complaint. Subsequently, a second amended complaint was filed on or about March 3, 2004. A motion to dismiss this amended complaint was filed on or about March 22, 2004, and the case was subsequently dismissed with prejudice. On June 11, 2004, an appeal was filed with the United States Ninth Circuit Court of Appeals. While the outcome of this legal proceeding is uncertain, management does not expect a material adverse effect on our business, financial position, results of operations, or cash flows to result from this action.
     On approximately September 26, 2003, a class action complaint was filed in the Superior Court of the State of California for the County of Orange, captioned Bryan Sanders et. al. v. University of Phoenix, Inc. et. al., Case No. 03CC00430. Plaintiff, a former academic advisor with University of Phoenix, filed this class action on behalf of himself and current and former academic advisors employed by us in the State of California and seeks certification as a class, monetary damages in unspecified amounts, and injunctive relief. Plaintiff alleges that during his employment, he and other academic advisors worked in excess of 8 hours per day or 40 hours per week, and contends that we failed to pay overtime. On June 6, 2005, the court granted plaintiffs’ motion to remove Bryan Sanders as the named plaintiff and replace him with Deryl Clark and Romero Ontiveros. Plaintiff’s counsel has advised defendants and the court that Mr. Ontiveros no longer intends to serve as a named plaintiff. Five status conferences have occurred and the parties are now in the process of discovery. The court has granted defendants’ motion to transfer venue to the Superior Court of the State of California for the County of Solano. Plaintiff’s previously filed motion to certify the class now will be decided by the Solano County Superior Court. While the outcome of this legal proceeding is uncertain, management does not expect a material adverse effect on our business, financial position, results of operations, or cash flows to result from this action.
     We are subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations, or cash flows.
Stock Repurchase Program
     Our Board of Directors has previously authorized a program allocating up to $1.55 billion of our funds to repurchase shares of Apollo Education Group Class A common stock and University of Phoenix Online common stock. While it was outstanding, we repurchased approximately 2,025,000 shares of University of Phoenix Online common stock at a total cost of approximately $132.0 million. As of August 31, 2005, we had repurchased approximately 26,983,000 shares of Apollo Education Group Class A common stock at a total cost of approximately $1.4 billion, including 141,000 shares at a cost of $6.2 million in 2003, 5.7 million shares at a cost of $443.5 million in 2004, and 11.1 million shares at a cost of $808.2 million in 2005. On October 7, 2005, our Board of Directors authorized a program allocating up to an additional $300 million of our funds to repurchase shares of Apollo Education Group Class A common stock. An additional 3,751,000 shares of Apollo Education Group Class A common stock were repurchased between September 1, 2005 and October 31, 2005 at a cost of approximately $231.0 million.
     As of August 31, 2005, 1,899,000 shares of our treasury stock have been used to secure receivables between Apollo Group and two of its subsidiaries.
Seasonality in Results of Operations

     We experience seasonality in our results of operations primarily as a result of changes in the level of student enrollments. While we enroll students throughout the year, second quarter (December through February) degree student enrollments and related revenues generally are lower than other quarters due to seasonal breaks in December and January. Second quarter costs and expenses historically increase as a percentage of tuition and other net revenues as a result of certain fixed costs not significantly affected by the seasonal second quarter declines in net revenues.
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
Quantitative and Qualitative Disclosures about Market Risk
     Our portfolio of marketable securities includes numerous issuers, varying types of securities, and varying maturities. We intend to hold all securities, other than auction-rate securities, to maturity. The fair value of our portfolio of marketable securities would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due primarily to the short-term nature of the portfolio. We do not hold or issue derivative financial instruments.
Controls and Procedures
Evaluation of Disclosure Controls and Procedures
     Under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined under Rules 13a-15(e) and 15d-15(e), promulgated under the Exchange Act. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of the end of our most recently completed fiscal quarter, our disclosure controls and procedures were effective to ensure that information is gathered, analyzed, and disclosed on a timely basis.
Change in Internal Control Over Financial Reporting
     There were no significant changes in our internal control over financial reporting that occurred during our most recently completed fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Notwithstanding the foregoing, a control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that it will detect or uncover failures within Apollo to disclose material information otherwise required to be set forth in our periodic reports.
Management’s Report on Internal Control Over Financial Reporting
     Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control system was designed to provide reasonable assurance to our management and board of directors regarding the preparation and fair presentation of published financial statements.
     All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.
     Our management assessed the effectiveness of our internal control over financial reporting as of August 31, 2005. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. Based on our assessment, we believe that, as of August 31, 2005, our internal control over financial reporting is effective based on those criteria.
     Deloitte & Touche, LLP has audited this assessment of our internal control over financial reporting; their report follows.

Independent Auditors’ Report on Our Assessment of Our Internal Control Over Financial Reporting
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of
Apollo Group, Inc. and Subsidiaries:
Phoenix, Arizona
     We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Apollo Group, Inc. and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of August 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
     A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of August 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of August 31, 2005, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended August 31, 2005, of the Company and our reports dated November 10, 2005 expressed an unqualified opinion on those financial statements.
DELOITTE & TOUCHE LLP
Phoenix, Arizona
November 10, 2005

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of
Apollo Group, Inc. and Subsidiaries:
Phoenix, Arizona
We have audited the accompanying consolidated balance sheets of Apollo Group, Inc. and subsidiaries (the “Company”) as of August 31, 2005 and 2004, and the related consolidated statements of income, other comprehensive income, shareholders’ equity, and cash flows for each of the two years in the period ended August 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Apollo Group, Inc. and subsidiaries as of August 31, 2005 and 2004, and the results of their operations and their cash flows for each of the two years in the period ended August 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of August 31, 2005, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 10, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
DELOITTE & TOUCHE LLP
Phoenix, Arizona
November 10, 2005

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Apollo Group, Inc.:
In our opinion, the consolidated statements of income, of comprehensive income, of changes in shareholders’ equity and of cash flows for the year ended August 31, 2003 (appearing on pages 27 through 41) of Apollo Group, Inc.’s 2005 Annual Report to Shareholders present fairly, in all material respects, the results of operations and cash flows of Apollo Group, Inc. and its subsidiaries for the year ended August 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
PricewaterhouseCoopers LLP
Phoenix, Arizona
September 30, 2003, except as to paragraphs 3 and 4 of Note 2, which is as of November 10, 2005

APOLLO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	August 31,
(Dollars in thousands)	2005	2004

Assets:
Current assets
Cash and cash equivalents	$145,607	$156,669
Restricted cash	225,706	78,413
Auction-rate securities—restricted		106,050
Marketable securities	224,112	336,193
Receivables, net	201,615	146,497
Deferred tax assets, net	14,991	10,020
Other current assets	23,058	20,842

Total current assets	835,089	854,684
Property and equipment, net	268,661	212,205
Marketable securities	97,350	316,743
Cost in excess of fair value of assets purchased, net	37,096	37,096
Deferred tax assets, net	35,756	47,520
Other assets (includes receivable from related party of $14,843 in 2005 and $13,820 in 2004)	28,993	26,853

Total assets	$1,302,945	$1,495,101

Liabilities and Shareholders’ Equity:
Current liabilities
Current portion of long-term liabilities	$18,878	$14,218
Accounts payable	40,129	50,895
Accrued liabilities	61,315	69,481
Income taxes payable	9,740	11,856
Student deposits and current portion of deferred revenue	387,910	323,332

Total current liabilities	517,972	469,782
Deferred tuition revenue, less current portion	351	528
Long-term liabilities, less current portion	77,748	67,650

Total liabilities	596,071	537,960

Commitments and contingencies
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized; none issued
Apollo Education Group Class A nonvoting common stock, no par value, 400,000,000 shares authorized; 188,002,000 and 187,567,000 issued at August 31, 2005 and 2004, respectively, and 179,184,000 and 187,567,000 outstanding at August 31, 2005 and 2004, respectively	103	103
Apollo Education Group Class B voting common stock, no par value, 3,000,000 shares authorized; 477,000 issued and outstanding at August 31, 2005 and 2004	1	1
Additional paid-in capital		28,787
Apollo Education Group Class A treasury stock, at cost, 8,818,000 shares at August 31, 2005	(645,742)
Retained earnings	1,353,650	928,815
Accumulated other comprehensive loss	(1,138)	(565)

Total shareholders’ equity	706,874	957,141

Total liabilities and shareholders’ equity	$1,302,945	$1,495,101

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended August 31,
(In thousands, except per share amounts)	2005	2004	2003

Revenues:
Tuition and other, net	$2,251,472	$1,798,423	$1,339,517

Costs and expenses:
Instructional costs and services	935,743	765,495	612,940
Selling and promotional	484,770	383,078	272,348
General and administrative	98,286	88,090	66,970
Stock-based compensation	19,824	123,535

	1,538,623	1,360,198	952,258

Income from operations	712,849	438,225	387,259
Interest income and other, net	16,993	18,263	14,545

Income before income taxes	729,842	456,488	401,804
Provision for income taxes	285,111	178,714	154,794

Net income	$444,731	$277,774	$247,010

Income attributed to Apollo Education Group common stock:
Net income	$444,731	$277,774	$247,010
Stock dividends paid		(114,155)
Income attributed to University of Phoenix Online common shareholders		(25,819)	(15,308)

Income attributed to Apollo Education Group common shareholders	$444,731	$137,800	$231,702

Income attributed to University of Phoenix Online common stock:
Net income		$25,819	$15,308
Stock dividends paid		114,155

Income attributed to University of Phoenix Online common shareholders		$139,974	$15,308

Earnings per share attributed to Apollo Education Group common stock:

Basic income per share	$2.43	$0.78	$1.32

Diluted income per share	$2.39	$0.77	$1.30

Basic weighted average shares outstanding	182,928	176,175	174,985

Diluted weighted average shares outstanding	186,015	178,897	177,637

Earnings per share attributed to University of Phoenix Online common stock:

Basic income per share		$8.85	$1.01

Diluted income per share		$8.19	$0.93

Basic weighted average shares outstanding		15,825	15,154

Diluted weighted average shares outstanding		17,081	16,518

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended August 31,
(In thousands)	2005	2004	2003

Net income	$444,731	$277,774	$247,010
Other comprehensive income:
Currency translation loss	(573)	(241)	(427)

Comprehensive income	$444,158	$277,533	$246,583

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock
					University of					University of
	Apollo Education Group				Phoenix Online			Apollo Education Group		Phoenix Online			Accumulated
	Class A Nonvoting		Class B Voting		Nonvoting		Additional	Class A Treasury Stock		Treasury Stock			Other	Total
		Stated		Stated		Stated	Paid-in		Stated		Stated	Retained	Comprehensive	Shareholders’
(In thousands)	Shares	Value	Shares	Value	Shares	Value	Capital	Shares	Value	Shares	Value	Earnings	Income	Equity

Balance at August 31, 2002	177,383	$103	484	$1	14,256	$0	$227,155	4,162	($46,029)	24	($526)	$518,186	$103	$698,993
Treasury stock purchases					(151)			141	(6,185)	151	(6,613)			(12,798)
Stock issued under stock purchase plans					118		6,008	(94)	1,106					7,114
Stock issued under stock option plans					1,436		14,113	(2,106)	24,008	(89)	2,538			40,659
Tax benefits of stock options exercised							46,374							46,374
Conversion of Apollo Education Group Class B common stock to Apollo Education Group Class A common stock	6		(7)											—
Currency translation adjustment													(427)	(427)
Net income												247,010		247,010

Balance at August 31, 2003	177,389	103	477	1	15,659	—	293,650	2,103	(27,100)	86	(4,601)	765,196	(324)	1,026,925
Treasury stock purchases					(1,484)			5,674	(443,500)	1,484	(117,996)			(561,496)
Stock issued under stock purchase plans					77		4,154	(73)	2,057	(37)	2,746			8,957
Stock issued under stock option plans					616		3,098	(1,300)	27,264	(187)	11,735			42,097
Tax benefits of stock options exercised							39,590							39,590
Conversion of University of Phoenix Online common stock to Apollo Education Group Class A common stock	10,178				(14,868)		(549,395)	(6,404)	441,279	(1,346)	108,116			—
Stock dividends paid							114,155					(114,155)		—
Stock-based compensation							123,535							123,535
Currency translation adjustment													(241)	(241)
Net income												277,774		277,774

Balance at August 31, 2004	187,567	103	477	1	—	—	28,787	—	—	—	—	928,815	(565)	957,141
Treasury stock purchases								11,051	(808,192)					(808,192)
Stock issued under stock purchase plans	41						1,317	(122)	8,928					10,245
Stock issued under stock option plans	394						(91,111)	(2,111)	153,522			(19,896)		42,515
Tax benefits of stock options exercised							41,183							41,183
Stock-based compensation							19,824							19,824
Currency translation adjustment													(573)	(573)
Net income												444,731		444,731

Balance at August 31, 2005	188,002	$103	477	$1	—	$0	$0	8,818	($645,742)	—	$0	$1,353,650	($1,138)	$706,874

The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended August 31,
(In thousands)	2005	2004	2003

Cash flows provided by (used for) operating activities:
Net income	$444,731	$277,774	$247,010
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	19,824	123,535
Depreciation and amortization	54,498	43,196	40,305
Amortization of investment premiums	3,586	6,121	5,192
Provision for uncollectible accounts	45,412	26,877	20,746
Deferred income taxes	6,793	(47,287)	2,224
Tax benefits of stock options exercised	41,183	39,590	46,374
Cash received for tenant improvements	1,429	1,818	887
Non-cash early occupancy expense	2,935
Changes in assets and liabilities:
Receivables	(100,530)	(49,646)	(45,192)
Other assets	(3,814)	(4,664)	(3,404)
Accounts payable and accrued liabilities	(20,078)	34,122	16,506
Income taxes	(2,116)	12,698	(8,816)
Student deposits and deferred revenue	64,022	76,453	66,771
Other liabilities	7,870	4,016	2,685

Net cash provided by operating activities	565,745	544,603	391,288

Cash flows provided by (used for) investing activities:
Net additions to property and equipment	(103,790)	(74,727)	(56,699)
Purchase of land and buildings related to future Online expansion		(33,003)
Proceeds from sale-leaseback of Online buildings		31,278
Purchase of marketable securities	(124,235)	(900,706)	(1,100,709)
Maturities of marketable securities	452,123	1,087,452	798,906
Purchase of auction-rate securities—restricted	(350,774)	(232,095)	(187,360)
Maturities of auction-rate securities—restricted	309,531	195,248	139,996
Purchase of other assets	(3,657)	(3,081)	(2,198)

Net cash provided by (used for) investing activities	179,198	70,366	(408,064)

Cash flows provided by (used for) financing activities:
Purchase of Apollo Education Group Class A common stock	(808,192)	(443,500)	(6,185)
Issuance of Apollo Education Group Class A common stock	52,760	36,183	31,649
Purchase of University of Phoenix Online common stock		(117,996)	(6,613)
Issuance of University of Phoenix Online common stock		14,871	16,124
Payments on long-term debt			(4,600)

Net cash provided by (used for) financing activities	(755,432)	(510,442)	30,375

Currency translation loss	(573)	(241)	(427)

Net increase (decrease) in cash and cash equivalents	(11,062)	104,286	13,172
Cash and cash equivalents at beginning of year	156,669	52,383	39,211

Cash and cash equivalents at end of year	$145,607	$156,669	$52,383

Supplemental disclosure of cash flow information
Cash paid during the year for:
Income taxes	$239,327	$173,715	$115,067
Supplemental disclosure of non-cash investing activities
Deferred gain on sale-leaseback		$12,967
Tenant improvement allowances	$16,429	$19,372	$7,554
Purchases of property and equipment included in accounts payable	$2,352	$7,415
The accompanying notes are an integral part of these consolidated financial statements.

APOLLO GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Nature of Operations
Apollo Group, Inc. (“Apollo” or the “Company”), through its wholly-owned subsidiaries, The University of Phoenix, Inc. (“University of Phoenix”), Institute for Professional Development (“IPD”), The College for Financial Planning Institutes Corporation (the “College”), and Western International University, Inc. (“WIU”), has been providing higher education to working adults for almost 30 years.
University of Phoenix is a regionally accredited, private institution of higher education offering associates, bachelors, masters, and doctoral degree programs in business, criminal justice, education, health care, human services, information technology, management, and nursing. University of Phoenix has 63 local campuses and 112 learning centers located in 34 states, Puerto Rico, Alberta, and British Columbia. University of Phoenix also offers its educational programs worldwide through its computerized educational delivery system. University of Phoenix is accredited by The Higher Learning Commission (“HLC”) and is a member of the North Central Association of Colleges and Schools.
IPD provides program development and management services under long-term contracts to 23 regionally accredited private colleges and universities at 23 campuses and 39 learning centers in 25 states.
The College, located near Denver, Colorado, provides financial planning education programs, as well as regionally accredited graduate degree programs in financial planning, financial analysis, and finance.
WIU is accredited by HLC, and currently offers undergraduate and graduate degree programs at local campuses in Arizona and through joint ventures in China and India. Axia College of Western International University offers associate degrees in business, criminal justice, general studies, health administration, and information technology worldwide through its computerized educational delivery system.
The Company’s fiscal year is from September 1 to August 31. Unless otherwise stated, references to the years 2005, 2004, and 2003 relate to the fiscal years ended August 31, 2005, 2004, and 2003, respectively.
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
Apollo Group, Inc.’s Articles of Incorporation (“Articles”) gave us the right, at any time, to convert shares of University of Phoenix Online common stock to shares of Apollo Education Group Class A common stock. On August 6, 2004, our Board of Directors authorized the conversion of each share of University of Phoenix Online common stock to shares of Apollo Education Group Class A common stock effective August 27, 2004. In accordance with the terms of the Articles, each outstanding share of University of Phoenix Online common stock was converted into 1.11527 shares of Apollo Education Group Class A common stock as of August 27, 2004. The conversion ratio was based upon the relative market values of Apollo Education Group Class A common stock and University of Phoenix Online common stock averaged over the 20 trading days (July 9, 2004 through August 5, 2004) ending 5 trading days prior to August 12, 2004, the announcement date, and included a 10% premium on the value of University of Phoenix Online common stock, all as required by the terms of the Articles. The conversion resulted in the issuance of approximately 16.6 million new shares of Apollo Education Group Class A common stock. In addition, each unexercised option to purchase University of Phoenix Online common stock at August 27, 2004, was converted to 1.0766 options to purchase Apollo Education Group Class A common stock. The conversion ratio was based upon the relative market values of Apollo Education Group Class A common stock and University of Phoenix Online common stock at the close of the market on August 12, 2004, prior to the announcement. As a result of the conversion of University of Phoenix Online common stock to Apollo Education Group Class A common stock, Apollo Group, Inc. no longer reports separate financial statements for University of Phoenix Online.
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
As required by Emerging Issues Task Force No. 00-23, Issues Related to the Accounting for Stock Compensation under Accounting Principles Board (“APB”) Opinion No. 25 and Financial Accounting Standards Board (“FASB”) Interpretation No. 44, the Company recognized approximately $123.5 million of the pre-tax stock-based compensation expense in the fourth quarter of 2004 and an additional $19.8 million in the fourth quarter of 2005 as additional options vested. The Company expects to recognize an additional $2 million as the options vest through 2007.
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
Auction-rate securities
Auction-rate securities are securities with an underlying component of a long-term debt or an equity instrument. Auction-rate securities trade or mature on a shorter term than the underlying instrument based on an auction bid that resets the interest rate of the security. The auction or reset dates occur at intervals that are generally between 7 and 90 days of the purchase. These securities provide a higher interest rate than similar securities and provide high liquidity to otherwise longer term investments. Prior to the second quarter of 2005, the Company had classified its auction-rate securities as held-to-maturity and as cash equivalents, restricted cash, short-term marketable securities, or long-term marketable securities based on the period from the purchase date to the first reset date. Beginning in the second quarter of 2005, the Company began classifying auction-rate securities that had previously been classified as cash equivalents and restricted cash as short-term marketable securities because the underlying instruments have maturity dates exceeding three months. Additionally, the Company began classifying these securities as available-for-sale as the securities are not held to the maturity date of the underlying security. The Company also revised the presentation of the Consolidated Statements of Cash Flows to reflect the gross purchases and sales of these securities as investing activities for the auction-rate securities previously classified as cash equivalents and restricted cash. Prior periods have been reclassified to provide consistent presentation. This revision in classification had no impact on the total assets, current assets, or net income of the Company.
Restricted cash
The U.S. Department of Education requires that Title IV Program funds collected in advance of student billings be kept in a separate cash or cash equivalent account until the students are billed for that portion of their program. In addition, all Title IV Program funds received by the Company through electronic funds transfer are subject to certain holding period restrictions. These funds generally remain in these separate accounts for an average of 60 to 75 days from date of receipt. Restricted cash is excluded from cash and cash equivalents in the Consolidated Statements of Cash Flows until the cash is transferred from these restricted accounts to the Company’s operating accounts. The Company’s restricted cash is invested primarily in municipal bonds and U.S. government-sponsored enterprises with maturities of 90 days or less. In addition, until the end of the second quarter of 2005, the Company’s restricted cash was also invested in auction-rate securities with auction or reset dates of between 7 and 90 days of the purchase. The auction-rate securities that would have been included in restricted cash at August 31, 2004, are instead included in auction-rate securities—restricted. In 2005 the Company also concluded that it was appropriate to reflect gross purchases and sales of these securities as investing activities in the Consolidated Statements of Cash Flows rather than reflecting the net change in restricted cash as an operating activity. Prior periods have been reclassified to provide consistent presentation. This revision in classification had no impact on the total assets, current assets, or net income of the Company. This revision along with the auction-rate securities revision discussed above had the effect of increasing net cash provided by operating activities by $36.8 million in 2004 and $47.4 million in 2003.
Investments
Investments in marketable securities, such as municipal bonds and U.S. government-sponsored enterprises, are stated at amortized cost, which approximates fair value. It is the Company’s intention to hold its marketable securities, other than auction-rate securities, until maturity. Investments in other long-term investments are carried at cost and are included in other assets in the Consolidated Balance Sheets.
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
Revenues, receivables, and related liabilities
Approximately 93.2%, 94.1%, and 95.0% of the Company’s tuition and other net revenues during the years ended August 31, 2005, 2004, and 2003, respectively, consist of tuition revenues. Tuition revenue is recognized on a weekly basis, pro rata over the period of instruction. Tuition and other net revenues also include rEsource® fees, application fees, commissions from the sale of education-related products, other student fees, and other income. Tuition and other net revenues vary from period to period based on several factors that include: 1) the aggregate number of students attending classes; 2) the number of classes held during the period; and 3) the weighted average tuition price per credit hour (weighted by program and location). University of Phoenix tuition revenues represented approximately 89.4%, 95.2%, and 94.2% of consolidated tuition revenues during the years ended August 31, 2005, 2004, and 2003, respectively. IPD tuition revenues consist of the contractual share of tuition revenues from students enrolled in related programs at its client institutions. IPD’s contracts with its respective client institutions generally have terms of five to ten years with provisions for renewal.
The Company’s educational programs range in length from one-day seminars to degree programs lasting up to four years. Students in the Company’s degree programs generally enroll in a program of study that encompasses a series of five to nine-week courses that are taken consecutively over the length of the program. Students are billed on a course-by-course basis when the student first attends a session, resulting in the recording of a receivable from the student and deferred tuition revenue in the amount of the billing. The related revenue for each course, including that portion of tuition revenues to which the Company is entitled under the terms of its revenue-sharing contracts with IPD client institutions, is recognized on a pro rata basis over the period of instruction for each course. Fees for rEsource®, University of Phoenix’s online delivery method for course materials, are also recognized on a pro rata basis over the period of instruction. Application fee revenue and related costs are deferred and recognized on a pro rata basis over the period of the program. Seminars, continuing education programs, and many of the College’s non-degree programs are usually billed in one installment with the related revenue also recognized on a pro rata basis over the period of instruction.
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
Tuition and other revenues are shown net of discounts relating to a variety of promotional programs. Such discounts totaled $107.6 million (4.6% of gross revenues), $62.3 million (3.3% of gross revenues), and $38.9 million (2.8% of gross revenues) in 2005, 2004, and 2003, respectively.

Many of the Company’s students participate in government-sponsored financial aid programs under Title IV of the Higher Education Act of 1965, as amended. These financial aid programs generally consist of guaranteed student loans and direct grants to students. Guaranteed student loans are issued to the student by external financial institutions, to whom the student is obligated, and are non-recourse to the Company.
Student deposits consist of payments made in advance of billings. As the student is billed, the student deposit is applied against the resulting student receivable.
Cost in excess of fair value of assets purchased
The Company’s cost in excess of fair value of assets purchased (i.e. goodwill) relates primarily to the acquisitions of the College and WIU. Intangible assets, including cost in excess of fair value of assets purchased, are reviewed for impairment on an annual basis or whenever events or circumstances indicate that the estimated fair value is less than the related carrying value. The carrying value of cost in excess of fair value of assets purchased is assessed for any permanent impairment by evaluating the operating performance and using valuation techniques such as future discounted cash flows of the underlying businesses. In assessing the recoverability of the Company’s goodwill and other intangibles the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, the Company may be required to record non-cash impairment charges for these assets not previously recorded. The Company has selected August 31 as the date on which it will perform its annual goodwill impairment test. The Company performed its annual impairment test as of August 31, 2005, and concluded that no impairment charge was required.
Fair value of financial instruments
The carrying amount reported in the Consolidated Balance Sheets for cash and cash equivalents, restricted cash, auction-rate securities—restricted, marketable securities, accounts receivable, accounts payable, accrued liabilities, and student deposits and deferred revenue approximate fair value because of the short-term nature of these financial instruments. The carrying value of the receivable from related party reasonably approximates its fair value as the stated interest rate approximates current market interest rates.
Earnings per share
For the year ended August 31, 2003, and the period between September 1, 2003 and August 27, 2004, the Company presented basic and diluted earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock using the two-class method. The two-class method is an earnings allocation formula that determines the earnings per share for Apollo Education Group common stock and University of Phoenix Online common stock according to participation rights in undistributed earnings.
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
Beginning on August 28, 2004, including the year ended August 31, 2005, the financial results of the Apollo Education Group common stock reflect the consolidated operations of the Apollo Group, Inc. Basic earnings per share is calculated using the weighted average number of Apollo Education Group Class A and Class B common shares outstanding during the period. Diluted income per share is calculated similarly except that it includes the dilutive effect of the assumed exercise of options issuable under Apollo Group, Inc. incentive plans.
Both basic and diluted weighted average shares have been retroactively restated for stock splits effected in the form of stock dividends. The amount of any tax benefit to be credited to additional paid-in capital related to the exercise of options is included when applying the treasury stock method to stock options in the computation of earnings per share.
Leases

The Company currently leases almost all of its administrative and educational facilities under operating lease agreements. Most lease agreements contain tenant improvement allowances, rent holidays, and/or rent escalation clauses. In instances where one or more of these items are included in a lease agreement, the Company records a deferred rent liability on the Consolidated Balance Sheets and amortizes the items on a straight-line basis over the term of the lease as additions to rent expense. Lease terms generally range from five to ten years with one to two renewal options for extended terms. Management expects that as these leases expire, they will be renewed or replaced by other leases in the normal course of business. For leases with renewal options, the Company records rent expense and amortizes the leasehold improvements on a straight-line basis over the initial non-cancelable lease term (in instances where the lease term is shorter than the economic life of the asset) as the Company does not believe that the renewal of the option is reasonably assured. The Company is also required to make additional payments under operating lease terms for taxes, insurance, and other operating expenses incurred during the operating lease period. We also lease space from time to time on a short-term basis in order to provide specific courses or programs.
On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission issued a letter to the American Institute of Certified Public Accountants expressing its views regarding certain operating lease accounting issues and their application under generally accepted accounting principles in the United States of America (“GAAP”). In light of this letter, the Company initiated a review of its lease-related accounting and determined that its previous method of accounting for leasehold improvements funded by landlord incentives or allowances under operating leases (“tenant improvement allowances”) was not in accordance with GAAP. The Company has historically accounted for tenant improvement allowances as reductions to the related leasehold improvement asset on the Consolidated Balance Sheets and capital expenditures in investing activities on the Consolidated Statements of Cash Flows. Management determined that the appropriate interpretation of FASB Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases,” requires these allowances to be recorded as a leasehold improvement asset and deferred rent liability on the Consolidated Balance Sheets and as both an investing activity (addition to property and equipment) and a component of operating activities on the Consolidated Statements of Cash Flows. In the second quarter of 2005, the Company recorded additional leasehold improvements and deferred rent in its Consolidated Balance Sheets to reflect the unamortized portion of tenant improvement allowances and deferred rent liabilities for existing leases. The Company also revised the presentation of the Consolidated Statements of Cash Flows to reflect cash reimbursements received for tenant improvement allowances during the periods presented as additions to property and equipment and an increase in operating activities. These changes had no material effect on prior period operations and, thus, did not require a restatement of the Consolidated Statements of Income and the Consolidated Statements of Cash Flows. As of August 31, 2005, the Company has unamortized tenant improvement allowances of $49.1 million.
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
Stock-based compensation
The Company has four stock-based employee compensation plans, which are described more fully in Note 9. The Company applies the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for those plans. Stock-based employee compensation expense is not reflected in the Consolidated Statements of Income as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), to stock-based employee compensation is as follows, in thousands, except per share amounts:

	Year Ended August 31,
	2005	2004	2003

Apollo Education Group
Net income, as reported	$444,731	$137,800	$231,702
Add: Stock-based compensation included in determination of net income, net of related tax effects	11,936	74,379
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(29,340)	(91,405)	(14,130)

Pro forma net income	$427,327	$120,774	$217,572
Earnings per share:
Basic — as reported	$2.43	$0.78	$1.32
Basic — pro forma	$2.34	$0.69	$1.24
Diluted — as reported	$2.39	$0.77	$1.30
Diluted — pro forma	$2.30	$0.67	$1.22

	The Period from
	September 1, 2003 to	Year Ended
	August 27,	August 31,
	2004 [1]	2003

University of Phoenix Online
Net income, as reported	$139,974	$15,308
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(568)	(514)

Pro forma net income	$139,406	$14,794
Earnings per share:
Basic — as reported	$8.85	$1.01
Basic — pro forma	$8.81	$0.98
Diluted — as reported	$8.19	$0.93
Diluted — pro forma	$8.16	$0.89

(1)	The University of Phoenix Online common stock was converted to Apollo Education Group Class A common stock effective August 27, 2004.
The effects of applying SFAS 123 in the above pro forma disclosures are not necessarily indicative of future amounts. The fair value of each option grant was estimated on the date of grant using the Black-Scholes method with the following weighted-average assumptions for grants for Apollo Education Group:

	Year Ended August 31,
	2005	2004	2003

Apollo Education Group
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	32.2%	32.4%	43.8%
Risk-free interest rate	3.4%	3.3%	3.2%
Expected lives (in years)	3.2	3.6	3.1
Weighted average fair value of options granted	$20.38	$18.88	$13.92
The fair value of each option grant was estimated on the date of grant using the Black-Scholes method with the following weighted-average assumptions for grants for University of Phoenix Online:

	The Period from
	September 1, 2003 to	Year Ended
	August 27,	August 31,
	2004 [1]	2003

University of Phoenix Online
Dividend yield	0.0%	0.0%
Expected volatility	40.0%	56.0%
Risk-free interest rate	3.3%	3.2%
Expected lives (in years)	3.4	2.7
Weighted average fair value of options granted	$20.79	$11.29

(1)	The University of Phoenix Online common stock was converted into Apollo Education Group Class A common stock effective August 27, 2004.
Use of estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.
Recent accounting pronouncements
In March 2004, the FASB issued Emerging Issues Task Force Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (“EITF 03-1”). EITF 03-1 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued Staff Position EITF No. 03-1-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-1 to investments in securities that are impaired. The Company does not believe that the adoption of EITF 03-1 will have a material impact on its financial condition or results of operations.
In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all stock-based compensation payments and supersedes our current accounting under APB Opinion No. 25. SFAS 123(R) is effective for all annual periods beginning after June 15, 2005. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to the adoption of SFAS 123(R).
The Company adopted SFAS 123(R) in the first quarter of 2006 and will continue to evaluate the impact of SFAS 123(R) on its operating results and financial condition. The pro forma information in Note 2 presents the estimated compensation charges under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” As a result of the provisions of SFAS 123(R) and SAB 107, the Company expects the compensation charges under SFAS 123(R) to reduce diluted income per share by approximately $0.10 per share for fiscal 2006. However, the Company’s assessment of the estimated compensation charges is affected by its stock price as well as assumptions regarding a number of complex and subjective variables and the related tax impact. These variables include, but are not limited to, the volatility of its stock price and employee stock option exercise behaviors. The Company will recognize compensation cost for stock-based awards issued after August 31, 2005, on a straight-line basis over the requisite service period for the entire award.
In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets, an amendment of Accounting Principles Board Opinion No. 29, Accounting for Nonmonetary Transactions (“SFAS 153”). SFAS 153 requires that exchanges of nonmonetary assets are to be measured based on fair value and eliminates the exception for exchanges of nonmonetary, similar productive assets, and adds an exemption for nonmonetary exchanges that do not have commercial substance. The Company adopted SFAS 153 on September 1, 2005. The adoption of SFAS 153 is expected to have no material impact on its financial condition or results of operations.
In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS 154”). SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. The Company plans to adopt SFAS 154 beginning in the first quarter of fiscal 2007.
Note 3. Balance Sheet Components
Marketable securities consist of the following, in thousands:

	August 31,
	2005		2004
	Estimated	Amortized	Estimated	Amortized
Type	Market Value	Cost	Market Value	Cost

Classified as current:
Municipal bonds	$120,822	$121,310	$186,383	$186,380
U.S. government-sponsored enterprises	38,135	38,449
Auction rate preferred stock	57,421	57,445	142,225	142,224
Corporate obligations	6,862	6,908	7,610	7,589

Total current marketable securities	223,240	224,112	336,218	336,193

Classified as noncurrent:
Municipal bonds due in 1-5 years	41,932	42,384	180,887	180,731
U.S. government-sponsored enterprises	46,199	47,994	96,523	97,452
Auction rate preferred stock			25,300	25,300
Corporate obligations	6,086	6,972	13,294	13,260

Total noncurrent marketable securities	94,217	97,350	316,004	316,743

Total marketable securities	$317,457	$321,462	$652,222	$652,936

Receivables consist of the following, in thousands:

	August 31,
	2005	2004

Trade receivables	$220,753	$153,895
Interest receivable	2,666	4,231

	223,419	158,126
Less allowance for doubtful accounts	(21,804)	(11,629)

Total receivables, net	$201,615	$146,497

Bad debt expense was $45.4 million, $26.9 million, and $20.7 million for 2005, 2004, and 2003, respectively. Write-offs, net of recoveries, were $35.2 million, $26.1 million, and $17.4 million for 2005, 2004, and 2003, respectively.
Property and equipment consist of the following, in thousands:

	August 31,
	2005	2004

Furniture and equipment	$277,471	$229,221
Software	78,136	60,801
Leasehold improvements	99,847	61,068
Tenant improvement allowances	85,871	72,075
Land and buildings	15,113	14,798

	556,438	437,963
Less accumulated depreciation and amortization	(287,777)	(225,758)

Property and equipment, net	$268,661	$212,205

Depreciation and amortization expense was $66.1 million, $53.2 million, and $47.7 million for 2005, 2004, and 2003, respectively.
Accrued liabilities consist of the following, in thousands:

	August 31,
	2005	2004

Salaries, wages, and benefits	$23,441	$29,841
Accrued advertising	15,631	15,560
Other accrued liabilities	22,243	24,080

Total accrued liabilities	$61,315	$69,481

Student deposits and current portion of deferred revenue consist of the following, in thousands:

	August 31,
	2005	2004

Student deposits	$249,696	$211,861
Current portion of deferred tuition revenue	131,900	101,992
Application fee revenue	6,314	9,479

Total student deposits and current portion of deferred revenue	$387,910	$323,332

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
On December 14, 2001, Hermes acquired the Company’s investment in IDL in exchange for a promissory note in the principal amount of $11.9 million, which represented the related carrying value and approximated the related fair value as of that date. The promissory note accrues interest at an annual rate of six percent and is due at the earlier of December 14, 2021 or nine months after Dr. Sperling’s death. The promissory note is included in other assets in the Consolidated Balance Sheets as of August 31, 2005 and 2004. The carrying value of this receivable reasonably approximates its fair value as the stated interest rate approximates current market interest rates.
Effective July 15, 1999, the Company entered into contracts with Apollo International, Inc. to provide educational products and services in certain locations outside of the United States, Canada, and Puerto Rico. Dr. John G. Sperling is a director of Apollo International, Inc. Shares of Apollo International, Inc. stock are beneficially owned by the Company (2.6% for which we have paid $999,989) and by an investment entity controlled by Dr. John G. Sperling (30%). The first educational offering under these agreements commenced in the Netherlands in September 1999. During the years ended August 31, 2005, 2004, and 2003, the Company received no revenue from Apollo International, Inc. for services rendered in connection with these contracts. Effective October 1, 2005, the Company has taken over operations at the Netherlands campus from Apollo International, Inc.
Effective September 2002, WIU entered into an agreement with Apollo International, Inc. that allows for WIU’s educational offerings to be made available in India. Apollo International, Inc. manages the relationship with the entities in India that are offering the WIU programs while WIU maintains the educational content of the programs. WIU received revenue of $89,000, $37,000, and $8,000 during the years ended August 31, 2005, 2004, and 2003, respectively, for services rendered in connection with this agreement.
Effective June 1, 1999, the Company entered into an agreement with Governmental Advocates, Inc. to provide consulting services to the Company with respect to matters concerning legislation, regulations, public policy, electoral politics, and any other topics of concern to it relating to state government in the state of California. Hedy Govenar, one of the Company’s directors, is the founder and Chairwoman of Governmental Advocates, Inc. On June 1, 2005, the Company renewed this agreement for an additional one year. Pursuant to the agreement, the Company paid consulting fees to Governmental Advocates, Inc. of $120,000 in 2005, 2004, and 2003.
The Company on occasion leases an airplane from Yo Pegasus, LLC, an entity controlled by Dr. John G. Sperling. Payments to this entity during the years ended August 31, 2005, 2004, and 2003, were $421,000, $573,000, and $225,000, respectively.

Note 5. Long-Term Liabilities
Long-term liabilities consist of the following, in thousands:

	August 31,
	2005	2004

Deferred compensation discounted at 7.5%	$1,413	$1,351
Deferred rent and other lease rebates	79,803	63,190
Deferred gain on sale-leasebacks and other contracts	13,757	17,060
Other long-term liabilities	1,653	267

Total long-term liabilities	96,626	81,868
Less current portion	(18,878)	(14,218)

Total long-term liabilities, net	$77,748	$67,650

The undiscounted deferred compensation liability was $1.6 million at August 31, 2005 and 2004, and relates to the deferred compensation agreement between the Company and Dr. John G. Sperling executed in December 1993. The discount rate for this agreement was determined based on the estimated long-term rate of return on high-quality fixed income investments with cash flows similar to the agreement.
Note 6. Income Taxes
The related components of the income tax provision are as follows, in thousands:

	Year Ended August 31,
	2005	2004	2003

Current:
Federal	$231,720	$188,740	$128,793
State and other	46,598	37,261	23,777

Total current	278,318	226,001	152,570

Deferred:
Federal	5,949	(41,612)	1,883
State and other	844	(5,675)	341

Total deferred	6,793	(47,287)	2,224

Total provision for income taxes	$285,111	$178,714	$154,794

The income tax provision differs from the tax that would result from application of the statutory U.S. federal income tax rate as follows:

	Year Ended August 31,
	2005	2004	2003

Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	4.5%	4.4%	5.0%
Other, net	-0.4%	-0.2%	-1.5%

Effective income tax rate	39.1%	39.2%	38.5%

Deferred tax assets and liabilities consist of the following, in thousands:

	August 31,
	2005	2004

Gross deferred tax assets:
Allowance for doubtful accounts	$8,839	$4,805
Deferred tuition revenue	882	379
Reserves	1,873	4,083
Stock-based compensation	39,139	49,157
Sale-leaseback	4,545	5,074
Deferred tenant improvement allowances	19,514	17,571
Other	6,143	6,305

Total gross deferred tax assets	80,935	87,374

Gross deferred tax liabilities:
Amortization of cost in excess of fair value of assets purchased	6,876	6,134
Depreciation of fixed assets	21,480	21,713
Other	1,832	1,987

Total gross deferred tax liabilities	30,188	29,834

Net deferred tax assets	$50,747	$57,540

The conversion of University of Phoenix Online stock options into Apollo Education Group Class A stock options resulted in non-cash stock-based compensation charges of $19.8 million and $123.5 million in 2005 and 2004, respectively. This deferred compensation is not currently deductible for income tax purposes. Therefore, a deferred tax asset was established based on the value of the vested, but unexercised options existing at August 31, 2004. During 2005, the net decrease in the deferred tax asset was $10.0 million, as a result of some of these options being exercised during the year offset by the additional stock-based compensation charge during the year. The remaining deferred tax asset will be realized over subsequent periods as the remaining options are exercised.
Net deferred tax assets are reflected in the accompanying Consolidated Balance Sheets as follows, in thousands:

	August 31,
	2005	2004

Current deferred tax assets, net	$14,991	$10,020
Noncurrent deferred tax assets, net	35,756	47,520

Net deferred tax assets	$50,747	$57,540

In light of the Company’s history of profitable operations, management has concluded that it is more likely than not that the Company will ultimately realize the full benefit of its deferred tax assets related to future deductible items. Accordingly, the Company believes that a valuation allowance is not required for its net deferred tax assets.
Note 7. Common Stock
The Board of Directors of Apollo has previously authorized a program allocating up to $1.55 billion in Company funds to repurchase shares of Apollo Education Group Class A common stock and, during the period it was outstanding, University of Phoenix Online common stock. While it was outstanding, the Company repurchased approximately 2,025,000 shares of University of Phoenix Online common stock at a total cost of $132.0 million. As of August 31, 2005, the Company had repurchased approximately 26,983,000 shares of Apollo Education Group Class A common stock at a total cost of approximately $1.4 billion, including 141,000 shares at a cost of $6.2 million in 2003, 5.7 million shares at a cost of $443.5 million in 2004, and 11.1 million shares at a cost of $808.2 million in 2005. On October 7, 2005, the Board of Directors authorized a program allocating up to an additional $300 million of our funds to repurchase shares of Apollo Education Group Class A common stock. An additional 3,751,000 shares of Apollo Education Group Class A common stock were repurchased between September 1, 2005 and October 31, 2005 at a cost of approximately $231.0 million.
As of August 31, 2005, 1,899,000 shares of our treasury stock have been used to secure receivables between Apollo and two of its subsidiaries.
Note 8. Earnings Per Share
Earnings attributable to different classes of the Company’s common stock are as follows, in thousands:

	Year Ended August 31,
	2005	2004	2003

Apollo Education Group	$444,731	$137,800	$231,702
University of Phoenix Online		139,974	15,308

Net income	$444,731	$277,774	$247,010

For the years ended August 31, 2004 and 2003, the earnings attributable to University of Phoenix Online common stock represent the portion of the earnings of University of Phoenix Online attributed to the shares of University of Phoenix Online common stock outstanding excluding Apollo Education Group’s retained interest in University of Phoenix Online.
A reconciliation of the basic and diluted earnings per share computations for Apollo Education Group Class A and Class B common stock is as follows, in thousands, except per share amounts:

				Year Ended August 31,
	2005			2004			2003
		Weighted			Weighted			Weighted
		Average	Per Share		Average	Per Share		Average	Per Share
	Income	Shares	Amount	Income	Shares	Amount	Income	Shares	Amount

Basic income per share	$444,731	182,928	$2.43	$137,800	176,175	$0.78	$231,702	174,985	$1.32
Effect of dilutive securities:
Stock options		3,087			2,722			2,652

Diluted income per share	$444,731	186,015	$2.39	$137,800	178,897	$0.77	$231,702	177,637	$1.30

Basic earnings per share for Apollo Education Group common stock for the years ended August 31, 2005, 2004, and 2003, were computed by dividing Apollo Education Group earnings (including its retained interest in University of Phoenix Online earnings in 2004 and 2003) by the weighted average number of Apollo Education Group common stock shares outstanding during the respective periods. Diluted earnings per share were calculated similarly, except that the dilutive effect of the assumed exercise of options issued under Apollo Group, Inc. incentive plans, exclusive of options granted and shares issued with respect to University of Phoenix Online common stock, is included.
Weighted average common shares outstanding, assuming dilution, includes the incremental effect of shares that would be issued upon the assumed exercise of stock options. For the year ended August 31, 2005, approximately 97,000 of the Company’s stock options outstanding were excluded from the calculation of diluted earnings per share because the exercise prices of the stock options were greater than or equal to the average share price for the quarter, and, therefore, their inclusion would have been anti-dilutive. These options could be dilutive in the future if the average share price increases and is greater than the exercise price of these options. For the years ended August 31, 2004 and 2003, all stock options were included in the calculation as the exercise price of all stock options was less than the average share price for the quarter.
A reconciliation of the basic and diluted earnings per share computations for University of Phoenix Online common stock is as follows, in thousands, except per share amounts:

	The Period from
	September 1, 2003 to August 27,			Year Ended August 31,
		2004		2003
		Weighted			Weighted
		Average	Per Share		Average	Per Share
	Income	Shares	Amount	Income	Shares	Amount

Basic income per share	$139,974	15,825	$8.85	$15,308	15,154	$1.01
Effect of dilutive securities:
Stock options		1,256			1,364

Diluted income per share	$139,974	17,081	$8.19	$15,308	16,518	$0.93

Basic earnings per share of University of Phoenix Online common stock for the period from September 1, 2003, to August 27, 2004, and the year ended August 31, 2003, were computed by dividing University of Phoenix Online earnings (excluding Apollo Education Group’s retained interest in University of Phoenix Online earnings) by the number of shares of University of Phoenix Online common stock outstanding during the respective periods. Diluted earnings per share were calculated similarly, except that the dilutive effect of the assumed exercise of options issued under Apollo Group, Inc. incentive plans with respect to University of Phoenix Online common stock, is included.
Note 9. Employee and Director Benefit Plans
The Company provides various health, welfare, and disability benefits to its full-time, salaried employees which are funded primarily by Company contributions. The Company does not provide post-employment or post-retirement health care and life insurance benefits to its employees.
401(k) plan
The Company sponsors a 401(k) plan for its employees which provides for salary reduction contributions by qualifying employees. Participant contributions are subject to certain restrictions as set forth in the Internal Revenue Code. Upon completion of one year of service and 1,000 hours worked, the Company matches 30% of the eligible participant’s contributions up to 15% of the participant’s gross compensation per paycheck. The Company’s matching contributions totaled $4.6 million, $4.0 million, and $3.2 million for 2005, 2004, and 2003, respectively.
Stock-based compensation plans
The Company has four stock-based compensation plans: the Apollo Group, Inc. Second Amended and Restated Director Stock Plan (“Director Stock Plan”), the Apollo Group, Inc. Long-Term Incentive Plan (“LTIP”), the Apollo Group, Inc. Amended and Restated 2000 Stock Incentive Plan (“2000 Incentive Plan”), and the Apollo Group, Inc. Second Amended and Restated 1994 Employee Stock Purchase Plan (“Purchase Plan”).
The Director Stock Plan provided for an annual grant to the Company’s non-employee directors of options to purchase shares of the Company’s Apollo Education Group Class A common stock on September 1 of each year through 2003. No additional options are available for issuance under this plan.
Under the LTIP, the Company could grant non-qualified stock options, incentive stock options, stock appreciation rights, and other stock-based awards in the Company’s Apollo Education Group Class A common stock to certain officers, key employees, or directors of the Company. Many of the options granted under the LTIP vested 25% per year. The vesting could be accelerated for individual employees if certain operational goals were met.
Under the 2000 Incentive Plan, the Company may grant non-qualified stock options, incentive stock options, stock appreciation rights, and other stock-based awards in the Company’s Apollo Education Group Class A common stock to certain officers, key employees, or directors of the Company. Prior to the conversion of University of Phoenix Online common stock to Apollo Education Group Class A common stock the Company had the ability to also grant non-qualified stock options, incentive stock options, stock appreciation rights, and other stock-based awards for University of Phoenix Online common stock. Any unexercised University of Phoenix Online common stock options outstanding at August 27, 2004, were converted to options to purchase Apollo Education Group Class A common stock. Many of the options granted under the 2000 Incentive Plan vest over a four-year period. The vesting may be accelerated for individual employees if certain operational goals are met.
The Purchase Plan allowed for the Company’s employees to purchase shares of the Company’s Apollo Education Group Class A common stock and, during the period it was outstanding, University of Phoenix Online common stock, at quarterly intervals through periodic payroll deductions. The purchase price per share during 2005, 2004, and 2003, in general, was 85% of the lower of 1) the fair market value (as defined in the Purchase Plan) on the enrollment date into the respective quarterly offering period or 2) the fair market value on the purchase date. Effective October 1, 2005, the Purchase Plan was amended and restated. The Apollo Group, Inc. Third Amended and Restated 1994 Employee Stock Purchase Plan allows the Company’s employees to purchase shares of Apollo Education Group Class A common stock at a price per share equal to 95% of the fair market value on the purchase date.
A summary of the activity related to stock options to purchase Apollo Education Group Class A common stock granted under the Director Stock Plan, the LTIP, and the 2000 Incentive Plan is as follows, in thousands, except per share amounts:

					Weighted
					Average
		Director	2000		Exercise Price
	LTIP	Stock Plan	Incentive Plan	Total	per Share

Outstanding at August 31, 2002	4,160	378	2,993	7,531	$14.383
Granted		121	1,510	1,631	42.558
Exercised	(1,235)	(197)	(674)	(2,106)	13.355
Canceled	(48)	(20)	(237)	(305)	25.356

Outstanding at August 31, 2003	2,877	282	3,592	6,751	21.015
Granted		81	3,042	3,123	67.435
Exercised	(364)	(104)	(832)	(1,300)	24.417
Canceled	(28)		(96)	(124)	30.929
Converted from University of Phoenix Online common stock		52	2,829	2,881	20.413

Outstanding at August 31, 2004	2,485	311	8,535	11,331	33.158
Granted			145	145	77.679
Exercised	(1,069)	(45)	(1,391)	(2,505)	16.969
Canceled	(52)		(207)	(259)	46.241

Outstanding at August 31, 2005	1,364	266	7,082	8,712	38.167

Exercisable at August 31, 2005	1,150	266	5,722	7,138

Available for issuance at August 31, 2005	899		3,838	4,737

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
A summary of the activity related to stock options to purchase University of Phoenix Online common stock granted under the Director Stock Plan and the 2000 Incentive Plan is as follows, in thousands, except per share amounts:

				Weighted
				Average
	Director	2000		Exercise Price
	Stock Plan	Incentive Plan	Total	per Share

Outstanding at August 31, 2002	91	3,790	3,881	$9.714
Granted		504	504	30.897
Exercised	(9)	(1,425)	(1,434)	8.763
Canceled		(78)	(78)	15.813

Outstanding at August 31, 2003	82	2,791	2,873	13.736
Granted		485	485	64.800
Exercised	(34)	(578)	(612)	16.926
Canceled		(70)	(70)	24.771
Converted to Apollo Education Group common stock	(48)	(2,628)	(2,676)	21.976

Outstanding at August 27, 2004	—	—	—

The following table summarizes information about the stock options to purchase Apollo Education Group Class A common stock at August 31, 2005:

	Options Outstanding			Options Exercisable
		Weighted Avg.	Weighted Avg.		Weighted Avg.
		Contractual	Exercise		Exercise
Range of	Number	Years	Price	Number	Price
Exercise Prices	Outstanding	Remaining	per Share	Exercisable	per Share
	(In thousands)			(In thousands)
$3.348 to $11.389	2,297	4.30	$8.433	2,139	$8.548
$11.630 to $28.424	1,907	5.90	$20.325	1,849	$20.467
$29.327 to $60.900	2,472	7.62	$51.951	2,181	$48.049
$61.800 to $71.230	1,854	8.68	$70.686	854	$67.697
$72.000 to $91.000	182	5.17	$80.672	115	$83.776

$3.348 to $91.000	8,712	6.54	$38.167	7,138	$28.062

Note 10. Commitments and Contingencies
The Company is obligated under facility and equipment leases that are classified as operating leases. The following is a schedule of future minimum lease commitments as of August 31, 2005, in thousands:

	Operating Leases
	Facilities	Equipment

2006	$121,630	$1,233
2007	119,131	810
2008	110,099	271
2009	98,075
2010	81,955
Thereafter	135,059

	$665,949	$2,314

Facility and equipment rent expense totaled $131.7 million, $108.4 million, and $93.1 million for 2005, 2004, and 2003, respectively.
On approximately October 12, 2004, a class action complaint was filed in the United States District Court for the District of Arizona, captioned Sekuk Global Enterprises et. al. v. Apollo Group, Inc. et. al., Case No. CV 04-2147 PHX NVW. A second class action complaint making similar allegations was filed on or about October 18, 2004, in the United States District Court for the District of Arizona, captioned Christopher Carmona et. al. v. Apollo Group, Inc. et. al., Case No. CV 04-2204 PHX EHC. A third class action complaint making similar allegations was filed on or about October 28, 2004, in the United States District Court for the District of Arizona, captioned Jack B. McBride et. al. v. Apollo Group, Inc. et. al., Case No. CV 04-2334 PHX LOA. The Court consolidated the three pending class action complaints and a consolidated class action complaint was filed on May 16, 2005 by the Lead Plaintiff. Lead Plaintiff purports to represent a class of the Company’s shareholders who acquired their shares between February 27, 2004, and September 14, 2004, and seeks certification as a class and monetary damages in unspecified amounts. Lead Plaintiff alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated under the Exchange Act, by the Company for their issuance of allegedly materially false and misleading statements in connection with their failure to publicly disclose the contents of the U.S. Department of Education’s program review report. A motion to dismiss the consolidated class action complaint was filed on June 15, 2005, on behalf of Apollo Group, Inc. and the individual named defendants. The Court denied the motion to dismiss on October 18, 2005. While the outcomes of these legal proceedings are uncertain, management does not expect a material adverse effect on the Company’s business, financial position, results of operations, or cash flows to result from these actions.
On August 29, 2003, the Company was notified that a qui tam action had been filed against it on March 7, 2003, in the United States District Court for the Eastern District of California by two current employees on behalf of themselves and the federal government. When the Government declines to intervene in a qui tam action, as it has done in this case, the relators may elect to pursue the litigation on behalf of the Government and, if they are successful, receive a portion of the federal government’s recovery. The qui tam action alleges, among other things, violations of the False Claims Act 31 U.S.C. § 3729(a)(1) and (2), by University of Phoenix for submission of a knowingly false or fraudulent claim for payment or approval, and knowingly false records or statements to get a false or fraudulent claim paid or approved in connection with federal student aid programs, and asserts that University of Phoenix improperly compensates its employees. On or about October 20, 2003, a motion to dismiss the action was filed and was subsequently granted with leave to amend the complaint. Subsequently, a second amended complaint was filed on or about March 3, 2004. A motion to dismiss this amended complaint was filed on or about March 22, 2004, and the case was subsequently dismissed with prejudice. On June 11, 2004, an appeal was filed with the United States Ninth Circuit Court of Appeals. While the outcome of this legal proceeding is uncertain, management does not expect a material adverse effect on the Company’s business, financial position, results of operations, or cash flows to result from this action.
On approximately September 26, 2003, a class action complaint was filed in the Superior Court of the State of California for the County of Orange, captioned Bryan Sanders et. al. v. University of Phoenix, Inc. et. al., Case No. 03CC00430. Plaintiff, a former academic advisor with University of Phoenix, filed this class action on behalf of himself and current and former academic advisors employed by the Company in the State of California and seeks certification as a class, monetary damages in unspecified amounts, and injunctive relief. Plaintiff alleges that during his employment, he and other academic advisors worked in excess of 8 hours per day or 40 hours per week, and contends that the Company failed to pay overtime. On June 6, 2005, the court granted plaintiffs’ motion to remove Bryan Sanders as the named plaintiff and replace him with Deryl Clark and Romero Ontiveros. Plaintiff’s counsel has advised defendants and the court that Mr. Ontiveros no longer intends to serve as a named plaintiff. Five status conferences have occurred and the parties are now in the process of discovery. The court has granted defendants’ motion to transfer venue to the Superior Court of the State of California for the County of Solano. Plaintiff’s previously filed motion to certify the class now will be decided by the Solano County Superior Court. While the outcome of this legal proceeding is uncertain, management does not expect a material adverse effect on the Company’s business, financial position, results of operations, or cash flows to result from this action.
The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on its consolidated financial position, results of operations, or cash flows.
An unsecured letter of credit for Western International University, in the amount of $492,500, expiring in March 2006, is outstanding.
Note 11. Segment Reporting
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
Our principal operations are located in the United States, and our results of operations and long-lived assets in geographic regions outside of the United States are not significant. During the years ended August 31, 2005, 2004, and 2003, no individual customer accounted for more than 10% of our consolidated revenues.
Summary financial information by reportable segment is as follows, in thousands:

	Year Ended August 31,
	2005	2004	2003

Tuition and other, net
University of Phoenix	$2,013,693	$1,697,381	$1,251,405
Other Schools	235,972	96,982	87,005
Corporate	1,807	4,060	1,107

Total tuition and other, net	$2,251,472	$1,798,423	$1,339,517

Income from operations:
University of Phoenix	$651,736	$492,985	$372,228
Other Schools	64,129	16,809	15,758
Corporate	(3,016)	(71,569)	(727)

	712,849	438,225	387,259

Reconciling items:
Interest income and other, net	16,993	18,263	14,545

Income before income taxes	$729,842	$456,488	$401,804

	Year Ended August 31,
	2005	2004	2003

Depreciation and Amortization:
University of Phoenix	$35,130	$30,489	$28,132
Other Schools	4,686	2,955	3,130
Corporate	14,682	9,752	9,043

	$54,498	$43,196	$40,305

Capital Expenditures:
University of Phoenix	$62,980	$77,382	$34,718
Other Schools	4,211	2,889	1,725
Corporate	36,599	27,459	20,256

	$103,790	$107,730	$56,699

Assets:
University of Phoenix	$887,912	$792,853
Other Schools	159,902	70,467
Corporate	255,131	631,781

	$1,302,945	$1,495,101

Note 12. Quarterly Results of Operations (Unaudited)
The following table sets forth selected unaudited quarterly financial information for each of the Company’s last eight quarters.

	2005				2004
	Aug. 31,	May 31,	Feb. 28,	Nov. 30,	Aug. 31,	May 31,	Feb. 29,	Nov. 30,
(In thousands, except per share amounts)	2005	2005	2005	2004	2004	2004	2004	2003

Revenues:
Tuition and other, net	$591,842	$619,011	$505,693	$534,926	$492,753	$496,999	$396,862	$411,809

Costs and expenses:
Instructional costs and services	253,459	243,232	221,635	217,417	213,478	196,026	181,104	174,887
Selling and promotional	125,016	118,153	121,016	120,585	110,762	103,287	87,390	81,639
General and administrative	24,276	29,323	23,499	21,188	24,546	22,849	20,087	20,608
Stock-based compensation	19,824				123,535

	422,575	390,708	366,150	359,190	472,321	322,162	288,581	277,134

Income from operations	169,267	228,303	139,543	175,736	20,432	174,837	108,281	134,675
Interest income and other, net	4,592	3,984	3,855	4,562	4,646	4,886	4,574	4,157

Income before income taxes	173,859	232,287	143,398	180,298	25,078	179,723	112,855	138,832
Provision for income taxes	67,611	90,449	56,284	70,767	9,414	70,387	44,352	54,561

Net income	$106,248	$141,838	$87,114	$109,531	$15,664	$109,336	$68,503	$84,271

Income (loss) attributed to Apollo Education Group common stock:
Net income	$106,248	$141,838	$87,114	$109,531	$15,664	$109,336	$68,503	$84,271
Stock dividends paid					(114,155)
Income attributed to University of Phoenix Online common shareholders					(6,210)	(8,233)	(5,459)	(5,916)

Income (loss) attributed to Apollo Education Group common shareholders	$106,248	$141,838	$87,114	$109,531	$(104,701)	$101,103	$63,044	$78,355

Income attributed to University of Phoenix Online common stock:
Net income					$6,210	$8,233	$5,459	$5,916
Stock dividends paid					114,155

Income attributed to University of Phoenix Online common shareholders					$120,365	$8,233	$5,459	$5,916

Earnings (loss) per share attributed to Apollo Education Group common stock:

Diluted income (loss) per share (1)	$0.58	$0.77	$0.47	$0.58	$(0.59)	$0.56	$0.35	$0.44

Diluted weighted average shares outstanding(2)	182,903	184,322	187,007	189,831	178,577	179,360	178,924	178,726

Earnings per share attributed to University of Phoenix Online common stock:

Diluted income per share					$7.18	$0.48	$0.32	$0.34

Diluted weighted average shares outstanding					16,763	17,226	17,149	17,186

(1)	The sum of quarterly income per share may not equal annual income per share due to rounding.

(2)	For the quarters ended August 31, 2005, May 31, 2005, February 28, 2005, and November 30, 2004, approximately 141,000, 109,000, 98,000, and 52,000, respectively, of the Company’s stock options were excluded from the calculation of diluted earnings per share because the exercise prices of the stock options were greater than or equal to the average share price for the quarter, and, therefore, their inclusion would have been anti-dilutive.